 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON                , 1998

                                                    REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           6331                          95-4610936
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)

                               26601 AGOURA ROAD
                          CALABASAS, CALIFORNIA 91302
                                 (818) 880-1600
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             ROBERT E. NAGLE, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                               26601 AGOURA ROAD
                          CALABASAS, CALIFORNIA 91302
                                 (818) 880-1600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

              DANA M. WARREN, ESQ.                            GARY I. HOROWITZ, ESQ.
               RIORDAN & MCKINZIE                             JOHN R. LOBRANO, ESQ.
       300 SOUTH GRAND AVENUE, SUITE 2900                   SIMPSON THACHER & BARTLETT
         LOS ANGELES, CALIFORNIA 90071                         425 LEXINGTON AVENUE
                 (213) 629-4824                              NEW YORK, NEW YORK 10017
                                                                  (212) 455-2000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

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 TITLE OF EACH CLASS OF                               PROPOSED MAXIMUM        PROPOSED MAXIMUM           AMOUNT OF
    SECURITIES TO BE            AMOUNT TO BE           OFFERING PRICE            AGGREGATE              REGISTRATION
       REGISTERED                REGISTERED               PER NOTE             OFFERING PRICE              FEE(1)
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  % Senior Notes Due              110,000                  $1,000               $110,000,000              $32,450
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(1) Calculated pursuant to Rule 457(a) based upon an estimate of the maximum offering price.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT
BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

               SUBJECT TO COMPLETION, DATED                , 1998
PROSPECTUS
               , 1998

                                  $110,000,000

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                       % SENIOR NOTES DUE

     The   % Senior Notes due           (the "Senior Notes") are being offered
(the "Offering") by Superior National Insurance Group, Inc. (the "Company"). The Senior Notes will be senior unsecured obligations of the Company, senior in right of payment to the Company-obligated 10 3/4% Trust Preferred Securities due 2017 and to all other present or future subordinated debt of the Company and pari passu in right of payment with all existing and future senior indebtedness. The Senior Notes will be effectively subordinated to all existing and future secured indebtedness of the Company, to the extent of the value of the assets securing such indebtedness and the Senior Notes will be structurally subordinated to indebtedness of the Company's subsidiaries. The Indenture (as defined herein) pursuant to which the Senior Notes will be issued will permit the Company and its subsidiaries to incur additional indebtedness, including senior indebtedness, subject to certain limitations. See "Description of the Senior Notes -- Certain Covenants." The Offering is part of a plan to finance the Company's acquisition of Business Insurance Group, Inc. (the "Acquisition"). Consummation of the Offering is conditioned upon completion of the Acquisition.

     Interest on the Senior Notes is payable in cash on each        and        ,
commencing        , 1998. The Senior Notes are not redeemable by the Company
prior to        ,           . Thereafter, the Senior Notes are redeemable at any
time at the option of the Company at the redemption prices set forth herein, together with accrued and unpaid interest to the date of redemption. Upon a Change in Control (as defined herein), each holder of Senior Notes may require
the Company to repurchase the Senior Notes held by such holder at   % of the
principal amount thereof plus accrued and unpaid interest to the date of purchase. See "Description of the Senior Notes -- Optional Redemption" and
"-- Change of Control."

     There is no established trading market for the Senior Notes and the Company does not intend to apply for a listing of the Senior Notes on any national securities exchange or The Nasdaq National Market.

     SEE "RISK FACTORS," BEGINNING ON PAGE 14, FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

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                                                                   UNDERWRITING                PROCEEDS
                                           PRICE TO               DISCOUNTS AND                 TO THE
                                         INVESTORS(1)             COMMISSIONS(2)              COMPANY(3)
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Per Senior Note..................           $1,000                      $                         $
Total............................        $110,000,000                   $                         $
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(1) Plus accrued interest, if any, from the date of issuance.

(2) See "Underwriting" for indemnification arrangements with the Underwriters.

(3) Before deducting expenses payable by the Company estimated at $600,000.

     The Senior Notes are offered by the several Underwriters subject to prior sale, when, as and if delivered to and accepted by them, and subject to various prior conditions, including the right to reject any order in whole or in part. It is expected that delivery of the Senior Notes will be made in New York, New
York, on or about             , 1998.

                          DONALDSON, LUFKIN & JENRETTE
                              SECURITIES CORPORATION

     THE UNDERWRITERS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SENIOR NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). Such reports, proxy statements, and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Room 1300, 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such information may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov). The common stock of the Company, par value $0.01 per share ("Common Stock") is traded on The Nasdaq National Market ("Nasdaq"). Such reports, proxy statements, and other information are also available for inspection at the library of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

     Business Insurance Group, Inc., a Delaware corporation, is not subject to the informational requirements of the Exchange Act; however, it is an indirect subsidiary of Foundation Health Systems, Inc., which does file such reports, proxy statements, and other information with the Commission.

     The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and securities offered by this Prospectus, reference is made to the Registration Statement and the exhibits filed or incorporated as a part thereof, which are on file at the offices of the Commission. Statements contained in this Prospectus as to the contents of any documents referred to are not necessarily complete, and, in each such instance, are qualified in all respects by reference to the applicable documents filed with the Commission.

                               PROSPECTUS SUMMARY

     See "Glossary of Terms" ("Glossary") for the definitions of certain of the capitalized and defined terms used herein.

     The following is a brief summary of certain information contained elsewhere in this Prospectus and is qualified in its entirety by the more detailed information, including "Risk Factors" and the consolidated financial statements and notes thereto, appearing elsewhere in this Prospectus. Unless the context indicates otherwise, (i) the "Company" or "Superior National" refers to Superior National Insurance Group, Inc., a Delaware corporation, and its Subsidiaries,
(ii) the "Subsidiaries" refer to the direct and indirect subsidiaries of the Company, including, after the Acquisition, BIG (each as defined below), and
(iii) "Superior Pacific" refers to Superior National Insurance Company ("SNIC") and Superior Pacific Casualty Company ("SPCC"), the principal operating subsidiaries of the Company. "BIG" refers to the insurance business of Business Insurance Group, Inc., a Delaware corporation, and, where the context indicates, BIG and its wholly owned insurance subsidiaries, Business Insurance Company ("BICO"), California Compensation Insurance Company ("CalComp"), Combined Benefits Insurance Company ("CBIC"), and Commercial Compensation Insurance Company ("CCIC," and, together with BICO, CalComp, and CBIC, the "BIG Insurance Subsidiaries"). "FHS" refers to Foundation Health Systems, Inc., the insurance holding company that is the ultimate parent of BIG, and "FHC" refers to Foundation Health Corporation, a subsidiary of FHS and the immediate parent of BIG.

     Unless otherwise indicated, all financial information and operating statistics applicable to the Company or BIG set forth in this Prospectus are based on generally accepted accounting principles ("GAAP") and not statutory accounting practices ("SAP"). In conformity with industry practice, data derived from A.M. Best Company, Inc. ("A.M. Best") and the National Association of Insurance Commissioners ("NAIC"), generally used herein for industry comparisons, are based on SAP.

                                  THE COMPANY

     Superior National is a holding company that, through its wholly owned subsidiaries, SNIC and SPCC, underwrites and markets workers' compensation insurance principally in the State of California and, until September 30, 1993, was engaged in the underwriting and marketing of commercial property and casualty ("P&C") insurance. On May 5, 1998, Superior National agreed to acquire BIG for approximately $285.0 million in cash (the "Acquisition"). Pro forma for the Acquisition of BIG, the Company would have had direct written premium of $823.3 million and $846.6 million for the years ended December 31, 1996 and 1997, respectively, and $195.0 million in direct written premium in the first quarter of 1998. Based on available data for 1997 on direct written premium, on a pro forma basis, the Company and BIG would be the largest private sector workers' compensation insurer in California.

     In April 1997, Superior National acquired Pac Rim Holding Corporation ("Pac Rim"), the parent company of The Pacific Rim Assurance Company (subsequently renamed SPCC). SPCC's Southern California operations complement SNIC's historical focus on Central and Northern California. As a result of the acquisition of SPCC (the "Pac Rim Transaction"), the Company believes that, excluding the California State Compensation Insurance Fund (the "State Fund"), it is the eighth largest California workers' compensation insurer overall, based upon 1996 direct written premium. Pro forma for the Pac Rim Transaction, the Company would have had direct written premium of $182.2 million and $179.7 million for the years ended December 31, 1996 and 1997, respectively, and had $41.1 million in direct written premium in the first quarter of 1998. The Pac Rim Transaction has enabled the Company to increase its book of California workers' compensation business and generate significant expense savings through the consolidation of the back office operations of the two companies. The Company is continuing its acquisition strategy through its anticipated combination with BIG and the related financing transactions, which it believes will generate significant benefits:

     - The Company will be the largest private sector workers' compensation carrier in California, based on available data on 1997 direct written premium.

     - While increasing its presence in California, the Company will also diversify geographically by acquiring BIG's non-California book of business, thereby lessening its dependence on the California market for workers' compensation insurance.

     - The Company will have the opportunity to improve BIG's financial performance by implementing the Company's underwriting policies, applying its expertise in information systems, and using reinsurance to mitigate financial and integration risk during the transition period.

     - The Company will benefit from economies of scale over a period of years, potentially realizing cost savings as a result.

     - The Company will reduce its financial leverage due to the additional equity provided by the Equity Financings (defined below).

     - The Company will strengthen its relationship with IP (defined below), providing opportunities for additional acquisitions and continued growth.

STRUCTURE OF THE ACQUISITION AND RELATED FINANCING TRANSACTIONS

     The Company has entered into a definitive agreement (the "Acquisition Agreement") to acquire BIG from FHC, for aggregate consideration of approximately $285.0 million in cash. BIG is a holding company that, through its subsidiaries, writes workers' compensation and group health insurance, principally in California, with branch operations throughout the continental United States. Under the Acquisition Agreement, upon consummation of the Acquisition (the "Closing"), BIG will become a wholly owned subsidiary of the Company. As a result, CalComp, CCIC, and CBIC, which are currently wholly owned subsidiaries of BIG, will become indirect operating subsidiaries of the Company. BICO will be sold to Zurich Centre Group LLC, an affiliate of Zurich Centre Group Holdings, Limited ("Zurich"), immediately after the Closing. Prior to the sale of BICO, the Company will transfer the operating assets, liabilities, and infrastructure of BICO into Superior Pacific. The Company will thereafter continue to do business outside of California through CCIC and BICO, utilizing an underwriting arrangement with an affiliate of Zurich. In connection with the Acquisition, FHC is obligated prior to Closing to cause all of BIG's intercompany balances and real estate holdings related to FHC and its parent, FHS, and their affiliates, to be settled in cash.

     The Acquisition of BIG will be financed by the Company with a combination of equity and debt. The debt portion of the financing will be provided by the expected $110.0 million proceeds from the issuance and sale of the Senior Notes (the "Senior Notes Offering" or this "Offering"). The equity portion consists of the issuance and sale of approximately $109.7 million of Common Stock (the "Stock Offering"), which consists of the offering of rights to purchase Common Stock (the "Rights") to existing stockholders (other than IP Delaware and IP Bermuda, as defined below) and warrant holders (excluding certain warrant holders exercising preemptive rights) (the "Rights Offering"), and the offering of Rights to holders of options and grants of restricted stock (the "Employee Participation"). Additionally, Insurance Partners, L.P. ("IP Delaware"), Insurance Partners Offshore (Bermuda), L.P. ("IP Bermuda"), and Insurance Partners II, L.P. and/or Insurance Partners II Private Fund, L.P. (collectively, "IP II," and, together with IP Delaware and IP Bermuda, "IP") will purchase $94.0 million in Common Stock in a private transaction (the "IP Stock Issuance"). IP has also agreed to provide a standby commitment of up to $106.0 million to purchase an amount of shares of Common Stock not subscribed for in the Stock Offering (the "Standby Commitment") sufficient to assure the Company of $200.0 million in total equity financing. The Stock Offering, the Standby Commitment, and the IP Stock Issuance and premptive rights exercised in connection therewith, together, are referred to as the "Equity Financings." The amounts obtained from this Offering and the Equity Financings in excess of $285.0 million will be used for transaction costs in connection with the Acquisition, this Offering, and the Equity Financings; for capital for the Company's insurance subsidiaries; and for general corporate purposes. This Offering, the Stock Offering, the Standby Commitment, and the IP Stock Issuance are each conditioned on the completion of the other and the completion of the Acquisition.

STRATEGY

  Integration Strategy

     The Company acquired SPCC in April 1997 and has rapidly integrated SPCC's operations into Superior Pacific. The Company believes it has achieved significant expense savings through that integration. Although the Company does not expect any material cost savings to arise in the short term out of the Acquisition of BIG, the benefits of economies of scale could be realized over a period of years. The Company's strategy for improving the overall financial performance of both Superior Pacific and BIG includes:

     - Leadership in California Market. As the largest private sector workers' compensation insurer in California, the Company will be positioned to offer insureds and producers outstanding service, innovative loss control programs, and competitive pricing.

     - Nationwide Presence; Opportunities for Growth. The Company intends to maintain a nationwide presence and seek additional opportunities for growth outside of California, using an underwriting arrangement to be provided by an affiliate of Zurich (after its purchase of BICO), and the regional and branch network established by BIG.

     - Underwriting. The Company believes it can accomplish a gradual re-underwriting of BIG's book of business to enhance its profitability. The pricing and persistency risk associated with larger accounts will be mitigated by ceding accounts with estimated annual premium of $25,000 or more at inception to a reinsurer.

     - Information Systems. The Company believes that its data processing systems will give Superior Pacific and BIG a significant competitive advantage by (i) enhancing the effectiveness of their employees' underwriting, policy administration, and claims activities, (ii) providing detailed, real-time, and near real-time information to management for control and administration purposes, and (iii) providing marketing benefits through improved customer service.

     - Loss Control and Claim Management. The Company believes BIG is a leader in loss control for workers' compensation insurance, and expects to introduce innovative concepts developed by BIG, such as employer safety management schools, to Superior Pacific's business. Additionally, once a claim is made the Company expects to benefit from service arrangements with FHS and the claim severity management services Superior Pacific is obtaining from Risk Enterprise Management Limited ("REM") (a Zurich affiliate) as part of its Claim Severity Management Program (as described herein). These claim practices will continue to emphasize rapid medical intervention to mitigate the severity of injuries.

     - Producer Relationships. The Company intends to strengthen relationships with its producers, including nationally recognized insurance brokers who have longstanding relationships with BIG, to reach potential customers with nationwide operations. The Company endeavors to be the primary supplier of workers' compensation insurance for many of its producers. The Company will continue to emphasize its relationships with small- and medium-sized producers who often use the Company as a primary underwriter of workers' compensation insurance.

  Operating Strategy

     Superior National intends to continue to focus on the bottom line while completing the integration of Superior Pacific and BIG. The key elements of its strategy to maintain operating margins in its business are:

     - Focus on Specialized Market Segments. The Company's experienced management team utilizes a sophisticated information system to focus the Company's business on selected policy sizes and employment classifications that management believes provide the greatest opportunity for profitability.

     - Underwriting Discipline. Following the advent of open rating in California in 1995, some California workers' compensation insurers have reduced premium rates substantially to increase or maintain market share. The Company has not followed this practice and has maintained consistently stringent underwriting policies to maintain gross profit margins. As a result, although the Company experienced declines in premium until acquiring SPCC, from 1993 to 1997 the Company's combined ratio from continuing operations improved from 100.2% to 90.9%.

EXPERIENCED MANAGEMENT; BUSINESS RELATIONSHIPS WITH ZURICH AFFILIATES

     The Company is led by an experienced management team, with the Chief Executive Officer and the Chief Operating Officer having a combined 59 years of workers' compensation insurance business experience, both in and outside of California. The experience of management and the Company's sophisticated data processing systems allow the Company to react quickly to positive and negative developments in its markets.

     In addition, the Company benefits from business relationships with affiliates of Zurich, which have provided financing and access to their expertise and products, including claim management services and reinsurance. The Company currently maintains a facility that allows it to offer certain policyholders insurance policies written by Zurich Centre Insurance Company, a Zurich affiliate having an A.M. Best "A" rating. Affiliates of Zurich are providing services that the Company has integrated into its Claim Severity Management Program. Furthermore, in December 1997, Centre Reinsurance (Bermuda) Ltd., an affiliate of Zurich, purchased $10.0 million of the 10 3/4% Trust Preferred Securities (the "Trust Preferred Securities") issued by the Company's subsidiary, Superior National Capital Trust I (the "Trust"). In addition, in connection with the Acquisition, Zurich Centre Group LLC will purchase BICO from the Company and establish an underwriting arrangement with the Company for a fee equal to 2.5% of direct written premium plus a pass through of all related expenses.

CALIFORNIA WORKERS' COMPENSATION INSURANCE MARKET

     California is the country's largest workers' compensation insurance market. It is composed of (i) the State Fund, (ii) companies, including BIG, that write workers' compensation insurance in California but have significant business writings in other lines of business and/or in other states, and (iii) Superior National, which, prior to the Acquisition, is the one private sector company that writes exclusively workers' compensation insurance specifically focusing on California.

     The State Fund, which is obligated to write workers' compensation insurance for any applicant, including those turned down by the private sector carriers, is the largest underwriter of workers' compensation insurance in California, accounting for approximately 19% of the direct written premium in California in 1996. Because the State Fund must accept all risks, its combined ratios have historically been much higher than those of the private carriers. Despite these results, the State Fund has consistently achieved profitability through the investment income earned on its large invested asset base. As of December 31, 1997, the State Fund had invested assets of approximately $7.1 billion and statutory capital and surplus of approximately $1.6 billion. The State Fund currently maintains an "A" claims paying ability rating from Standard & Poor's Corporation ("S&P") and an "A-" rating from A.M. Best. Notwithstanding its profitability, the State Fund's relatively poor underwriting results, together with its large size, have created a skewed perception of the underwriting profitability of companies operating in the California workers' compensation insurance marketplace. Although the State Fund regularly competes with the Company for profitable underwriting business, the Company views the State Fund's role as the insurer of last resort to be a significant benefit because it eliminates the need to create an assigned risk plan in which the Company and other insurers conducting business in California would be required to participate.

     While competitive pressures in the California workers' compensation insurance market increased with the implementation of open rating in January 1995, certain fundamentals of the workers' compensation insurance market in California recently have improved. For 1996, the latest year for which information is available, total direct workers' compensation written premium in California leveled out at approximately $5.0 billion as compared to approximately $9.0 billion in 1993, as the market began to experience rate stabilization. Based on the Company's analysis of data obtained from the California Workers' Compensation Insurance Rating Bureau ("WCIRB") and other sources, this trend continued in 1997, as demonstrated by a slight improvement in premium pricing of approximately 0.5% for the year ended December 31, 1997 as compared to 1996. Additionally, anti-fraud legislation enacted in 1993 continues to have a positive effect on underwriting results by addressing fraudulent claims and medical and legal expenses. These improvements have resulted in a reduction in the frequency of claims in the California workers' compensation market. However, beginning in 1997, the Company has recognized an increase in claim severity for injuries sustained in 1995 and thereafter. Management has taken steps to address this issue by undertaking a Claim Severity Management Program. BIG also experienced increased claim severity in 1997 and in early 1998.

EFFECT OF THE ACQUISITION

     After giving effect to the Acquisition, the Company believes it will be better positioned than its competitors to compete successfully in the post-open rating California workers' compensation insurance market, while also reducing somewhat its dependence on the California market for growth and profitability. The Company believes it will benefit from its focus on workers' compensation insurance, and that its leadership position in the California market will allow it to offer insureds and producers outstanding service, innovative loss control programs, and competitive pricing. The national presence provided by the Acquisition will give the Company some diversification from the California market, offering what the Company believes are attractive growth opportunities in a number of markets. The Company continues to believe that pricing and underwriting policies specifically for workers' compensation insurance means that segment of its business should perform better financially than the workers' compensation insurance business of insurers who offer workers' compensation policies to insureds as part of a package of insurance.

                           THE SENIOR NOTES OFFERING

SECURITIES OFFERED............   $110.0 million in aggregate principal amount of
                                      % Senior Notes due      . The Senior Notes
                                 will be issued in denominations of $1,000 and integral multiples thereof.

ISSUER........................   Superior National Insurance Group, Inc.

MATURITY DATE.................                       ,      .

INTEREST RATE.................   The Senior Notes will bear interest at the rate
                                 of      % per annum, payable semi-annually on
                                 and      of each year, commencing
                                                     , 1998.

RANKING.......................   The Senior Notes will be senior unsecured
                                 obligations of the Company, senior in right of payment to the Company-obligated 10 3/4% Trust
                                 Preferred Securities due 2017 and to all other existing and future subordinated indebtedness of the Company and pari passu in right of payment with all existing and future senior indebtedness. The Senior Notes will be effectively subordinated to all existing and future secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness and the Senior Notes will be structurally subordinated to indebtedness of the Company's subsidiaries.

OPTIONAL REDEMPTION...........   The Senior Notes will be redeemable at the
                                 option of the Company, in whole or in part, at
                                 any time on or after                     , 20
                                 in cash at the redemption prices set forth herein, plus accrued and unpaid interest, if any, thereon to the date of redemption. See
                                 "Description of Senior Notes -- Optional
                                 Redemption."

CHANGE OF CONTROL.............   Upon the occurrence of a Change of Control (as
                                 defined), each holder of Senior Notes will have
                                 the right to require the Company to repurchase
                                 all or any part of such holder's Senior Notes
                                 at an
                                 offer price in cash equal to      % of the
                                 aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase. See "Description of Senior
                                 Notes -- Change of Control." There can be no assurance that, in the event of a Change of Control, the Company would have sufficient funds to purchase all Senior Notes tendered.
                                 See "Risk Factors -- Change of Control
                                 Redemption."

CERTAIN COVENANTS.............   The indenture pursuant to which the Senior
                                 Notes are issued (the "Senior Notes Indenture") will contain certain covenants that will limit, among other things, the ability of the Company and its Subsidiaries to: incur additional indebtedness, pay dividends or certain other distributions, sell stock of Subsidiaries, make certain investments, repurchase stock and certain indebtedness, engage in transactions with affiliates, or enter into new businesses, and will restrict the Company from engaging in certain mergers or consolidations and selling assets. See "Description of Senior Notes --
                                 Certain Covenants."

USE OF PROCEEDS...............   The gross proceeds received by the Company from
                                 this Offering will be $110.0 million. The
                                 Company intends to use the proceeds of this Offering, together with the approximately
                                 $200.0 million of gross proceeds from the Equity Financings, to acquire BIG for approximately $285.0 million in cash. The amounts obtained from this Offering and the Equity Financings in excess of $285.0 million will be used for transaction costs in connection with the Acquisition and the related financing transactions, for capital for the Company's insurance subsidiaries, and for general corporate purposes. See "Use of Proceeds" and "Acquisition of Business
                                 Insurance Group, Inc."

                                  RISK FACTORS

     There are substantial risks in connection with this Offering that should be considered by prospective purchasers. See "Risk Factors."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following table sets forth summary consolidated financial information with respect to Superior National and BIG for the periods indicated. The historical financial information was prepared in accordance with GAAP. The financial information for Superior National as of March 31, 1998 and 1997 is unaudited; however, in management's opinion, it includes all adjustments, including normally occurring accruals, that are necessary for a fair presentation of results for such interim periods. The financial information for BIG as of March 31, 1998 and 1997 and as of December 31, 1995, 1994, and 1993, as well as for the years ended December 31, 1994 and 1993, is unaudited. Interim results are not necessarily indicative of results for the full year. The pro forma consolidated statement of operations data for the three months ended March 31, 1998 and the year ended December 31, 1997 is unaudited and presents results for the Company as if the Acquisition had been consummated as of the beginning of each period presented.

     BIG is an indirect wholly owned subsidiary of FHS, and as a subsidiary is not subject to the same financial reporting requirements, therefore audited financial information is not available for all periods. Further, earnings per share information is not meaningful.

     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have occurred had the Acquisition been consummated on the dates assumed, nor is the pro forma information intended to be indicative of the Company's future results of operations.

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.

                             SUMMARY FINANCIAL DATA

                                           THREE MONTHS
                                          ENDED MARCH 31,                 YEAR ENDED DECEMBER 31,
                                         -----------------   --------------------------------------------------
                                          1998      1997     1997(1)     1996      1995       1994       1993
                                         -------   -------   --------   -------   -------   --------   --------
                                            (UNAUDITED)
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
REVENUES:
Net premiums earned....................  $30,587   $18,978   $140,920   $88,648   $89,735   $110,418   $153,585
         Total Revenues................   34,840    21,064    153,594    96,417    99,519    119,467    163,135
EXPENSES:
Claim and claim adjustment expenses,
  net of reinsurance...................   18,288    10,271     90,447    55,638    53,970     78,761    113,817
Underwriting and general and
  administrative expenses (e.g.,
  commissions).........................    9,991     7,004     37,695    34,138    29,447     21,660     28,778
         Total Expenses................   28,762    19,183    136,333    91,190    87,830    114,470    160,931

Income before income taxes, preferred
  securities dividends and accretion,
  discontinued operations,
  extraordinary items, and cumulative
  effect of change in accounting for
  income taxes.........................    6,078     1,881     17,261     5,227    11,689      4,997      2,204
Preferred securities dividends and
  accretion, net of income tax
  benefit..............................   (1,872)     (454)    (3,069)   (1,667)   (1,488)      (683)        --
Net income from continuing
  operations...........................  $ 3,767   $ 1,210   $ 10,824   $ 3,630   $11,701   $  3,599   $  2,734
                                         =======   =======   ========   =======   =======   ========   ========

BASIC EPS:
Per common share:
Income from continuing operations......  $  0.64   $  0.35   $   2.06   $  1.06   $  3.41   $   1.05   $   0.80
Weighted average shares outstanding....    5,874     3,447      5,250     3,433     3,430      3,430      3,430

DILUTED EPS:
Per common share:
Income from continuing operations......  $  0.48   $  0.23   $   1.54   $  0.75   $  2.97   $   0.70   $   0.58
Weighted average shares outstanding....    7,782     5,247      7,016     4,826     3,942      5,122      4,753

                                       AS OF MARCH 31,                         DECEMBER 31,
                                     -------------------   ----------------------------------------------------
                                       1998       1997     1997(1)      1996       1995       1994       1993
                                     --------   --------   --------   --------   --------   --------   --------
                                         (UNAUDITED)
                                                                   (IN THOUSANDS)
BALANCE SHEET
ASSETS:
Total cash and investments
-- carrying value..................  $228,535   $140,912   $242,116   $149,440   $163,951   $176,878   $150,179
-- market value....................   228,535    140,912    242,116    149,440    166,103    172,706    156,744
Reinsurance receivables............    55,598     25,974     53,082     25,274     39,613     68,129     71,003
         Total Assets..............  $401,508   $297,984   $416,569   $306,569   $240,781   $286,776   $264,098
                                     ========   ========   ========   ========   ========   ========   ========

LIABILITIES AND STOCKHOLDERS'
  EQUITY:
Claim and claim adjustment
  expenses.........................  $180,333   $106,758   $201,255   $115,529   $141,495   $171,258   $171,038
         Total Liabilities.........   238,409    228,002    255,474    237,807    176,256    227,622    224,044
         Total Stockholders'
           Equity..................  $ 61,808   $ 45,724   $ 59,818   $ 45,191   $ 43,480   $ 40,364   $ 40,055
                                     ========   ========   ========   ========   ========   ========   ========

------------------------------
(1) The information for the year ended December 31, 1997 includes the financial data of SPCC from April 1, 1997.

                         BUSINESS INSURANCE GROUP, INC.

                             SUMMARY FINANCIAL DATA

                                        THREE MONTHS
                                       ENDED MARCH 31,                   YEAR ENDED DECEMBER 31,
                                     -------------------   ----------------------------------------------------
                                       1998       1997       1997       1996       1995       1994       1993
                                     --------   --------   --------   --------   --------   --------   --------
                                         (UNAUDITED)                                            (UNAUDITED)
                                                                   (IN THOUSANDS)
STATEMENT OF OPERATIONS
REVENUES:
Net premiums earned................  $139,612   $121,388   $515,272   $480,828   $390,974   $340,097   $233,341
         Total Revenues............   149,631    131,815    563,508    517,860    416,894    356,278    249,591
EXPENSES:
Claim and claim adjustment
  expenses, net of reinsurance.....   114,286     83,967    443,204    381,897    245,522    218,240    169,828
Underwriting and general and
  administrative expenses (e.g.,
  commissions).....................    42,132     32,105    168,187    107,640    114,918     75,364     49,262
         Total Expenses............   159,206    118,268    621,772    489,526    366,190    304,926    244,698

Income (loss) before income
  taxes............................    (9,575)    13,547    (58,264)    28,334     50,704     51,352      4,893
Net income (loss) from continuing
  operations.......................  $ (4,181)  $ 10,801   $(29,417)    25,400   $ 37,752   $ 37,520   $  6,354
                                     ========   ========   ========   ========   ========   ========   ========

                                   AS OF MARCH 31,                             DECEMBER 31,
                               -----------------------   --------------------------------------------------------
                                  1998         1997         1997         1996        1995       1994       1993
                               ----------   ----------   ----------   ----------   --------   --------   --------
                                     (UNAUDITED)                                   (UNAUDITED) (UNAUDITED) (UNAUDITED)
                                                                 (IN THOUSANDS)
BALANCE SHEET
ASSETS:
Total cash and investments
  -- carrying value..........  $  791,826   $  764,521   $  763,171   $  754,652   $529,515   $419,943   $362,133
  -- market value............     791,986      764,296      763,339      754,745    529,650    419,053    370,437
Reinsurance receivables......     216,101      158,507      229,521      136,109     81,545    104,573    119,050
         Total Assets........  $1,205,022   $1,119,383   $1,222,406   $1,093,773   $749,104   $627,855   $602,023

LIABILITIES AND STOCKHOLDER'S
  EQUITY:
Claim and claim adjustment
  expenses...................  $  713,473   $  611,105   $  728,421   $  590,595   $443,600   $412,666   $386,194
         Total Liabilities...     958,001      841,740      970,060      825,881    508,214    479,543    466,139
         Total Stockholder's
           Equity............  $  247,021   $  277,643   $  252,346   $  267,892   $240,890   $148,312   $135,884
                               ==========   ==========   ==========   ==========   ========   ========   ========

     The unaudited pro forma combined financial data has been derived from the unaudited pro forma combined financial statements and notes thereto included elsewhere in this document and should be read in conjunction with those financial statements and notes. The summary unaudited pro forma financial information is not necessarily indicative of future operations and should not be construed as representative of future operations of the combined companies.

                SUMMARY UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                 ACQUISITION OF BUSINESS INSURANCE GROUP, INC.
                   BY SUPERIOR NATIONAL INSURANCE GROUP, INC.

                           PURCHASE ACCOUNTING METHOD

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                  THREE MONTHS ENDED MARCH 31, 1998
                            ----------------------------------------------
                                                      PRO
                                                     FORMA
                                                    ADJUST-
                                                     MENTS          PRO
                            SUPERIOR                  INC.         FORMA
                            NATIONAL      BIG      (DECR.)(1)     COMBINED
                            --------   ---------   ----------     --------
                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
REVENUES:
Net premiums earned.......  $30,587    $ 139,612   $(102,894)(j)  $67,305
Other income..............    4,253       10,019        (519)(a)   13,753
                            -------    ---------   ---------      -------
        Total Revenues....   34,840      149,631    (103,413)      81,058
EXPENSES:
Claim and claim adjustment
  expenses, net of
  reinsurance.............   18,288      114,286     (76,759)(j)   55,815
Underwriting and general
  and administrative
  expenses................    9,991       42,132     (34,470)(j)   17,653
Other expense.............      483        2,788        (309)(c)    2,417
                                                        (524)(d)
                                                      (2,359)(e)
                                                       2,338(b)
                            -------    ---------   ---------      -------
        Total Expenses....   28,762      159,206    (112,083)      75,885
                            -------    ---------   ---------      -------
Income (loss) before
  income taxes, preferred
  securities dividends and
  accretion, discontinued
  operations,
  extraordinary items, and
  cumulative effect of
  change in accounting for
  income taxes............    6,078       (9,575)      8,670        5,173
Income tax expense
  (benefit)...............    2,311       (5,394)      4,767(i)     1,684
                            -------    ---------   ---------      -------
Net income (loss) from
  continuing operations...    3,767       (4,181)      3,903        3,489
                            =======    =========   =========      =======
BASIC EPS:
Per common share:
Net income (loss) from
  continuing operations...  $  0.64                               $  0.20
Weighted average shares
  outstanding.............    5,874                                17,814
DILUTED EPS:
Per common share:
Net income (loss) from
  continuing operations...  $  0.48                               $  0.18
Weighted average shares
  outstanding.............    7,782                                19,722

                                           YEAR ENDED DECEMBER 31, 1997
                            -----------------------------------------------------------
                                                                   PRO
                                                                  FORMA
                                                                 ADJUST-
                                                                  MENTS          PRO
                             SUPERIOR       PAC                    INC.         FORMA
                            NATIONAL(3)    RIM(2)     BIG(3)    (DECR.)(1)     COMBINED
                            -----------   --------   --------   ----------     --------
                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
REVENUES:
Net premiums earned.......   $140,920     $ 19,507   $515,272    (379,755)(j)  $295,944
Other income..............     12,674        1,449     48,236      (1,996)(a)    60,363
                             --------     --------   --------   ---------      --------
        Total Revenues....    153,594       20,956    563,508    (381,751)      356,307
EXPENSES:
Claim and claim adjustment
  expenses, net of
  reinsurance.............     90,447       25,841    443,204     (12,000)(g)   264,194
                                                                 (283,298)(j)
Underwriting and general
  and administrative
  expenses................     37,695       10,769    168,187        (900)(f)    86,236
                                                                 (127,218)(j)
                                                                   (2,297)(h)
Other expense.............      8,191        1,595     10,381      (8,326)(c)    17,833
                                                                   (2,096)(d)
                                                                    9,350(b)
                                                                   (1,262)(c)
                             --------     --------   --------   ---------      --------
        Total Expenses....    136,333       38,205    621,772    (428,047)      368,263
                             --------     --------   --------   ---------      --------
Income (loss) before
  income taxes, preferred
  securities dividends and
  accretion, discontinued
  operations,
  extraordinary items, and
  cumulative effect of
  change in accounting for
  income taxes............     17,261      (17,249)   (58,264)     46,296       (11,956)
Income tax expense
  (benefit)...............      6,437          612    (28,847)     17,374(i)     (4,424)
                             --------     --------   --------   ---------      --------
Net income (loss) from
  continuing operations...     10,824      (17,861)   (29,417)     28,922        (7,532)
                             ========     ========   ========   =========      ========
BASIC EPS:
Per common share:
Net income (loss) from
  continuing operations...   $   2.06                                          $  (0.44)
Weighted average shares
  outstanding.............      5,250                                            17,190
DILUTED EPS:
Per common share:
Net income (loss) from
  continuing operations...   $   1.54                                          $  (0.40)
Weighted average shares
  outstanding.............      7,016                                            18,956

------------------------------
(1) See explanatory notes to "Unaudited Pro Forma Financial Information."

(2) Pac Rim information is presented for the three months ended March 31, 1997 (unaudited).

(3) Derived from audited financial statements.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                               AS OF MARCH 31, 1998
                                                              -------------------------------------------------------
                                                                                           PURCHASE
                                                              SUPERIOR                    ACCOUNTING       PRO FORMA
                                                              NATIONAL       BIG        ADJUSTMENTS(1)      COMBINED
                                                              --------    ----------    --------------     ----------
ASSETS:
Investments.................................................  $212,045    $  710,507      $ (29,658)(a)    $  882,894
                                                                                            (10,000)(b)
Cash and invested cash......................................    16,490        81,319         29,658(a)        163,071
                                                                                             10,194(b)
                                                                                             10,506(c)
                                                                                            107,000(e)
                                                                                            193,100(f)
                                                                                             (5,796)(g)
                                                                                           (285,000)(h)
                                                                                              5,600(i)
                                                              --------    ----------      ---------        ----------
        Total Investments...................................   228,535       791,826         25,604         1,045,965
Reinsurance receivables.....................................    55,598       216,101                          271,699
Premiums receivable.........................................    34,446        98,061                          132,507
Deferred policy acquisition costs...........................     5,987        24,681                           30,668
Goodwill....................................................    35,583        13,951        (13,951)(k)        35,583
Other assets................................................    41,359        60,402           (194)(b)        73,268
                                                                                            (10,506)(c)
                                                                                            (17,793)(j)
                                                              --------    ----------      ---------        ----------
        Total Assets........................................  $401,508    $1,205,022      $ (16,840)       $1,589,690
                                                              ========    ==========      =========        ==========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Claim and claim adjustment expenses.........................  $180,333    $  713,473                       $  893,806
Unearned premiums...........................................    14,610        49,469                           64,079
Long-term debt..............................................        30       121,750      $(121,750)(d)       107,030
                                                                                            107,000(e)
Deferred credit -- negative goodwill........................                                 83,771(h)         57,627
                                                                                              5,600(i)
                                                                                            (17,793)(j)
                                                                                            (13,951)(k)
Accounts payable and other liabilities......................    43,436        73,309         (5,796)(g)       110,949
                                                              --------    ----------      ---------        ----------
        Total Liabilities...................................   238,409       958,001         37,081         1,233,491
Trust preferred securities..................................   101,291            --                          101,291
        Total Stockholders' Equity..........................    61,808       247,021        193,100(f)        254,908
                                                                                            121,750(d)
                                                                                           (368,771)(h)
                                                              --------    ----------      ---------        ----------
        Total Liabilities and Stockholders' Equity..........  $401,508    $1,205,022      $ (16,840)       $1,589,690
                                                              ========    ==========      =========        ==========

------------------------------
(1) See explanatory notes to "Unaudited Pro Forma Financial Information."

                                    RISK FACTORS

     This Offering involves a high degree of risk. In addition to the other information set forth in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing any of the Senior Notes of the Company. Certain statements in this Prospectus are forward-looking and are identified by the use of forward-looking words or phrases such as "intended," "will be positioned," "expects," is or are "expected," "anticipates," and "anticipated." These forward-looking statements are based on the Company's current expectations. To the extent any of the information contained in this Prospectus constitutes a "forward-looking statement" as defined in Section 27A(i)(1) of the Securities Act, the risk factors set forth below are cautionary statements identifying important factors that could cause results to differ materially from those in the forward-looking statement.

INHERENT UNCERTAINTIES RELATING TO CERTAIN EFFECTS OF THE ACQUISITION

     Recent Losses at BIG. On a consolidated basis, BIG incurred a net loss of $29.4 million in the fiscal year ended December 31, 1997 and $4.2 million in the three months ended March 31, 1998, with a very high combined ratio of 118.8% and 112.2%, respectively. A substantial portion of the 1997 losses were attributable to a reserve strengthening of $75.2 million, booked in the fourth quarter of 1997, and related principally to accident years 1996 and prior and revised estimates of claim severity from those years. The first quarter 1998 losses were attributable to increased claim and claim adjustment expenses due to the non-renewal of an aggregate excess of loss reinsurance treaty, and increasing claim severity. As BIG's operations will now represent a substantial portion of the Company's business, these losses should be viewed as applicable to the Company's business going forward. There can be no assurance that such losses at BIG will not be repeated in the future, and the Company's overall results would reflect these losses. See " -- Uncertainty Associated with Estimating Reserves for Unpaid Claim and Claim Adjustment Expenses." Although the Company believes it can improve BIG's financial performance, there are no assurances the Company will be successful in this regard.

     Decline in Premium at BIG. In the first quarter of 1998, BIG's direct written premium in California decreased by $15.0 million, as compared to the three-month period ended March 31, 1997, precipitated by a change in BIG's underwriting and pricing criteria implemented for policies with inception dates after January 1, 1998. Additional factors responsible for the decline were uncertainties created by the pendency of the Acquisition and the recent downgrade of BIG's rating by A.M. Best from "A-" to "B++." See "Business Insurance Group, Inc. -- Business -- Underwriting." Further reductions in direct written premium are likely to result as the Company re-underwrites BIG's book of business over a period of three years or more, reflecting the Company's ongoing strategy of preserving operating margins rather than competing for accounts solely on the basis of price. If the Company were to experience declines in premium volume substantially greater than expected, the Company's leadership position in the California workers' compensation insurance market could be threatened. Further, if the Company is unable to spread sufficient premium over its fixed costs, that could have a material adverse impact on the Company's earnings. See "Superior National -- Business -- Strategy."

     Coordination of Operations. The success of the Acquisition in enhancing long-term stockholder value depends in part on the ability of the Company to coordinate and integrate the operations and the business enterprises of the Company and BIG. As in every business combination, such coordination will require the dedication of management resources, which may temporarily divert attention from the day-to-day business of the Company. In addition, integration of BIG into the Company's information systems, which the Company believes would enhance its competitive position, is a difficult and complex task given the relative size of BIG's operations. There can be no assurance that the coordination necessary to realize the expected benefits of the Acquisition will be achieved. See "Superior National -- Business -- Information Services" and "Business Insurance Group, Inc. -- Business -- Information Services."

     Negative Cash Flows. The Company expects that following the Acquisition it will experience large negative cash flows. Negative cash flows have been characteristic of the Company's business since the advent of open rating in California at the beginning of 1995. Since then, claims arising under policies written on the higher premium volumes that existed prior to 1995 have been run-off while premium has decreased. The same conditions could exist at BIG. The Company believes BIG sought to enhance its competitiveness under open rating by aggressively pricing its products, and that, as BIG's pricing structure is integrated into the Company's, premium volume could decline while BIG's prior year claims are run-off. Moreover, a recently-implemented three-year quota-share reinsurance treaty (the "Quota-Share Arrangement") will result in additional negative cash flows. This negative cash flow will result in reduced investment income. See "Superior
National -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Change in Operating Strategy. The Company has, since reorganizing its business in late 1993, operated as a workers' compensation insurer, with its business focused almost entirely on California and Arizona. In 1997, 94% of the Company's premium was written in California. Additionally, the Company has concentrated its marketing on group programs and smaller accounts generating less than $50,000 in annual premium, believing such accounts represent higher margin business. The Acquisition marks a significant departure from these strategies in that BIG is a multi-state carrier in workers' compensation insurance. Further, BIG has traditionally marketed to larger accounts where pricing has been more competitive. The Company's strategy will now also encompass a focus on larger accounts, the use of reinsurance to mitigate the pricing and persistency risk associated with these large accounts, and the broadening of the geographic scope of its business. See "Superior
National -- Business -- Strategy." There can be no assurance that the Company will successfully implement these strategies, or that the new strategies will generate the expected financial benefits. If these financial benefits are not realized, the expected advantages to the Company provided by the Acquisition may be materially and adversely affected, with a resulting adverse impact on the Company's financial performance.

     Realization of Economies of Scale. The Company has identified economies of scale through the combination of the BIG and Superior Pacific businesses that it believes can be achieved over a period of years. There can be no assurance that the Company will be able to realize the expected economies of scale within any particular time frame or at all, or to generate additional revenue to offset any unanticipated inability to benefit from economies of scale. See "Superior National -- Business -- Strategy."

     Dependence on Reinsurance. The Company's operating strategy after the Acquisition includes the use of reinsurance through the Quota-Share Arrangement to reduce the pricing and persistency risk the Company believes is associated with the Company's plan to re-underwrite the large account book of business at BIG. Additionally, the Loss Reserves Guarantee (as defined herein) will be accomplished through BIG's purchase of reinsurance prior to Closing. As a result of these transactions, the expected benefits of the Acquisition could be materially and adversely affected if the reinsurers fail to perform their obligations. See " -- Importance of Reinsurance" and "Acquisition of Business Insurance Group, Inc. -- Loss Reserves Guarantee."

UNCERTAINTY ASSOCIATED WITH ESTIMATING RESERVES FOR UNPAID CLAIM AND CLAIM ADJUSTMENT EXPENSES

     The reserves for unpaid claim and claim adjustment expenses established by the Company and by BIG are estimates of amounts needed to pay reported and unreported claim and related claim adjustment expenses based on facts and circumstances then known. These reserves are based on estimates of trends in claim frequency and severity, judicial theories of liability, market conditions, and other factors. The establishment of adequate reserves is an inherently uncertain process, and there can be no assurance that the ultimate liability will not materially exceed the Company's reserves for claim and claim adjustment expenses of Superior Pacific and BIG and have a material adverse effect on the Company's results of operations and financial condition following the Acquisition. Due to the inherent uncertainty of estimating reserve amounts, the Company and BIG have found it necessary, and may over time continue to find it necessary, to revise estimates of reserves for claim and claim adjustment expenses in response to trends in claim frequency and severity, judicial theories of liability, market conditions, and other factors. The historic development of reserves for claim and claim adjustment expenses may not necessarily reflect future trends in the development of these amounts. Accordingly, it may not be appropriate to extrapolate redundancies or deficiencies based on historical information. See "Superior
National -- Business -- Claim and Claim Adjustment Expense Reserves."

     The Company believes there is an industry-wide increase in claim severity in California workers' compensation insurance. Although claim frequency has declined as expected in light of benefit and claim reform after the advent of open rating in 1995, if the Company is correct in viewing the increase in claim severity for 1995 and subsequent accident years as a true trend and not an aberration, then the assumptions underlying claim and claim adjustment expense reserves established for the 1995 and subsequent accident years were flawed, and the Company's reserves could therefore be materially understated. Thus, although the Company has recently experienced reduced claim frequency, the impact of that reduction has been outweighed, perhaps substantially, by an increase in claim severity for injuries sustained in 1995 and thereafter. In response, the Company has undertaken the Claim Severity Management Program. See "Superior
National -- Business -- Claim Severity Management Program." There can be no assurance that the Company's severity management efforts will have the effect the Company anticipates and, if they do not, the Company could be required to book additional reserves for Superior Pacific for accident years 1995 and subsequent. The Company sought the Loss Reserves Guarantee in the Acquisition Agreement in part due to its concern that the increase in claim severity is an industry-wide trend that is also being experienced at BIG. See "Acquisition of Business Insurance Group, Inc. -- Loss Reserves Guarantee" and "Business Insurance Group, Inc. -- Business -- Claim and Claim Adjustment Expenses." However, as with Superior Pacific, the Company cannot be assured that the Loss Reserves Guarantee is adequate, particularly if the negative trends in claim severity turn out to be more severe at BIG than at Superior Pacific. If the Loss Reserves Guarantee is not adequate, then the Company could be required to book additional loss reserves with respect to losses incurred prior to the Closing. It is in part due to the Company's view that the trends in claim severity are more uncertain in larger-premium accounts that it has entered into (and has required BIG to enter into) the Quota-Share Arrangement. See "Acquisition of Business Insurance Group, Inc. -- Large Account Quota-Share Arrangement." Although the Quota-Share Arrangement may mitigate to some degree ongoing pricing and persistency risk of large premium accounts, the Company is relying solely on the Claim Severity Management Program and the Loss Reserves Guarantee with respect to historic risks, and it faces continuing uncertainty in estimating reserves with respect to retained and new premiums.

UNCERTAIN PRICING AND PROFITABILITY

     One of the distinguishing features of the insurance industry, including the workers' compensation insurance industry, is that its products generally are priced before its costs are known because premium rates are determined before losses are reported. Premium rate levels are related in part to the availability of insurance coverage, which varies according to the level of surplus in the industry. Increases in surplus have generally been followed by increased price competition among workers' compensation insurers. For these reasons, together with the commencement of open rating in January 1995, the California workers' compensation insurance business in recent years has experienced very competitive pricing conditions and there can be no assurance as to the Company's ability to achieve adequate pricing for its policies. Further, changes in case law, the passage of new statutes, or the adoption of new regulations relating to the interpretation of insurance contracts can retroactively and dramatically affect the liabilities associated with known risks after an insurance contract is in place. Product enhancements also present special issues in establishing appropriate premium levels in the absence of sufficient experience with such products' performance. See "Superior National -- Business -- California Workers' Compensation Market" and " -- Underwriting."

     The number of competitors and the similarity of products offered, as well as regulatory constraints, limit the ability of workers' compensation insurers to increase prices in response to declines in profitability or market demand. In addition, the reported profits and losses of a workers' compensation insurance company are also determined, in part, by the establishment of, and adjustments to, reserves reflecting estimates made by management as to the amount of claim and claim adjustment expenses that will ultimately be incurred in the settlement of claims. The ultimate liability of the insurer for all claim and claim adjustment expenses reserved at any given time will likely be more or less than these estimates, and differences in the estimates may have a material adverse effect on the insurer's financial position, results of operations, or cash flows in the future periods. See "Superior National -- Business -- Claim and Claim Adjustment Expense Reserves."

IMPORTANCE OF RATINGS

     A.M. Best, an independent insurance rating agency, assigned the Company a "B+" (Very Good) rating in 1995, which the Company has continued to maintain. A "B+" rating is assigned to companies having, on balance, in A.M. Best's opinion, very good financial strength, operating performance, and market profile when compared to the standards established by A.M. Best, and having a good ability to meet their ongoing obligations to policyholders. "B+" is A.M. Best's sixth highest rating classification out of 15 ratings. The Company's A.M. Best rating is lower than that of many of its competitors. A.M. Best bases its ratings on factors that concern policyholders and not necessarily upon factors concerning investors. They are not recommendations to buy, sell, or hold securities and are subject to change at any time. There can be no assurance that the Company's rating or future changes therein will not affect the Company's competitive position. See "Superior National -- Business -- Ratings." As of the date hereof, BIG is maintaining a "B++" A.M. Best rating, having been lowered from "A-" because of BIG's recent financial performance and other factors. There can be no assurance that the Company's rating post-closing will be changed to reflect BIG's rating, and, should BIG be assigned a "B+" rating following the Acquisition, the further downgrade may have a material adverse effect on the Company's financial condition and results of operations. See "Business Insurance Group, Inc. -- Business -- Ratings."

IMPORTANCE OF REINSURANCE

     In order to reduce its underwriting risk, the Company follows the industry practice of reinsuring a portion of its risks. In addition, reinsurance is an important component of the Company's strategy to mitigate pricing and persistency risks related to large premium accounts, and is the expected mechanism for FHC to implement the Loss Reserves Guarantee. Reinsurance does not relieve the Company of liability to its insureds for the risks ceded to reinsurers. As such, the Company is subject to credit risk with respect to amounts not recoverable from reinsurers. Although the Company places its workers' compensation reinsurance with reinsurers that are "A" rated or higher by A.M. Best and that the Company generally believes to be financially stable, a significant reinsurer's insolvency or inability to make payments under the terms of a reinsurance treaty could have a material adverse effect on the Company's financial condition or results of operations.

     The amount and cost of reinsurance available to companies specializing in workers' compensation insurance are subject, in large part, to prevailing market conditions beyond the control of such companies. The Company's ability to provide insurance at competitive premium rates and coverage limits on a continuing basis depends upon its ability to obtain adequate reinsurance in amounts and at rates that will not adversely affect its competitive position.

     Due to continuing market uncertainties regarding reinsurance capacity, no assurances can be given as to the Company's ability to maintain its current reinsurance facilities, which generally are subject to annual renewal. However, the Quota-Share Arrangement adopted by the Company in connection with the Acquisition has a three-year term with two one-year extension options. If the Company is unable to renew its reinsurance facilities upon their expiration and the pricing environment does not improve, the Company may need to reduce the levels of its underwriting commitments. See "Superior National -- Business -- Reinsurance and "Business Insurance Group, Inc. -- Business -- Reinsurance."

CONCENTRATION OF OWNERSHIP

     Based upon the Common Stock outstanding as of the date of this Prospectus, assuming all Rights are exercised in the Stock Offering or warrant holders exercise their preemptive rights in full, and no outstanding warrants or stock options are exercised prior to consummation of the Equity Financings, 18,036,972 shares of Common Stock will be outstanding upon consummation of the Equity Financings, of which the Company believes approximately 9.6 million shares and appromxiately 2.6 million warrants (approximately 53% of the total number of shares of Common Stock outstanding) will be held in the aggregate by IP and certain related parties. In the unlikely event that none of the Rights are exercised in the Stock Offering and 6,328,358 shares issuable thereunder are instead purchased by IP under the Standby Commitment, then approximately 14.0 million shares (approximately 79% of the Common Stock outstanding) will be held in the aggregate by

IP and certain related parties. In addition, in that event Common Stock and warrants to purchase Common Stock held by IP and related parties will represent approximately 85.5% of the Company's equity securities on a diluted basis. As a result, absent agreements to the contrary, these stockholders, acting together, will have the potential to exercise control over the Company and the Board of Directors. Further, such a concentration of ownership may have the effect of delaying or preventing a change in control of the Company. However, IP and certain related parties have agreed to certain limitations on their ability to acquire additional equity securities of the Company and their voting power as stockholders. Other than with respect to the election of directors of the Company, IP and such parties have agreed that if the aggregate number of all shares that are voted in like manner by IP and such parties shall be greater than 35% of the total number of shares voted, then those votes that exceed such 35% threshold shall be voted in the same proportion as the other stockholders voted their shares with respect to the same matter. However, the Board of Directors could deem it to be in the best interests of the Company to waive, limit, or revoke these limitations on IP, and that determination would result in IP's having control over the Company. See "Acquisition of Business Insurance Group, Inc. -- Financing of the Acquisition" and "Certain Relationships and Related Transactions."

SIGNIFICANT OWNERSHIP BY AFFILIATES OF ZURICH AND RELATED PARTIES

     Certain affiliates of Zurich are limited partners of IP Delaware and IP Bermuda and hold approximately 23% of the limited partnership interests in those funds on an aggregate basis. They also hold a significant percentage of the limited partnership interests in IP II. In addition, certain affiliates of Zurich collectively own approximately 21% of the Common Stock, on a diluted basis, and less than one percent of the issued and outstanding Common Stock on a non-diluted basis. Further, International Insurance Investors, L.P. ("III"), owns all of the outstanding Voting Notes (as defined herein) issued by the Company. Certain affiliates of Zurich are limited partners of III and hold approximately 32% of III's limited partnership interests. See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions -- 1996-1997 Transactions with IP and Limitations on Related Party Control." Five of the Company's eleven directors either have relationships with, or became directors pursuant to rights to nominate directors held by, such parties. Consequently, such parties have significant influence over the management of the Company and have a significant portion of the votes needed to approve any action requiring stockholder approval, including adopting amendments to the Company's Certificate of Incorporation and approving certain actions, such as mergers or sales of all or substantially all of the Company's assets, which could materially affect the Company's financial condition.

INCREASED DEBT

     The Company intends, as part of the financing of the Acquisition, to undertake this Offering pursuant to which the Company will incur approximately $110.0 million in senior debt. As a result of that increased debt and the expected terms of the Senior Notes, the Company's principal and interest payment obligations will be increased substantially. As of March 31, 1998, the Company had $113.0 million of long term debt outstanding, comprised of $105.0 million related to Trust Preferred Securities issued by a Subsidiary and $8.0 million in the form of a capital lease. At March 31, 1998, the Company's ratio of earnings to fixed charges and distributions on the Trust Preferred Securities was 1.84 to
1. See "Acquisition of Business Insurance Group, Inc. -- Financing of the Acquisition."

     On a pro forma basis for the Acquisition, the Equity Financings, and the issuance of Senior Notes, the Company will breach certain covenants in the indenture pursuant to which the Senior Subordinated Notes underlying the Trust Preferred Securities were issued. As a result, the Company is required, and will therefore seek to, obtain the consent of the holders of the Trust Preferred Securities to the issuance of the Senior Notes. No assurance can be given that such consent will be obtained. See "Acquisition of Business Insurance Group, Inc. -- Governmental and Regulatory and Other Approvals."

     The Senior Notes Indenture and the Senior Subordinated Notes indenture will not permit the Company to incur substantially any additional indebtedness above and beyond the Senior Notes, although it may be possible to raise additional funds to pursue acquisitions of other workers' compensation insurance companies. The Company believes that cash flow from operations and existing funds available for payments of principal and interest will be adequate to permit the Company to make its required payments of principal and interest on its indebtedness, although there can be no assurance that this will be the case. To the extent that cash flow from operations is insufficient to satisfy the Company's cash requirements, the Company may seek to raise funds from additional borrowings or equity financings, by restructuring, or by acquiring other businesses that would provide cash flow (in all such cases to the extent permitted by the Senior Notes Indenture). See "Superior National -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of the Senior Notes -- Certain Covenants." There can be no assurance that such actions could be effected on satisfactory terms, in a timely manner, or at all, that would enable the Company to make any payments due on the Senior Notes or the Senior Subordinated Notes or that any such actions would be permitted under the related terms of the Senior Notes or the Senior Notes Indenture.

     The degree to which the Company is leveraged could have adverse consequences, including the following: (i) a substantial portion of the Company's cash flow from operations in the form of dividends from its Subsidiaries must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for other purposes, (ii) the Company's ability to obtain additional financing in the future for working capital, acquisitions or other purposes may be impaired,
(iii) certain of the Company's borrowings may be at variable rates of interest, which would expose the Company to the risk of higher interest rates, (iv) the Company's flexibility in planning for or reacting to changes in market conditions may be limited, (v) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage, and (vi) the Company may be more vulnerable in the event of a downturn in its business. The Company's ability to satisfy its obligations will be dependent upon its future performance, which will be subject to prevailing economic conditions and to financial, business, and other factors, including factors beyond the control of the Company.

CHANGE OF CONTROL REDEMPTION

     Upon the occurrence of a Change of Control (as defined herein, but which does not include transactions with IP or certain parties related to IP), a holder of Senior Notes has the right to require the Company to repurchase all or
any part of the holder's Senior Notes at      % of the principal amount thereof,
plus accrued but unpaid interest, if any, thereon to the date of repurchase. There can be no assurance that, if the Company were required to repurchase any of the Senior Notes upon a Change of Control, the Company would have enough cash available to fund such a repurchase. In addition, such a repurchase could result in a default under outstanding indebtedness, including the Senior Subordinated Notes underlying the Trust Preferred Securities, or other indebtedness that the Company may incur from time to time. See "Description of the Senior
Notes -- Change of Control."

VARIABILITY OF WORKERS' COMPENSATION INSURANCE BUSINESS

     The workers' compensation insurance business is affected by many factors that can cause fluctuations in the results of operations of companies participating in this business. Many of these factors are not subject to control by the Company. For example, an economic downturn could result in an increase in the number of claims and less demand for workers' compensation insurance. These factors, together with competitive pricing and other considerations, could result in fluctuations in the Company's underwriting results and net income. See "Superior National -- Business -- Regulation" and "-- Ratings."

HIGHLY COMPETITIVE BUSINESSES

     The Company writes primarily workers' compensation insurance, which is a highly competitive business. Some of the Company's competitors have substantially greater financial and other resources than the Company, and there can be no assurance the Company will be able to compete effectively against such competitors in the future. Some of the Company's competitors are units of financial services organizations having billions of dollars of assets. In the event of a major reversal in the marketplace, such as a large, unanticipated increase in industry-wide claim severity experience, the Company's competitors that have access to substantial additional resources may be better able to withstand the losses resulting from that reversal until conditions improve.

     The Company's competitors include other companies that, like the Company, serve the independent producer market, as well as companies that sell insurance directly to insureds. Direct writers may have certain competitive advantages over writers using producers, including increased name recognition, loyalty of the customer base to the insurer rather than to an independent producer, and, potentially, reduced acquisition costs.

     Historically, the Company has concentrated on marketing to group programs and smaller accounts, but, in part due to the SPCC acquisition, 57.9% of its premium in force at March 31, 1998 was attributable to 925 non-group policies and 291 group programs that provide estimated annual premium at inception of $25,000 or more. BIG, by comparison, actively pursues larger accounts and at March 31, 1998, 73.7% of BIG's overall premium in force was accounted for by policies with estimated annual premium at inception of $25,000 or more. Following the Closing, therefore, the Company will have to refocus its operating strategy to more actively pursue accounts with very large annual premiums. The market for large accounts is highly competitive, and the Company believes price is the single most important factor such customers weigh in determining which carrier will provide their workers' compensation insurance. In order to maintain market leadership after the Acquisition, the Company may have to aggressively price its offerings to large premium volume customers. If the premium collected does not provide the Company with acceptable operating margins on the accounts, this competitive environment could have a materially adverse effect on the Company's results of operations. For at least three years, while re-underwriting BIG's book of business, the Company intends to mitigate the pricing and persistency risk associated with large accounts by maintaining the Quota-Share Arrangement. During the period the Quota-Share Arrangement is in force, the Company is subject to risks associated with reinsurance and its overall financial performance will be dependent on the profitability of smaller accounts. See "Superior National -- Business -- Competition" and
"-- Reinsurance."

GEOGRAPHIC CONCENTRATION

     After the Acquisition, on a pro forma basis, 73.6% of the Company's premium will be written in the State of California. Consequently, the Company will continue to be significantly affected by changes in the regulatory and business climate in California. See "Superior National -- Business -- Regulation."

LIMITATION OF USE OF NET OPERATING LOSS CARRYFORWARDS

     As of March 31, 1998, the Company had available approximately $126.4 million in net operating loss carryforwards ("NOLs") to offset taxable income recognized by it for periods after December 31, 1997. For federal income tax purposes, these NOLs will expire in material amounts beginning in the year 2006. In approving the Acquisition, the Company's Board of Directors (the "Board of Directors" or the "Board") contemplated the fact that the availability of a substantial portion of the NOLs could be limited and deferred upon consummation of the Equity Financings, because of a "change in ownership" under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). If a "change in ownership" is deemed to have occurred, then the Company will be able to use a maximum of approximately $8.0 million per year of its NOLs, together with additional amounts to offset "built-in gains." Built-in gains are unrealized gains related to appreciated property, including investments, owned by the Company. These limitations may cause the availability of the NOLs to be deferred, causing the Company to incur tax obligations when it otherwise would not, or may allow some portions of the NOLs to expire before they can be used to reduce the Company's tax obligations. The Company's tax obligation affects its cash position and therefore will affect its ability to make payments on the Senior Notes and Senior Subordinated Notes as they become due. See "Superior National -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Taxes."

     The Company intends to remove the transfer restrictions currently prohibiting a change in ownership under Section 382 of the Code. Thus, even if the Equity Financings do not result in a change of ownership, it is likely that subsequent events will result in the limitation and deferral of the availability of NOLs described above.

FUTURE GROWTH AND CONTINUED OPERATIONS DEPENDENT ON ACCESS TO CAPITAL

     The underwriting of workers' compensation insurance is a capital intensive business. The Company must maintain minimum levels of surplus in Superior Pacific to continue to write policies and meet the other related standards established by insurance regulatory authorities and insurance rating bureaus. See "Superior National -- Business -- Regulation."

     The Company achieved premium growth in 1997 as a result of its acquisition of SPCC. In addition to acquiring BIG, it intends to continue to pursue acquisition and internal growth opportunities. Among the factors that may restrict the Company's future growth is the availability of capital. Such new capital will likely have to be obtained through debt or equity financing or retained earnings. There can be no assurance that the Company will have access to sufficient capital to support future growth and also satisfy the capital requirements of rating agencies and regulators. In addition, the Company may require additional capital to finance future acquisitions. See "Superior National -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

RISKS ASSOCIATED WITH INVESTMENTS

     The Company's results of operations depend in part on the performance of its invested assets. As of March 31, 1998, virtually all of the Company's and BIG's investment portfolio was invested in investment-grade, fixed-income securities. Certain risks are inherent in connection with fixed-income securities, including loss upon default, price volatility in reaction to changes in interest rates, and general market factors, and, in the case of certain asset-backed securities, prepayment and reinvestment risk. See "Superior National -- Business -- Investments."

COMPREHENSIVE STATE REGULATION

     The Company and BIG are subject to comprehensive regulation by state government agencies wherever they are licensed. The nature and extent of that regulation typically involve prior approval of the acquisition of control of an insurance company or of any company controlling an insurance company, regulation of certain transactions entered into by an insurance company with any of its affiliates, limitations on dividends, filing of premium rates and policy forms, solvency standards, minimum amounts of capital and surplus that must be maintained, limitations on types and amounts of investments, restrictions on the size of risks that may be insured by a single company, limitation of the right to cancel or nonrenew policies in some lines, regulation of the right to withdraw from markets, requirements to participate in residual markets, licensing of insurers and agents, deposits of securities for the benefit of policyholders, reporting and satisfying certain regulatory standards with respect to financial condition, and other matters. In addition, state insurance department examiners perform periodic financial and market conduct examinations of insurance companies and dictate the accounting practices to be used by insurance companies when reporting to regulatory authorities. Such regulation is generally intended for the protection of policyholders rather than stockholders or other security holders. No assurance can be given that future legislative or regulatory changes will not adversely affect the Company. See "Superior
National -- Business -- Regulation."

HOLDING COMPANY STRUCTURE; DIVIDEND AND OTHER RESTRICTIONS

     Superior National is a holding company whose principal asset is the capital stock of its Subsidiaries and BIG will similarly be established as a Subsidiary. The Company relies primarily on dividends and other payments from SNIC and SPCC, and will rely on dividends from the BIG Insurance Subsidiaries, to meet its obligations to creditors and to pay corporate expenses, including the principal and interest on the Senior Notes and dividends on the Trust Preferred Securities. SNIC, SPCC, CBIC, and CalComp are domiciled in the State of California, which limits the payment of dividends and other distributions by insurance companies. An insurance subsidiary may pay a dividend to the extent it exceeds the greater of (a) net income from operations for the preceding year or (b) 10% of statutory policyholders' surplus as of the preceding December 31. CCIC is domiciled in the State of New York, which has similar restrictions. Additionally, in ordinary circumstances, a two-year moratorium is placed on dividend payments by a subsidiary that has undergone a change in control. The Company has requested of the California Department of Insurance ("DOI"), and expects to receive, a waiver from this moratorium in connection with its acquisition of CalComp and the other BIG Insurance Subsidiaries. Further, state insurance laws and regulations require that the statutory surplus of an insurance company, following any dividends or distribution by such company, be reasonable in relation to its outstanding liabilities and adequate for its financial needs. See "Superior
National -- Business -- Regulation" and " -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

DEPENDENCE UPON PRODUCERS

     The Company and BIG depend on outside producers to provide it with insurance business. The renewal rights of all of such business written are owned by the producers, not by the insurer. While the Company believes that its relationships with its producers are generally excellent, and believes that relations between BIG and its producers are strong, there can be no assurance that producers will not move business currently written by either the Company or BIG to another carrier. If renewal rates were to drop significantly as a result of producers moving business to other carriers, or if producers were to deliver less business of the type the Company prefers to underwrite, then the earnings of the Company could be adversely affected.

     Approximately $39.3 million (26.8%), $47.0 million (25.0%), and $44.0 million (26.0%) of Superior Pacific's direct written premium for the years ended December 31, 1997, 1996, and 1995, respectively, was derived from its ten leading producers. BIG's top ten producers accounted for 18.5% of direct written premium in fiscal 1997. The loss of any of these producers could have a material adverse effect on the Company. Eight of the Company's top 50 producers in California and Arizona are also among the top 50 producers for BIG. See "Superior National -- Business -- Marketing" and "Business Insurance Group,
Inc. -- Business -- Marketing."

COMBINED CARE BENEFITS

     BIG has, through CBIC in California and BICO in Utah, marketed a program of "24-hour care," providing its insured's employees with workers' compensation insurance and group health benefits. The combined care benefits business constituted 1.2% of BIG's direct written premium in 1997. This business can be adversely affected by several factors that are not necessarily subject to control by the Company. For example, market acceptance of the concept of 24-hour care, the combination into a single program of group health insurance with workers' compensation insurance, has been weaker than expected to date. Since first offering this product in December of 1995, BIG has not been able to achieve sufficient market penetration to achieve pricing that would generate acceptable operating margins. The Company is inexperienced in the group health benefits business and may therefore be poorly positioned to operate that business profitably after the Acquisition. If the Company cannot achieve adequate operating margins, it may incur costs in restructuring or selling the group health benefits business. These factors, together with competitive pricing and other considerations, could result in fluctuations in the Company's underwriting results and net income. See "Business Insurance Group, Inc. -- Business -- Combined Care Benefits."

PARTICIPATING POLICIES

     BIG uses participating policies that pay policyholder dividends as a marketing tool to sell workers' compensation insurance outside of California. The Company anticipates continuing this practice following the Acquisition. Participating policies may result in payment of dividends to the policyholder at the conclusion of the policy term. Policyholder dividends may be based on a flat percentage of premium, or more commonly, several factors relating to loss experience.

     BIG has a limited history of issuing participating workers' compensation insurance policies in states outside of California. As policies that have been as issued as participating expire and come up for dividend consideration, BIG would perform a calculation based on its dividend plan, and its board of directors would declare policyholder dividends based on current loss experience. Any adverse loss development occurring on policies for which a policyholder dividend has been declared and paid could have a negative adverse impact on

BIG's financial condition and results of operations. To the extent that producers and policyholders expect BIG to declare and pay policyholder dividends according to the policyholder dividend proposals at the inception of the policies, if the loss experience of accounts written on a participating basis do not support a policyholder dividend declarations, this could have a negative adverse impact on BIG's producer support and marketing efforts and could result in a negative impact on BIG's financial condition and results of operations. See "Business Insurance Group, Inc. -- Business -- Underwriting."

DEPENDENCE ON KEY PERSONNEL IN CONNECTION WITH FUTURE SUCCESS

     The future success of the Company depends significantly upon the efforts of certain key management personnel, including William L. Gentz, a director and the President and Chief Executive Officer; J. Chris Seaman, a director, an Executive Vice President, and the Chief Financial Officer; and Arnold J. Senter, an Executive Vice President and the Chief Operating Officer. A loss of any of these officers or other key employees could materially and adversely affect the Company's business. See "Superior National -- Management -- Executive Officers."

YEAR 2000 COMPLIANCE

     A significant percentage of the software that runs most of the computers in the United States relies on two digit date codes to perform a number of computation and decision making functions. These computer programs may fail from an inability to interpret date codes properly, misreading "00" for the year 1900 instead of the year 2000. Insurance policies with a January 1, 2000 or later expiration date could be effected by a Year 2000 malfunction. The Company believes that its Year 2000 program, anticipated to be completed no later than December 31, 1998, will result in its proprietary operating systems and application software programs being Year 2000 compliant in all material respects, though there can be no assurance in that regard. See "Superior National -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Strategy." The Company has received certain representations from FHC as to BIG's Year 2000 compliance program. While the Company believes that BIG's Year 2000 Compliance program will result in the operating systems and application software used by BIG being Year 2000 compliant in all material respects, there can be no assurance in that regard. See "Business Insurance Group, Inc. -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Strategy."

     Although the Company has not received any claims made under policies written in its P&C insurance business (discontinued in 1993) related to business losses caused by Year 2000 malfunctions or costs incurred in connection with prevention or correction of Year 2000 problems, it is conceivable that such claims could be made. Published estimates of Year 2000 business losses and costs are in the many billions of dollars. If P&C insurers were required by court decision to pay claims on policies issued between 1985 and 1993 related to Year 2000 losses the Company may have to pay such claims. In such event, the Company would likely have inadequate reserves in its discontinued operations and the booking of additional reserves would have a material adverse effect on the Company's results of operations.

ABSENCE OF A PUBLIC MARKET FOR THE SENIOR NOTES

     The Senior Notes will constitute a new issue of securities of the Company with no existing trading market, and there can be no assurance as to the liquidity of any markets that may develop for the Senior Notes, the ability of the holders of Senior Notes to sell their Senior Notes, or the prices at which such holders would be able to sell their Senior Notes. Future trading prices of the Senior Notes will depend on many factors, including, among others, prevailing interest rates, the Company's operating results, and the market for similar securities. The Company does not intend to apply for listing of the Senior Notes on any securities exchange or to seek approval for quotation on Nasdaq. The Underwriters have informed the Company that they currently intend to make a market for the Senior Notes, but they are not so obligated, and any such market making may be discontinued at any time without notice. Accordingly, no assurance can be given that an active market will develop for the Senior Notes or as to the liquidity of, or the trading market for, the Senior Notes.

                                USE OF PROCEEDS

     The gross proceeds to the Company from the sale of the Senior Notes offered hereby are expected to be $110.0 million. The Company intends to use the proceeds of the Offering, together with approximately $200.0 million of gross proceeds obtained from the Equity Financings, to acquire BIG from FHC for approximately $285.0 million in cash. See "Acquisition of Business Insurance Group, Inc." The amounts obtained from the Offering and the Equity Financings in excess of $285.0 million will be used for transaction costs in connection with the Acquisition and the related financing transactions, for capital for the Company's insurance subsidiaries, and for general corporate purposes.

                                 CAPITALIZATION

     Set forth below is the capitalization of the Company at March 31, 1998 and the capitalization of the Company at March 31, 1998, as adjusted to give effect to the Offering, the Equity Financings and the application of the proceeds from the Offering and the Equity Financings as described in "Use of Proceeds."

                                                                     MARCH 31, 1998
                                                              -----------------------------
                                                                             AS ADJUSTED
                                                                               FOR THE
                                                                            OFFERING AND
                                                               ACTUAL     EQUITY FINANCINGS
                                                              --------    -----------------
                                                                     (IN THOUSANDS)
Long-term debt..............................................  $     30        $     30
Senior Notes................................................        --         107,000(1)
Trust Preferred Securities..................................   101,291         101,291
Stockholders' Equity:
  Common Stock, $.01 par value; authorized 25,000,000
     shares; issued and outstanding 5,874,379 shares; and
     17,814,677 shares issued and outstanding as adjusted
     for the Equity Financings..............................        59             178
  Paid-in capital excess of par.............................    34,257         227,238(2)
  Paid-in capital -- warrants...............................     2,206           2,206
  Unrealized gain on investments, net of taxes..............     1,407           1,407
  Retained earnings.........................................    23,879          23,879
                                                              --------        --------
Net stockholders' equity....................................    61,808         254,908
                                                              --------        --------
Total capitalization........................................  $163,129        $463,229
                                                              ========        ========

---------------
(1) Net of estimated transaction costs of approximately $3.0 million, including underwriting discounts and commissions.

(2) Net of transaction costs associated with the Equity Financings of approximately $6.9 million.

                   ACQUISITION OF BUSINESS INSURANCE GROUP, INC.

    THE ACQUISITION

     The Company has entered into the Acquisition Agreement to acquire BIG from FHC for aggregate consideration of approximately $285.0 million in cash. BIG is a holding company that, through its subsidiaries, writes workers' compensation and group health insurance, principally in California, with regional and branch operations throughout the continental United States. Under the Acquisition Agreement, at the Closing, BIG will become a wholly owned subsidiary of the Company. As a result, the BIG Insurance Subsidiaries will become indirect operating subsidiaries of the Company. BICO, currently a wholly owned subsidiary of BIG, will be sold to Zurich Centre Group LLC immediately after the Closing. Prior to such sale the Company will transfer the operating assets, liabilities, and infrastructure of BICO into Superior Pacific. The Company will thereafter continue to issue policies outside of California through CCIC and through BICO via an underwriting arrangement with an affiliate of Zurich. In connection with the Acquisition, FHC is obligated prior to Closing to cause all of BIG's intercompany balances and real estate holdings related to FHC and its parent, FHS, and their affiliates to be settled in cash. The Acquisition and the related financing transaction is expected to close two to three weeks after the expiration date of the Stock Offering.

BUSINESS INSURANCE GROUP, INC.

     For the year ended December 31, 1997, and the three months ended March 31, 1998, BIG had net premiums earned of $515.3 million and $139.6 million, respectively, and had losses, excluding realized gains and interest charges, of approximately $28.3 million and $2.0 million, respectively. Prior to 1995, BIG was exclusively a California insurer and BIG's business continues to be concentrated in California, accounting for approximately 68.2% of in force estimated annual premiums as of March 31, 1998. However, in anticipation of regulatory reforms and the elimination of minimum rate laws in 1995, BIG began to pursue national growth opportunities and currently writes business in 42 states through a network of 37 regional and branch offices. BIG is licensed in 49 states and the District of Columbia. Through March 31, 1998, approximately 31.8% of BIG's estimated annual premium was written outside of the State of California. BIG has historically written policies with average annual premium greater than those of the Company's, as demonstrated by an average annual premium per policy of approximately $16,200 as opposed to approximately $8,300 for Superior National in the year ended December 31, 1997. See "Business Insurance Group, Inc. -- Business -- Marketing."

FINANCING OF THE ACQUISITION

     The Acquisition of BIG will be financed by the Company with a combination of equity and debt. The Company will issue Rights to purchase Common Stock to existing stockholders (other than IP Delaware and IP Bermuda), warrant holders (other than warrant holders exercising preemptive rights), and option holders (the "Stock Offering"), and will provide warrant holders the opportunity to exercise preemptive rights they have in connection with the IP Stock Issuance, with expected total proceeds of $106.0 million. Additionally, IP will purchase, upon stockholder approval, $94.0 million of Common Stock in the IP Stock Issuance. IP has also agreed to provide the Standby Commitment to purchase that number of shares of Common Stock necessary so that the total proceeds of the Stock Offering, warrant holders exercises of preemptive rights, and the Standby Commitment are $106.0 million, thus assuring the Company of $200.0 million in total from the Equity Financings to complete the Acquisition. The Company also has commenced this Offering in the aggregate principal amount of $110.0 million. The amounts obtained from the Senior Notes Offering and the Equity Financings in excess of $285.0 million will be used for transaction costs in connection with the Acquisition and these financing transactions, for capital for the Company's insurance subsidiaries, and for general corporate purposes.

RATIONALE FOR THE ACQUISITION

     The Acquisition, the Equity Financings, and the Senior Notes Offering reflect the Company's belief that several substantial benefits will arise from these transactions:

     - The Company will be the largest private sector workers' compensation carrier in California, based on available data on 1997 direct written premium.

     - While increasing its presence in California, the Company will also diversify geographically by acquiring BIG's non-California book of business, thereby lessening its dependence on the California market for workers' compensation insurance.

     - The Company will have the opportunity to improve BIG's financial performance by implementing the Company's underwriting policies, applying its expertise in information systems, and using reinsurance to mitigate financial and integration risk during the transition period immediately following the Acquisition.

     - The Company will benefit from economies of scale over a period of years, potentially realizing cost savings as a result.

     - The Company will reduce its financial leverage due to the additional equity provided by the Equity Financings.

     - The Company will strengthen its relationship with IP, providing opportunities for additional acquisitions and continued growth.

LOSS RESERVES GUARANTEE

     In connection with the Acquisition, FHC has agreed to obtain at its expense guarantees on BIG's claim and claim adjustment expense reserves (the "Loss Reserves Guarantee"). The Loss Reserves Guarantee covers $150.0 million in reserves for losses incurred prior to December 31, 1997, and an additional $25.0 million for losses incurred through the Closing. Under the Acquisition Agreement, FHC is permitted to cause BIG to purchase reinsurance to fulfill the Loss Reserves Guarantee. The amount paid by BIG for reinsurance would then be deducted from the price paid to FHC by the Company. Using the proceeds of the Equity Financings and the Senior Notes Offering, the Company will contribute capital to BIG following the Closing to offset any reductions in surplus arising out of the purchase of reinsurance.

LARGE ACCOUNT QUOTA-SHARE ARRANGEMENT

     Separately, effective May 1, 1998, the Company and BIG each entered into the three-year Quota-Share Arrangement with a reinsurer under which each will cede all risks with an estimated annual premium at each risk's inception date of $25,000 or more. Continuation of the Quota-Share Arrangement by BIG is contingent on the Closing. The Company believes there is significantly more pricing and persistency risk associated with policies with larger annual premium amounts. The use of the Quota-Share Arrangement will allow the Company to re-underwrite this business over time to the Company's underwriting standards while preserving BIG's relationships with producers and insureds. Additionally, because the Quota-Share Arrangement will reduce net written premium, the Company's and BIG's ratio of net written premium to statutory surplus will decrease.

DISPOSITION OF BICO

     The Company has entered into a letter of intent to sell BICO to Zurich Centre Group, LLC, an affiliate of Zurich, immediately after the completion of the Acquisition. Under the letter of intent, Superior Pacific will assume BICO's insurance business and liabilities, receive assets with a fair market value equal to the liabilities assumed, and receive additional consideration equal to BICO's statutory capital and surplus, plus the value of BICO's charter and licenses, at the sale date. After the sale of BICO, an affiliate of Zurich intends to recapitalize BICO and enter into a five-year underwriting arrangement with Superior Pacific under which Superior Pacific will be given the right to produce up to $50.0 million in estimated annual premium on BICO's policy forms in exchange for an underwriting fee equal to 2.5% of direct written premium plus a pass through of all related expenses. The Company intends to retain BICO's business and employees within the Superior National organization, and will use the underwriting arrangement, together with other BIG Insurance Subsidiaries acquired in the Acquisition, to continue, and attempt to expand, BIG's national workers' compensation insurance operations.

     The sale of BICO is contingent upon a number of conditions, including the completion of a due diligence investigation by Zurich Centre Group LLC, execution of definitive documents by September 1, 1998, completion of the Acquisition, approval from state insurance regulators, the execution of other related agreements, and other customary conditions.

SERVICE AGREEMENTS

     In connection with the Acquisition Agreement, the Company and BIG will enter into long-term service agreements (the "Service Agreements") with various subsidiaries of FHC that are not being sold to Superior National. These agreements include medical bill review, PPO utilization, certain managed care services, claim negotiation and review, recruitment of employees, placement of temporary workers, and transitional corporate administrative services. The Service Agreements will have minimum terms of five years.

CONSEQUENCES IF THE COMPANY FAILS TO COMPLETE THE ACQUISITION

     In the event FHC meets all of its conditions precedent to the sale of BIG to the Company, and the Company then fails to complete the Acquisition, such event would likely have a material adverse effect on the Company. In such circumstances, if the Company is deemed to have wrongfully failed to close the Acquisition, it could be liable to FHC for a $15.0 million payment and additional monetary damages. Further, fees payable in connection with the Standby Commitment, consisting of warrants to purchase 734,000 shares of Common Stock (the "Commitment Fee Warrants") are payable without regard to consummation of the Acquisition.

     If the Acquisition is not consummated, this Offering will terminate.

GOVERNMENTAL AND REGULATORY AND OTHER APPROVALS

     The Acquisition requires the approval of the departments of insurance in the States of California, Delaware, and New York, and notice filings in other states. The Company has already made the requisite filings in order to obtain such approval, including an application to the New York Department of Insurance. If approval in New York is not obtained, the Acquisition will proceed without the inclusion of CCIC. While the Company is confident of obtaining approval in New York, as of the date of this Prospectus, all necessary regulatory approvals have not yet been obtained. The Acquisition is also subject to the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Additionally, the holders of the Trust Preferred Securities issued by a Subsidiary of the Company are being requested to consent to the issuance of the Senior Notes. The Company expects to obtain all such approvals.

ACCOUNTING TREATMENT

     The Acquisition is to be treated as a purchase for accounting purposes. See "Unaudited Pro Forma Financial Information."

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following Unaudited Pro Forma Financial Information of the Company for the three months ended March 31, 1998 and the year ended December 31, 1997 presents the results of operations for the Company as if the Acquisition had been consummated as of the beginning of each period presented. The pro forma adjustments are based on available information and certain assumptions the Company currently believes are reasonable in the circumstances. The Unaudited Pro Forma Financial Information has been derived from and should be read in conjunction with the historical Consolidated Financial Statements and Notes of the Company for the three months ended March 31, 1998 (unaudited) and the year ended December 31, 1997 and the historical Combined Financial Statements and Notes of BIG for the three months ended March 31, 1998 (unaudited) and the year ended December 31, 1997 contained elsewhere herein, and should be read in conjunction with the accompanying Notes to Unaudited Pro Forma Financial Information.

     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have occurred had the Acquisition been consummated on the dates assumed, nor is the pro forma information intended to be indicative of the Company's future results of operations.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                      AS OF MARCH 31, 1998
                                                     ------------------------------------------------------
                                                                                PURCHASE
                                                     SUPERIOR                  ACCOUNTING        PRO FORMA
                                                     NATIONAL       BIG       ADJUSTMENT(1)       COMBINED
                                                     --------    ----------   -------------      ----------
ASSETS
  Investments:
    Bonds and notes:
      Available-for-sale, at market................  $210,065    $  656,829     $                $  866,894
      Held-to-maturity, at amortized value.........        --        14,020                          14,020
    Equity securities, at market...................     1,980            --                           1,980
    Real estate....................................        --        29,658       (29,658)(a)            --
  Note from parent.................................        --        10,000       (10,000)(b)            --
  Cash and short-term, at market...................    16,490        81,319        29,658(a)        163,071
                                                                                   10,194(b)
                                                                                   10,506(c)
                                                                                  107,000(e)
                                                                                  193,100(f)
                                                                                   (5,796)(g)
                                                                                 (285,000)(h)
                                                                                    5,600(i)
                                                     --------    ----------     ---------        ----------
         Total Investments.........................   228,535       791,826        25,604         1,045,965
Reinsurance receivables............................    55,598       216,101                         271,699
Premiums receivable................................    21,655        75,906                          97,561
Earned but unbilled premiums receivable............    12,791        22,155                          34,946
Accrued investment income..........................     2,331        11,092          (194)(b)        13,229
Deferred policy acquisition costs..................     5,987        24,681                          30,668
Income tax receivable..............................        --        10,506       (10,506)(c)            --
Deferred income taxes..............................    12,428        17,793       (17,793)(j)        12,428
Funds held by reinsurer............................     4,186            --                           4,186
Prepaid reinsurance premiums.......................     5,381            --                           5,381
Goodwill...........................................    35,583        13,951       (13,951)(k)        35,583
Prepaid and other..................................    17,033        21,011                          38,044
                                                     --------    ----------     ---------        ----------
         Total Assets..............................  $401,508    $1,205,022     $ (16,840)       $1,589,690
                                                     ========    ==========     =========        ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Claim and claim adjustment expenses................  $180,333    $  713,473                      $  893,806
Unearned premiums..................................    14,610        49,469                          64,079
Reinsurance payable................................     7,383        24,571                          31,954
Long-term debt.....................................        30       121,750      (121,750)(d)       107,030
                                                                                  107,000(e)
Deferred credit -- negative goodwill...............                                83,771(h)         57,627
                                                                                    5,600(i)
                                                                                  (17,793)(j)
                                                                                  (13,951)(k)
Policyholder dividends.............................     1,370         2,823                           4,193
Capital lease......................................     7,191            --                           7,191
Accounts payable and other liabilities.............    27,492        45,915        (5,796)(g)        67,611
                                                     --------    ----------     ---------        ----------
         Total Liabilities.........................   238,409       958,001        37,081         1,233,491
Trust preferred securities.........................   101,291            --                         101,291
Stockholders' equity
Common stock.......................................    34,316       167,416       193,100(f)        227,416
                                                                                 (167,416)(h)
Paid-in capital warrants...........................     2,206            --                           2,206
Accumulated other comprehensive income.............                                                      --
Unrealized gain on investments, net of taxes.......     1,407         3,726        (3,726)(h)         1,407
Retained earnings..................................    23,879        75,879       121,750(d)         23,879
                                                                                 (197,629)(h)
                                                     --------    ----------     ---------        ----------
         Total Stockholders' Equity................    61,808       247,021       (53,921)          254,908
                                                     --------    ----------     ---------        ----------
         Total Liabilities and Stockholders'
           Equity..................................  $401,508    $1,205,022     $ (16,840)       $1,589,690
                                                     ========    ==========     =========        ==========

Footnotes on following page

------------------------------
(1) Description of Pro Forma Adjustments

(a) Adjustment represents the sale of real estate to FHS at current book value, pursuant to the Acquisition Agreement.

(b) Adjustment represents FHC's repayment of an intercompany promissory note including principal and interest, pursuant to the Acquisition Agreement.

(c) Adjustment represents repayment of the income tax receivable due BIG by FHC, pursuant to the Acquisition Agreement.

(d) Adjustment represents FHC's forgiveness of intercompany debt at the time of the Acquisition, pursuant to the Acquisition Agreement.

(e) Adjustment represents the sale of Senior Notes, net of transaction costs, in connection with the Acquisition.

(f) Adjustment represents the Equity Financings, net of transaction costs, in connection with the Acquisition.

(g) Adjustment to settle intercompany payable arising in the ordinary course of business with FHS, pursuant to the Acquisition Agreement.

(h) Adjustment represents payment of $285.0 million to FHC for acquisition of BIG and corresponding adjustment to Common Stock and additional paid-in capital to reflect the elimination of BIG's stockholders' equity interest.

(i) Adjustment represents the sale of BICO to Zurich Centre Group LLC for estimated proceeds of $5.6 million. The Company will retain BICO's insurance business, infrastructure, liabilities and employees.

(j) Adjustment represents the elimination of the deferred tax asset related to the election under Section 338(h) of the Code taken by FHC.

(k) Adjustment represents the elimination of BIG's goodwill existing prior to the Acquisition.

                        PRO FORMA FINANCIAL INFORMATION
  ACQUISITION OF BUSINESS INSURANCE GROUP, INC. BY SUPERIOR NATIONAL INSURANCE
                                  GROUP, INC.
                           PURCHASE ACCOUNTING METHOD
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                  THREE MONTHS ENDED MARCH 31, 1998
                          --------------------------------------------------
                                                     PRO
                                                    FORMA
                                                   ADJUST-
                                                    MENTS            PRO
                           SUPERIOR                  INC.           FORMA
                           NATIONAL      BIG      (DECR.)(1)      COMBINED
                          ----------   --------   ----------     -----------
                          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
REVENUES:
Net premiums earned.....  $   30,587   $139,612   $(102,894)(j)  $    67,305
Net investment income
  and capital gains.....       4,253      9,853        (519)(a)       13,587
Other income............          --        166                          166
                          ----------   --------   ---------      -----------
        Total
          Revenues......      34,840    149,631    (103,413)          81,058
EXPENSES:
Claim and claim
  adjustment expenses,
  net of reinsurance....      18,288    114,286     (76,759)(j)       55,815
Underwriting and general
  and administrative
  expenses..............       9,991     42,132     (34,470)(j)       17,653
Policyholder
  dividends.............                    120                          120
Goodwill amortization...         304        309        (309)(c)         (220)
                                                       (524)(d)
Interest expense........          --      2,359      (2,359)(e)        2,338
                                                      2,338(b)
Other expense...........         179         --          --              179
                          ----------   --------   ---------      -----------
        Total
          Expenses......      28,762    159,206    (112,083)          75,885
                          ----------   --------   ---------      -----------
Income (loss) before
  income taxes,
  preferred securities
  dividends and
  accretion,
  discontinued
  operations,
  extraordinary items,
  and cumulative effect
  of change in
  accounting for income
  taxes.................       6,078     (9,575)      8,670            5,173
Income tax expense
  (benefit).............       2,311     (5,394)      4,767(i)         1,684
                          ----------   --------   ---------      -----------
Income (loss) before
  preferred securities
  dividends and
  accretion, and
  extraordinary items...       3,767     (4,181)      3,903            3,489
                          ==========   ========   =========      ===========
BASIC EPS:
Per Common Share:
Net income (loss).......  $     0.64                             $      0.20
Weighted average shares
  outstanding...........   5,874,054                              17,814,353
DILUTED EPS:
Per Common Share:
Net income (loss).......  $     0.48                             $      0.18
Weighted average shares
  outstanding...........   7,781,614                              19,721,912
OTHER DATA (UNAUDITED):
EBITDA..................       6,601                                   7,748
Ratio of earnings to
  fixed charges and
  distributions on
  preferred
  securities............                                               1.55x
Ratio of EBITDA to
  distributions on
  preferred
  securities............                                               1.84x
Ratio of preferred
  securities to
  EBITDA................                                              13.07x

                                           YEAR ENDED DECEMBER 31, 1997
                          ---------------------------------------------------------------
                                                                  PRO
                                                                 FORMA
                                                                ADJUST-
                                                                 MENTS            PRO
                           SUPERIOR        PAC                    INC.           FORMA
                          NATIONAL(2)    RIM(3)       BIG      (DECR.)(1)      COMBINED
                          -----------   ---------   --------   ----------     -----------
                              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
REVENUES:
Net premiums earned.....  $  140,920    $  19,507   $515,272   $(379,755)(j)  $   295,944
Net investment income
  and capital gains.....      12,674        1,449     44,724      (1,996)(a)       56,851
Other income............          --           --      3,512                        3,512
                          ----------    ---------   --------   ---------      -----------
        Total
          Revenues......     153,594       20,956    563,508    (381,751)         356,307
EXPENSES:
Claim and claim
  adjustment expenses,
  net of reinsurance....      90,447       25,841    443,204     (12,000)(g)      264,194
                                                                (283,298)(j)
Underwriting and general
  and administrative
  expenses..............      37,695       10,769    168,187        (900)(f)       86,236
                                                                  (2,297)(h)
                                                                (127,218)(j)
Policyholder
  dividends.............          --        1,006        793                        1,799
Goodwill amortization...       1,039           --      1,262      (1,262)(c)       (1,057)
                                                                  (2,096)(d)
Interest expense........       6,335          589      8,326      (8,326)(e)       16,274
                                                                   9,350(b)
Other expense...........         817           --         --          --              817
                          ----------    ---------   --------   ---------      -----------
        Total
          Expenses......     136,333       38,205    621,772    (428,047)         368,263
                          ----------    ---------   --------   ---------      -----------
Income (loss) before
  income taxes,
  preferred securities
  dividends and
  accretion,
  discontinued
  operations,
  extraordinary items,
  and cumulative effect
  of change in
  accounting for income
  taxes.................      17,261      (17,249)   (58,264)     46,296          (11,956)
Income tax expense
  (benefit).............       6,437          612    (28,847)     17,374(i)        (4,424)
                          ----------    ---------   --------   ---------      -----------
Income (loss) before
  preferred securities
  dividends and
  accretion, and
  extraordinary items...      10,824      (17,861)   (29,417)     28,922           (7,532)
                          ==========    =========   ========   =========      ===========
BASIC EPS:
Per Common Share:
Net income (loss).......  $     2.06                                          $     (0.44)
Weighted average shares
  outstanding...........   5,249,736                                           17,190,034
DILUTED EPS:
Per Common Share:
Net income (loss).......  $     1.54                                          $     (0.40)
Weighted average shares
  outstanding...........   7,016,165                                           18,956,463
OTHER DATA (UNAUDITED):
EBITDA..................      24,749                                                3,791
Ratio of earnings to
  fixed charges and
  distributions on
  preferred
  securities............                                                            0.47x
Ratio of EBITDA to
  distributions on
  preferred
  securities............                                                            0.20x
Ratio of preferred
  securities to
  EBITDA................                                                           26.72x

Footnotes on following page

------------------------------
(1) Description of Pro Forma Adjustments.

(a) Adjustment represents the elimination of net investment income for real estate sold to FHC and interest on the promissory note from FHC, pursuant to the Acquisition Agreement.

(b) Adjustment represents estimated interest expense on the $110.0 million of Senior Notes offered hereby. The Company is using an estimated interest rate of 8.5% for purposes of this calculation.

(c) Adjustment represents the elimination of the amortization of BIG's goodwill existing prior to the Acquisition.

(d) Adjustment represents the amortization of the negative goodwill (deferred credit) on a straight line basis over 27.5 years.

(e) Adjustment represents the elimination of the interest expense associated with $121.7 million of intercompany debt that will be settled by FHC at the time of the Acquisition.

(f) Adjustment represents elimination of a one-time charge for the discontinuance of the executive deferred compensation plan.

(g) Adjustment represents a portion of the adverse development recorded in 1997 by Pac Rim for accident years 1995 and prior. The recording of adverse development amounts in Pac Rim's 1996 and 1997 Statement of Operations was required by regulatory authorities as a condition to the Company's acquisition of Pac Rim.

(h) Adjustment represents the cost reductions expected to be achieved under the Company's business plan to integrate the operations of Pac Rim into Superior Pacific, based upon cost reductions achieved during the remainder of 1997.

                                                              FIRST THREE MONTHS
                                                                1997 COMBINED
                                                              PROJECTED SAVINGS
                                                              ------------------
                                                                (IN THOUSANDS)
Payroll reductions for the elimination of duplicative
  personnel (A).............................................        $1,556
Cancellation of data processing outsourcing agreement (B)...           213
Sublease of excess office space at current market price.....           237
Elimination of other duplicative corporate costs including
  outside audit fees, executive travel, director and
  officers insurance, payroll processing, and cancellation
  of line of credit (C).....................................           248
Rate differential between SNIC's excess of loss reinsurance
  treaties and Pac Rim reinsurance treaties.................            43
                                                                    ------
                                                                    $2,297
                                                                    ======

     (A) Upon consummation of the Pac Rim Transaction, the Company immediately began the process of absorbing the operations of Pac Rim into the Company's existing operations. At the time the transaction was announced the Company had approximately 360 employees and Pac Rim had approximately 270 employees.

          Within nine months following the consummation of the Pac Rim Transaction, approximately 225 employees of Pac Rim were released or resigned. The remaining employees have been retained.

          Immediately upon consummation of the Pac Rim Transaction and subsequent to the consummation of the Pac Rim Transaction, the Company added staff to its existing operations to support the operations acquired from Pac Rim. As of nine months following the Pac Rim Transaction, the Company had completed its staff increases, and was performing substantially all of the administrative functions in its Calabasas, California headquarters. The net increase in staff by the Company related to the Pac Rim Transaction was approximately 30 employees. The Pac Rim employees terminated included substantially all of its executive management. The additional employees added by the Company were primarily line employees.

          In preparing the pro-forma salary adjustment, the ongoing salary expenses relating to the new employees hired were included. These salary costs are expected to represent the level of salaries needed to manage the operations acquired from Pac Rim on an ongoing basis.

     (B) In 1992, Pac Rim entered into an agreement with an outside vendor to assume substantially all of its data processing responsibilities. During 1996, Pac Rim paid approximately $1.7 million to the outside vendor for services provided. The Company, at the time of the Pac Rim Transaction, terminated the contract and has assumed all data processing responsibilities for Pac Rim's operations.

     (C) Represents savings that are the result of the elimination of certain duplicate services that both the Company and Pac Rim contracted out or obtained through outsourcing agreements. These savings have been presented net of projected cost increases to the Company for additional costs expected to arise as a result of the Pac Rim Transaction.

(i) Adjustment represents the tax effect of the pro forma adjustments, excluding goodwill.

(j) Adjustment represents the Quota-Share Arrangement entered into May 1, 1998 in connection with the Acquisition of BIG. Under the terms of the Quota-Share Arrangement both Superior Pacific and BIG cede 100% of the premiums and losses for policies with an estimated annual premium of $25,000 or greater at inception.

(2) The results of Superior National for the year ended December 31, 1997 include the results of Pac Rim for periods subsequent to April 1, 1997.

(3) Pac Rim was acquired on April 11, 1997. The results of operations presented are for the period January 1, 1997 through March 31, 1997.

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     The following selected consolidated financial data are qualified by reference to, and should be read in conjunction with, the consolidated financial statements and notes thereto included elsewhere in this document. The selected consolidated financial data set forth below as of and for the years ended December 31, 1997, 1996, and 1995 have been derived from the audited financial statements of the Company included elsewhere in this document. The selected consolidated financial data set forth below as of and for the years ended December 31, 1994 and 1993 have been derived from audited financial statements of the Company not included in this document. The selected consolidated financial data as of and for the three months ended March 31, 1998 and 1997 have been derived from unaudited consolidated financial statements of the Company, but include all adjustments, including normally occurring accruals, that the Company considers necessary for a fair presentation of the results of operations for the periods presented. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the Company's fiscal year ending December 31, 1998.

                                            THREE MONTHS
                                           ENDED MARCH 31,                          YEAR ENDED DECEMBER 31,
                                       -----------------------   --------------------------------------------------------------
                                          1998         1997       1997(1)        1996         1995         1994         1993
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
REVENUES:
  Gross premiums written.............  $   41,053   $   22,780   $  159,352   $   99,282   $   97,084   $  134,769   $  157,986
  Net premiums written...............      28,501       20,003      136,929       87,715       89,139      105,946      154,431
  Net premiums earned................      30,587       18,978      140,920       88,648       89,735      110,418      153,585
  Net investment income (excluding
    capital gains and losses)........       3,853        2,077       12,630        7,738       10,309        9,014        8,481
  Net capital gain (loss)............         400            9           44           31         (525)          35        1,069
  Other income (expense), net........        (179)        (181)        (817)         186         (536)        (340)        (743)
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Total revenues...............      34,661       20,883      152,777       96,603       98,983      119,127      162,392
EXPENSES:
  Claim and claim adjustment
    expenses, net of reinsurance.....      18,288       10,271       90,447       55,638       53,970       78,761      113,817
  Underwriting and general and
    administrative expenses..........       9,991        7,004       37,695       34,138       29,447       21,660       28,779
  Policyholder dividends.............          --           --           --       (5,927)      (5,742)       4,983       11,371
  Goodwill amortization..............         304           --        1,039           --           --           --           --
  Interest expense...................          --        1,727        6,335        7,527        9,619        8,726        6,221
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Total expenses...............      28,583       19,002      135,516       91,376       87,294      114,130      160,188
  Income from continuing operations
    before preferred securities and
    extraordinary items -- pre-tax...       6,078        1,881       17,261        5,227       11,689        4,997        2,204
  Income tax benefit (expense).......      (1,347)        (437)       1,788         (739)       5,849           (4)       2,304
  Accretion on preferred securities
    -- pre-tax.......................      (2,836)        (688)      (4,650)      (2,525)      (2,255)      (1,035)          --
  (Loss) from operations of
    discontinued P&C
    operations -- pre-tax(2).........          --           --           --           --      (14,912)          --       (4,532)
  Extraordinary (loss) -- pre-tax....          --           --      (19,540)          --           --       (3,064)        (686)
  Cumulative effect of change in
    accounting for income taxes......          --           --           --           --           --           --        2,297
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Net income (loss)............  $    1,895   $      756   $   (5,141)  $    1,963   $      371   $      894   $    1,587
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========
BASIC EPS:
  Per common share
  Income before items below -- after
    all taxes(3).....................  $     0.80   $     0.42   $     3.63   $     1.31   $     5.12   $     1.45   $     1.31
  Preferred securities -- pre-tax....       (0.48)       (0.20)  $    (0.89)       (0.74)       (0.66)       (0.30)          --
  Discontinued
    operations -- pre-tax............          --           --           --           --        (4.35)          --        (1.32)
  Extraordinary items -- pre-tax.....          --           --        (3.72)          --           --        (0.89)       (0.20)
  Cumulative effect of change in
    accounting -- pre-tax............          --           --           --           --           --           --         0.67
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Net income (loss)............  $     0.32   $     0.22   $    (0.98)  $     0.57   $     0.11   $     0.26   $     0.46
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========

                                            THREE MONTHS
                                           ENDED MARCH 31,                          YEAR ENDED DECEMBER 31,
                                       -----------------------   --------------------------------------------------------------
                                          1998         1997       1997(1)        1996         1995         1994         1993
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
DILUTED EPS:
  Per common share
  Income before items below -- after
    all taxes(3).....................  $     0.61   $     0.27   $     2.71   $     0.93   $     4.44   $     0.97   $     0.94
  Preferred Securities -- pre-tax....       (0.37)       (0.13)       (0.66)       (0.52)       (0.57)       (0.20)          --
  Discontinued
    operations -- pre-tax............          --           --           --           --        (3.78)          --        (0.95)
  Extraordinary items -- pre-tax.....          --           --        (2.79)          --           --        (0.60)       (0.14)
  Cumulative effect of change in
    accounting -- pre-tax............          --           --           --           --           --           --         0.48
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Net income (loss)............  $     0.24   $     0.14   $    (0.74)  $     0.41   $     0.09   $     0.17   $     0.33
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========
OTHER DATA:
  EBITDA(4)..........................  $    6,601   $    2,947   $   24,749   $   14,727   $   22,652   $   15,276   $    9,300
GAAP RATIOS:(5)
  Claim and claim adjustment expense
    ratio............................        59.8%        54.1%        64.2%        62.8%        60.1%        71.3%        74.1%
  Expense ratio......................        32.7%        36.9%        26.7%        31.8%        26.4%        24.1%        26.1%
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Continuing operations combined
    ratios, net of reinsurance.......        92.5%        91.0%        90.9%        94.6%        86.5%        95.4%       100.2%
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========
  Ratio of earnings to combined fixed
    charges and accretion on
    preferred securities(6)..........        1.84x        1.45x        1.98x        1.27x        1.87x        1.36x        1.33x
FINANCIAL POSITION:
  Total cash and investment(7)
  Carrying value.....................  $  228,535   $  140,912   $  242,116   $  149,440   $  163,951   $  176,878   $  150,179
    Market value.....................     228,535      140,912      242,116      149,440      166,103      172,706      156,744
  Total assets.......................     401,508      297,984      416,569      306,569      240,781      286,776      264,098
  Long-term debt.....................          30       96,947           30       98,961        8,530        9,730        6,743
  Claim and claim adjustment expense
    liability........................     180,333      106,758      201,225      115,529      141,495      171,258      171,038
  Total liabilities..................     238,409      228,002      255,474      237,807      176,256      227,622      224,044
  1994 Preferred securities issued by
    affiliate........................          --       24,258           --       23,571       21,045       18,790           --
  Company-obligated trust preferred
    securities.......................     101,291           --      101,277           --           --           --           --
  Net stockholders' equity...........      61,808       45,724       59,818       45,191       43,480       40,364       40,055
  Book value per share...............  $    10.52   $    13.27   $    10.19   $    13.11   $    12.68   $    11.77   $    11.68
  Outstanding shares.................   5,874,379    3,446,492    5,871,279    3,446,492    3,430,373    3,429,873    3,429,873

------------------------------
(1) The information for the year ended December 31, 1997 includes the financial data of SPCC for the period beginning April 1, 1997.

(2) The Company's losses from discontinued operations resulted principally from contractors' and developers' liability business underwritten from 1986 to 1991.

(3) Since the Company's inception it has not declared or paid any dividends to its stockholders. "Income before items below -- after all taxes" has been calculated to include the tax benefits related to the items following.

(4) EBITDA consists of earnings before interest, taxes, minority interest, depreciation, and amortization. EBITDA is presented here not as a measure of operating results, but rather as a measure of the Company's cash flow and debt service ability, and should not be considered as an alternative to net earnings and cash flows determined in accordance with GAAP. Because the Company's ability to obtain dividends from its insurance subsidiaries may be subject to a range of restrictions, EBITDA is not necessarily indicative of the Company's ability to service its indebtedness.

(5) These ratios are for continuing operations. The claim and claim adjustment expense ratio is calculated by dividing the claim and claim adjustment expenses by net premiums earned. The expense ratio is calculated by dividing the sum of commissions (net of reinsurance ceding commissions), policyholder dividends, and general and administrative expenses by net premiums earned. The combined ratio is the sum of the claim and claim adjustment expense ratio and the expense ratio.

(6) For purposes of calculating the ratio of earnings to combined fixed charges and accretion on preferred securities, earnings represent income before the provision (benefit) for income taxes, plus fixed charges. Fixed charges consist of interest expense, amortization of financing costs, and the portion of rental expense on operating leases which the Company estimates to be representative of the interest factor attributable to the leases. Preferred stock dividends consist of dividends on preferred securities having an effective interest rate of 11.7% issued in June 1994 by an affiliate. An aggregate of $20.0 million in such securities were issued and $26.6 million in face value was repaid in December 1997. The payment was made out of the proceeds of the Trust Preferred Securities and thereafter accrual of preferred securities dividends reflects the Trust Preferred Securities.

(7) Investments as of December 31, 1997 and 1996 are reflected at market value. As of December 31, 1995 and 1994 a portion of the portfolio was classified as held to maturity and was therefore reflected at amortized cost and the remaining portfolio was shown at market value. Investments as of December 31, 1993 are reflected at amortized cost. The changes in portfolio valuation reflect the adoption of Statement of Financial Accounting Standard No. 115, effective for fiscal years following December 15, 1993.

                               SUPERIOR NATIONAL
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis provides information that management believes to be relevant for an understanding of the Company's consolidated results of operations and financial condition. The discussion should be read in conjunction with the consolidated financial statements and the notes thereto.

OVERVIEW

     The Company recorded an underwriting profit from continuing operations of $2.3 million or $0.30 per share on a diluted basis in the three month period ended March 31, 1998, versus an underwriting profit of $1.7 million or $0.32 per share on a diluted basis in the corresponding period in the prior year. The increase in underwriting profit from continuing operations was primarily the result of an increase in premiums as a result of the April 11, 1997 acquisition of SPCC. During the three months ended March 31, 1998, the Company realized net income of $1.9 million or $0.24 per share on a diluted basis as compared to $0.8 million or $0.14 per share on a diluted basis for the three months ended March 31, 1997. In addition to improved underwriting profit, net income increased due to a $2.2 million increase in investment income, which resulted from the increase in invested assets. Invested assets increased due to the SPCC acquisition and the net proceeds of the issuance of the Trust Preferred Securities discussed below. The increase in underwriting profit and investment income was offset in part by dividends and accretion on the Trust Preferred Securities and amortization of goodwill.

     During 1997, the Company entered into three significant extraordinary transactions: the acquisition of Pac Rim, the parent of SPCC, completed April 11, 1997; the prepayment of approximately $88.6 million of long-term debt, completed June 30, 1997; and the issuance of $105.0 million in Trust Preferred Securities completed December 3, 1997. The Company's income before preferred securities' dividends and accretion, discontinued operations, and extraordinary items was $10.8 million in 1997, as compared to $3.6 million in 1996. The increase of $7.2 million in income before income taxes, preferred securities' dividends and accretion, discontinued operations, and extraordinary items was primarily the result of a $4.9 million increase in investment income. The increase of $4.9 million in net investment income is primarily due to increases of $92.7 million and $93.1 million in assets available for investment that resulted, respectively, from the acquisition of SPCC and the November 1996 financing transaction with The Chase Manhattan Bank ("Chase"). See "-- Liquidity and Capital Resources."

     For the year ended December 31, 1997, the Company recorded a net loss of $5.1 million after preferred securities' dividends and accretion, discontinued operations, and extraordinary items, as compared to net income of $2.0 million for the year ended December 31, 1996. Net loss per share for the year ended December 31, 1997 was $0.74 (diluted) versus net income per share of $0.41 (diluted) in 1996. During 1997, the Company recorded $12.9 million in extraordinary losses, net of income tax benefits, as a result of the prepayment of debt or the retirement of debt instruments, as compared to 1996, when no extraordinary losses were recorded. Further, during 1997, the Company recorded $3.0 million in dividend expense and accretion on preferred securities, as compared to $1.7 million in 1996.

     For the year ended December 31, 1996, the Company's net income was $2.0 million, as compared to $0.4 million in 1995. Net income per share for the year ended December 31, 1996 was $0.41 (diluted) versus $0.09 (diluted) for the year ended December 31, 1995. Income before preferred securities' dividends and accretion, discontinued operations, and extraordinary loss was $3.6 million for the year ended December 31, 1996, versus $11.7 million in 1995. The decrease in 1996 was due principally to a $5.3 million fee for reinsurance, as well as an increase of $1.7 million from 1995 claim and claim adjustment expense. Income before preferred securities' dividends and accretion, discontinued operations, and extraordinary loss, excluding the above discussed adjustments, was $10.6 million for the year ended December 31, 1996, as compared to $11.7 million for the comparable period of 1995.

THREE MONTHS ENDED MARCH 31, 1998 AS COMPARED TO THREE MONTHS ENDED MARCH 31,
1997

     Gross written premium increased $18.3 million or 80.2% to $41.1 million in the first quarter of 1998 as compared to the same period in 1997. Substantially all of this increase can be attributed to the addition of business written by SPCC. Net written premium increased $8.5 million or 42.5% to $28.5 million in the first quarter of 1998 as compared to the same period in 1997, reflecting the increase in gross written premium. Net premiums earned increased $11.6 million or 61.2% to $30.6 million in the first quarter of 1998 as compared to the same period in 1997, reflecting the increase in net written premium.

     Net claim and claim adjustment expenses increased $8.0 million or 78.1% to $18.3 million in the first quarter of 1998 as compared to the same period in 1997. This increase is attributable to the addition of premiums renewed by SNIC for policies expiring from SPCC. The net claim and claim adjustment expense ratio increased to 59.8% in the first quarter of 1998 from 54.1% in the same period of 1997. Although the Company has been experiencing a reduction in the frequency of claims, at the same time there has been an increase in claim severity for injuries sustained in 1995 and thereafter. To address the increasing severity trend, management has put into place a Claim Severity Management Program that is intended to reduce the Company's average ultimate per claim and claim adjustment expense for 1995 and subsequent dates of injury. See "Superior National -- Business -- Claim Severity Management Program."

     Underwriting and general and administrative expenses increased $3.0 million or 42.6% to $10.0 million in the first quarter of 1998, as compared to the same period in 1997. This increase was due primarily to the acquisition of SPCC. Net commission expense increased $0.8 million or 34.6% to $3.0 million in the first quarter of 1998, as compared to the same period in 1997. The increase in net commission expense is due to an increase in premiums. Net underwriting and general and administrative expenses increased 45.7% to $10.5 million in the first quarter of 1998 from $7.2 million in the same period of 1997. The Company's underwriting expense ratio decreased 4.2 percentage points to 32.7% for the first quarter of 1998 from 36.9% for the same period in 1997, due primarily to a reduction in net commission expense relative to the related net premium level. This reduction in net commission expense relative to the related net premium level is due to an increase in reinsurance ceding commissions received. The direct commission expense relative to the related direct written premium level remained unchanged from the prior year.

     The Company recorded an underwriting profit from continuing operations of $2.3 million in the first quarter of 1998, versus $1.7 million for the same period in 1997. The increase in underwriting profit from continuing operations was primarily the result of the increase in premiums discussed above, coupled with a decrease in underwriting and general and administrative expenses relative to the premium level.

     Net investment income, excluding realized investment gains/losses, increased $1.8 million or 85.5% to $3.9 million in the first quarter of 1998 compared to the same period in 1997. The improvement was due to the increase in assets available for investment resulting from the SPCC acquisition and the availability of $30.0 million in invested assets as a result of the issuance of the Trust Preferred Securities. Excluding SPCC and the increase in invested assets due to the issuance of the Trust Preferred Securities, net investment income decreased $0.3 million or 18.4% to $1.8 million in the first quarter of 1998 as compared to the same period in 1997. This 18.4% decrease was due to a change in portfolio mix as compared to the same period in 1997.

     No interest expense was incurred in the first quarter of 1998 as compared to $1.7 million for the same period in 1997, due to the repayment of all long-term debt with funds obtained through the sale of the Trust Preferred Securities.

     Distributions and accretion on preferred securities increased by $2.1 million as compared to $0.7 million in the first quarter of 1998, as a result of the issuance of the Trust Preferred Securities and the redemption of preferred securities issued by an affiliate in December 1997.

     A summary of net investment income, excluding capital gains and losses, for the three months ended March 31, 1998 and 1997 is as follows:

                                                               THREE MONTHS
                                                             ENDED MARCH 31,
                                                             ----------------
                                                              1998      1997
                                                             ------    ------
                                                              (IN THOUSANDS)
Interest on bonds and notes................................  $3,643    $  858
Interest on invested cash..................................     318     1,346
Other......................................................      76        --
                                                             ------    ------
Total investment income....................................   4,037     2,204
Capital gains..............................................     400         9
Investment expense.........................................     184       127
                                                             ------    ------
Net investment income......................................  $4,253    $2,086
                                                             ======    ======

     The distribution of the Company's consolidated investment portfolio is as follows:

                                             MARCH 31, 1998
                                              (UNAUDITED)          DECEMBER 31, 1997
                                          --------------------    --------------------
                                          CARRYING     MARKET     CARRYING     MARKET
                                           VALUE       VALUE       VALUE       VALUE
AVAILABLE FOR SALE:                       --------    --------    --------    --------
                                                         (IN THOUSANDS)
U.S. Government Agencies and
  Authorities...........................  $ 77,836    $ 77,836    $ 90,097    $ 90,097
Collateralized Mortgage Obligations.....    36,721      36,721      73,481      73,481
Corporate Instruments...................    45,101      45,101      41,636      41,636
Special Revenue and Special
  Assessment............................    50,407      50,407          --          --
State and Political Subdivisions........        --          --          --          --
                                          --------    --------    --------    --------
Total Available for Sale................  $210,065    $210,065    $205,214    $205,214
                                          ========    ========    ========    ========

                                                   MARCH 31, 1998
                                                    (UNAUDITED)       DECEMBER 31, 1997
                                                  ----------------    ------------------
                                                            MARKET               MARKET
                                                   COST     VALUE      COST       VALUE
EQUITY SECURITIES                                 ------    ------    -------    -------
                                                              (IN THOUSANDS)
Corporate.......................................  $1,837    $1,980    $1,356     $1,526
                                                  ------    ------    ------     ------
Total...........................................  $1,837    $1,980    $1,356     $1,526
                                                  ======    ======    ======     ======

     The Company's management monitors the matching of assets and liabilities and attempts to maintain the Company's portfolio's investment duration at the mid-point of the length of its net claim and claim adjustment expense payout pattern. Investment duration is the weighted average measurement of the current maturity of a fixed income security, in terms of time, of the present value of the future payments to be received from that security. However, in selecting assets to purchase for its investment portfolio, the Company considers each security's modified duration and the effect of that security's modified duration on the portfolio's overall modified duration. Modified duration is a measurement that estimates the percentage change in market value of an investment for a small change in interest rates. The modified duration of fixed maturities at March 31, 1998 was 3.05 years compared to 2.90 years at December 31, 1997. At March 31, 1998, 97.1% of the carrying values of investments in the fixed maturities portfolio were rated as investment grade by the Securities Valuation Office of NAIC.

     Discontinued operations had claim and claim adjustment expense reserves of $12.1 million as of March 31, 1998, which was consistent with management's expectations. The Company has significant exposure to construction defect liabilities on P&C insurance policies underwritten from 1986 to 1993. Management continues to closely monitor the Company's potential exposure to construction defect claims and has not changed its estimates of ultimate claim and claim adjustment expenses on discontinued operations since 1995. Management believes its current reserves are adequate to cover the Company's claims activity. There can be no assurance, however, that further upward development of ultimate loss costs associated with construction defect claims will not occur. The Company will continue to closely monitor the adequacy of its loss reserves in the discontinued operations. Offsetting these liabilities are $11.4 million of deferred tax assets and $0.7 million in reinsurance recoverable on paid claim and claim adjustment expenses.

YEAR ENDED DECEMBER 31, 1997 AS COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Gross written premium for the years ended December 31, 1997 and 1996 were $159.4 million and $99.3 million, respectively. This increase in gross written premium represents an increase of $60.1 million or 60.5% for the 1997 policy year as compared to the 1996 policy year. Substantially all of this increase can be attributed to business written related to SPCC. Net written premium increased $49.2 million or 56.1% to $136.9 million for the year ended December 31, 1997, as compared to the year ended December 31, 1996. This increase reflects the increase in gross written premium. Net premium earned increased $52.3 million or 59.0% to $140.9 million for the year ended December 31, 1997, as compared to the year ended December 31, 1996.

     For the year ended December 31, 1997, net claim and claim adjustment expenses increased $34.8 million or 62.6% to $90.4 million as compared to $55.6 million for the year ended December 31, 1996. The entire increase of claim and claim adjustment expense relates to the acquisition of SPCC. The net claim and claim adjustment expense ratio increased to 64.2% for the year ended December 31, 1997, as compared to 62.8% for the year ended December 31, 1996. The increase in the claim and claim adjustment expense ratio is due primarily to the 1997 accident year. Although the Company has continued to experience a reduction in the frequency of claims, at the same time there has been an increase in claim severity for injuries sustained in 1995 and thereafter. To address the increasing severity trend, management has put into place the Claim Severity Management Program that is intended to reduce the Company's average ultimate loss cost per claim and claim adjustment expense for 1995 and subsequent dates of injury. See "Superior National -- Business -- Claim Severity Management Program."

     Underwriting and general and administrative expenses, excluding policyholder dividends, increased $3.6 million or 10.4% to $37.7 million for the year ended December 31, 1997, as compared to the same period in 1996. This increase primarily resulted from the SPCC acquisition. Excluding the one-time expense of $5.3 million for the cancellation in 1996 of a reinsurance contract, underwriting expenses for 1997 increased $8.9 million or 30.9%. The Company's expense ratio decreased to 26.7% from 38.5% for the year ended December 31, 1997, as compared to 1996. The decrease in the expense ratio from 1997 to 1996 is due to the 1996 one-time charge of $5.3 million, previously mentioned, and an increase in premium without a corresponding increase in expense resulting from the SPCC acquisition.

     No policyholder dividends were paid during the year ended December 31, 1997, as compared to $1.3 million of such dividends during fiscal 1996. Prior to open rating, policyholder dividends served both as an economic incentive to employers for safe operations and as a means of price differentiation. As a result of consumers' preference for the lowest price at a policy's inception under open rating, dividends are currently no longer a significant factor in the marketing of workers' compensation insurance in California. In 1995, as a result of the diminishing value of policyholder dividends as a marketing tool, the Company's management declared a moratorium in the payment of policyholder dividends for California policies. In December 1996, the Company discontinued dividend payments. Estimated amounts to be returned to policyholders were accrued when the related premium was earned by the Company. Dividends were paid to the extent that a surplus was accumulated from the premium paid on the specific workers' compensation policy.

     Net investment income increased $4.9 million or 63.1% to $12.7 million for the year ended December 31, 1997, as compared to 1996. The increase in investment income is due to a $92.7 million increase in assets available for investment that resulted from the acquisition of SPCC.

     Interest expense decreased 15.8% to $6.3 million for the year ended December 31, 1997, as compared to 1996. The decline in interest expense is due primarily to the elimination of the funds withheld balance.

     Discontinued operations claim counts and losses as of December 31, 1997 were 215 and $13.5 million, respectively. These amounts and estimates are consistent with management's expectations. The Company has significant exposure to construction defect liabilities on P&C insurance policies underwritten from 1986 to 1993. Management continues to monitor closely its potential exposure to construction defect claims and has not changed its estimates of ultimate claim and claim adjustment expense on discontinued operations since 1995. Management believes its current reserves are adequate to cover its claim liabilities. There can be no assurance, however, that further upward development of ultimate loss costs associated with construction defect claims will not occur. See "Superior National -- Business -- Discontinued Operations."

YEAR ENDED DECEMBER 31, 1996 AS COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Gross written premium increased $2.2 million or 2.3% to $99.3 million in 1996 from 1995. The increase in gross written premium in 1996 was due primarily to the Company's continued strategy of underwriting smaller risks where the competition has been less fierce, as compared to larger policies. Net written premium decreased $1.4 million or 1.6% to $87.7 million reflecting an increased amount of premiums ceded to reinsurers. Net premiums earned decreased $1.1 million or 1.2% to $88.6 million in 1996 from 1995, reflecting, in part, an increase in ceded premiums.

     Claim and claim adjustment expenses increased $1.7 million or 3.1% to $55.6 million in 1996 from 1995, due principally to adverse development in claim and claim adjustment expense reserves related to the 1995 accident year. The claim and claim adjustment expense ratio as a percentage of net earned premium increased slightly to 62.8% in 1996 from 60.1% in the 1995 accident year.

     Underwriting and general and administrative expenses, excluding policyholder dividends, increased $4.7 million or 16% to $34.1 million in 1996 from 1995. The increase in underwriting and general and administrative expenses, excluding policyholder dividends, was due primarily to a $5.3 million adjustment recorded in the second quarter of 1996 for accrued costs related to the cancellation of a reinsurance contract. Underwriting and general and administrative expenses for 1996, excluding the $5.3 million in accrued costs, were $28.8 million as compared to $29.4 million in 1995. The Company's expense ratio, excluding the $5.3 million in accrued costs and policyholder dividends, was 32.5% for 1996, which is comparable to 32.8% in 1995.

     Policyholder dividend expenses for 1996 were comparable to 1995, constituting a decrease in underwriting expense of $5.9 million in 1996 as compared to $5.7 million in 1995.

     Underwriting profit from continuing operations decreased $7.3 million or 60% to $4.8 million in 1996 from 1995, principally due to a $4.7 million increase in underwriting expense. The increase in underwriting and general and administrative expenses was due primarily to the cost of canceling the reinsurance contract discussed above, and $2.0 million in claim and claim adjustment expense due as a result of adverse development on reserves related to prior accident years.

     Net investment income decreased $2.0 million or 20% to $7.8 million in 1996 as compared to 1995. The decline in investment income was due to a decrease in the average investable assets of $11.3 million and a decline in the average portfolio investment yield as a result of generally lower market interest rates in 1996 as compared to 1995. While a financing transaction involving Chase and Centre Reinsurance Limited, an affiliate of Zurich ("Centre Re"), entered into in November 1996 substantially increased the size of the investment portfolio on which the Company retained investment income, it occurred too late in 1996 to have a material effect on 1996 net investment income results. See "-- Liquidity and Capital Resources."

LIQUIDITY AND CAPITAL RESOURCES

     Liquidity is a measure of an entity's ability to secure sufficient cash to meet its contractual obligations and operating needs. The Company's cash inflows are generated from cash collected for policies sold, investment income on the existing portfolio, and sales and maturities of investments. The Company's cash outflows consist primarily of payments for policyholders' claims, operating expenses, and debt service. For their insurance operations, the Company's subsidiaries must have available sufficient cash and liquid assets to meet their obligations to policyholders and claimants in accordance with contractual obligations in addition to meeting their ordinary operating costs. Absent adverse material changes in the workers' compensation insurance market, management believes that the Company's present cash resources are sufficient to meet the needs of the Company for the foreseeable future.

     During the first three months of 1998, the Company used $20.6 million of cash in its operations versus $8.0 million during the same period in 1997. The $12.6 million increase in cash used in operations during the first three months of 1998 is primarily due to the addition of SPCC operations beginning April 1, 1997. The Company's continued negative cash flow is the result of the Company's historical in force premium bases being significantly higher than its current level and higher than expected payments of claim and claim adjustment expenses in the 1995 and 1996 accident years. The Company anticipates it will continue to experience negative cash flow from operations until the claims related to the historically higher premium base have been paid out. In addition, the reduction in net written premium arising out of the Quota-Share Arrangement for large accounts will increase negative cash flow substantially. Although the Company has implemented its Claim Severity Management Program to control cash outflows related to the 1995 and 1996 accident years at acceptable levels, there can be no assurance that it will be successful. In any event, the Company believes that it has adequate short-term investments and readily marketable investment-grade securities to cover both claim payments and expenses. As of March 31, 1998, the Company had total cash, cash equivalents and investments of $228.5 million and had 99.1% of its investment portfolio invested in cash, cash equivalents, and fixed maturities. In addition, 92.0% of the Company's fixed-income portfolio had ratings of "AA" or equivalent or better and 98.1% had ratings of "BBB" or equivalent or better.

     During the year ended December 31, 1997, the Company used $52.4 million of cash in its operations versus $14.9 million in the year ended December 31, 1996. The Company's continued negative cash flow is the result of the Company's premium in force being significantly higher historically versus its current level. The $37.5 million increase in cash used in operations during the year ended December 31, 1997 is primarily due to the addition of the SPCC operations. The Company believes that it has adequate short-term investments and readily marketable investment-grade securities to cover both claim payments and expenses. At December 31, 1997, the Company had total cash, cash equivalents, and investments of $242.1 million and had 99.4% of its investment portfolio invested in cash, cash equivalents, and fixed maturities. In addition, 90.8% of the Company's fixed-income portfolio had ratings of "AA" or equivalent or better and 98.0% had ratings of "BBB" or equivalent or better.

     The Company generated $77.3 million from financing activities during the year ended December 31, 1997, as compared to $90.5 million in 1996. The 1996 financing activities consisted primarily of the transaction with Chase discussed below. During 1997, net proceeds from the Company's financing activities were used to fund the acquisition of SPCC, to repay outstanding bank debt, to redeem outstanding preferred stock issued by an affiliate, and to refinance existing debt. The Company generated the necessary cash to acquire SPCC from the proceeds of a $44.0 million term loan and the sale of approximately $18.0 million in Common Stock. Of the approximately $62.0 million raised in those financing transactions, approximately $42.0 million was used to fund the acquisition of SPCC, approximately $6.6 million was used to repay an existing bank loan, $10.0 million was contributed as capital to SPCC, and the remaining funds were used for general corporate purposes, including the payment of related transaction costs.

     On December 3, 1997, the Trust issued its Trust Preferred Securities, having an aggregate liquidation amount of $105.0 million, in a private placement, and also issued to the Company, for an aggregate consideration of approximately $3.25 million, all of the Trust's common securities. The proceeds from the sale of these securities were used by Trust to purchase the Senior Subordinated Notes. On January 16, 1998, the Company and the Trust completed the registration with the SEC of an exchange offer for the outstanding Trust Preferred Securities, Senior Subordinated Notes, and related Company guarantee, pursuant to which substantially all of these securities were exchanged for substantially similar securities. The Company used the proceeds it received from the issuance of the Senior Subordinated Notes to repay the $40.3 million outstanding balance on the term loan used to acquire SPCC, to redeem approximately $27.7 million in preferred stock issued by a Company affiliate to Centre Reinsurance (Bermuda) Ltd., to pay approximately $4.0 million in related transaction costs, and for general corporate purposes, including a $15.0 million contribution to the surplus of SNIC.

     Distributions on the Trust Preferred Securities (and interest on the related Senior Subordinated Notes) are payable semi-annually, in arrears, on June 1 and December 1 of each year, and commenced June 1, 1998. Subject to certain conditions set forth in the Indenture pursuant to which the Senior Subordinated Notes were issued (the "Subordinated Notes Indenture"), on or after December 1, 2005, the Company has the right to redeem the Senior Subordinated Notes, in whole or in part at any time, at call prices ranging from 105.375% at December 1, 2005 to 101.792% at December 1, 2007, and 100% thereafter. The proceeds from any redemption will be immediately applied by the Trust to redeem Trust Preferred Securities and the Trust's common securities at such redemption prices. In addition, the Company has the right, at any time, subject to certain conditions, to defer payments of interest on the Senior Subordinated Notes for Extension Periods (as defined in the Subordinated Notes Indenture), each not exceeding 10 consecutive semi-annual periods, provided that no Extension Period may extend beyond the maturity date of the Senior Subordinated Notes. As a consequence of any such extension by the Company of the interest payment period, distributions on the Trust Preferred Securities would be deferred (though such distributions would continue to accrue interest at a rate of 10.75% per annum compounded semi-annually). Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to certain requirements.

     In addition, during 1997 the Company repaid approximately $0.6 million of an existing bank loan and at the time due $3.7 million of the principal of the term loan used to acquire SPCC.

     In November 1996, the Company entered into a financing transaction involving Centre Re and Chase pursuant to which Chase extended a $93.1 million term loan, net of transaction costs. The Company used the proceeds from the transaction to purchase from SNIC reinsurance receivables due from Centre Re. On June 30, 1997, the Company and Chase reached an agreement under which the Company agreed to transfer these reinsurance receivables to Chase in exchange for the cancellation of the Company's debt to Chase. As a result of these actions, the Company's investable assets increased $93.1 million. The additional investments contributed to the increase in investment income in 1997.

     The Company has a reverse purchase facility with a national securities brokerage firm that allows it to engage in up to $20.0 million in reverse purchase transactions secured by either U.S. Treasury instruments, U.S. Agency debt, or corporate debt. This arrangement provides the Company with additional short-term liquidity. Reverse purchase transactions may be rolled from one period to the next, at which time the transaction is repriced. This type of financing allows the Company a great deal of flexibility to manage short-term investments, avoiding unnecessary realization of losses to satisfy short-term cash needs. Further, this method of financing is less expensive than bank debt. As of March 31, 1998, the Company had no obligation outstanding under this facility.

     The Company, as a holding company, depends on dividends and intercompany tax allocation payments from its operating subsidiaries for its net cash flow requirements, which consist primarily of periodic payments on its outstanding debt obligations. Absent other sources of cash flow, the Company cannot expend funds materially in excess of the amount of dividends or tax allocation payments that could be paid to it by SNIC and SPCC. Further, insurance companies are subject to restrictions affecting the amount of shareholder dividends and advances that may be paid within any year without the prior approval of the DOI. The California Insurance Code provides that amounts may be paid as dividends on an annual noncumulative basis (generally up to the greater of (i) net income for the preceding year and (ii) 10% of statutory surplus as regards policyholders as of the preceding December 31) without prior notice to, or approval by, the DOI. Dividends may only be paid out of "earned surplus" as defined in the California Insurance Code. No dividends were paid by SPCC or SNIC during 1997; however, SNIC paid $2.9 million to the Company for its current income taxes. No dividends were paid in the three months ended March 31, 1998. Insurance holding company regulations, in ordinary circumstances, place a two-year moratorium on payments of dividends by a subsidiary that has undergone a change of control. The Company has requested of the DOI, and expects to receive, a waiver from the moratorium in connection with the Acquisition. If dividends are available for payment as expected, the Company believes it will have adequate cash to service its debt.

     The Company is party to several leases principally associated with the Company's home and branch office space, as well as its fixed assets. These leases contain provisions for scheduled lease charges and escalations in base rent over the lease term. The Company's minimum lease commitment with respect to these leases in 1998 is approximately $7.0 million. These leases expire from 2000 to 2003.

     With the exception of the approximately $285.0 million necessary to complete the Acquisition of BIG, together with fees and costs related thereto, the Company does not foresee any material expenditures during the next twelve months other than those arising in the ordinary course of business.

     The effect of inflation on the revenues and net income of the Company during the years ended December 31, 1997, 1996, and 1995 was not significant.

TAXES

     As of March 31, 1998, the Company had available $126.4 million in NOLs to offset taxable income recognized by the Company in periods after March 31, 1998. For federal income tax purposes, these NOLs will expire in material amounts beginning in the year 2006. Any 5% shift in the current ownership of the Company may result in a "change of ownership" under Section 382 of the Code, and limit and defer the Company's ability to utilize NOLs. In an effort to protect these NOLs, the Company's charter documents prohibit 5% owners of Common Stock (including holders of options and warrants) from acquiring additional stock and prohibit any additional person or entity from becoming a 5% holder of Common Stock. The prohibition against changes in ownership by the 5% holders of Common Stock expires in April 2000. The Company believes that it is very likely that the Equity Financings will result in a "change of ownership," but has concluded that the cost of the limitation of use of the NOLs in relation to the benefits derived from the Acquisition is acceptable. The Company is seeking stockholder approval of a proposal to eliminate the charter provisions at the Company's 1998 Annual Stockholders' Meeting. See "Risk Factors -- Limitation of Use of Net Operating Loss Carryforwards."

PRIMARY DIFFERENCES BETWEEN GAAP AND SAP

     The financial statements contained herein have been prepared in conformity with GAAP, as opposed to SAP prescribed or permitted for insurance companies by regulatory authorities. SAP differs from GAAP principally in the following respects: (a) premium income is taken into operations over the periods covered by the policies, whereas the related acquisition and commission costs are expensed when incurred; (b) deferred income taxes are not recognized under SAP;
(c) certain assets such as agent's balances over ninety days due and prepaid expenses are nonadmitted assets for statutory reporting purposes; (d) policyholder dividends are accrued when declared; (e) the cash flow statement is not consistent with classifications and the presentation under GAAP; (f) bonds are recorded at amortized cost, regardless of trading activities; (g) loss and loss adjustment expense reserves and unearned premium reserves are stated net of reinsurance; and (h) minimum statutory reserves for losses in excess of the Company's estimates are required.

     The NAIC recently approved the codification of SAP with an effective date of January 1, 2001. Included in the codification is a change in the definition of prescribed versus permitted policies that insurance companies use to prepare their statutory financial statements. The Company has not yet determined the impact of the adoption of the codification project.

YEAR 2000 STRATEGY

     A significant percentage of the software that runs most of the computers in the United States and the rest of the world relies on two-digit date codes to perform computations and decision making functions. Commencing January 1, 2000, these computer programs may fail from an inability to interpret date codes properly, misinterpreting "00" as the year 1900 rather than 2000. The Company is in the process of identifying all necessary software changes to ensure that it does not experience any loss of critical business functionality due to the Year 2000 issue. The Company has appointed an internal Year 2000 project manager and adopted a three phase approach of assessment, correction, and testing. The scope of the project includes all internal software, hardware, and operating systems, and assessment of risk to the business from producers, vendors, and other partners in Year 2000 issues. The Company believes that this formal assessment of risk (including the prioritization of business risk), correction (including conversions to new software), and testing of necessary changes will minimize the business risk of Year 2000 from internal systems. The Company plans to complete its Year 2000 conversion not later than December 31, 1998. Although the Company has not completed its Year 2000 project, the Company does not believe the Year 2000 issue will cause any system problems that could have a material adverse effect on its operations. The Company does not expect the cost associated with its Year 2000 project to be material.

SUPPLEMENTARY DATA

     Summarized quarterly financial data for 1998 (unaudited), 1997, and 1996 is as follows:

                                                                  THREE MONTHS ENDED
                                                    ----------------------------------------------
                                                    MARCH 31,    JUNE 30,    SEPT. 30,    DEC. 31,
                                                    ---------    --------    ---------    --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1998
Earned premiums...................................   $30,587     $     --     $    --     $    --
Income before income taxes, preferred securities
  dividends and accretion and extraordinary
  items...........................................   $ 6,078     $     --     $    --     $    --
Net income........................................   $ 1,895     $     --     $    --     $    --
Basic earnings per share..........................   $  0.32     $     --     $    --     $    --
Diluted earnings per share........................   $  0.24     $     --     $    --     $    --
1997
Earned premiums...................................   $18,978     $ 45,410     $34,760     $41,772
Income before income taxes, preferred securities
  dividends and accretion and extraordinary
  items...........................................   $ 1,881     $    382     $ 5,460     $ 9,538
Net income (loss).................................   $   756     $(10,530)    $ 2,132     $ 2,501
Basic earnings per share..........................   $  0.22     $  (1.80)    $  0.36     $  0.42
Diluted earnings per share........................   $  0.14     $  (1.39)    $  0.28     $  0.32
1996
Earned premiums...................................   $18,897     $ 24,136     $23,007     $22,608
Income before income taxes, preferred securities
  dividends and accretion and extraordinary
  items...........................................   $ 1,656     $  1,406     $ 1,440     $   725
Net income........................................   $   678     $    526     $   712     $    47
Basic earnings per share..........................   $  0.20     $   0.15     $  0.21     $  0.02
Diluted earnings per share........................   $  0.17     $   0.12     $  0.15     $  0.01

NEW ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 128, "Earnings per Share" ("SFAS 128"), which was adopted for the year ended December 31, 1997. The Company has changed its method used to compute per share results and restated the results for all prior periods. The impact of SFAS 128 did not have a material effect on the Company's earnings per share.

     In June 1997, the FASB issued Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" ("SFAS 130"). Effective for periods ending after December 15, 1997, including interim periods, SFAS 130 requires companies to report comprehensive income and its components in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital. Comprehensive income includes all changes in equity during a period except those resulting from investments by stockholders and distributions to stockholders. The Company has not yet seen any material impact from the implementation of SFAS 130.

     Also, in June 1997, the FASB issued Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). This statement specifies revised guidelines for determination of an entity's operating segments and the type and level of financial information to be disclosed. SFAS 131 is effective for periods ending after December 15, 1997, including interim periods. The Company's adoption of SFAS 131 has not had any impact on its current financial reporting practices.

                               SUPERIOR NATIONAL

                                    BUSINESS

OVERVIEW

     Superior National is a holding company that, through its wholly owned subsidiaries, SNIC and SPCC, underwrites and markets workers' compensation insurance principally in the State of California and, until September 30, 1993, was engaged in the underwriting and marketing of commercial P&C insurance. The Company was incorporated in California in March 1985 and reincorporated in Delaware in April 1997. SNIC and SPCC conduct business under the "Superior Pacific" trade name. Unless the context indicates otherwise, "Superior Pacific," as used herein, refers to SNIC and SPCC and their combined operations from April 1997 to the present, and refers only to SNIC and its operations for all prior periods.

     In April 1997, Superior National acquired Pac Rim, the parent company of The Pacific Rim Assurance Company (subsequently renamed Superior Pacific Casualty Company). SPCC's Southern California operations complement SNIC's historical focus on Central and Northern California. As a result of the Pac Rim Transaction, the Company believes that, excluding the State Fund, it is the eighth largest California workers' compensation insurer overall, based upon 1996 direct written premium. Pro forma for the Pac Rim Transaction, the Company would have had direct written premium of $182.2 million and $179.7 million for the years ended December 31, 1996 and 1997, respectively. The Company had direct written premium for the year ended December 31, 1997 (reflecting the SPCC acquisition as of April 1, 1997) of $159.4 million, and had $41.4 million in direct written premium in the first quarter of 1998. Pro forma for the Acquisition of BIG, the Company would have had direct written premium of $823.3 million and $848.6 million for the years ended December 31, 1996 and 1997, respectively, and $195.0 million in direct written premium in the first quarter of 1998. The preceding pro forma information is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have occurred had the Acquisition or the Pac Rim Transaction been consummated on the dates assumed, nor is this pro forma information intended to be indicative of the Company's future results of operations.

     In connection with the Pac Rim Transaction, the Company agreed with the DOI that SPCC would operate in a "run-off" situation and that all new or renewal business would be written only by SNIC. As a result, the Company has been integrating SPCC's operations into SNIC's operations and has substantially completed the process. The Pac Rim Transaction has enabled the Company to increase its book of California workers' compensation insurance business and generate significant expense savings through the consolidation of the back office operations of the two companies.

     In addition to California, Superior Pacific is also licensed to write business in Arizona, Arkansas, Colorado, District of Columbia, Georgia, Indiana, Iowa, Kentucky, Maryland, Mississippi, Missouri, Montana, Nevada, New Mexico, Oregon, South Dakota, Texas, Utah, and Wyoming, but virtually all of Superior Pacific's current premium is generated in California (94%) and Arizona (6%). Following the Pac Rim Transaction, SPCC's operations in states other than California and Arizona were discontinued and are currently in run-off, but the Company intends to maintain BIG's multi-state operations upon consummation of the Acquisition.

STRATEGY

  Integration Strategy

     The Company acquired SPCC in April 1997 and has rapidly integrated SPCC's operations into Superior Pacific. The Company believes it has achieved significant expense savings through the integration of SPCC into Superior Pacific. Although the Company does not expect any material cost savings to arise in the short term out of the Acquisition of BIG, the benefits of economics of scale could be realized over a period of years.

The Company's strategy for improving the overall financial performance of both Superior Pacific and BIG includes:

     - Leadership in California Market. As the largest private sector workers' compensation insurer in California, the Company will be positioned to offer insureds and producers outstanding service, innovative loss control programs, and competitive pricing.

     - Nationwide Presence; Opportunities for Growth. The Company intends to maintain a nationwide presence and seek additional opportunities for growth outside of California, using an underwriting arrangement with an affiliate of Zurich (after its purchase of BICO), and the regional and branch network established by BIG.

     - Underwriting. The Company believes it can accomplish a gradual re-underwriting of BIG's book of business to enhance profitability. The pricing and persistency risk associated with the re-underwriting of larger accounts will be mitigated by ceding accounts with estimated annual premium of $25,000 or more at inception to a reinsurer.

     - Information Systems. The Company believes that its data processing systems will give Superior Pacific and BIG a significant competitive advantage by (i) enhancing the effectiveness of their employees' underwriting, policy administration, and claims activities, (ii) providing detailed, real-time, and near real-time information to management for control and administration purposes, and (iii) providing marketing benefits through improved customer service.

     - Loss Control and Claims Management. The Company believes BIG is a leader in loss control for workers' compensation, and expects to introduce innovative concepts developed by BIG, such as employer safety management schools, to Superior Pacific's business. Additionally, once a claim is made the Company expects to benefit from the Service Agreements with FHS, and the claim severity management services Superior Pacific will obtain from REM (a Zurich affiliate) as part of the Claim Severity Management Program. These claim practices will continue to emphasize rapid medical intervention to mitigate the severity of injuries.

     - Producer Relationships. The Company intends to strengthen relationships with its producers, including nationally recognized insurance brokers who have longstanding relationships with BIG, in order to reach potential customers with nationwide operations. The Company endeavors to be the primary supplier of workers' compensation insurance for many of its producers. The Company will continue to emphasize its relationships with small- and medium-sized producers who often use the Company as a primary underwriter of workers' compensation insurance.

  Operating Strategy

     Superior National intends to continue to focus on the bottom line while completing the integration of Superior Pacific and BIG. The key elements of its strategy to maintain operating margins in its business are:

     - Focus on Specialized Market Segments. The Company's experienced management team utilizes a sophisticated information system to focus the Company's business on selected policy sizes and employment classifications that management believes provide the greatest opportunity for profitability.

     - Underwriting Discipline. Following the advent of open rating in California in 1995, some California workers' compensation insurers have reduced premium rates substantially to increase or maintain market share. The Company has not followed this practice and has maintained consistently stringent underwriting policies in order to maintain gross profit margins. As a result, although the Company experienced declines in premium until acquiring SPCC, from 1993 to 1997 the Company's combined ratio from continuing operations has improved from 100.2% to 90.9%.

EXPERIENCED MANAGEMENT; BUSINESS RELATIONSHIPS WITH ZURICH AFFILIATES

     The Company is led by an experienced management team, with the Chief Executive Officer and the Chief Operating Officer having a combined 59 years of workers' compensation insurance business experience both in and outside of California. The experience of management and the Company's sophisticated data processing systems allow the Company to react quickly to positive and negative developments in its markets.

     In addition, the Company benefits from business relationships with affiliates of Zurich, which have provided financing and access to their expertise and products, including claim management services and reinsurance. The Company currently maintains a facility that allows it to offer certain policyholders insurance policies written by a Zurich affiliate having an A.M. Best "A" rating. Affiliates of Zurich are providing services that the Company has integrated into its Claim Severity Management Program. Furthermore, in December 1997, Centre Reinsurance (Bermuda) Ltd. purchased $10.0 million of the Trust Preferred Securities issued by the Company's subsidiary, the Trust. In addition, in connection with the Acquisition of BIG, Zurich Centre Group LLC will purchase BICO from the Company and establish an underwriting arrangement with the Company for a fee equal to 2.5% of direct written premium plus a pass through of all related expenses.

COMPANY STRUCTURE

     Superior National has two direct, wholly owned active subsidiaries:
Superior Pacific Insurance Group, Inc. ("SPIG") and the Trust, a statutory business trust created under the laws of the State of Delaware. SPIG has four, direct, wholly owned active subsidiaries: SNIC, SPCC, InfoNet Management Systems, Inc. ("InfoNet"), and Superior (Bermuda) Ltd. ("SBL"). InfoNet provides data processing purchasing services to Superior National and its Subsidiaries. SBL was formed in September 1995 to facilitate the management of the run-off of SNIC's P&C business.

     The Trust was formed by the Company in December 1997 and exists solely for the purpose of issuing the Trust Preferred Securities, having an aggregate liquidation amount of $105.0 million, and investing the proceeds thereof in an equivalent amount of the Senior Subordinated Notes. The Company owns directly all of the common securities issued by the Trust, which it purchased for an aggregate consideration of approximately $3.25 million. See "Superior
National -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     SNIC's only subsidiary is wholly owned Western Select Service Corp., which currently provides vocational rehabilitation, legal, paralegal, and other services to SNIC and SPCC. SPCC has no active subsidiaries.

CALIFORNIA WORKERS' COMPENSATION MARKET

     Workers' Compensation. Workers' compensation is a no-fault statutory system under which an employer is required to provide its employees with medical care and other specified benefits for work-related injuries and diseases. There are four types of benefits payable under workers' compensation policies: disability, vocational rehabilitation, medical, and death benefits. The amount of benefits payable for various types of claims is established by statute and varies with the nature and severity of the injury or disease, and the wage, occupation, and age of the employee. While no dollar limitations are set for medical benefits and dollar limitations apply only under certain circumstances to vocational rehabilitation benefits, reinsurance typically covers liability in excess of a specified dollar amount agreed upon by the insurer and the reinsurer.

     California Marketplace. California is the country's largest workers' compensation insurance market, with total direct written premium of $5.0 billion in 1996, the latest year for which industry data are available. The California market is composed of (i) the State Fund, (ii) companies, including BIG, that write workers' compensation insurance in California but have significant writings in other lines of business and/or in other states, and (iii) the Company, which, prior to the Acquisition, is the one private sector company that writes exclusively workers' compensation insurance specifically focused in California. The State Fund, which is obligated to write workers' compensation insurance for any applicant, including those turned down by the private sector carriers, is the largest underwriter of workers' compensation insurance in California, accounting for approximately 19% of the direct written premium in California in 1996. Because the State Fund must accept all risks, its combined ratios have historically been much higher than those of the private sector carriers. Despite these results, the State Fund has consistently achieved profitability through the investment income earned on its large invested asset base. As of December 31, 1996, the State Fund had invested assets of $7.0 billion and statutory capital and surplus of $1.6 billion. The State Fund currently maintains an "A" claims paying ability rating from S&P and an "A-" rating from A.M. Best. Although the State Fund regularly competes with the Company for profitable underwriting business, the Company views the State Fund's role as the insurer of last resort to be a significant benefit because it eliminates the need to create an assigned risk plan in which the Company and other insurers conducting business in California would be required to participate.

     Pricing. Prior to January 1, 1995, the DOI set minimum premium rates for workers' compensation insurance to provide a stable environment for the pricing of such insurance. On January 1, 1995, the State of California formally converted to a system of "open rating" for workers' compensation insurance written within the state. Insurance companies now file and use their own actuarially defensible rates. Following the introduction of open rating, total direct written premium in the California market decreased from $9.0 billion in 1993 to $5.0 billion in 1996 as many carriers engaged in price competition.

     Under open rating, the DOI sets "pure premium" (effectively, the estimated claim and allocated claim adjustment expense) rates for each employment classification. Carriers then apply their own multipliers to the pure premium rate to adjust for that carrier's anticipated unallocated claim adjustment and underwriting expenses. These rates are then subject to further adjustment on a policyholder by policyholder basis to account for historical loss experience, the presence of stricter safety programs, differing dividend and commission plans, and other factors.

     Recent Results. The State Fund's relatively poor underwriting results, together with its large size, have created a skewed perception of the underwriting profitability of companies writing business in the California workers' compensation marketplace. Although market-wide combined ratios have increased, responsible underwriters, such as Superior National, have been able to achieve an underwriting profit. The results of the State Fund and of the total industry under SAP are detailed below (1997 data is not yet available):

                                    1996                  1995                  1994                  1993
                             ------------------    ------------------    ------------------    ------------------
                             STATE                 STATE                 STATE                 STATE
                              FUND     INDUSTRY     FUND     INDUSTRY     FUND     INDUSTRY     FUND     INDUSTRY
                             ------    --------    ------    --------    ------    --------    ------    --------
                                                                (IN MILLIONS)
Premiums...................  $  992    $ 5,779     $1,073     $5,855     $1,456     $7,655     $1,705     $8,965
Loss Ratio.................   111.8%      94.4%      87.0%      75.7%      71.0%      67.8%      96.1%      80.4%
Expense Ratio..............    21.1       20.6       17.0       20.0       12.6       17.8       11.1       15.4
Policyholder Dividend
  Ratio....................    11.8        6.5       26.3       15.1       23.3       14.2        9.8        7.4
                             ------    -------     ------     ------     ------     ------     ------     ------
Combined Ratio.............   144.7%     121.5%     130.3%     110.8%     106.9%      99.8%     117.0%     103.2%
                             ======    =======     ======     ======     ======     ======     ======     ======
Underwriting Gain (Loss)...  $ (443)   $(1,244)    $ (325)    $ (632)    $ (102)    $   15     $ (290)    $ (286)
Investment Income..........     473         NA        490      1,740        502      1,623        531      2,178
                             ------    -------     ------     ------     ------     ------     ------     ------
Pre-Tax Income.............  $   30         NA     $  165     $1,108     $  400     $1,638     $  241     $1,892
                             ======    =======     ======     ======     ======     ======     ======     ======

     Recent Developments. While competitive pressures in the California's workers' compensation insurance market increased with the implementation of open rating in January 1995, certain fundamentals of the workers' compensation insurance market have recently improved. In 1996, the total direct workers' compensation written premium in California leveled out at approximately $5.0 billion as compared to $9.0 billion in 1993, as the market began to experience rate stabilization. Based on the Company's analysis of data obtained from the WCIRB and other sources, this trend continued into 1997, as demonstrated by a slight improvement in premium pricing of 0.5% for the year ended December 31, 1997 over 1996. Additionally, anti-fraud legislation passed by the State of California in 1993 continues to have a positive effect on the market's losses by controlling fraudulent claims and medical and legal expense levels. These improvements have resulted in a reduction in the frequency of claims in the California workers' compensation market. However, beginning in 1997, the Company has recognized an increase in claim severity for injuries sustained in 1995 and thereafter. Management has taken steps to address this issue by undertaking the Claim Severity Management Program. See "-- Claim Severity Management Program" and "-- Claim and Claim Adjustment Expense Reserves" and "Certain
Considerations -- Uncertainty Associated with Estimating Reserves for Unpaid Claim and Claim Adjustment Expenses."

     Superior Pacific Within the California Workers' Compensation Market. After the Acquisition the Company believes that it will be better positioned than its competitors to compete successfully in the post-open rating California workers' compensation insurance market, while also reducing somewhat its dependence on California for growth and profitability. The Company believes it will benefit from its focus on workers' compensation insurance, and that its leadership position in the California market will allow it to offer insureds and producers outstanding service, innovative loss control programs, and competitive pricing. The national presence provided by the Acquisition will give the Company some diversification from the California market, offering what the Company believes are attractive growth opportunities in a number of markets. The Company continues to believe that pricing and underwriting policies designed specifically for workers' compensation means that its workers' compensation insurance business should perform better financially than the workers' compensation business of insurers who offer workers' compensation policies to insureds as part of a package of insurance.

MARKETING

     Superior Pacific primarily markets its insurance products through approximately 250 small- to medium-sized producers located throughout California and Arizona, most of which have an ongoing relationship with the Company's executives. Because these producers also represent one or more competing insurance companies, Superior Pacific views the producers as its marketing target and delivers service the Company believes surpasses normal industry levels. Superior Pacific's percentage of business with each of its producers, in terms of premium volume, has a significant effect on a producer's efforts, because management believes companies that represent a significant volume of a producer's business typically receive the highest quality business. The Company is one of the primary underwriters of workers' compensation insurance for most of its producers. During the year ended December 31, 1997, no single producer controlled more than 5.0% of premium in force.

     While the Company's principal marketing strategy is to meet the business needs of Superior Pacific's producers by providing the insurance coverage and services needed by their customers, the Company has concentrated its marketing efforts on policies with annual premium under $50,000, principally to avoid the extreme price competition usually associated with larger insureds. As of December 31, 1997, the Company's average annual premium per policy was approximately $8,300. In 1998, the Company initiated a program to market coverage to selected large accounts that meet the Company's underwriting criteria.

     Approximately 57.9% of the Company's premium in force is concentrated in 925 non-group policies and 291 group programs that each provide annual premium in excess of $25,000. The average annual premium volume generated by each of Superior Pacific's group programs is approximately $820,000 and in the aggregate these programs represent 31.1% of the Company's premium in force. Because policies issued through group programs reflect some of the attributes of smaller non-group policies, marketing workers' compensation insurance through such programs to reach smaller policyholders is a means by which the Company can implement its strategy to underwrite smaller policies. For example, individual policies within a group typically possess rate adequacy associated with small non-group accounts. Moreover, renewal rates within a group are generally superior to non-group business. However, group programs, because of their overall premium, also reflect some of the attributes of large non-group policies, mainly their greater vulnerability to price competition than the individual accounts within the group.

     The average size of Superior Pacific's non-group policies that exceed $25,000 in annual premium is approximately $76,424 and these policies in the aggregate represent 47.1% of premium in force. Most of these policies were obtained by the Company upon its acquisition of SPCC. The Company's strategy is to maintain adequate pricing on accounts regardless of their size, and in pursuing this strategy the Company has been unable to retain a portion of these large non-group policies. However, the Company expects to replace many of them with new, smaller accounts through its newly acquired relationships with policyholders and producers previously associated with Pac Rim, and with larger accounts (where adequate pricing can be obtained) through the Company's new large account marketing program.

     Superior Pacific closely monitors its producers through its on-line management information systems, with special attention given to the volume and profitability of business written through Superior Pacific. Relationships with producers who consistently write unprofitable business, or do not meet the minimum guideline of annual premium per year, may be terminated. Superior Pacific believes that by continually monitoring and improving the quality of the business acquired through its producers, long-term profitability will be enhanced. See "-- Information Services."

     The marketing staff, along with the branch office managers and the underwriting, loss control, and regional claim staffs, work closely with producers and frequently make joint presentations with producers to potential workers' compensation policyholders. Superior Pacific conducts its marketing by territory to enable its marketing representatives to better address the specific types of accounts located in each region.

     Producer commissions are generally determined by negotiation and are dependent on the size and profit potential of the producer's accounts. Superior Pacific's average direct commission rate was 11.1% for the years ended December 31, 1997 and 1996, and 12.0% in 1995. The Company believes the stabilization in the average direct commission rate for the year ended December 31, 1997 was due primarily to a combination of firming prices and a greater use by larger policyholders of fee-based arrangements (as opposed to traditional commission arrangements) with their insurance producers. Superior Pacific's producers are not permitted to bind Superior Pacific with respect to any account. All new and renewal policyholder applications must be submitted to Superior Pacific for approval. Superior Pacific is not committed to accept a fixed portion of any producer's business.

UNDERWRITING

     Because the types of accounts that Superior Pacific insures vary among different geographic regions, Superior Pacific conducts its underwriting activities through branch offices that are focused on the local economies. While Superior Pacific underwrites over 400 of the approximately 500 employment classifications established by the WCIRB, it targets specific classifications that management believes to be profitable. The Company believes that by focusing on certain employment classifications, it can provide claim management and standardized loss control services at a level appropriate to each policyholder. For the year ended December 31, 1997, five employment classifications, made up primarily of office and clerical, hospitality, agricultural, garment, and health care workers, represented approximately 35% of Superior Pacific's premium in force. The Company excludes most employment classifications that represent historically higher risk exposure, including the manufacturing, handling, and shipping of explosives; oil rig and derrick work; subway construction; and navigation of marine vessels. Classifications that require the approval of Superior Pacific's principal underwriting officer include those that represent potential exclusions from Superior Pacific's reinsurance treaties, unusual hazards, or catastrophic exposures such as taxicab fleets, carnivals, ski resorts, and detective agencies. Certain risks, such as the transportation of groups of employees, are generally ceded to reinsurers under separate reinsurance agreements.

     Prior to insuring an account, Superior Pacific's underwriting department reviews, inter alia, the employer's prior loss experience and safety record, premium payment and credit history, operations, geographic location, and employment classifications. Superior Pacific verifies employment classifications principally through information provided by the WCIRB and, in many instances, through its own on-site surveys of the employer's place of business.

     The Company's underwriting system is a fully integrated, computerized, rating, quoting, and policy issuance system for use both internally and remotely from producers' offices. The system contains edit and blocking features that prohibit underwriters from issuing policies associated with business that is deemed inappropriate or undesirable by management, or that may be inappropriately priced. See "-- Information Services."

     SPCC historically underwrote larger accounts than SNIC, and in a more limited range of risk classification codes. Since SPCC's acquisition, Superior Pacific has been re-underwriting SPCC's book of business at policy renewal dates in conformity with SNIC's historic underwriting standards and pricing guidelines. SPCC's average policy size has declined significantly, standing at approximately $17,000 for the policy year ended December 31, 1997, versus approximately $20,300 for the policy year ended December 31, 1996. Management believes that the re-underwriting of SPCC's business will produce a new book of business mirroring SNIC's historical book of business, both as to size and range of risk classifications, by the end of 1998.

     Virtually all of SPCC's business is located in urban and suburban Southern California. Until 1993, claim experience in Southern California was more volatile and less favorable than the remainder of the state. Further, since open rating began in 1995, the relatively large accounts that SPCC has underwritten have been subject to extreme price competition, consequently, the nature of SPCC's historical book of business may cause historical claim reserves to be subject to more uncertainty versus claim reserves established on prospective business.

LOSS CONTROL

     In addition to its responsibility for risk evaluation as part of the underwriting process, Superior Pacific's loss control department may assist policyholders in developing and maintaining safety programs and procedures to minimize on-the-job injuries and health hazards. After analyzing the policyholder's loss profile, Superior Pacific's loss control consultants will help develop a loss control program and establish accident reporting and claim follow-up activities for the policyholder. Superior Pacific's loss control personnel may also consult with policyholder management about safety and health issues, as well as the effectiveness of the policyholder's loss prevention procedures.

CLAIM SEVERITY MANAGEMENT PROGRAM

     Effective December 31, 1997, the Company entered into agreements with REM and Zurich Reinsurance (North America), Inc. ("ZRNA"), affiliates of Zurich, to provide claim management services for its Claim Severity Management Program ("CSMP"). Under the CSMP, REM, acting as a third party administrator ("TPA"), provides claims processing and management services to Superior Pacific, and ZRNA provides Superior Pacific with protection predicated on REM's ability to reduce Superior Pacific's severity. The Company may terminate the contract with six months notice after the initial three-year term of the contract, with a penalty that will not exceed $250,000 plus REM's reasonable expenses to unwind the agreement.

     REM, in its capacity as a TPA, will provide certain claim management services, while the Company will provide claims facilities and data processing systems. All of the Company's claims personnel have been moved to an independent contractor service provider as part of the CSMP. The terms of the agreement bind REM to certain operational restrictions and performance standards designed to assure quality claims administration. The Company believes that combining REM's claim management techniques with the Company's claim processing systems should produce material improvements in the Company's claim severity, more than offsetting the cost of such services. The Company believes the CSMP will reduce the Company's ultimate loss cost severity with favorable cost-benefit trade-offs.

     Under the agreement with ZRNA, ZRNA will credit the Company's direct claim costs, up to an aggregate of $30.0 million, to the extent that REM is unsuccessful in minimizing the claim severity.

     The Company's claims services are provided primarily by Comprehensive Compensation Claims Management, Inc. ("3CM"), which was formed with the support of the Company and REM for that purpose. The Company and REM will continue to work closely with policyholders to return injured workers to the job as quickly as is medically appropriate. 3CM will continue to maintain for the Company four full service claim service offices ("CSOs") in California, which are located in Woodland Hills, Fresno, Pleasanton, and Sacramento. Additionally, the Company will use a 3CM CSO in Phoenix, Arizona. Each CSO is managed by a claims manager. The claims technical staffs are organized into units with, generally, one supervisor supervising four claims examiners and two claims assistants per unit.

     3CM relies extensively on the Company's data processing systems. The Company's data processing systems were developed internally through a joint effort of the claim and management information systems departments' personnel with three goals in mind: capture timely and meaningful data, reduce the possibility of human error through a series of system prompts and edit checks, and automate manual functions. An additional benefit of the claims system is the increased productivity, as a result of claims examiners' handling larger case loads.

     3CM's claims handling also includes a specialized subrogation function. Claims examiners are responsible for the identification of potential recoupments from third parties responsible for a work-related accident, after which the examiner notifies a subrogation specialist of this potential. The subrogation specialist determines whether a subrogation situation exists, and, if so, assumes responsibility for all aspects of subrogation to finalization.

CLAIM AND CLAIM ADJUSTMENT EXPENSE RESERVES

     Several years or more may elapse between the occurrence of a workers' compensation loss, the reporting of the loss, and final payment of the loss. Claim and claim adjustment expense reserves are estimates of what an insurer expects to pay claimants. Superior Pacific is required to maintain reserves for payment of estimated claim and claim adjustment expense for both reported claims and claims that have been incurred but not reported ("IBNR"). Superior Pacific's ultimate liability may be materially more or less than current reserve estimates.

     Reserves for reported claims are established on a case-by-case basis. Case-by-case reserve amounts are determined by claim examiners, based on the examiner's judgment and experience, and on Superior Pacific's reserving practices, which take into account the type of risk, the circumstances surrounding the claim or policy provisions relating to type of loss, and historical paid claim and claim adjustment expense data for similar claims. Case-by-case reserves are not established for claim adjustment expense, and the entire reserve for claim adjustment expense is established primarily based upon the Company's historical paid data. Superior Pacific's claims services providers regularly monitor reserve adequacy for claims that have occurred and been reported and Superior Pacific adjusts such reserves as necessary.

     Claim and claim adjustment expense reserves for IBNR are estimated based on many variables including historical and statistical information, inflation, legal developments, the regulatory environment, benefit levels, economic conditions, judicial administration of claims, general frequency and severity trends, medical costs, and other factors affecting the adequacy of loss reserves. See "Risk Factors -- Uncertainty Associated with Estimating Reserves for Unpaid Claim and Claim Adjustment Expense." The senior officers of the Company review and adjust IBNR reserves monthly.

     Adjustments in aggregate reserves are reflected in the operating results of the period during which such adjustments are made. Although claims for which reserves are established may not be paid for several years or more, the reserves are not discounted, except to calculate taxable income as required by the Code.

     The following table provides a reconciliation of the beginning and ending claim and claim adjustment expense reserves for each of the years in the three-year period ended December 31, 1997, computed in accordance with GAAP.

       RECONCILIATION OF LIABILITY FOR CLAIM AND CLAIM ADJUSTMENT EXPENSE

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1997        1996        1995
                                                             --------    --------    --------
                                                                      (IN THOUSANDS)
Beginning reserve, gross of reinsurance....................  $115,529    $141,495    $171,258
Less: Reinsurance recoverable on unpaid losses.............    24,986      27,076      31,897
                                                             --------    --------    --------
Beginning reserve, net of reinsurance......................    90,543     114,419     139,361
Pac Rim reserves at acquisition............................   104,588          --          --
Provision for net claim and claim adjustment expenses:
  For claims occurring in current year.....................    95,826      57,614      58,842
  For claims occurring in prior years......................    (5,379)     (1,976)     (4,872)
                                                             --------    --------    --------
  Total claim and claim adjustment expenses................    90,447      55,638      53,970
                                                             --------    --------    --------
Payments for net claim and claim adjustment expense:
  Attributable to insured events incurred in current
     year..................................................   (37,945)    (19,816)    (19,732)
  Attributable to insured events incurred in prior years...   (95,533)    (59,698)    (59,180)
                                                             --------    --------    --------
  Total claim and claim adjustment expense payments........  (133,478)    (79,514)    (78,912)
                                                             --------    --------    --------
Ending reserves, net of reinsurance........................   152,100      90,543     114,419
Reinsurance recoverable on unpaid losses...................    49,155      24,986      27,076
                                                             --------    --------    --------
Ending reserves, gross of reinsurance......................  $201,255    $115,529    $141,495
                                                             ========    ========    ========

     During 1997, the Company continued to experience decreased frequency of claims and at the same time experienced an increase in claim severity for accident years 1995 and thereafter. The Company's net claim and claim adjustment expense ratio for accident year 1997 at the end of calendar year 1997 was 68.0%, versus 65.0% and 65.6% for accident years 1996 and 1995 at their respective calendar year ends.

     In 1997, the Company experienced approximately $5.4 million in favorable development on net claim and claim adjustment expense reserves estimated at December 31, 1996. This $5.4 million favorable development is the result of a $10.8 million favorable development on ceded reserves for accident years 1996 and prior. The $10.8 million favorable development on ceded reserves is attributable to SPCC and due to the post-acquisition review of all open claim files and the subsequent adjustment to reserves, which caused many claims to have incurred claim and claim adjustment expenses in excess of the retention on SPCC's reinsurance treaties. The $10.8 million favorable development is offset by a $5.4 million adverse development on direct reserves attributable to the accident years 1995 and 1996. The Company believes similar adverse development has been experienced throughout the California workers' compensation industry, perhaps due to an increase in claim severity.

     In 1996, the Company experienced approximately $2.0 million in favorable development on net claim and claim adjustment expense reserves estimated at December 31, 1995. This $2.0 million favorable development is the result of $8.4 million in favorable development on direct reserves for accident years 1994 and prior. The favorable development was offset in part by $4.1 million in adverse development on direct reserves for accident year 1995. The accident year net claim and claim adjustment expense ratio for accident year 1995 at the end of calendar year 1995 was 65.6% versus 74.6% at the end of the 1996 calendar year. The Company believes, from its review of data obtained by the WCIRB, that similar adverse development has been experienced throughout the California workers' compensation industry.

     During 1995, the Company experienced approximately $8.6 million of favorable development on direct claim and claim adjustment expense reserves estimated at December 31, 1994. Management believes the favorable development resulted from the Company's improved claims management controls and decreased claim severity, particularly in the medical component of the workers' compensation line. Similar favorable development on pre-1995 losses has been experienced elsewhere in the California workers' compensation industry. Offsetting the favorable direct development in large part was the re-estimation during 1995 of reinsurance receivables recorded at December 31, 1994, from approximately $66.2 million to approximately $59.9 million at December 31, 1995.

     On April 11, 1997, the Company acquired SPCC. The claim and claim adjustment expenses related to SPCC for this analysis are reflected in the Company's 1997 claim and claim adjustment expense balances regardless of the year the claim was previously reported to SPCC. To the extent that claims develop in the future or close favorably, the result will be reflected in the calendar year development to which it relates.

     The following table discloses the development of direct workers' compensation claim and claim adjustment expense reserves of Superior Pacific from December 31, 1987 through December 31, 1997.

       ANALYSIS OF DIRECT CLAIM AND CLAIM ADJUSTMENT EXPENSE DEVELOPMENT

                                                         YEAR ENDED DECEMBER 31,
                            ---------------------------------------------------------------------------------
                             1987      1988      1989      1990       1991       1992       1993       1994
                            -------   -------   -------   -------   --------   --------   --------   --------
                                                             (IN THOUSANDS)
Reserve for Unpaid Losses
  and Loss Adjustment
  Expenses, Gross of
  Reinsurance Recoverables
  Reserve.................  $21,969   $42,268   $60,615   $88,270   $116,811   $136,102   $171,038   $171,258
Reserve Re-estimated as
  of:
  One Year Later..........   24,241    43,581    68,718   112,160    144,676    162,634    171,960    162,635
  Two Years Later.........   26,120    46,788    79,059   111,151    143,912    148,906    161,262    145,626
  Three Years Later.......   29,140    50,955    74,619   117,506    138,607    152,420    148,654    144,173
  Four Years Later........   29,423    47,696    78,112   113,029    137,939    144,898    148,983
  Five Years Later........   29,541    49,297    75,475   112,840    135,074    146,867
  Six Years Later.........   29,082    47,554    75,913   109,655    138,048
  Seven Years Later.......   27,759    49,470    74,149   111,871
  Eight Years Later.......   27,846    48,653    75,898
  Nine Years Later........   27,573    49,451
  Ten Years Later.........   27,803
Cumulative (Deficiency)
  Redundancy..............   (5,834)   (7,183)  (15,283)  (23,601)   (21,237)   (10,765)    22,055     27,085

Cumulative Amount of
  Reserve Paid through:
  One Year Later..........  $ 9,447   $17,698   $24,478   $42,627   $ 53,914   $ 57,348   $ 60,726   $ 67,757
  Two Years Later.........   14,482    19,879    35,195    51,160     56,299     61,648     66,077     61,952
  Three Years Later.......   15,777    25,830    38,067    52,761     63,354     63,523     64,464     67,388
  Four Years Later........   18,666    26,165    38,261    57,332     64,703     66,547     66,754
  Five Years Later........   19,384    26,026    40,794    59,093     68,152     66,750
  Six Years Later.........   19,660    27,181    42,032    59,917     69,052
  Seven Years Later.......   20,707    27,202    43,146    60,749
  Eight Years Later.......   20,803    27,947    42,898
  Nine Years Later........   21,123    27,857
  Ten Years Later.........   20,899
Gross Reserve -- December 31...........................................................   $171,038   $171,258
Reinsurance Recoverables...............................................................     28,971     31,897
                                                                                          --------   --------
                                                                                           142,067    139,361
Reclassification of Amounts Recoverable from Centre Re.................................    (42,032)   (34,269)
                                                                                          --------   --------
Net Reserve -- December 31.............................................................   $100,035   $105,092
                                                                                          ========   ========
Gross Re-estimated Reserve.............................................................   $148,983   $144,173
Re-estimated Reinsurance Recoverables..................................................     25,775     34,083
                                                                                          --------   --------
                                                                                           123,208    110,090
Reclassification of Amounts Recoverable from Centre Re.................................     42,032     34,269
                                                                                          --------   --------
Net Re-estimated Reserve...............................................................   $ 81,176   $ 75,821
                                                                                          ========   ========
Net Cumulative Redundancy..............................................................   $ 18,859   $ 29,271
                                                                                          ========   ========

                               YEAR ENDED DECEMBER 31,
                            ------------------------------
                              1995       1996       1997
                            --------   --------   --------
                                    (IN THOUSANDS)
Reserve for Unpaid Losses
  and Loss Adjustment
  Expenses, Gross of
  Reinsurance Recoverables
  Reserve.................  $141,495   $115,529   $201,255
Reserve Re-estimated as
  of:
  One Year Later..........   137,242    120,999
  Two Years Later.........   145,209
  Three Years Later.......
  Four Years Later........
  Five Years Later........
  Six Years Later.........
  Seven Years Later.......
  Eight Years Later.......
  Nine Years Later........
  Ten Years Later.........
Cumulative (Deficiency)
  Redundancy..............    (3,714)    (5,470)
Cumulative Amount of
  Reserve Paid through:
  One Year Later..........  $ 63,587   $ 69,658
  Two Years Later.........    72,946
  Three Years Later.......
  Four Years Later........
  Five Years Later........
  Six Years Later.........
  Seven Years Later.......
  Eight Years Later.......
  Nine Years Later........
  Ten Years Later.........
Gross Reserve -- December   $141,495   $115,529   $201,255
Reinsurance Recoverables..    27,076     24,986     49,155
                            --------   --------   --------
                             114,419     90,543    152,100
Reclassification of Amounts
  Recoverable from Centre
  Re .....................   (11,696)        --         --
                            --------   --------   --------
Net Reserve -- December 31  $102,723   $ 90,543   $152,100
                            ========   ========   ========
Gross Re-estimated Reserve  $145,209   $120,999
Re-estimated Reinsurance
  Recoverables ............   35,648     35,835
                            --------   --------
                             109,561     85,164
Reclassification of Amounts
  Recoverable from Centre
  Re .....................    11,696         --
                            --------   --------
Net Re-estimated Reserve..  $ 97,865   $ 85,164
                            ========   ========
Net Cumulative Redundancy.  $  4,858   $  5,379
                            ========   ========

     The first line of the preceding table depicts the estimated liability for unpaid claim and claim adjustment expense recorded on the balance sheets of Superior Pacific at the indicated balance sheet dates. This liability represents the estimated amount of claim and claim adjustment expense for claims arising during all years prior to the indicated balance sheet date that are unpaid as of that balance sheet date, gross of reinsurance recoverables, including losses that have been incurred but not yet reported. The table also shows the re-estimated liability as of the end of each succeeding year through the latest balance sheet date, and the cumulative payments made for such claims, at annual intervals after the initial indicated balance sheet date. The claim and claim adjustment expense liability estimates change as more information becomes known about the frequency and severity of claims for each year. A direct reserve redundancy or deficiency is displayed for each balance sheet date in the center of the table when the initial liability estimate is greater (or less) than the re-estimated liability at the latest balance sheet date. A net-of-reinsurance redundancy is displayed for each of the years ended December 31, 1993, 1994, 1995, and 1996 at the bottom of the table.

     The direct reserve deficiencies associated with the years ended December 31, 1987 and 1988 were due to the lack of claim and claim adjustment expense history, which prevented management from accurately estimating ultimate claim costs. The direct deficiencies associated with reserves as of December 31, 1989, 1990, 1991, and 1992 were due to unexpected increases in claim costs resulting from increased litigation in the California workers' compensation system, an economic recession in California, and workers' compensation laws that at the time effectively encouraged workers to file unwarranted psychiatric stress and fraudulent claims. The direct redundancies associated with the years ended December 31, 1993 and 1994 occurred as a result of significant reforms in the California workers' compensation laws that became effective January 1, 1993 and an improvement in the California economy that were not anticipated when reserves were established. The direct reserve deficiencies associated with the years ended December 31, 1995 and 1996 occurred as a result of unexpected increases in severity affecting claims occurring in 1995 and 1996.

     Superior Pacific's experience with direct reserve deficiencies occurring for the years ended December 31, 1989 through 1992, 1995, and 1996 and direct redundancies occurring for the years ended December 31, 1993 and 1994 is consistent with the results experienced by the California workers' compensation industry during the same time periods. The underlying improvement in claim frequency and severity during the years ended December 31, 1993 and 1994 that caused Superior Pacific to develop direct redundant reserves is also consistent with industry experience. The direct reserve deficiencies occurring for the years ended December 31, 1995 and 1996 resulted from unexpected increases in claim severity, consistent with some California workers' compensation insurers' experience. The net-of-reinsurance redundancies displayed at the bottom of the table reflect Superior Pacific's per risk excess of loss, quota share, and aggregate excess of loss reinsurance, the effects of which were to reduce Superior Pacific's direct redundancies/deficiencies due to the cession to a reinsurer of a portion of Superior Pacific's favorable development.

     Currently, management prepares on a monthly basis a comprehensive analysis of workers' compensation experience, and the process of estimating claim and claim adjustment expense liabilities is continually modified to consider additional information regarding trends in pricing, frequency, and severity. However, conditions and trends that have historically affected Superior Pacific's claims may not necessarily be indicative of conditions and trends that will affect future claims, and it is not appropriate to extrapolate future reserve redundancies or deficiencies based on the data set forth above.

     By frequently reviewing reserves and utilizing sophisticated data processing systems, management is generally able to detect trends in claim and claim adjustment expenses and take appropriate actions in a timely manner to avoid having to increase reserves substantially at a later date. For example, the Company was one of the first to recognize and quantify the increase in claim severity appearing in claims with 1995 and subsequent dates of injury. Recognition of this shift has enabled management to take pro-active steps, an example of which is its undertaking of the CSMP. See "-- Claim Severity Management Program."

DISCONTINUED OPERATIONS

     Superior Pacific's discontinued operations consist of P&C business that was discontinued effective September 30, 1993. The discontinued operations liabilities principally pertain to contractors' general liability policies underwritten during the years 1986 through 1990. There is often a significant lag between the date of loss of construction-related claims and the date such claims are reported to Superior Pacific. Superior Pacific believes the existing provision is sufficient to cover future claims, but there is significant uncertainty associated with the reporting and severity of construction claims. Management estimates that discontinued operations will essentially have "run-off" by the year 2000.

     In 1993, the Company recorded a pre-tax charge to income of $4.5 million for estimated operating losses during the phase-out period. During the second quarter of 1995, the Company increased by approximately $15.0 million its reserves for discontinued operations for accident years 1993 and prior and has not increased them since.

     The following table provides a reconciliation of the beginning and ending claim and claim adjustment expense reserves for discontinued operations for each of the years in the three-year period ended December 31, 1997, computed in accordance with GAAP.

       RECONCILIATION OF LIABILITY FOR DISCONTINUED OPERATIONS CLAIM AND
                            CLAIM ADJUSTMENT EXPENSE

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                               1997        1996        1995
                                                              -------    --------    --------
                                                                      (IN THOUSANDS)
Beginning reserve, gross of reinsurance.....................  $25,466    $ 40,526    $ 36,410
Less: Reinsurance recoverable on unpaid losses..............    6,976       9,159       8,777
                                                              -------    --------    --------
Beginning reserve, net of reinsurance.......................   18,490      31,367      27,633
Provision for net claim and claim adjustment expenses:
  For claims occurring in current year......................       --          --          --
  For claims occurring in prior years.......................       --          --      15,006
                                                              -------    --------    --------
          Total claim and claim adjustment expenses.........       --          --      15,006
                                                              -------    --------    --------
Payments for net claim and claim adjustment expense:
  For claims occurring in current year......................       --          --          --
  For claims occurring in prior years.......................   (5,020)    (12,877)    (11,272)
                                                              -------    --------    --------
          Total claim and claim adjustment expense
            payments........................................   (5,020)    (12,877)    (11,272)
                                                              -------    --------    --------
Ending reserves, net of reinsurance.........................   13,470      18,490      31,367
Reinsurance recoverable on unpaid losses....................    5,216       6,976       9,159
                                                              -------    --------    --------
Ending reserves, gross of reinsurance.......................  $18,686    $ 25,466    $ 40,526
                                                              =======    ========    ========

     The following table discloses the development of discontinued operations direct claim and claim adjustment expense reserves from December 31, 1987 through December 31, 1997.

 ANALYSIS OF DISCONTINUED OPERATIONS DIRECT CLAIM AND CLAIM ADJUSTMENT EXPENSE
                                  DEVELOPMENT

                                                         YEAR ENDED DECEMBER 31,
                          -------------------------------------------------------------------------------------
                            1987       1988       1989       1990       1991       1992       1993       1994
                          --------   --------   --------   --------   --------   --------   --------   --------
                                                             (IN THOUSANDS)
Reserve for Direct
  Unpaid Claim and Claim
  Adjustment Expenses,
  Gross of Reinsurance
  Recoverables
  Reserve...............  $ 12,678   $ 25,935   $ 41,088   $ 56,735   $ 65,629   $ 66,532   $ 54,898   $ 36,410
Re-estimated as of:
  One Year Later........    19,879     32,395     56,093     73,295     83,770     73,298     56,041     54,855
  Two Years Later.......    25,865     43,160     60,679     89,336     91,453     73,067     75,073     55,622
  Three Years Later.....    30,455     43,585     72,860     98,206     90,717     96,531     76,079     60,849
  Four Years Later......    30,134     52,261     82,218    102,538    117,215     92,569     82,026
  Five Years Later......    34,215     61,539     84,304    126,431    113,084     99,009
  Six Years Later.......    38,051     63,072    103,326    123,722    119,112
  Seven Years Later.....    38,844     77,080    104,428    130,055
  Eight Years Later.....    44,129     78,938    108,897
  Nine Years Later......    44,866     80,906
  Ten Years Later.......    45,315
Cumulative
  (Deficiency)..........   (32,637)   (54,971)   (67,809)   (73,320)   (53,483)   (32,477)   (27,128)   (24,439)
Cumulative Amount of
  Reserve Paid Through
  One Year Later........  $  7,529   $ 13,754   $ 19,839   $ 27,397   $ 29,274   $ 26,473   $ 23,043   $ 14,329
  Two Years Later.......    13,146     15,301     26,399     35,278     29,165     23,483     16,203     16,765
  Three Years Later.....    15,900     19,844     32,188     39,203     28,136     18,380     19,649     11,857
  Four Years Later......    18,915     23,007     37,758     42,135     23,255     17,777     19,263
  Five Years Later......    22,329     28,609     38,798     41,835     22,047     18,276
  Six Years Later.......    26,129     31,715     37,585     42,943     23,104
  Seven Years Later.....    27,645     31,247     42,260     42,363
  Eight Years Later.....    27,791     37,394     40,796
  Nine Years Later......    27,780     41,325
  Ten Years Later.......    29,163
Gross Reserve -- December 31.............................................................   $ 54,898   $ 36,410
Reinsurance Recoverables.................................................................     (8,379)    (8,777)
                                                                                            --------   --------
Net Reserve -- December 31...............................................................   $ 46,519   $ 27,633
                                                                                            ========   ========
Gross Re-estimated Reserve...............................................................   $ 82,026   $ 60,849
Re-estimated Reinsurance Recoverables....................................................     21,249     18,210
                                                                                            --------   --------
Net Re-estimated Reserve.................................................................   $ 60,777   $ 42,639
                                                                                            ========   ========
Net Cumulative (Deficiency)..............................................................   $(14,258)  $(15,006)
                                                                                            ========   ========

                                      YEAR ENDED DECEMBER 31,
                                    ----------------------------
                                      1995      1996      1997
                                    --------   -------   -------
                                           (IN THOUSANDS)
Reserve for Direct
  Unpaid Claim and Claim
  Adjustment Expenses,
  Gross of Reinsurance
  Recoverables
  Reserve.........................  $ 40,526   $25,466   $18,686
Re-estimated as of:
  One Year Later..................    41,293    30,693
  Two Years Later.................    46,520
  Three Years Later...............
  Four Years Later................
  Five Years Later................
  Six Years Later.................
  Seven Years Later...............
  Eight Years Later...............
  Nine Years Later................
  Ten Years Later.................
Cumulative
  (Deficiency)....................    (5,994)   (5,227)
Cumulative Amount of
  Reserve Paid Through
  One Year Later..................  $ 15,827   $10,717
  Two Years Later.................    10,717
  Three Years Later...............
  Four Years Later................
  Five Years Later................
  Six Years Later.................
  Seven Years Later...............
  Eight Years Later...............
  Nine Years Later................
  Ten Years Later.................
Gross Reserve -- December 31......  $ 40,526   $25,466   $18,686
Reinsurance Recoverables..........    (9,159)   (6,976)   (5,216)
                                    --------   -------   -------
Net Reserve -- December 31........  $ 31,367   $18,490   $13,470
                                    ========   =======   =======
Gross Re-estimated Reserve........  $ 46,520   $30,693
Re-estimated Reinsurance
  Recoverables....................    15,153    12,203
                                    --------   -------
Net Re-estimated Reserve..........  $ 31,367   $18,490
                                    ========   =======
Net Cumulative (Deficiency).......  $     --   $    --
                                    ========   =======

     The first line of the preceding table depicts the estimated liability for unpaid claim and claim adjustment expense for discontinued operations recorded for each of the indicated periods. The table follows the form of the table depicting workers' compensation reserve development in "Analysis of Direct Claim and Claim Adjustment Expense Development," above.

     From 1987 to 1990, the increase in ultimate claim and claim adjustment expense for discontinued operations was due to the lack of Company history, as well as changes in economic and legal environments that prevented management from reasonably estimating ultimate loss costs. Thereafter, a full actuarial analysis has been performed semi-annually taking into account the Company's history of reserve development, industry claim experience, and the effects of litigation on future loss costs.

     The predominant number of the Company's pre-1991 discontinued operations claims are attributable to construction defect claims associated with commercial package policies sold to general contractors, developers, and artisan contractors underwritten from 1986 to 1993. Other carriers writing these same lines of business have also been negatively affected by the unfavorable increase in claim frequency and severity that occurred as a result of changes in the economic and legal environment during this time. At December 31, 1997, approximately $16.8 million (approximately 90%) of the total $18.7 million of direct reserves for discontinued operations was attributable to construction defect claims.

     The Company began to monitor separately the effects of construction defect claims beginning in 1993. Prior to 1993 the effects of construction defect claims were combined with all other general liability business for reserve valuation purposes. The frequency, severity, and time lag between the occurrence and reporting dates of such claims vary significantly from the statistics associated with all other lines and sublines of the Company's claim and claim adjustment expense reserves for discontinued operations. Effective June 30, 1995, the Company recorded a pre-tax charge of approximately $15.0 million ($9.8 million net of tax) for discontinued P&C operations due principally to an increase in management's estimates of IBNR construction defect claims.

     The frequency of newly reported construction defect claims increased significantly in July 1995. Management believes the increase in new construction defect claims was attributable to the California Supreme Court decision in Montrose Chemical Corporation v. Admiral Insurance Company ("Montrose") handed down in July 1995. The Montrose decision effectively broadened the definition of "loss occurrence" to potentially include an extended period of time beginning with the construction date and ending perhaps as late as the date of judgment associated with defective construction. Since July 1995 the Company has received notices of claims on allegedly defective construction projects where the manifestation of the loss, the immediate cause of the loss, and the first report of the loss, all fall outside of the Company's policy terms. Regardless of these facts, under the California Supreme Court's ruling, the Company believes it is compelled to defend the "insured" and to contribute appropriately to loss settlements.

     Management cannot predict the volume of future Montrose-related claims, the cost of handling the claims, or the ultimate severity of loss associated with such claims, but believes its current reserves are adequate to cover this increase in claims activity, depending on the length of time the recent reporting trends continue. There can be no assurance, however, that further upward development of ultimate loss costs associated with construction defect claims will not occur.

     The Company has also experienced significant development with respect to loss costs for components of discontinued operations other than construction defect claims. While these other claims are generally more predictable than construction defect claims, there can be no assurance that further upward development of loss costs associated with such claims will not occur.

REINSURANCE

     Reinsurance is generally used to reduce the liability on individual risks and to protect against individual risks or aggregate catastrophic losses. Superior Pacific follows the industry practice of reinsuring a portion of its risks. The availability and cost of reinsurance are subject to prevailing market conditions and may affect Superior Pacific's profitability. Superior Pacific's reinsurance program is based on the security of the reinsurers, coverage, and price. Superior Pacific monitors its reinsurers' financial condition carefully and recoverable losses are pursued aggressively. Occasionally, Superior Pacific is involved in disputes with reinsurers, which, if not settled, may be resolved in arbitration. At December 31, 1997, there were no disputes related to the workers' compensation operations.

     Superior Pacific maintains excess of loss reinsurance contracts with various reinsurers and a quota-share contract with ZRNA. Under its current excess of loss contracts (with multiple reinsurers), various reinsurers collectively assume liability on that portion of each loss that exceeds $500,000 on a per occurrence basis, up to a maximum of $150.0 million per occurrence.

     Effective January 1, 1994, SNIC entered into a quota-share reinsurance contract (the "ZRNA Quota-Share") with ZRNA. Under the ZRNA Quota-Share, ZRNA may provide Superior Pacific with an Assumption of Liability Endorsement ("ALE") facility, or, effective January 1, 1997, Superior Pacific may write directly on policy forms of ZC Insurance Company ("ZCIC"), an affiliate of Zurich (the "ZCIC Underwriting Agreement"). The ceding rate under the contract was 20% for 1994, and ZRNA and Superior Pacific mutually agreed to reduce the quota-share participation to 5% for 1995 and 1996. Further, Superior Pacific received ceding commissions ranging between 22.5% and 24.5% for premiums ceded to ZRNA under the 1994-1997 contracts. The purpose of the ceding commission is to cover Superior Pacific's cost of acquiring new business and may be changed as a result of changes in market conditions on a quarterly basis.

     Effective January 1, 1997, the terms of the ZRNA Quota-Share were amended to increase ZRNA's participation from 5% of premiums written in 1996 to 6.5% in 1997. In exchange for the increased participation, ZRNA no longer received a separate fee for policies written on ALEs, but received an additional 2% of premiums written on ZCIC Underwriting Agreement policies only.

     Effective January 1, 1998, the terms of the ZRNA Quota-Share were again amended to increase the ceding commission to 27.5% for non-ZCIC policies and on ALE premium. The ceding commission on ZCIC policies remained at 20%. Further, the additional 2% of premium paid to ZCIC for its underwriting was eliminated.

     Superior Pacific entered into a contract with Centre Re effective June 30, 1997 under which Centre Re assumed $10.0 million of reserves associated with claims open for future medical payments from Superior Pacific in consideration of $1.0 million in cash and assignment of Superior Pacific's rights of contribution and subrogation recoveries during the term of the contract. The contract is accounted for as a deposit, and no gain will be recognized until net cash payments from Centre Re are greater than Superior Pacific's $1.0 million premium. See "Superior National -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Effective February 1, 1998, Superior Pacific entered into the unrelated Quota-Share Arrangement with United States Life Insurance Company, rated "A+" by A.M. Best, under which Superior Pacific ceded 100% of premiums and claim and claim adjustment expenses associated with policies having $100,000 or more of estimated annual premium. Superior Pacific received a 35.0% ceding commission on premiums ceded under this contract. Effective May 1, 1998, the Quota-Share Arrangement was amended so that the ceding level was reduced to $25,000 in estimated annual premium at inception, and the ceding commission was adjusted to 33.5%. The term of the amended agreement is three years, with two one-year extensions. As BlG has entered into a substantially identical Quota-Share Arrangement with the same reinsurer, this contract plays an important role in the Company's strategy going forward.

     Reinsurance makes the assuming reinsurer liable to the insurer to the extent of the reinsurance ceded, but it generally does not legally discharge an insurer of its primary liability for the full amount of the policy liability (except for ALEs). If a reinsurer fails to meet its obligations under a reinsurance agreement, the ceding company is required to pay the loss. With respect to policies of Superior Pacific's with an ALE, however, in the event that Superior Pacific is unable to meet its claim payment obligations, ZRNA assumes all responsibility for the payment of losses related to the policy. All of the excess of loss reinsurance is with non-affiliated reinsurers.

     Superior Pacific generally enters into its contracts on an annual basis. Superior Pacific has maintained reinsurance contracts with many reinsurers for a number of years. In general, Superior Pacific's reinsurance contracts cover specified underwritten risks. Superior Pacific also from time to time purchases reinsurance covering specific liabilities or policies underwritten. As of December 31, 1997, ZRNA and General Reinsurance Corporation ("Gen Re") accounted for 24.5% and 21.6%, respectively, of total amounts recoverable by Superior Pacific from all reinsurers on paid and unpaid claims and claim adjustment expenses, and were the only reinsurers that accounted for more than 10% of such amounts.

INVESTMENTS

     The amount and types of investments that may be made by the Company are regulated under the California Insurance Code and the rules and regulations promulgated by the DOI. The Company's investments are primarily managed externally, based upon guidelines and strategies approved by management. As of December 31, 1997, the Company's consolidated portfolio consisted almost entirely of fixed-income securities. The bond portfolio is heavily weighted toward short- to intermediate-term, investment-grade securities rated "A" or better, with approximately 91% rated "AA" or better.

     Funds withheld assets having carrying and market values of $114.9 million and $117.1 million, respectively, at December 31, 1995, were withheld from Centre Re as collateral under an excess of loss reinsurance contract. These assets were carried as held to maturity until they were returned to Centre Re in 1996 upon the commutation of the reinsurance contract. All investment income and market value risk associated with these assets was assumed by Centre Re. Interest expense in the amount of $6.1 million and $8.8 million was paid to Centre Re during 1996 and 1995, respectively. In November 1996, the Company entered into a financing transaction involving Centre Re and Chase pursuant to which Chase extended a $93.1 million term loan, net of transaction costs. The Company used proceeds from the transaction to purchase from SNIC reinsurance receivables due from Centre Re. On June 30, 1997, the Company reached an agreement under which the Company agreed to transfer reinsurance receivables to Chase in exchange for the cancellation of the Company's debt to Chase. As a result of these transactions, the Company's investable assets increased by $93.1 million.

     The table below contains information concerning the composition of the Company's investment portfolio at December 31, 1997:

                                                                AS OF
                                                          DECEMBER 31, 1997
                                                        ----------------------
                                                         CARRYING      MARKET
                                                        AMOUNT (1)     VALUE
                  TYPE OF INVESTMENT                    ----------    --------
                                                            (IN THOUSANDS)
Bonds: (2)
U.S. government and agencies (AAA/Aaa rated)..........   $165,273     $165,273
AA/Aa rated...........................................     21,127       21,127
A rated...............................................     12,584       12,584
BBB/Baa rated.........................................      2,150        2,150
BB/Ba rated...........................................      4,080        4,080
                                                         --------     --------
          Total Bonds.................................    205,214      205,214
Invested cash and short-term investments..............     35,376       35,376
Common stocks.........................................      1,526        1,526
                                                         --------     --------
          Total.......................................   $242,116     $242,116
                                                         ========     ========

------------------------------
(1) Carrying amount is amortized cost for bonds held to maturity and short-term investments. Market value is used for bonds held for sale and common stocks.

(2) S&P defines "AAA" rated securities as "highest rating, extremely strong security," "AA" rated securities as "very strong security," "A" as "strong security," "BBB" as "adequate security," and "BB" as "low quality." Moody's Investor Services, Inc. ("Moody's") defines "Aaa" rated securities as "best quality," "Aa" as "high quality," "A" as "strong security," "Baa" as "adequate security," and "Ba" as "low quality."

     The table below reflects investments and interest earned thereon and average annual yield on investments for each year in the five-year period ended December 31, 1997.

                                                        YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------------
                                            1997       1996       1995       1994       1993
                                          --------   --------   --------   --------   --------
                                                             (IN THOUSANDS)
Total investments at end of period......  $242,116   $149,440   $163,951   $174,345   $144,778
Net investment income (before taxes)....  $ 12,674   $  7,769   $  9,784   $  9,049   $  9,550
Average annual yield on ending
  investment portfolio (before taxes)...      5.2%       5.2%       5.9%       5.2%       6.6%

     The Company in monitoring its asset and liability match attempts to keep the investment duration at the mid-point of the payout pattern. As of December 31, 1997, the investments under the Company's management (i.e., excluding funds withheld) have a duration of 2.9 years.

     The table below sets forth the maturity profile of the Company's bond portfolio at market value as of December 31, 1997:

                                                     AS OF DECEMBER 31, 1997
                                    ----------------------------------------------------------
                                                          BONDS RATED(1)
                                    ----------------------------------------------------------
                                    AAA/Aaa     AA/Aa       A      BBB/Baa   BB/Ba     TOTAL
                                    --------   -------   -------   -------   ------   --------
                                                          (IN THOUSANDS)
1 year or less....................  $ 25,086                                          $ 25,086
More than 1 year, through 3
  years...........................     9,038             $ 5,544                        14,582
More than 3 years, through 5
  years...........................    11,988   $15,120     3,020                        30,128
More than 5 years, through 10
  years...........................    26,519     6,007     4,020   $2,150    $4,080     42,776
More than 10 years, through 15
  years...........................     2,866                                             2,866
More than 15 years................    89,776                                            89,776
                                    --------   -------   -------   ------    ------   --------
          Total...................  $165,273   $21,127   $12,584   $2,150    $4,080   $205,214
                                    ========   =======   =======   ======    ======   ========

------------------------------
(1) S&P defines "AAA" rated securities as "highest rating, extremely strong security," "AA" rated securities as "very strong security," "A" as "strong security," "BBB" as "adequate security," and "BB" as "low quality." Moody's defines "Aaa" rated securities as "best quality," "Aa" as "high quality," "A" as "strong security," "Baa" as "adequate security," and "Ba" as "low quality."

     The Company intends to cause BIG to liquidate its investment portfolio immediately prior to Closing. The bulk of the investable assets obtained as a result of the Acquisition will be invested in accordance with the Company's existing investment policies. The Company also intends to purchase a $110.0 million Federal National Mortgage Association security maturing in 2013. Such a security would have a high investment grade rating, a higher yield coupon than the Company's portfolio generally, and an approximately ten-year duration.

INFORMATION SERVICES

     Superior Pacific emphasizes the development of personal computer based information and processing systems for use in all areas of its business and to that end strives to maintain a creative, flexible, and dynamic data processing capability that (i) enhances the effectiveness of its employees' underwriting, policy administration, and claims activities, (ii) provides detailed, real-time, and near real-time information to management for control and administration purposes, and (iii) provides marketing benefits through improved customer service. The Company believes that these systems give it a significant competitive advantage over competitors that lack such systems. Superior Pacific expensed or capitalized 3.7%, 4.2%, and 3.3% of direct written premium in 1997, 1996, 1995, respectively, for developing and upgrading its systems.

     Data Warehouse Decision Support System. In 1993 the Company developed SWAMI(R), its proprietary "data warehouse decision support" system. Beginning with the installation of SWAMI(R), Superior Pacific adjusted the Company's monitor and feedback cycle to no less frequently than weekly, and, in many respects, to a daily basis. Management believes this monitoring and feedback system is necessary due to the information intensive nature of the insurance business because lack of information represents a major aspect of underwriting risk. Accordingly, SWAMI(R) was developed to provide quality, detailed, real-time, and near real-time information to management as needed to reduce the risk represented by lack of information. The SWAMI(R) system has been constantly enhanced since its implementation. Management believes that SWAMI(R) is the first comprehensive "data warehouse decision support" system developed in the insurance industry.

     Underwriting. The Company's underwriting system is a fully integrated, computerized, rating, quoting, and policy issuance system for use both internally and remotely from producers' offices. The system contains edit and blocking features that prohibit underwriters from issuing policies associated with business that is deemed inappropriate or undesirable by management, or that may be inappropriately priced. Detailed information for each producer can be instantaneously reviewed on an accident year, policy year, or calendar year basis. The system provides analytical information as to producers, underwriters, or branch operations, which management uses to take corrective action with respect to unprofitable producers or ineffective staff. The system permits management to evaluate commissions, in force business, collections activity, and product pricing in detail, utilizing information that is no more than 24 hours old.

     Policy Administration. The Company's policy administration, including premium collection and audit activities, is fully automated. In addition to traditional "agency" billing services, the Company's collections capabilities also include direct bill, automatic withdrawals from policyholders' bank accounts, and credit card billings, which, management believes, dramatically improve credit experience and policy persistency.

     Claims Administration. The core of the claims system is a proprietary document imaging system that, combined with sophisticated workflow protocols, improves the productivity of the Company's claims staff.

     The Company has comprehensive physical and virtual safeguards for its information and processing systems. Disaster recovery programs and back-up procedures include nightly back-up storage of all transactions and changes to the system's database. At the end of each business day, the Company transfers this information to tapes that are stored off site. The Company maintains back-up systems in the branch offices to use if the main system fails. Computer access is restricted by use of codes and passwords.

     The Company does not believe that it will incur any material expenditures or liabilities as a result of the Year 2000 problem in computer software. See "Superior National -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Strategy."

     The Company is developing a strategy to integrate BIG's policy and claims functions into its system over time. The integration of policy functions would be the first step, and could occur as new or renewal policies are issued after the Acquisition. The claims functions of Superior Pacific and BIG would be separate for some time.

COMPETITION

     California is the country's largest workers' compensation insurance market. Competitive pressures in the California workers' compensation market increased with the implementation of open rating in January 1995. As a result, total direct written premium for the California market decreased from $9.0 billion in 1993 to $5.0 billion in 1996, the latest year for which data is available. More recently, certain fundamentals of the workers' compensation market in California have improved, as demonstrated by an actual improvement in premium pricing of 0.5% for the year ended December 31, 1997, as compared to the same period in 1996.

     The workers' compensation insurance industry in California is extremely competitive. Many of Superior Pacific's competitors have been in business longer, have a larger volume of business, offer more diversified types of insurance coverage, have greater financial resources, and have greater distribution capabilities than Superior Pacific. Of the approximately 300 companies that report to the WCIRB that they write workers' compensation insurance, the Company believes that Liberty Mutual Insurance Companies, CalComp, and American International Group are the largest private sector underwriters of workers' compensation insurance in California. Superior Pacific believes the dominant competitor in the California workers' compensation industry is the State Fund. As a result of the Pac Rim Transaction, the Company believes that, excluding the State Fund, it is the eighth largest California workers' compensation insurer overall, based upon 1996 direct written premium. On a pro forma basis, upon acquiring CalComp in the Acquisition, as well as the other BIG Insurance Subsidiaries, the Company believes it will be the largest California workers' compensation insurer overall, excluding the State Fund.

     The workers' compensation market is commodity-oriented, highly fragmented, and reflective of intense price competition. Nevertheless, because each risk is unique in terms of insurance exposure, different insurers can develop widely divergent estimates of prospective losses. Most insurers attempt to segment classes within markets so that they target the more profitable sub-classes with lower, although adequate, rates given the estimated profitability of the segment. In some cases, no statistics are available for the sub-classes involved, and the insurer implements discounted rate structures based solely on theoretical judgment. Finally, different insurers have widely divergent internal expense positions, due to distribution methods, economies of scale, and efficiency of operations. Therefore, although workers' compensation insurance is a commodity, the price of insurance does not necessarily reflect commodity pricing. Superior Pacific's existing and prospective customer bases are vulnerable to competition, especially from larger insurers that at any time are capable of penetrating Superior Pacific's markets with products priced at levels substantially below Superior Pacific's.

RATINGS

     Superior Pacific is currently rated "BBB" by S&P, a claims paying rating it has held since 1995. Insurance companies rated "BBB" are considered by S&P to offer adequate financial security, but capacity to meet policyholder obligations is susceptible to adverse economic and underwriting conditions. A.M. Best has currently assigned a "B+" (Very Good) rating to Superior Pacific, a rating it has held since 1995. A.M. Best has placed the Company's rating on a watch with positive implications. A.M. Best's ratings are based upon an evaluation of a company's: (i) financial strength (leverage/capitalization, capital structure/holding company, quality, appropriateness of reinsurance program, adequacy of loss/policy reserves, quality, diversification of assets, and liquidity); (ii) operating performance (profitability, revenue composition, and management experience and objectives); and (iii) market profile (market risk, competitive market position, spread of risk, and event risk). A "B+" rating is assigned to companies that have on balance, in A.M. Best's opinion, very good financial strength, operating performance, and market profile when compared to the standards established by A.M. Best, and have a good ability to meet their ongoing obligations to policyholders. "B+" is A.M. Best's sixth highest rating classification out of 15 ratings. A.M. Best's and S&P's ratings represent independent opinions of a company's financial strength and ability to meet its obligations to policyholders and are not based upon factors concerning investors. Such ratings are subject to change and are not recommendations to buy, sell, or hold securities. One factor in an insurer's ability to compete effectively is its A.M. Best rating. The Company's A.M. Best rating is lower than that of many of its competitors. There can be no assurance that such ratings or future changes therein will not affect the Company's competitive position.

     In addition, the Company currently maintains a facility that allows it to offer certain policyholders insurance policies written by ZCIC, having an A.M. Best "A" rating. As a result of the planned sale of BICO to Zurich Centre Group LLC, and an underwriting arrangement created in connection therewith, the Company expects to have the ability to offer certain policyholders policies with Zurich's "A" rating.

REGULATION

     Superior National and its insurance subsidiaries are subject to extensive governmental regulation and supervision. Regulations relate to such matters as the filing of premium rates and policy forms, adequacy of reserves, types and quality of investments, minimum capital and surplus requirements, deposits of securities for the protection of policyholders, statutory financial reporting, and restrictions on stockholder dividends. Superior National and its insurance subsidiaries are also subject to periodic examination by the DOI. In addition, assessments are made against Superior Pacific and other California insurers to cover liabilities to policyholders of insolvent insurance companies. The regulation and supervision of insurance companies by state agencies is designed only for the benefit of policyholders, not stockholders. Superior National believes that it and its Subsidiaries are in material compliance with state regulatory requirements that are relevant to their respective businesses.

     The DOI Triennial Examination of SNIC, which covered the three years ended December 31, 1994, was completed in 1996 and indicated no material issues or actions needed to be taken by SNIC in either its operations or financial statements. SPCC's Triennial Examination, which was completed in 1996, resulted in an additional $18.5 million of claim and claim adjustment expense reserves being recorded as of December 31, 1996, and other significant adjustments totalling $4.1 million in aggregate. An additional $12.0 million in claim and claim adjustment expense was recorded by SPCC in the first quarter of 1997. These events preceded SPCC's acquisition on April 11, 1997.

     The California Insurance Code requires the DOI to approve any proposed change of control of the Company. For such purposes, "control" is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing more than 10% of the voting securities of the Company.

     The California Insurance Code also limits the amount of dividends or distributions an insurance subsidiary may pay without DOI approval or non-disapproval in any 12-month period to the extent it exceeds the greater of
(a) net income from operations for the preceding year or (b) 10% of statutory policyholders' surplus as of the preceding December 31. Payments of greater amounts require the approval of the DOI. The maximum dividends permitted under the California Insurance Code are not necessarily indicative of an insurer's actual ability to pay dividends or other distributions to a parent company, which also may be constrained by business and regulatory considerations, such as the impact of dividends on surplus, that could affect an insurer's competitive position, the amount of premiums that can be written, and the ability to pay future dividends. Further, the California Insurance Code requires that the statutory surplus of an insurance company following any dividend or distribution by such company be reasonable in relation to its outstanding liabilities and adequate for its financial needs. Moreover, dividends may only be paid out of "earned surplus" as defined in the California Insurance Code. New York and Delaware, the respective domiciles of CCIC and BICO, also limit the amount of dividends that may be paid by an insurance subsidiary.

     In 1989, 1991, 1993, and 1995, various workers' compensation reform laws that were passed into law by the California legislature materially impacted the Company's rates, claims experience, financial condition, and results of operations.

     Under the last important measure, adopted in 1993 and declared effective as of January 1995, California's minimum rate law was replaced by an open rating system. Under this new rating system, individual insurance companies file rates and rules not less than 30 days prior to their effective date, and such rates and rules can only be disapproved by the DOI after a hearing and only on the basis of solvency, market share, or improper filing. Superior Pacific cannot predict the ultimate effect of open rating on its workers' compensation business, but during the first three years of open rating, the intense price competition that ensued led to lower average premiums per policy. Rates stabilized in 1996 and appeared to increase slightly during 1997. Superior Pacific believes the rates it has filed with the DOI are adequate, but it is unable to predict the degree to which such rates are competitive in the marketplace.

     In 1996, the California legislature implemented a set of workers' compensation reforms, referred to as Assembly Bill 1913 ("AB 1913"), and the DOI issued its guidelines with respect to their interpretation. AB 1913 causes, among other things, the experience modification factor of a current workers' compensation policy and the immediately preceding two policies regardless of carrier to be subject to revision if a single claim used in a modification closes on or after January 1, 1995, for a value of 60% or less of its highest earlier reported value, if the highest reported incurred value was $10,000 or more. AB 1913 was amended effective January 1, 1998 by Senate Bill 1217 ("SB 1217"). Under the new guidelines of SB 1217, if the aggregate amount of incurred claims (as opposed to a single claim) changes by the threshold amount, than the WCIRB will calculate a new experience modification factor. Such a change in the experience modification factor will require the current workers' compensation carrier to return a portion of a policyholder's premium for the current and preceding two policies' periods without regard to whether the current workers' compensation insurance carrier was the insured's previous carrier. WCIRB estimates the ultimate cost to California workers' compensation underwriters will be less than 2.5% of 1996 premium; however, these estimates are based upon broad industry estimates and could vary significantly from company to company based upon the type of claims incurred, size of employer, and employer industry group.

     Proposed federal legislation has been introduced from time to time in recent years that would provide the federal government with substantial power to regulate P&C insurers, including state workers' compensation systems, primarily through the establishment of uniform solvency standards. Proposals also have been discussed to modify or repeal the antitrust exemption for insurance companies provided by the McCarran-Ferguson Act. The adoption of such proposals could have a material adverse impact upon the operations of the Company.

     In order to enhance the regulation of insurer solvency, the NAIC has adopted a formula and model law to implement risk-based capital ("RBC") requirements for P&C (including workers' compensation) insurance companies designed to assess minimum capital requirements and to raise the level of protection that statutory surplus provides for policyholder obligations. The NAIC model law has been incorporated into the California Insurance Code. The RBC formula for P&C insurance companies measures four major areas of risk: (i) underwriting, which encompasses the risk of adverse loss developments and inadequate pricing, (ii) declines in asset values arising from credit risk,
(iii) declines in asset values arising from investment risks, and (iv) off-balance sheet risk arising from adverse experience from non-controlled assets, guarantees for affiliates, contingent liabilities, and reserve and premium growth. Pursuant to the model law, insurers having less statutory surplus than that required by the RBC calculation will be subject to varying degrees of regulatory action, depending on the level of capital inadequacy.

     The RBC model law provides for four levels of regulatory action. The extent of regulatory intervention and action increases as the level of surplus as a percentage of the RBC amount falls. The first level, the Company Action Level (as defined by the NAIC), requires an insurer to submit a plan of corrective actions to the regulator if surplus falls below 200% of the RBC amount. The Regulatory Action Level (as defined by the NAIC) requires an insurer to submit a plan containing corrective actions and requires the relevant insurance commissioner to perform an examination or other analysis and issue a corrective order if surplus falls below 150% of the RBC amount. The Authorized Control Level (as defined by the NAIC) gives the relevant insurance commissioner the option either to take the aforementioned actions or to rehabilitate or liquidate the insurer if surplus falls below 100% of the RBC amount. The fourth action level is the Mandatory Control Level (as defined by the NAIC), which requires the relevant insurance commissioner to rehabilitate or liquidate the insurer if surplus falls below 70% of the RBC amount. Based on the foregoing formulae, as of December 31, 1997, the RBC ratios of SNIC and SPCC were in excess of the Company Action Level, the first trigger level that would require regulatory action.

     The NAIC's Insurance Regulatory Information System ("IRIS") was developed by a committee of state insurance regulators and is primarily intended to assist state insurance departments in executing their statutory mandates to oversee the financial condition of insurance companies operating in their respective states. IRIS identifies eleven industry ratios and specifies "usual values" for each ratio. Departure from the usual values on four or more of the ratios may lead to increased regulatory oversight. Based on its 1997 statutory financial statement, SNIC was within the usual range of all twelve IRIS tests, and SPCC fell outside the usual range of three of the twelve IRIS tests. SPCC was outside of the usual range of the tests measuring change in net writings, two-year overall operating ratio, and two-year reserve development to surplus. The unusual values were the result of 1996 claim and claim adjustment expense reserve increases, and the runoff of SPCC's premium in force during 1997.

     The financial statements contained herein have been prepared in conformity with GAAP, as opposed to SAP prescribed or permitted for insurance companies by regulatory authorities. SAP differs from GAAP principally in the following respects: (a) premium income is taken into operations over the periods covered by the policies, whereas the related acquisition and commission costs are expensed when incurred; (b) deferred income taxes are not recognized under SAP;
(c) certain assets such as agent's balances over ninety days due and prepaid expenses are nonadmitted assets for statutory reporting purposes; (d) policyholder dividends are accrued when declared; (e) the cash flow statement is not consistent with classifications and the presentation under GAAP; (f) bonds are recorded at amortized cost, regardless of trading activities; (g) loss and loss adjustment expense reserves and unearned premium reserves are stated net of reinsurance; and (h) minimum statutory reserves for losses in excess of the Company's estimates are required.

     The NAIC recently approved the codification of SAP with an effective date of January 1, 2001. Included in the codification is a change in the definition of prescribed versus permitted policies that insurance companies use to prepare their statutory financial statements. The Company has not yet determined the impact of the adoption of the codification project.

     Although the Company has not received any claims made under policies written in its P&C insurance business (discontinued in 1993) related to business losses caused by Year 2000 malfunctions or costs incurred in connection with prevention or correction of Year 2000 problems, it is conceivable that such claims could be made. Published estimates of Year 2000 business losses and costs are in the many billions of dollars. If P&C insurers were required by court decision to pay claims on policies issued between 1985 and 1993 related to Year 2000 losses the Company may have to pay such claims. In such event, the Company would likely have inadequate reserves in its discontinued operations and the booking of additional reserves would have a material adverse effect on the Company's results of operations.

     It is not possible to predict the future impact of changing state and federal regulation on the Company's operations and there can be no assurance that laws and regulations enacted in the future will not be more restrictive than existing laws.

EMPLOYEES

     As of June 1, 1998, the Company had 262 employees, none of whom was covered by a collective bargaining agreement.

BUSINESS PROPERTIES

     The Company's principal executive offices are located in Calabasas, California and are subject to a lease that expires in 2000. The Company also leases space for branch offices in Woodland Hills, Pleasanton, Sacramento, and Fresno (all in California). Such leases expire in 2002, 2003, 2001, and 2000, respectively. The Company's Phoenix, Arizona office is the subject of a lease that expires in 2001.

LEGAL PROCEEDINGS

     Superior National and its Subsidiaries are parties to various legal proceedings, all of which are considered routine and incidental to the business of the Company and are not material to the financial condition and operation of the business. Neither Superior National nor any of its Subsidiaries is a party to any litigation expected to have a material adverse effect upon the Company's business or financial position.

     The Company is subject to class action litigation filed against all workers' compensation insurers in California, related principally to claims paying practices. Such litigation is being vigorously contested by the Company. Although the likelihood of a material adverse result in such matters is regarded by the defendants as low, there can be no assurance that, should a trial be held, the class plaintiffs will not receive a substantial award.

                               SUPERIOR NATIONAL
                                   MANAGEMENT

DIRECTORS

     Information is set forth below concerning the directors of the Company and the year in which each was first elected as a director of the Company.

                                                                                         DIRECTOR
          DIRECTORS            AGE               POSITION WITH THE COMPANY                SINCE
-----------------------------  ---   --------------------------------------------------  --------
C. Len Pecchenino(1).........  71    Director, Chairman of the Board                       1988
Steven D. Germain(2).........  45    Director                                              1995
Steven B. Gruber.............  40    Director                                              1997
Thomas J. Jamieson(1)(3).....  55    Director                                              1985
Gordon E. Noble(2)...........  70    Director                                              1990
Craig F. Schwarberg(1)(3)....  42    Director                                              1992
Robert A. Spass..............  42    Director                                              1992
Bradley E. Cooper(2)(3)......  31    Director                                              1992
William Gentz................  57    President, Chief Executive Officer and Director       1994
J. Chris Seaman(3)...........  43    Executive Vice President, Chief Financial Officer     1993
                                     and Director
Roger W. Gilbert.............  66    Director                                              1997

------------------------------
(1) Member of Audit Committee

(2) Member of Compensation Committee

(3) Member of Investment Committee

     No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee, except that IP Delaware and IP Bermuda nominated Steven B. Gruber to the Board of Directors in April 1997, pursuant to the terms of the Stock Purchase Agreement dated September 17, 1996, as amended and restated February 17, 1997, among IP Delaware, IP Bermuda, TJS, and members of management (the "1996 Stock Purchase Agreement"). Under the 1996 Stock Purchase Agreement, which will be reaffirmed upon the consummation of the Equity Financings, IP and its Associates (as defined below) have agreed that they will nominate no more than five directors to the eleven-member Board.

     C. Len Pecchenino became a director of the Company in May 1988 and was elected as Chairman in June 1994. He served as the Company's Chief Executive Officer from September 1991 to February 1992 and as the President and Chief Executive Officer from February 1994 to May 1994. He also served as the Chairman from September 1991 to August 1992. Until his retirement in 1986, Mr. Pecchenino held various executive officer positions, including President and Chief Operating Officer, with IC Industries, Inc. and Pneumo Corporation.

     Steven D. Germain was elected to the Board of Directors in April 1995. From 1988 to 1994 he served as General Counsel to the Centre Reinsurance Group of Companies. Since 1994 he has served as General Counsel of Zurich Centre Group L.L.C., a company that provides management services to the Centre Reinsurance Group of Companies. Mr. Germain continues to serve as a Senior Vice President, General Counsel and Secretary to Centre Re and as a director, Senior Vice President, General Counsel and Secretary of CentreLine Reinsurance Limited, a Bermuda corporation ("CentreLine"). Mr. Germain is also a director, President, and Chief Executive Officer of Home Holdings, Inc. and a director of certain of its subsidiaries.

     Steven B. Gruber became a director of the Company in April 1997. He was a founder of, and since February 1994, has served as a Managing Partner of, Insurance Partners Advisors, L.P. ("IPA") From May 1990 to present, Mr. Gruber has served as a Managing Director of Oak Hill Partners, Inc. and from October

1992 to present, has served as a Vice President of Keystone, Inc. From 1981 to April 1990 he was associated with Lehman Brothers Inc., most recently as Managing Director and Co-Head of high-yield securities. From 1994 to 1997, he served as a director of Unionamerica Holdings plc. From 1990 to 1996, he served as a director of National Reinsurance Holding, Corp. He is also a director of Reliant Building Products, Inc., Grove Worldwide L.L.C., and MVE Inc.

     Thomas J. Jamieson has been a director of the Company since December 1985. Since 1971, he has served as President of Jaco Oil Company, and since 1993, he has been a director of Berry Oil Co.

     Gordon E. Noble became a director of the Company in October 1990. Since July 1990, he has been Chairman and Chief Executive Officer of Commodore Insurance Services. Previously he served as Executive Vice President and as a director and member of the Executive Committee of Sedgwick James, an international insurance brokerage and risk management firm.

     Craig F. Schwarberg was appointed to the Board of Directors in March 1992. From 1991 to 1997, Mr. Schwarberg worked for International Insurance Advisors, Inc. ("IIA"), serving as a Managing Director through February 1994. From 1994 to March 1996, Mr. Schwarberg was a director and Chairman of the Board of NACOLAH Holding Corporation. Prior to 1991, he held various positions at Lehman Brothers Inc., most recently as Senior Vice President.

     Robert A. Spass was appointed to the Board of Directors in March 1992. Since 1990, Mr. Spass has served as President and Chief Executive Officer, and a director, of IIA. From 1994 to the present, Mr. Spass has been a Managing Partner of IPA. Prior to 1990, Mr. Spass held various positions at Salomon Brothers Inc, most recently as a Director. Since January 1996, he has served as a director of Highlands Insurance Group, Inc. Since January 1998, he has served as a director of MMI Companies, Inc. From 1990 to 1996, he served as a director of National Reinsurance Holdings Corp. From 1994 to 1997, he served as a director of Unionamerica Holdings plc, and from 1994 to 1996 he served as a director of NACOLAH Holding Corporation.

     Bradley E. Cooper became a director of the Company in May 1992. Currently, Mr. Cooper is a Partner of IPA, joining at its formation in 1994. From May 1990 to February 1994, Mr. Cooper served as Vice President of IIA. Prior to 1990, Mr. Cooper was an analyst with Salomon Brothers Inc. Since January 1996, he has served as a director of Highlands Insurance Group, Inc.

     William Gentz became a director of the Company in June 1994. Mr. Gentz has held the position of President and Chief Executive Officer since mid-1994. Mr. Gentz joined the Company after seventeen years at Zenith Insurance Company, where he was responsible for marketing, underwriting, loss control, and field operations for Zenith's workers' compensation operations. Mr. Gentz began his insurance career in 1958, and from 1958 to 1968 worked in the marketing and underwriting departments of a variety of insurance companies in the mid-west and California.

     J. Chris Seaman became a director of the Company in March 1993. Mr. Seaman has held the positions of Executive Vice President since February 1995 and Chief Financial Officer since July 1991. Prior to joining the Company, Mr. Seaman was the Chief Financial Officer of a private company engaged in insurance company acquisitions following ten years with Ernst & Whinney. Mr. Seaman previously held staff and management positions at Industrial Indemnity Insurance Company and Allianz of America Corporation, respectively.

     Roger W. Gilbert became a director of the Company in April 1997. From May 1988 until his retirement in June 1993, Mr. Gilbert served simultaneously as the Chief Executive Officer and Chairman of the Board of TIC Indemnity Co., the Chief Executive Officer of TMIC Insurance Co. Inc., and a California Special Deputy Insurance Commissioner, a position to which he was appointed by the California Insurance Commissioner. Prior to 1988, Mr. Gilbert served as Senior Vice President and director of Great American Insurance Companies, and as President of Great America West Inc.

COMMITTEES

     The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, and the Investment Committee.

     The Audit Committee recommends to the Board of Directors the engagement or discharge of the Company's independent auditors; reviews with the independent auditors the scope, timing and plan for the annual audit, any non-audit services, and the fees for audit and other services; reviews outstanding accounting and auditing issues with the independent auditors; and supervises or conducts such additional projects as may be relevant to its duties. The Audit Committee is also responsible for reviewing and making recommendations with respect to the Company's financial condition, its financial controls, and its accounting practices and procedures. The Audit Committee, which presently consists of Messrs. Pecchenino, Jamieson, and Schwarberg, held five meetings during the fiscal year ended December 31, 1997.

     The Compensation Committee reviews and approves the Company's executive compensation policies and bonus distributions to officers and key employees of the Company. The Compensation Committee, which during the fiscal year ended December 31, 1997 held four meetings, consists of Messrs. Noble, Cooper, and Germain.

     The Investment Committee reviews the investment practices of the Company's primary insurance subsidiaries, SNIC and SPCC, and oversees the relationship between SNIC and SPCC and their investment manager. It carries out this function through the fact that its members are the directors of SNIC and SPCC responsible for the same oversight at SNIC and SPCC. The Investment Committee, which presently consists of Messrs. Jamieson, Cooper, Seaman, and Schwarberg, held five meetings during the fiscal year ended December 31, 1997.

REMUNERATION

     Each director is elected to hold office until the next annual meeting of stockholders and until his respective successor is elected and qualified. Each incumbent director who is not an officer of the Company is paid a fee of $4,000 for each regular Board of Directors meeting attended and $500 for each committee meeting attended. The Board of Directors regularly meets once each quarter. All directors are reimbursed for their out-of-pocket expenses in serving on the Board.

     In May 1997, the Board of Directors approved the payment to C. Len Pecchenino, the Chairman of the Board, of $50,000 per year so long as he remains Chairman of the Board and serves on the Audit Committee. This amount is to be paid in addition to the fees he normally receives for attendance at regularly scheduled Board meetings. Mr. Pecchenino was paid $50,000 in September 1997 and since then he has been paid this amount in four equal quarterly installments.

     Messrs. Spass and Cooper are employees of IIA and Mr. Schwarberg is a former IIA employee. Mr. Spass is also an officer and director of IIA. Mr. Germain is an officer and director of Centre Re and CentreLine, each of which are affiliates of Zurich. Messrs. Spass and Gruber are executive officers of IPA and of the ultimate general partner of each of IP Delaware and IP Bermuda. In addition, Messrs. Spass and Cooper are officers of the general partner of IP II. Each of IIA, Centre Re, CentreLine, Zurich, IP Delaware, IP Bermuda, IP II, IPA, and Capital Z are parties to transactions with the Company described in "Certain Relationships and Related Transactions." Additionally, Mr. Gentz and Mr. Seaman have participated in transactions pursuant to which they acquired or are acquiring Common Stock and/or warrants issued by the Company. See "Certain Relationships and Related Transactions."

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

  Executive Officers

     Set forth in the table below are the names, ages, and current offices held by all executive officers of the Company and Superior Pacific. Unless specifically noted, the positions named are held at both the Company and at Superior Pacific.

                                                                                         EXECUTIVE
                                                                                          OFFICER
          NAME            AGE                  POSITION WITH THE COMPANY                   SINCE
          ----            ---                  -------------------------                 ---------
William L. Gentz          57    President and Chief Executive Officer                      1994
J. Chris Seaman           43    Executive Vice President and Chief Financial Officer       1991
Arnold J. Senter          56    Executive Vice President and Chief Operating Officer       1997
Thomas I. Boggs, Jr.      51    Senior Vice President -- Underwriting                      1995
Karl O. Johnson           66    Senior Vice President, Superior Pacific                    1989
Douglas R. Roche          58    Senior Vice President -- Management Information Systems    1990
Robert E. Nagle           49    Senior Vice President, General Counsel and Secretary       1996
James L. Cinney           57    Senior Vice President, Superior Pacific                    1994
Edward C. Shoop           54    Senior Vice President and Chief Actuary                    1997
Theresa A. Sealy          50    Senior Vice President -- California Operations             1998
Matthew Natalizio         43    Vice President -- Finance and Treasurer                    1994

     Executive officers of the Company are elected by and serve at the discretion of the Board. No arrangement exists between any executive officer and any other person or persons pursuant to which any executive officer was or is to be selected as an executive officer. None of the executive officers has any family relationship to any director or to any other executive officer of the Company. Set forth below is a brief description of the business experience for at least the previous five years of all of the executive officers.

     William L. Gentz has held the positions of President and Chief Executive Officer since mid-1994, and has served as a director of the Company since June 1994. Mr. Gentz joined the Company after seventeen years at Zenith Insurance Company, where he was responsible for marketing, underwriting, loss control, and field operations for Zenith's workers' compensation operations. Mr. Gentz began his insurance career in 1958, and from 1958 to 1968 worked in the marketing and underwriting departments of a variety of insurance companies in the mid-west and California.

     J. Chris Seaman has held the positions of Executive Vice President since February 1995 and Chief Financial Officer since July 1991, and has served as a director of the Company since March 1993. Prior to joining the Company, Mr. Seaman was the Chief Financial Officer of a private company engaged in insurance company acquisitions, following ten years with Ernst & Whinney. Mr. Seaman previously held staff and management positions at Industrial Indemnity Insurance Company and Allianz of America Corporation, respectively.

     Arnold J. Senter has held the positions of Executive Vice President and Chief Operating Officer since February 1997. Prior to joining the Company, Mr. Senter most recently served as Senior Vice President, Southwest and Southeast Operations at Zenith National Insurance Company, and had previously held various operational positions in nearly every functional area for Zenith since 1981. Mr. Senter has 30 years experience with both regional and national carriers.

     Thomas I. Boggs, Jr. was appointed Senior Vice President -- Underwriting effective March 1995. From October 1993 to March 1995, he served as Assistant Vice President of Fremont Compensation Insurance Company and from October 1991 to October 1993 served as Business Development Executive for the Southern California Commercial Insurance Center for Fireman's Fund Insurance Company. Prior to October 1991, Mr. Boggs held various underwriting and marketing positions at Cypress Insurance Company, Industrial Indemnity Insurance Company, and Safeco.

     Karl O. Johnson has been responsible for SNIC's Central California Operations since 1989. He was promoted to Senior Vice President in 1994. Mr. Johnson has served with various insurance organizations in loss control and marketing capacities since 1955; he joined the Company in 1987.

     Douglas R. Roche was appointed Senior Vice President -- Management Information Systems in 1994 and served in such position until January 1997 at which point he was appointed Senior Vice President -- Claims. He served in such position until September 1997 when he was reappointed Senior Vice President -- Management Information Systems. Before 1994, he served as Vice President of Internal Operations from the time he joined the Company in 1990. From 1987 to 1990, Mr. Roche sold software and provided systems consulting services to the insurance industry. From 1969 to 1987 he held a variety of management positions in various insurance companies' systems analysis operations.

     Robert E. Nagle has held the positions of Senior Vice President, General Counsel, and Secretary since January 1996. From 1986 until he joined the Company, Mr. Nagle was corporate counsel and senior corporate counsel for Farmers Group, Inc.

     James L. Cinney has been responsible for Superior Pacific's Woodland Hills branch since 1997. Prior to that, he has held the position of Senior Vice President -- Loss Control of SNIC from 1994. Before joining the Company, Mr. Cinney was self-employed in the hospitality industry for one year. Prior to that, he was Vice President, responsible for loss control, at Industrial Indemnity Insurance Company. Mr. Cinney has 30 years of workers' compensation loss control experience in a variety of staff and management positions with Industrial Indemnity Insurance Company, Zenith Insurance Company, Employee Benefits Insurance Company, and Hanover Cal/Comp Insurance Company.

     Edward C. Shoop was appointed Senior Vice President and Chief Actuary in October 1997. From April 1995 to August 1997 he served as Senior Vice President and Actuary with Zenith Insurance Company, and from March 1994 to April 1995 served as Vice President and Actuary with Great States Insurance Company. Prior to that, Mr. Shoop was Vice President and Actuary with the Workers' Compensation Insurance Rating Bureau of Massachusetts from November 1991 to March 1994. Mr. Shoop's 31 years of actuarial experience also includes working for Fireman's Fund Insurance Company and Royal Insurance Company of Canada, as a Vice President, and for Aetna Life and Casualty Company.

     Theresa A. Sealy was appointed Senior Vice President -- California Operations in July 1998. From November 1997 to June 1998 she served as Vice President of the Company. From June 1997 until she joined the Company, she served as regional manager for CalComp and, prior to that, served as a Senior Vice President of Allianz Insurance Company since February 1992.

     Matthew Natalizio has held the position of Vice President -- Finance and Treasurer since 1994. From 1988 until he joined the Company, Mr. Natalizio was employed by KPMG Peat Marwick LLP.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's directors and certain of its officers, and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, "Insiders"), to file reports of ownership and changes in ownership with the SEC. Insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that its Insiders complied with all applicable Section 16(a) filing requirements for fiscal 1997, with the exception of (i) Curtis H. Carson, an executive officer of the Company, who filed a Form 5 to report one transaction that was not reported on a Form 4 on a timely basis, and (ii) IIA and International Insurance Investors (Bermuda) Limited, each of which filed a late Form 4 to report the same two transactions.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation for services in all capacities to the Company for the fiscal years ended December 31, 1997, 1996, and 1995 of those persons who were, at December 31, 1997, (i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION                LONG TERM COMPENSATION
                                         --------------------------------   -----------------------------------
                                                                                    AWARDS             PAYOUT
                                                                            -----------------------   ---------
                                                                  OTHER     RESTRICTED   SECURITIES
                                                                 ANNUAL       STOCK      UNDERLYING                ALL OTHER
                                                                 COMPEN-      AWARDS      OPTIONS/      LTIP        COMPEN-
  NAME AND PRINCIPAL POSITION     YEAR   SALARY(1)   BONUS(2)   SATION($)      (3)        SARS(#)     PAYOUT(#)    SATION(4)
--------------------------------  ----   ---------   --------   ---------   ----------   ----------   ---------   ------------
William L. Gentz................  1997   $293,830    $     --      --        $121,250(5)   18,800        --          $2,250
  President and Chief             1996    298,300     278,500      --          46,874      17,875        --           2,250
  Executive Officer               1995    294,508     203,500      --          53,690      19,175        --           2,250
J. Chris Seaman.................  1997    231,616          --      --         109,125(6)   17,500        --           2,250
  Executive Vice President        1996    235,298     128,500      --          36,223      13,813        --           2,250
  and Chief Financial Officer     1995    215,600     128,500      --          40,170      39,325        --           2,250
Arnold J. Senter(7).............  1997    229,335          --      --              --      25,000        --           2,250
  Executive Vice President        1996         --          --      --              --          --        --              --
  and Chief Operating Officer     1995         --          --      --              --          --        --              --
Matthew Natalizio...............  1997    183,292          --      --          18,188(8)    2,786        --           2,250
  Vice President --               1996    131,004      35,000      --          20,058       6,500        --           1,875
  Finance and Treasurer           1995    138,504      30,000      --           7,280       2,600        --           2,078
Thomas I. Boggs, Jr.............  1997    164,261          --      --          30,313(10)   4,643        --           2,250
  Senior Vice President --        1996    155,800      32,000      --          21,306       8,125        --           2,163
  Underwriting(9)                 1995    115,917       7,000      --          13,000      12,150        --           1,098

------------------------------
 (1) The amounts set forth for fiscal year 1997 include salary and other cash compensation paid in that year, other than amounts listed in the column entitled "Bonus."

 (2) Bonus amounts represent cash payments and are presented in the year to which they apply, although payment typically is made in April of the subsequent year. No bonus payments were made for fiscal year 1997.

 (3) Represents the fair market value of the underlying shares on the date of grant.

 (4) Represents the employer's contribution under the Company's 401(k) Plan.

 (5) Represents a grant of 10,000 shares of Restricted Stock that vests in nine equal annual increments following the date of grant. As of December 31, 1997, Mr. Gentz held an aggregate of 29,950 shares of Restricted Stock valued at $434,275, based upon the $14.50 per share fair market value of the Common Stock on such date.

 (6) Represents a grant of 9,000 shares of Restricted Stock that vests in nine equal annual increments following the date of grant. As of December 31, 1997, Mr. Seaman held an aggregate of 24,163 shares of Restricted Stock valued at $350,364, based upon the $14.50 per share fair market value of the Common Stock on such date.

 (7) Mr. Senter began his employment with the Company in February 1997.

 (8) Represents a grant of 1,500 shares of Restricted Stock that vests in nine equal increments following the date of grant. As of December 31, 1997, Mr. Natalizio held an aggregate of 6,399 shares of Restricted Stock valued at $92,786, based upon the $14.50 per share fair market value of the Common Stock on such date.

 (9) Mr. Boggs began his employment with the Company in March 1995.

(10) Represents a grant of 2,500 shares of Restricted Stock that vests in nine equal annual increments following the date of grant. As of December 31, 1997, Mr. Boggs held an aggregate of 9,375 shares of Restricted Stock valued at $135,938, based upon the $14.50 per share fair market value of the Common Stock on such date.

EMPLOYMENT AGREEMENTS

     The Company has in effect employment agreements with the following officers:

     William L. Gentz, President and Chief Executive Officer. Mr. Gentz's agreement expires on June 1, 1999, but is subject to automatic renewal in one-year increments unless notification of non-renewal is given sixty days prior to the expiration of the then-current term. His salary was set as of June 1, 1994 at $275,000 annually, plus benefits and incidentals generally provided to officers of the Company, and is thereafter as determined by the Board. Mr. Gentz's annual salary was increased to $287,500 effective August 1, 1995. If Mr. Gentz's employment is terminated by the Company other than for cause, he is entitled to payment of his salary and benefits for the then-remaining term of his agreement. In the event of a change in control of the Company, Mr. Gentz would be deemed terminated without cause and his employment agreement would be deemed to have a three-year remaining term.

     Arnold J. Senter, Executive Vice President and Chief Operating Officer. Mr. Senter's agreement expires on February 17, 1999, but is subject to automatic renewal in one-year increments unless notification of non-renewal is given sixty days prior to the expiration of the then-current term. His salary was set as of February 17, 1997 at $200,000 annually, plus benefits and incidentals generally provided to officers of the Company, and is thereafter as determined by the Board. If Mr. Senter's employment is terminated by the Company other than for cause, he is entitled to payment of his salary and benefits for the then-remaining term of his agreement. In the event of a change in control of the Company, Mr. Senter would be deemed terminated without cause and his employment agreement would be deemed to have a three-year remaining term.

     J. Chris Seaman, Executive Vice President and Chief Financial Officer. Mr. Seaman's agreement expires on June 1, 1999, but is subject to automatic renewal in one-year increments unless notification of non-renewal is given sixty days prior to the expiration of the then-current term. His annual salary under the agreement is $200,000, plus benefits and incidentals generally provided to officers of the Company, and is thereafter as determined by the Board. If Mr. Seaman's employment is terminated by the Company other than for cause, he is entitled to payment of his salary and benefits for the then-remaining term of his agreement. In the event of a change in control of the Company, Mr. Seaman would be deemed terminated without cause and his employment agreement would be deemed to have a three-year remaining term.

     Edward C. Shoop, Senior Vice President and Chief Actuary. Mr. Shoop's agreement expires on October 6, 1999 and provides that, if his employment with the Company is terminated as a result of a change in control, he will be entitled to his salary and benefits for two years from the date of his termination.

     Each of Messrs. Gentz, Senter, Seaman, and Shoop have acknowledged that the acquisition by IP of a majority of the outstanding Common Stock, should it occur as a result of the Equity Financings, does not constitute a change in control for purposes of their employment agreements.

     Matthew Natalizio, Vice President -- Finance and Treasurer. Mr. Natalizio's agreement is open-ended. His compensation and benefits are determined by the Board. If Mr. Natalizio's employment is terminated by the Company other than for cause, he is entitled to payment of his salary and benefits for one year from the date of the termination. Mr. Natalizio's agreement does not provide any special rights in the event of a change in control.

CHANGE IN CONTROL ARRANGEMENTS

     In addition to the rights described above with respect to Messrs. Gentz, Senter, Seaman, and Shoop, the only change in control arrangement in place is in connection with the Company's stock incentive plans. Under the terms of the 1986 Non-Statutory Stock Option and 1986 Non-Statutory Stock Purchase Plan (the "1986 Plan"), upon a change of control of the Company, unless replacement options to purchase stock in the new or recapitalized entity are offered, all option holders will have thirty days to exercise their outstanding options, excluding those that have then not yet vested. Under the terms of the 1995 Stock Incentive Plan (the "1995 Plan"), under similar circumstances, the Compensation Committee may, in its discretion, allow each person holding an option or Restricted Stock who did not receive a replacement equity incentive grant to exercise that option without regard to its vesting provisions, or to retain that Restricted Stock without regard to the Company's repurchase right, as applicable.

EQUITY INCENTIVE GRANTS

     Officers, key employees, including directors who are key employees, and consultants chosen by the Compensation Committee are eligible to participate in the 1995 Plan.

     Under the 1995 Plan, officers, key employees, and consultants of the Company or its subsidiaries may be granted Options to purchase shares of Common Stock or they may be given the opportunity to purchase Restricted Stock of the Company. The 1995 Plan permits the granting both of options that qualify for treatment as Incentive Stock Options under Section 422 of the Code and those that do not, referred to as Nonqualified Stock Options. The 1995 Plan also allows for the issuance of Restricted Stock, which is subject to the Company's right of repurchase, which expires over time.

     In 1986, the Company adopted the 1986 Plan, which allowed the Company to issue to employees of the Company and its subsidiaries Nonqualified Stock Options and rights to purchase Common Stock. The purchase right aspect of the 1986 Plan was terminated by the Board of Directors in 1989. Following the adoption of the 1995 Plan, the Board of Directors determined to make no further grants pursuant to the 1986 Plan.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning Options granted during fiscal 1997 to each of the executive officers named in the Summary Compensation Table set forth above under "-- Executive Compensation."

                                                  INDIVIDUAL GRANTS
                               -------------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                                               % OF TOTAL                                   ASSUMED ANNUAL RATES OF
                                NUMBER OF     OPTIONS/SARS     EXERCISE                   STOCK PRICE APPRECIATION FOR
                                SECURITIES     GRANTED TO         OR                              OPTION TERM
                                UNDERLYING     EMPLOYEES         BASE                    ------------------------------
                               OPTIONS/SARS    IN FISCAL        PRICE       EXPIRATION              5%          10%
            NAME                GRANTED(#)        YEAR        ($/SH)(1)        DATE      0%(2)    ($)(3)       ($)(3)
-----------------------------  ------------   ------------   ------------   ----------   -----   ---------   ----------
William L. Gentz.............   18,800(4)         14.9          12.125       3/31/07      --      143,414     363,294
J. Chris Seaman..............   17,500(4)         13.8          12.125       3/31/07      --      133,497     338,172
Arnold J. Senter.............   25,000(4)         19.8          11.380       2/17/07      --      178,920     453,419
Matthew Natalizio............    2,786(4)          2.2          12.125       3/31/07      --       21,244      53,837
Thomas I. Boggs, Jr..........    4,643(4)          3.7          12.125       3/31/07      --       35,419      89,722

------------------------------
(1) Represents the fair market value of the underlying shares of Common Stock at the time of the grant.

(2) Unless the stock price increases, which will benefit all stockholders commensurately, an option holder will realize no gain.

(3) Represents the value of the shares of Common Stock issuable upon the exercise of the option, assuming the stated rates of price appreciation for ten years, compounded annually, with the aggregate exercise price deducted from the final appreciated value. The 5% and 10% rates are established by the SEC as examples only and are not intended to forecast future appreciation in the Common Stock price.

(4) Represents a ten-year, Incentive Stock Option grant, vesting at a rate of 20% per year for five years from the date of grant, granted pursuant to the 1995 Plan.

OPTION EXERCISES AND YEAR-END VALUE

     The following table sets forth information concerning the aggregate number of options exercised during fiscal 1997 by each of the executive officers named in the Summary Compensation Table set forth above under "-- Executive Officers and Executive Compensation" and outstanding options held by each such officer as of December 31, 1997.

                                                                    NUMBER OF
                                                                    SECURITIES
                                                                    UNDERLYING
                                                                   UNEXERCISED
                                                                     OPTIONS/         VALUE OF UNEXERCISED
                                                                     SARS AT          IN-THE-MONEY OPTIONS/
                                                                   FISCAL YEAR-              SARS AT
                                                                      END(#)           FISCAL YEAR-END(1)
                                                                ------------------    ---------------------
                              SHARES ACQUIRED       VALUE          EXERCISABLE/           EXERCISABLE/
            NAME              ON EXERCISE(#)     REALIZED($)      UNEXERCISABLE           UNEXERCISABLE
----------------------------  ---------------    -----------    ------------------    ---------------------
William Gentz...............        --               --           29,995/57,105         $280,133/405,606
J. Chris Seaman.............        --               --           40,591/45,047          392,016/304,878
Arnold J. Senter............        --               --                0/25,000                 0/78,000
Matthew Natalizio...........        --               --            8,340/13,546           78,068/104,719
Thomas I. Boggs, Jr.........        --               --            6,485/18,433           60,847/141,419

------------------------------
(1) Uses a fair market value at December 31, 1997 of $14.50 per share, with the aggregate exercise price deducted from the total value of the Common Stock underlying the options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee during the fiscal year ended December 31, 1997 consisted of Messrs. Noble, Cooper, and Germain, each of whom was a non-employee director. Mr. Cooper is an employee of IIA, which was paid $250,000 by the Company in fiscal 1997 for investment banking and financial consulting services. Mr. Germain is an officer and a director of Centre Re, which was involved in several transactions with the Company during 1997 involving payments in excess of $60,000. See "Certain Relationships and Related Transactions."

     During fiscal 1997, no officers participated in deliberations of the Compensation Committee concerning executive officer compensation, except William Gentz, the Company's President and Chief Executive Officer.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The table below sets forth certain information regarding the beneficial ownership of the Company's voting securities as of June 30, 1998 by each person who is known by the Company to be the beneficial owner of more than 5% of the indicated classes of the Company's voting securities and the estimated beneficial ownership of the Company's voting securities by each such person as of October 30, 1998, the estimated date on which the Closing will occur (the "Closing Date"), after giving effect to the consummation of the Equity Financings. On March 31, 1992, the Company issued its 14.5% Senior Subordinated Voting Notes due April 1, 2002 (the "Voting Notes") in connection with a transaction wherein the Company issued its 14.5% Senior Subordinated Promissory Notes (the "14.5% Notes") in an aggregate principal amount of $11.0 million, together with warrants to purchase approximately 1,616,886 shares of Common Stock. The Company redeemed all of the 14.5% Notes with a prepayment, effective June 30, 1994, except for the Voting Notes, with respect to which prepayment is prohibited. See "Certain Relationships and Related Transactions -- Transactions with Affiliates of Zurich, Including Centre Re." The outstanding principal amount of the Voting Notes is $30,000. The number of votes attaching to the Voting Notes is equal to the number of shares of Common Stock that may be purchased upon exercise of the warrants that were issued in that March 31, 1992 transaction and that remain outstanding and are unexercised as of the applicable record date for a stockholder vote. As of June 30, 1998, the number of votes held by III, the holder of the Voting Notes, was equivalent to 1,566,465 shares of Common Stock. The holder of the Voting Notes is permitted to vote only in director elections, director removals, votes on amending that right to vote, and changes to the number of authorized directors. As a result of the cancellation of a portion of the relevant warrants, the number of Common Stock equivalent votes held under the Voting Notes has decreased somewhat since March 31, 1992. The specific voting rights of the Voting Notes are set forth in the Company's Certificate of Incorporation and Bylaws.

                           CERTAIN BENEFICIAL OWNERS

                                                                        COMMON STOCK
                                                                        AS ADJUSTED
                                                                       FOR THE EQUITY
                                             COMMON STOCK(1)           FINANCINGS(2)            VOTING NOTES
                                          ----------------------   ----------------------   --------------------
                                                                                              SHARES
            NAME AND ADDRESS               SHARES     PERCENT(3)    SHARES     PERCENT(4)   EQUIVALENT   PERCENT
----------------------------------------  ---------   ----------   ---------   ----------   ----------   -------
"III"...................................    217,942(5)    3.58%      435,884(5)    2.39%    1,566,465(5)   100%
International Insurance Investors, L.P.,
  a Bermuda limited partnership
  c/o International Insurance Investors
  (Bermuda) Limited, General Partner
  Cumberland House
  One Victoria Street
  Hamilton HM HX, Bermuda
"IP DELAWARE"...........................  1,375,547(6)   23.41%    3,361,928(6)   18.40%       --           --
Insurance Partners, L.P.
  201 Main Street
  Suite 2600
  Ft. Worth, Texas 76102
"IP II".................................         --        --      3,348,206(7)   18.35%       --           --
Insurance Partners II, L.P. and/or
Insurance Partners II Private Fund, L.P.
  One Chase Manhattan Plaza
  New York, New York 10005
"IIA"...................................  1,243,332(8)   17.46%    1,243,332(8)    6.49%       --           --
International Insurance Advisors, Inc.
  One Chase Manhattan Plaza
  44th Floor
  New York, New York 10005
"IP BERMUDA"............................    765,304(9)   13.02%    1,571,137(9)    8.67%       --           --
Insurance Partners Offshore (Bermuda),
  L.P.
  Cedar House
  41 Cedar Avenue
  P.O. Box HM 1179
  Hamilton HM HX, Bermuda
"CENTRELINE"............................    579,356(10)    8.97%   1,158,712(10)    6.22%      --           --
CentreLine Reinsurance Limited,
  a Bermuda corporation
  Cumberland House
  One Victoria Street
  Hamilton HM HX, Bermuda
"TJS"...................................    529,652(11)    9.01%   1,405,750(11)    7.72%      --           --
TJS Partners, L.P.
  52 Vanderbilt Avenue, 5th Floor
  New York, New York 10017
"CENTRE RE".............................    395,128(12)    6.30%     790,256(12)    4.29%      --           --
Centre Reinsurance Limited
  One Victoria Street
  Seventh Floor
  Hamilton HM HX, Bermuda

                                                                        COMMON STOCK
                                                                        AS ADJUSTED
                                                                       FOR THE EQUITY
                                             COMMON STOCK(1)           FINANCINGS(2)            VOTING NOTES
                                          ----------------------   ----------------------   --------------------
                                                                                              SHARES
            NAME AND ADDRESS               SHARES     PERCENT(3)    SHARES     PERCENT(4)   EQUIVALENT   PERCENT
----------------------------------------  ---------   ----------   ---------   ----------   ----------   -------
"BISHOP ESTATE".........................    326,552(13)    5.26%     653,104(13)    3.56%      --           --
Trustees of the Estate of Bernice P.
  Bishop
  567 South King Street
  Suite 200
  Honolulu, Hawaii 96813

------------------------------
 (1) Includes warrants expiring on April 1, 2002 to purchase 1,566,465 shares of Common Stock and a warrant expiring on April 1, 2002 to purchase 579,356 shares of Common Stock described more fully in footnote 10, below. All such warrants are subject to an agreement among all warrant holders, that prohibits the exercise or transfer of any such warrants until April 2000 unless prior approval from the Board of Directors is obtained. Assuming that the Company's stockholders approve a proposal to remove certain transfer restrictions contained in the Company's Certificate of Incorporation at the Company's upcoming annual meeting of stockholders, it is anticipated that this agreement will terminate upon the consummation of the Equity Financings. Certain warrants were issued on March 31, 1992 in a transaction in which the Company issued (a) warrants to purchase approximately 1,616,886 shares of Common Stock and (b) promissory notes in the aggregate principal amount of $11.0 million to III and certain members of the Company's management. These warrants are exercisable at $4.00 per share. The warrants purchased by III, initially exercisable into 1,474,306 shares of Common Stock, were originally issued to IIA, as agent for each of the limited partners and the general partner of III. These warrants have since been distributed to the partners of III; however, IIA's revocable agency relationship with such partners was reestablished after the distribution. Since the distribution, some of these partners sold their warrants to certain third parties that do not have such an agency relationship with IIA. See footnote 8 below. The Company has retired certain warrants issued to members of management no longer employed by the Company.

 (2) Assumes that the Rights issued in the Rights Offering to such person are exercised in full by that person and that the number of shares of Common Stock beneficially owned by that person on the Rights Offering record date and immediately prior to the consummation of the Equity Financings is the same number beneficially owned as of June 30, 1998.

 (3) Percent ownership is based on the number of shares outstanding as of June 30, 1998, that number is 5,876,368 shares, plus any shares issuable pursuant to warrants held by the entity in question which may be exercised within 60 days after June 30, 1998. See footnote 1 regarding certain contractual provisions that restrict the ability of warrant holders to exercise warrants.

 (4) Percent ownership is based on the number of shares estimated to be outstanding as of October 30, 1998, the estimated Closing Date, which number is 18,036,972 shares, plus any shares issuable pursuant to warrants held by the entity in question that may be exercised within 60 days thereof. See footnote 1 regarding certain contractual provisions that restrict the ability of warrant holders to exercise warrants.

 (5) Robert A. Spass, Craig F. Schwarberg, and Bradley E. Cooper, each of whom is a director of the Company, beneficially own limited partnership interests in III of 0.583%, 0.225%, and 0.075%, respectively. In addition, Mr. Spass has voting power over all of the voting capital stock of International Insurance Investors (Bermuda) Limited ("III (Bermuda)"), the general partner of III; however, pursuant to an agreement between the board of directors of III (Bermuda) and Mr. Spass, the board of directors (of which Mr. Spass is not a member) is entitled to make all voting and investment decisions with respect to the warrants held by III (Bermuda) and the Common Stock issuable upon the exercise thereof. III (Bermuda) beneficially owns warrants to purchase 13,183 shares of Common Stock that are held by IIA, as its agent. In addition, as contemplated by the terms of III's limited partnership agreement, the limited partners and III (Bermuda) transferred warrants to purchase an aggregate of 204,759 shares of Common Stock to III to be held by III (subject to IIA's revocable agency relationship) in reserve for the payment to III (Bermuda) of its incentive fee under such limited partnership agreement. Upon the occurrence of certain events, Messrs. Spass, Schwarberg, and Cooper, Centre Re and others will be entitled to a distribution of the warrants presently held by III (subject to IIA's revocable agency relationship) in amounts to be determined at the time of distribution. Each such party presently disclaims beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of all such warrants. See footnote 8 below. See also "Certain Relationships and Related
     Transactions -- 1996-97 Transactions with IP and Limitations on Related Party Control" and "-- Participation by IP in the Equity Financings and Limitations on Related Party Control," regarding restrictions on III's ability to acquire additional equity securities of the Company.

 (6) Represents shares of Common Stock held by IP Delaware. Robert A. Spass and Steven B. Gruber, directors of the Company, are the President and a Vice President, respectively, of Insurance GenPar MGP, Inc. ("GenPar Inc."), the general partner of Insurance GenPar MGP, L.P. ("GenPar MGP"), the general partner of Insurance GenPar, L.P. ("GenPar," and, together with GenPar MGP and IP Delaware, the "Delaware Partnerships"), which is the general partner of IP Delaware. Mr. Spass owns 40% and Messrs. Gruber and Daniel L. Doctoroff each own 30% of the voting capital stock of GenPar Inc. In addition, Messrs. Spass, Gruber, Doctoroff, and Cooper, own direct or indirect limited partnership interests in certain of the Delaware Partnerships. Each of Messrs. Spass, Gruber, Cooper, and Doctoroff disclaims beneficial ownership (as defined in Rule 13d-3 under the Exchange
     Act) of all shares of Common Stock held by IP Delaware. See "Certain Relationships and Related Transactions -- 1996-97 Transactions with IP and Limitations on Related Party Control" and "-- Participation by IP in the Equity Financings and Limitations on Related Party Control," regarding restrictions on IP Delaware's ability to acquire additional equity securities of the Company. Assuming no shares of Common Stock are purchased by IP Delaware under the Standby Commitment, then, upon consummation of the Equity Financings, IP Delaware would beneficially own 3,361,928 shares of Common Stock, which includes 229,754 shares of Common Stock issuable upon exercise of the Commitment Fee Warrants to be acquired by IP Delaware. In the unlikely event that IP Delaware is required to exercise the Standby Commitment in full, then IP Delaware would beneficially own 5,342,805 shares of Common Stock, which includes 229,754 shares of Common Stock issuable upon exercise of the Commitment Fees Warrants to be acquired by IP Delaware, representing 29.24% of the Common Stock estimated to be then outstanding.

 (7) Represents shares of Common Stock to be purchased by IP II pursuant to the IP Stock Issuance and 205,520 shares issuable upon exercise of the Commitment Fee warrants to be acquired by IP II, assuming that it is not required to purchase any shares of Common Stock under the Standby Commitment. In the unlikely event that IP II is required to exercise the Standby Commitment in full, then IP II would beneficially own 6,892,087 shares of Common Stock, which includes 205,520 shares of Common Stock issuable upon exercise of the Commitment Fee Warrants to be acquired by IP II, representing 37.78% of the Common Stock estimated to be then outstanding.

 (8) Represents warrants to purchase shares of Common Stock that are held by IIA, as agent for each of the limited partners and for the general partner of III, as discussed in footnotes 1 and 5 above. As agent for such partners, IIA has the revocable authority to exercise rights set forth in the warrants and to vote any shares of Common Stock issuable upon exercise of the warrants. Robert A. Spass, a director of the Company, is an officer of IIA and as such, has the authority to exercise these rights. The partners who, upon revocation of IIA's authority, would be entitled to exercise warrants covering more than 5% of the Common Stock are Centre Re and Bishop Estate, in the share amounts and percentages stated. See "Certain Relationships and Related Transactions -- 1996-97 Transactions with IP and Limitations on Related Party Control" and "-- Participation by IP in the Equity Financings and Limitations on Related Party Control," regarding restrictions on IIA's ability to acquire additional equity securities of the Company or exercise warrants to purchase Common Stock. Because IIA is not the record holder of the warrants it beneficially owns, IIA will not receive any Rights in the Rights Offering; as a result, its beneficial ownership will not change upon consummation of the Equity Financings.

 (9) Represents shares of Common Stock held by IP Bermuda. Robert A. Spass and Steven B. Gruber, directors of the Company, are the President and a Vice President, respectively, of Insurance GenPar (Bermuda) MGP, Ltd. ("GenPar (Bermuda) Ltd."), the general partner of Insurance GenPar

     (Bermuda) MGP, L.P. ("GenPar (Bermuda) MGP"), the general partner of Insurance GenPar (Bermuda), L.P. ("GenPar (Bermuda)" and, together with GenPar (Bermuda) MGP and IP Bermuda, the "Bermuda Partnerships"), which is the general partner of IP Bermuda. Robert A. Spass owns 40% and Messrs. Gruber and Doctoroff each own 30% of the voting capital stock of GenPar (Bermuda) Ltd. In addition, each of Messrs. Spass, Gruber, and Doctoroff and Bradley E. Cooper, a director of the Company, owns direct or indirect limited partnership interests in certain of the Bermuda Partnerships. Each of Messrs. Spass, Gruber, Cooper, and Mr. Doctoroff disclaims beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of all shares of Common Stock held by IP Bermuda. See "Certain Relationships and Related Transactions -- 1996-97 Transactions with IP and Limitations on Related Party Control" and "-- Participation by IP in the Equity Financings and Limitations on Related Party Control," regarding restrictions on IP Bermuda's ability to acquire additional equity securities of the Company. Assuming no shares of Common Stock are purchased by IP Bermuda under the Standby Commitment, then upon consummation of the Equity Financings, IP Bermuda would beneficially own 1,571,137 shares of Common Stock, which includes 93,206 shares of Common Stock issuable upon exercise of the Commitment Fee Warrants to be acquired by IP Bermuda. In the unlikely event that IP Bermuda is required to exercise the Standby Commitment in full, then IP Bermuda would beneficially own 2,374,737 shares of Common Stock, which includes 93,206 shares of Common Stock issuable upon exercise of the Commitment Fee Warrants to be acquired by IP Bermuda, representing 13.10% of the Common Stock estimated to be then outstanding.

(10) Represents a warrant to purchase 579,356 shares of Common Stock issued as of June 30, 1994 (the "CentreLine Warrant"). CentreLine is an affiliate of Centre Re. See footnote 12 below for information regarding Centre Re's beneficial ownership of securities of the Company. The CentreLine Warrant was issued in connection with a $20.0 million investment in the Company (and its affiliate, Superior National Capital, L.P.) by CentreLine and a second Centre Re affiliate, Centre Reinsurance Services (Bermuda) III Limited. The CentreLine Warrant is exercisable at $5.20 per share. Steven
     D. Germain, a director of the Company, is an officer and a director of both Centre Re and CentreLine. In addition to Mr. Germain, each of Steven M. Gluckstern, Michael D. Palm, and David A. Brown is an officer and/or director of both Centre Re and CentreLine. Messrs. Germain, Gluckstern, Palm and Brown disclaim any beneficial interest in the CentreLine Warrant and the Common Stock issuable upon its exercise, and in the warrants held by IIA, as agent for Centre Re (as described in footnote 12 below), and the shares of Common Stock issuable upon the exercise of such warrants. However, as officers and/or directors of both Centre Re and CentreLine, such persons share voting and/or investment power over such securities (subject to the agency appointment described in footnotes 1 and 8 above). See "Certain Relationships and Related Transactions -- 1996-97 Transactions with IP and Limitations on Related Party Control" and "-- Participation by IP in the Equity Financings and Limitations on Related Party Control," regarding restrictions on CentreLine's ability to acquire additional equity securities of the Company.

(11) TJS Corporation and its controlling stockholder, sole director, and executive officer, Thomas J. Salvatore, are the general partners of TJS Management, L.P., the general partner of TJS; exercise voting control and dispositive power over all shares presently owned; and are the beneficial owners of all such shares. The information contained in this footnote is based, in part, on an Amendment No. 2 to Schedule 13D/A, filed with the SEC in May 1997. Does not include 173,223 shares issuable upon the exercise of warrants acquired since May 1997 that are subject to an agreement among all holders of warrants, which prohibits the exercise or transfer of these warrants until April 2000 unless prior approval from the Board of Directors is obtained. See footnote 1 above. Because of these restrictions, TJS, TJS Management, L.P., TJS Corporation, and Mr. Salvatore disclaim beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of such warrants. Upon consummation of the Equity Financings and assuming the Company's stockholders approve a proposal to remove certain transfer restrictions in the Company's Certificate of Incorporation at the Company's upcoming annual meeting of stockholders, it is anticipated the agreement containing these restrictions will terminate. As a result, the number of shares TJS will beneficially own, as adjusted for the Equity Financings, would include the 173,223 shares of Common Stock issuable upon such warrants.

(12) Represents warrants to purchase shares of Common Stock received upon the distribution by III to its partners of warrants, as described in footnote 1 above. See footnote 8 above for information concerning Centre Re's agency relationship with IIA with respect to such warrants and see footnote 10 above for information concerning Centre Re's relationships with Steven D. Germain and CentreLine. See also "Certain Relationships and Related Transactions -- 1996-97 Transactions with IP and Limitations on Related Party Control" and "-- Participation by IP in the Equity Financings and Limitations on Related Party Control," regarding restrictions on Centre Re's ability to acquire additional equity securities of the Company. The reported number of shares issuable upon exercise of warrants does not include warrants to purchase 75,262 shares of Common Stock held by III (subject to IIA's revocable agency relationship) in reserve for the payment to III (Bermuda) of its incentive fee under III's limited partnership agreement. See footnote 5 above.

(13) Represents warrants to purchase shares of Common Stock received upon the distribution by III to its partners of warrants, as described in footnote 1 above. Richard S.H. Wong, Oswald K. Stender, Lokelani Lindsey, Gerard A. Jervis, and Henry H. Peters, the trustees of the Bishop Estate, share voting and/or investment power over securities held by the Bishop Estate. Mr. Peters is a director of IIA. The reported number of shares issuable upon exercise of warrants does not include warrants to purchase 62,200 shares of Common Stock held by III (subject to IIA's revocable agency relationship) in reserve for the payment to III (Bermuda) of its incentive fee under III's limited partnership agreement. See footnote 5 above.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of June 30, 1998 and the estimated beneficial ownership of Common Stock as of October 30, 1998, the estimated Closing Date, after giving effect to the consummation of the Equity Financings, by (i) each director and certain executive officers of the Company, individually, and (ii) all directors and executive officers as a group:

                            OWNERSHIP OF MANAGEMENT

                                                                                AS ADJUSTED
                                                                              FOR THE EQUITY
                                                                                FINANCINGS
                                                                         -------------------------
                                           SHARES                         SHARES
                  NAME                      OWNED        PERCENT(1)      OWNED(2)       PERCENT(3)
----------------------------------------  ---------      ----------      ---------      ----------
William L. Gentz........................    115,349(4)      1.94%          268,921(4)      1.49%
J. Chris Seaman.........................    183,209(5)      3.05%          395,899(5)      2.18%
Arnold J. Senter........................      7,000(6)         *            46,500(6)         *
Matthew Natalizio.......................     26,351(7)         *            62,862(7)         *
Douglas R. Roche........................     32,481(8)         *            75,034(8)         *
Thomas J. Jamieson......................        300(9)         *               600(9)         *
Gordon E. Noble.........................      6,000            *            12,000            *
C. Len Pecchenino.......................     14,250            *            28,500            *
Robert A. Spass.........................     15,216(10)        *            30,432(10)        *
Craig F. Schwarberg.....................      2,790(11)        *             5,580(11)        *
Bradley E. Cooper.......................      4,930(12)        *             9,860(12)        *
Steven D. Germain.......................    980,964(13)    14.32%        1,961,928(13)    10.32%
Steven B. Gruber........................         --(14)       --                --(14)       --
Roger W. Gilbert........................         --           --                --           --
Directors and Executive Officers as a
  Group (20 persons)....................  1,505,777(15)    20.95%        3,211,168(15)    16.59%

------------------------------
  *  Less than 1%

 (1) Percent ownership is based on the number of shares outstanding as of June 30, 1998, which number is 5,876,368 shares, plus any shares issuable pursuant to options or warrants held by the person in question that may be exercised within 60 days after June 30, 1998. See footnote 1 to the preceding "Certain

     Beneficial Owners" table regarding certain contractual provisions that restrict the ability of warrant holders to exercise warrants.

 (2) Assumes that the Rights issued in the Stock Offering to such person are exercised in full by that person and that the number of shares of Common Stock beneficially owned by that person on the Rights Offering record date and immediately prior to the consummation of the Equity Financings is the same number beneficially owned as of June 30, 1998.

 (3) Percent ownership is based on the number of shares estimated to be outstanding as of October 30, 1998, the estimated Closing Date, which number is 18,036,972 shares, plus any shares issuable pursuant to options or warrants held by the person in question that may be exercised within 60 days thereof.

 (4) Includes 47,415 shares issuable upon exercise of options that are exercisable within 60 days of June 30, 1998, in addition to 29,950 Restricted Stock grants awarded under the 1995 Plan, of which the restrictions have lapsed as to 6,698 shares. As adjusted for the Equity Financings, includes 47,415 shares issuable upon exercise of options, each of which are exercisable within 60 days of October 30, 1998, and 29,950 Restricted Stock grants, of which the restrictions have lapsed as to 6,698 shares.

 (5) Includes 58,795 shares issuable upon exercise of warrants and 57,619 shares issuable upon exercise of options, each of which is exercisable within 60 days of June 30, 1998, in addition to 24,163 Restricted Stock grants awarded under the 1995 Plan, of which the restrictions have lapsed as to 5,240 shares. As adjusted for the Equity Financings, includes 58,795 shares issuable upon exercise of warrants and 57,619 shares issuable upon exercise of options, each of which are exercisable within 60 days of October 30, 1998, and 24,163 Restricted Stock grants, of which the restrictions have lapsed as to 5,240 shares.

 (6) Includes 5000 shares issuable upon exercise of options that are exercisable within 60 days of June 30, 1998. As adjusted for the Equity Financings, includes 5,000 shares issuable upon the exercise of options that are exercisable within 60 days of October 30, 1998.

 (7) Includes 12,726 shares issuable upon exercise of options that are exercisable within 60 days of June 30, 1998, in addition to 6,399 Restricted Stock grants awarded under the 1995 Plan, of which the restrictions have lapsed as to 1,425 shares. As adjusted for the Equity Financings, includes 12,726 shares issuable upon exercise of options that are exercisable within 60 days of October 30, 1998 and 6,399 Restricted Stock grants, of which the restrictions have lapsed as to 1,425 shares.

 (8) Includes 11,471 shares issuable upon exercise of options that are exercisable within 60 days of June 30, 1998, in addition to 6,387 Restricted Stock grants awarded under the 1995 Plan, of which the restrictions have lapsed as to 1,320 shares. As adjusted for the Equity Financings, includes 13,798 shares issuable upon exercise of options that are exercisable within 60 days of October 30, 1998 and 6,387 Restricted Stock grants, of which the restrictions have lapsed as to 1,320 shares.

 (9) Represents shares owned of record by Jaco Oil Company, an entity controlled by Mr. Jamieson.

(10) Includes 8,000 shares of Common Stock owned directly by Mr. Spass. Also includes warrants to purchase 7,216 shares of Common Stock held by IIA, as agent, as described in footnote 7 of the preceding "Certain Beneficial Owners." Mr. Spass disclaims beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of warrants to purchase 13,183 shares of Common Stock held by III (Bermuda) (subject to IIA's revocable agency relationship) in reserve for the payment to III (Bermuda) of its incentive fee under III's limited partnership agreement. See footnotes 5 and 8 of the preceding "Certain Beneficial Owners" table. Mr. Spass is an officer of IIA, which holds, as agent for the partners of III, warrants to purchase 1,243,332 shares of Common Stock. In addition, see footnote 5 to the preceding "Certain Beneficial Owners" table concerning Mr. Spass' voting power with respect to the Voting Notes. Separately, 1,375,547 shares of Common Stock are beneficially owned by IP Delaware and 765,304 shares of Common Stock are beneficially owned by IP Bermuda. As adjusted for the Equity Financings, IP Delaware and IP Bermuda will beneficially own 3,361,928 and 1,571,137 shares of Common Stock, respectively, assuming no shares are purchased under the Standby Commitment. In the unlikely event that the Standby Commitment is exercised in full, then IP Delaware and IP Bermuda would beneficially own 5,342,805 and 2,374,737 shares of Common Stock, respectively. See footnotes 6 and 9 to the preceding "Certain Beneficial Owners" table. Mr. Spass is the President of

     GenPar Inc. and GenPar (Bermuda) Ltd., the ultimate general partners of IP Delaware and IP Bermuda, respectively. Mr. Spass disclaims beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of all shares of Common Stock that are held by IP Delaware and IP Bermuda. See footnotes 6 and 9 to the preceding "Certain Beneficial Owners" table for information concerning such partnerships. In addition, Mr. Spass is an officer of Capital Z, the general partner of IP II. Upon consummation of the Equity Financings, IP II will beneficially own 3,348,206 shares of Common Stock, assuming no shares are purchased under the Standby Commitment. In the unlikely event that IP II is required to exercise the Standby Commitment in full, then IP II would beneficially own 6,892,087 shares of Common Stock. Mr. Spass disclaims beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of all shares of Common Stock and the Commitment Fee Warrants to be acquired by IP II in connection with the Equity Financings. See footnote 7 to the preceding "Certain Beneficial Owners" table for information concerning IP II.

(11) Represents warrants to purchase 2,790 shares of Common Stock held by IIA, as agent, as described in footnote 8 of the preceding "Certain Beneficial Owners" table.

(12) Includes 4,000 shares of Common Stock owned directly by Mr. Cooper. Also includes warrants to purchase 930 shares of Common Stock held by IIA, as agent, as described in footnote 8 of the preceding "Certain Beneficial Owners" table. Mr. Cooper is also an officer of Capital Z, the general partner of IP II. Upon consummation of the Equity Financings, IP II will beneficially own 3,348,206 shares of Common Stock, assuming no shares are purchased under the Standby Commitment. In the unlikely event that IP II is required to exercise the Standby Commitment in full, then IP II would beneficially own 6,892,087 shares of Common Stock. Mr. Cooper disclaims beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of all shares of Common Stock and the Commitment Fee Warrants to be acquired by IP II in connection with the Equity Financings. See footnote 7 to the preceding "Certain Beneficial Owners" table for information concerning IP II.

(13) Includes (i) 5,600 shares of Common Stock owned directly, (ii) 880 shares of Common Stock owned indirectly as custodian for the benefit of his children under the New York Uniform Gift to Minors Act, and (iii) warrants to purchase Common Stock, consisting of the CentreLine Warrant to purchase 579,356 shares and the warrants to purchase 395,128 shares held by IIA as agent for Centre Re. See the preceding "Certain Beneficial Owners" table and footnotes 10 and 12 thereto. Mr. Germain is an officer and director of both Centre Re and CentreLine. As such, he shares voting and/or dispositive control over such securities (subject to the termination of the agency relationship with IIA by Centre Re). Mr. Germain disclaims any beneficial interest in the CentreLine Warrant, the warrants held by IIA as agent for Centre Re, and the Common Stock issuable upon their exercise.

(14) Mr. Gruber, a director of the Company, is a Vice President of each of GenPar Inc. and GenPar (Bermuda) Ltd., the ultimate general partners of IP Delaware and IP Bermuda, respectively. IP Delaware beneficially owns 1,375,547 shares of Common Stock and IP Bermuda beneficially owns 765,304 shares of Common Stock. As adjusted for the Equity Financings, IP Delaware and IP Bermuda will beneficially own 3,361,928 and 1,571,137 shares of Common Stock, respectively, assuming no shares are purchased under the Standby Commitment. In the unlikely event that the Standby Commitment is exercised in full, then IP Delaware and IP Bermuda would beneficially own 5,342,805 and 2,374,737 shares of Common Stock, respectively. See footnotes 6 and 9 to the preceding "Certain Beneficial Owners" table. Mr. Gruber disclaims beneficial ownership (as defined in Rule 13d-3 under the Exchange
     Act) of all shares of Common Stock held by IP Delaware and IP Bermuda. See footnotes 6 and 9 to the preceding "Certain Beneficial Owners" table for information concerning such partnerships.

(15) Includes (i) 1,048,477 shares issuable upon exercise of warrants and (ii) 190,006 shares issuable upon exercise of options, each of which are exercisable within 60 days of June 30, 1998. Also includes 92,786 Restricted Stock grants, of which the restrictions have lapsed as to 20,653 shares. As adjusted for the Equity Financings, includes (i) 1,048,477 shares issuable upon exercise of warrants and (ii) 195,026 shares issuable upon exercise of options, each of which are exercisable within 60 days of October 30, 1998. Also includes 92,786 Restricted Stock grants, of which the restrictions have lapsed as to 20,653 shares. Refer to footnotes 10 through 13 for information regarding beneficial interests in warrants.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH IIA

     Messrs. Spass and Cooper, directors of the Company, are employees of IIA. Mr. Spass is also an officer and director of IIA. Mr. Schwarberg, a director of the Company, is a former employee of IIA. IIA was paid $250,000 by the Company during each of fiscal 1997, 1996, and 1995 for investment banking and financial consulting services. Such payments were made pursuant to a consulting agreement entered into in 1992 that continues through the end of 1998.

TRANSACTIONS WITH AFFILIATES OF ZURICH, INCLUDING CENTRE RE

     Zurich, Centre Re, and CentreLine are affiliates of each other. Mr. Germain, a director of the Company, is an officer and director of Centre Re and CentreLine and an officer of Zurich.

  Financing Transactions

     In December 1997, Centre Reinsurance (Bermuda) Ltd. purchased $10.0 million of the Trust Preferred Securities.

     Effective June 11, 1998, ZRNA advanced to SNIC $5.5 million of a reinsurance commutation amount to be paid to SNIC in July 1998. SNIC used the proceeds of the advance to purchase Common Stock from a director of the Company, and other investments. See "-- Purchase of Common Stock by SNIC from Thomas J. Jamieson, Director." Until the commutation occurs, ZRNA will receive interest on the funds advanced at current short term borrowings rates.

     As of June 30, 1994, the Company completed a $20.0 million financing transaction (the "1994 Transaction") with CentreLine and another affiliate of Centre Re. The 1994 Transaction resulted in Centre Re's affiliate owning preferred securities issued by an entity controlled by the Company with a 9.7% annual rate of return payable semi-annually, and in the issuance of the CentreLine Warrant. Because no cash dividends were paid on the preferred securities, additional preferred securities were issued. In December 1997, the Company applied the proceeds from the issuance and sale of the Trust Preferred Securities and the underlying Senior Subordinated Notes to redeem all of the approximately $26.6 million in such preferred securities then outstanding.

     In March 1992, the Company engaged in an $11.0 million financing transaction with III in which the Company issued its 14.5% Notes and detachable warrants to purchase Common Stock. Substantially all the 14.5% Notes were repaid in 1994 but the III warrants remain outstanding. Centre Re is a limited partner of III. Messrs. Spass, Schwarberg, and Cooper, directors of the Company, are each the beneficial owner of less than one percent of the limited partnership interests in III. In addition, Mr. Spass has voting power over all of the voting capital stock of III's general partner. Messrs. Seaman and Johnson, each of whom is an officer of the Company (Mr. Seaman is also a director), Joseph Wolonsky (an officer who resigned from the Company in June 1997), Richard Hotchkiss (an officer who retired from the Company in June 1996), and Edwin Wilson (an officer who resigned from the Company in May 1995) each received warrants in this 1992 transaction as a result of their purchase of 14.5% Notes.

     In addition to its interest in the 14.5% Notes, Centre Re, because of its limited partnership position in III, was further interested because, under the terms of the CentreLine Warrant, the exercise price thereof would have been reduced from $5.20 to $4.00 had the 14.5% Notes not been refinanced prior to December 31, 1994. If that reduction had occurred, the aggregate exercise price that CentreLine would have had to pay to exercise the CentreLine Warrant in full would have decreased by $695,228.

     Under the terms of the warrants issued to III and the CentreLine Warrant, Centre Re and CentreLine, among other things, have preemptive rights on the issuance by the Company of equity securities, including rights or warrants to purchase equity securities.

  Reinsurance

     Effective January 1, 1993, SNIC entered into an aggregate excess of loss reinsurance contract with Centre Re under which SNIC was required to cede not less than $15.0 million and not more than $20.0 million of claim and claim adjustment expense to Centre Re with respect to any covered accident year. During 1995 the Company paid $15.0 million to Centre Re for reinsurance services. Effective January 1, 1996, the Company cancelled certain reinsurance services provided by Centre Re. The Company accrued a $5.3 million charge related to the cancellation of such reinsurance services.

     Effective January 1, 1994, SNIC entered into the ZRNA Quota-Share with ZRNA, an affiliate of Zurich, which also applies to business written by SPCC since April 1, 1997. Under the ZRNA Quota-Share, ZRNA may provide Superior Pacific with an ALE facility, or, effective January 1, 1997, Superior Pacific may write directly on policy forms of ZCIC, an affiliate of ZRNA (the "ZCIC Underwriting Agreement"). The ceding rate under the contract was 20% for 1994, and ZRNA and Superior Pacific mutually agreed to reduce the quota-share participation to 5% for 1995 and 1996. Further, Superior Pacific receives ceding commissions ranging between 22.5% and 24.5% for premiums ceded to ZRNA. The purpose of the ceding commission is to cover Superior Pacific's cost of acquiring new business and may be changed as a result of changes in market conditions on a quarterly basis.

     Effective January 1, 1997, the terms of the Quota-Share were amended. Under the amended terms of the ZRNA Quota-Share, ZRNA increased its participation from 5% of premiums written in 1996 to 6.5% in 1997. In exchange for the increased participation, ZRNA will no longer receive a separate fee for policies written on ALEs, but will receive 2% of premiums written on ZCIC Underwriting Agreement policies only.

     Superior Pacific entered into a reinsurance transaction with Centre Re effective June 30, 1997 under which Centre Re assumed $10.0 million of reserves associated with claims open for future medical payments only from Superior Pacific in consideration of $1 million in cash and the assignment of the rights of Superior Pacific's contribution and subrogation recoveries during the term of the contract. The contract is accounted for as a deposit, and no gain or loss will be recognized until net cash payments from (or to) Centre Re are either greater (or less) than Superior Pacific's $1.0 million premium.

  Claim Severity Management Program

     Beginning December 31, 1997 the Company entered into agreements with REM and 3CM to provide the Claim Severity Management Program. The total cost of the CSMP to the Company is expected to be approximately the same cost as the Company's regular claim management functions over the expected five-year life of the program. The Company believes its costs would have been similar had it not determined to pursue the program. See "Superior National -- Business -- Claim Severity Management Program."

  Acquisition and Equity Financings

     In connection with the Acquisition and Equity Financings, Zurich Centre Group LLC will purchase BICO from the Company immediately after the Closing, and will cause BICO to enter into an underwriting arrangement with the Company. See "Acquisition of Business Insurance Group, Inc. -- Disposition of BICO." In addition, an affiliate of Zurich will receive 205,000 of the Commitment Fee Warrants to be issued to IP for providing the Standby Commitment, in exchange for certain financing commitments provided to IP II. Also, due to their status as holders of the warrants, Centre Re and CentreLine will be issued Rights in the Rights Offering or will have the opportunity to exercise preemptive rights arising out of the IP Stock Issuance.

1996-97 TRANSACTIONS WITH IP AND LIMITATIONS ON RELATED PARTY CONTROL

     Messrs. Spass and Gruber, directors of the Company, are executive officers of the ultimate general partner of each of IP Delaware and IP Bermuda. In April 1997, IP Delaware and IP Bermuda purchased an aggregate of 2,124,834 shares of Common Stock at $7.53 per share, for an aggregate purchase price of $16.0 million, pursuant to the 1996 Stock Purchase Agreement among the Company, IP Delaware, IP Bermuda, TJS, and certain members of the Company's management. The Company used the proceeds to fund, in part, its acquisition of Pac Rim. The price of the Common Stock was determined based on its per share price as quoted on Nasdaq during a certain period preceding the September 17, 1996 announcement of the Pac Rim Transaction, and represented, in April 1997, a significant discount to the then-current market price of the Common Stock. Mr. Gruber's election as a director of the Company was effective upon the consummation of the acquisition of Pac Rim. The Board of Directors (without Messrs. Gentz, Seaman, Spass, Germain, and Cooper, who disclosed their conflict of interest, withdrew from the discussion, and abstained from the vote) unanimously approved the 1996 Stock Purchase Agreement. The negotiations of the 1996 Stock Purchase Agreement were conducted by Mr. Pecchenino on behalf of the Company.

     The 1996 Stock Purchase Agreement contains, in addition to customary terms and provisions, certain covenants by IP Delaware and IP Bermuda that shall remain effective so long as IP Delaware and IP Bermuda and their "Associates" beneficially own an aggregate of 15% or more of the Common Stock on a fully diluted basis. As used herein and for purposes of the 1996 Stock Purchase Agreement, "Associates" means each of CentreLine, Centre Re, III, IIA, and any person or entity that controls, is under common control with, or is controlled by IP Delaware and IP Bermuda or such persons or entities, and all individuals who are officers, directors, or control persons of any such entities, including IP Delaware and IP Bermuda. One such covenant, with certain limited exceptions, prohibits IP Delaware and IP Bermuda or any of their Associates from acquiring any additional shares of Common Stock, entering into a merger or business combination involving the Company, participating in any solicitation of proxies, or participating in any group with respect to the foregoing, without a two-third majority vote of (i) the non-Associate and non-employee directors or (ii) the Company's stockholders (excluding those shares held by IP Delaware and IP Bermuda and their Associates and by executive officers having to report transactions in Common Stock under securities laws). Other covenants provide that IP Delaware and IP Bermuda and their Associates would not elect more than five directors (or the highest number that is less than a majority of the Board of Directors) and that IP Delaware and IP Bermuda and their Associates would not transfer any of their shares except in certain types of specified transactions. Further, other than with respect to the election of directors of the Company, IP Delaware and IP Bermuda and their Associates agreed that, with respect to any vote of the stockholders of the Company on a particular matter, if the aggregate number of all shares that are voted in like manner by IP Delaware and IP Bermuda and their Associates shall be greater than 35% of the total number of shares voted, then those votes that exceed such 35% threshold shall be voted in the same proportion as the other stockholders voted their shares with respect to such matter.

     In connection with the 1996 Stock Purchase Agreement, the Company entered into an agreement with all holders of the Company's outstanding warrants pursuant to which such holders are prohibited from exercising their warrants until April 2000 unless prior approval of the Board of Directors is obtained. This restriction was implemented in order to reduce the risk that the Company would undergo an ownership change for purposes of Section 382 of the Code and thus be limited in its ability to use its NOLs. It is anticipated that this restriction will be terminated effective at the Closing.

     The relevant provisions of the 1996 Stock Purchase Agreement will be superseded by the Stock Purchase Agreement effective upon the Closing. See "-- Participation by IP in the Equity Financings and Limitations on Related Party Control."

     In addition, each of Messrs. Spass and Gruber are executive officers of IPA. On April 11, 1997, IPA received a transaction fee from the Company of $625,000 representing a percentage of all of the funds raised in connection with the Pac Rim Transaction.

PURCHASE OF COMMON STOCK BY SNIC FROM THOMAS J. JAMIESON, DIRECTOR

     Effective June 11, 1998, SNIC agreed to purchase an aggregate of 245,000 shares of Common Stock from Thomas J. Jamieson, a director of the Company, and Jaco Oil Company, an entity controlled by Mr. Jamieson. The price per share paid was $21.00, for total consideration of $5,145,000. The Common Stock purchased by SNIC is held as an investment. The Board of Directors, with disclosure of the conflicts of interest of Mr. Jamieson, and also Mr. Germain (due to ZRNA's advance of funds discussed above), unanimously approved SNIC's purchase of Mr. Jamieson's Common Stock.

PARTICIPATION BY IP IN THE EQUITY FINANCINGS AND LIMITATIONS ON RELATED PARTY CONTROL

     On May 3, 1998, in connection with the Acquisition of BIG and in accordance with the terms of the 1996 Stock Purchase Agreement, the non-Associate and non-employee directors of the Company unanimously approved the IP Stock Issuance and the Standby Commitment. Under the IP Stock Issuance, concurrently with the Acquisition, IP Delaware, IP Bermuda, and IP II, collectively, will purchase an aggregate of 5,611,940 shares of Common Stock at a price of $16.75, for a total of $94.0 million. Under the Standby Commitment, IP has agreed to purchase up to an additional 6,328,358 shares of Common Stock in an amount of shares of Common Stock necessary to bring the total proceeds of the Equity Financings to $200.0 million. Any shares purchased pursuant to the Standby Commitment will be purchased privately at the Stock Offering's Subscription Price of $16.75. The purchase of shares by IP under each of the IP Stock Issuance and, if necessary, the Standby Commitment will be governed by the Stock Purchase Agreement. The terms of the Stock Purchase Agreement, and the $16.75 Subscription Price, were negotiated by independent directors on behalf of the Company. Because the $16.75 price equals the Subscription Price in the Stock Offering, and the Subscription Price was set with the intention of inducing participation by the Company's stockholders, at the time the price was determined, and at the date hereof, the $16.75 price represents a discount to the market price of the Common Stock.

     As in the 1996 Stock Purchase Agreement, the Stock Purchase Agreement contains, in addition to customary terms and provisions, including customary representations and warranties, covenants, and reciprocal indemnification provisions, certain covenants by IP that shall remain effective so long as IP and its Associates beneficially own an aggregate of 15% or more of the outstanding Common Stock on a diluted basis. One such covenant, with certain limited exceptions, prohibits IP or any of its Associates from acquiring any additional shares of Common Stock, entering into a merger or business combination involving the Company, participating in any solicitation of proxies, or participating in any group with respect to any of the foregoing, without a two-third majority vote of (i) the directors not affiliated with IP or its Associates, or (ii) the stockholders (other than IP and its Associates). Other covenants provide that IP and its Associates will not elect more than five directors (or the highest number that is less than a majority of the Board of Directors) and that IP will not transfer any of its shares except in certain types of specified transactions. Further, other than with respect to the election of directors of the Company, IP has agreed that, with respect to any vote of the stockholders of the Company on a particular matter, if the aggregate number of all shares that are voted in like manner by IP and its Associates shall be greater than 35% of the total number of shares voted, then those votes that exceed such 35% threshold shall be voted in the same proportion as the other stockholders voted their shares with respect to such matter.

     The Company has agreed to pay $3.9 million to affiliates of IP as a transaction fee upon consummation of the IP Stock Issuance.

     In consideration of its agreement to provide the Standby Commitment, IP will receive a commitment fee from the Company, regardless of whether the Stock Offering and Standby Commitment are consummated, consisting of warrants to purchase 734,000 shares of Common Stock at $16.75 per share. IP will transfer 205,520 of these Commitment Fee Warrants to an entity affiliated with Zurich in consideration of certain financing commitments to IP II.

MANAGEMENT PURCHASE OF EQUITY IN 1997

     In April 1997, 30 members of the Company's management and TJS, at the time a 10% or greater stockholder of the Company, purchased an aggregate of 265,604 shares of Company Common Stock at $7.53 per share for an aggregate purchase price of $2.0 million under the 1996 Stock Purchase Agreement. As is its policy, IP Delaware and IP Bermuda requested that management participate with IP Delaware and IP Bermuda in their purchase of Common Stock under the 1996 Stock Purchase Agreement. Of the 2,390,438 shares of Common Stock issued under the 1996 Stock Purchase Agreement, 2,124,834 shares were acquired by IP Delaware and IP Bermuda, as discussed above, 132,802 shares were acquired by TJS; 25,234 were acquired by William Gentz (a director and the President and Chief Executive Officer of the Company); 25,232 were acquired by J. Chris Seaman (a director, an Executive Vice President and the Chief Financial

Officer of the Company); 9,296 were acquired by Joseph P. Wolonsky (who was then a Senior Vice President of the Company, but who subsequently resigned from the Company as of June 30, 1997); 9,296 were acquired by Karl O. Johnson (a Senior Vice President of Superior Pacific); 9,296 were acquired by Douglas R. Roche (a Senior Vice President of the Company); and 54,448 were acquired by other members of management.

PARTICIPATION BY MANAGEMENT IN THE STOCK OFFERING

     The Board of Directors has approved the opportunity to participate in the Stock Offering for employees and consultants of the Company holding vested and unvested stock options and grants of shares of Restricted Stock, all previously issued under the terms of equity incentive plans approved by the Company's stockholders. The opportunity to participate will be effected through the issuance of the same form of Right issued pursuant to the Rights Offering (bearing an identical $16.75 Subscription Price), except that each employee or consultant, in order to participate, will be required to agree that his or her Rights are non-transferable. In addition, the Board of Directors has approved making certain financing arrangements available to the participating employees and consultants and the Company will have the power to dispose of Common Stock and Common Stock equivalents pledged as collateral. Up to approximately 700,000 shares of Common Stock will be issued pursuant to the Employee Participation portion of the Stock Offering. Messrs. Gentz and Seaman, who are employees and directors of the Company, and all other executive officers of the Company, will be eligible to purchase Common Stock through the Employee Participation. It is expected that several of these participants will incur obligations in excess of $60,000 to the Company as a result of the financing arrangements provided as part of Employee Participation.

     Those directors and executive officers who own Common Stock (whether acquired through open market purchases, in private transactions, or through the exercise of options or the lapse of restrictions on Restricted Stock), will, by virtue of such holdings, have the opportunity to purchase shares of Common Stock in the Rights Offering. See "Security Ownership of Certain Beneficial Owners and Management."

                         BUSINESS INSURANCE GROUP, INC.

                                  INFORMATION

                        SELECTED COMBINED FINANCIAL DATA
                                 (IN THOUSANDS)

     The following selected combined financial data are qualified by reference to and should be read in conjunction with the combined financial statements and notes thereto included elsewhere in this document. The selected combined financial data set forth below as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996, and 1995 have been derived from the audited financial statements of BIG included in this document. The selected combined financial data set forth below as of December 31, 1995, 1994, and 1993 and for the years ended December 31, 1994 and 1993 have been derived from unaudited combined financial statements of BIG not included in this document. The selected combined financial data as of and for the three months ended March 31, 1998 and 1997 have been derived from unaudited combined financial statements of BIG, but include all adjustments, including normally occurring accruals, that BIG considers necessary for a fair presentation of the results of operations for the periods presented. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for BIG's fiscal year ending December 31, 1998.

                                               THREE MONTHS
                                              ENDED MARCH 31,                       YEAR ENDED DECEMBER 31,
                                          -----------------------   --------------------------------------------------------
                                             1998         1997         1997         1996        1995       1994       1993
                                          ----------   ----------   ----------   ----------   --------   --------   --------
REVENUES:
  Gross premiums written................  $  153,920   $  165,617   $  668,906   $  641,113   $421,422   $364,466   $332,772
  Net premiums written..................     147,021      135,961      526,925      490,367    397,077    343,006    240,991
  Net premiums earned...................     139,612      121,388      515,272      480,828    390,974    340,097    233,341
  Net investment income (excluding
    capital gains and losses)...........       9,627        9,574       37,548       33,317     24,005     16,146     13,711
  Net capital gain (loss)...............         226           --        7,176          892      1,667        (61)     2,539
  Other income, net.....................         166          853        3,512        2,823        248         96         --
                                          ----------   ----------   ----------   ----------   --------   --------   --------
         Total revenues.................     149,631      131,815      563,508      517,860    416,894    356,278    249,591
EXPENSES:
  Claim and claim adjustment expenses,
    net of reinsurance..................     114,286       83,967      443,204      381,897    245,522    218,240    169,828
  Underwriting and general and
    administrative expenses.............      42,132       32,105      168,187      107,640    114,918     75,364     49,262
  Policyholder dividends................         120           --          793       (5,250)     5,494     11,176     24,487
  Goodwill amortization.................         309           68        1,262          909        256        146        175
  Interest expense......................       2,359        2,128        8,326        4,330         --         --        946
                                          ----------   ----------   ----------   ----------   --------   --------   --------
         Total expenses.................     159,206      118,268      621,772      489,526    366,190    304,926    244,698
  Income from continuing operations.....      (9,575)      13,547      (58,264)      28,334     50,704     51,352      4,893
  Income tax benefit (expense)..........       5,394       (2,746)      28,847       (2,934)   (12,952)   (13,832)     1,461
                                          ----------   ----------   ----------   ----------   --------   --------   --------
         Net income (loss)..............  $   (4,181)  $   10,801   $  (29,417)  $   25,400   $ 37,752   $ 37,520   $  6,354
                                          ==========   ==========   ==========   ==========   ========   ========   ========
GAAP RATIOS:
  Claim and claim adjustment expense
    ratio...............................        81.9%        69.2%        86.0%        79.4%      62.8%      64.2%      72.8%
  Expense ratio.........................        30.3%        26.4%        32.8%        21.3%      30.8%      25.4%      31.6%
                                          ----------   ----------   ----------   ----------   --------   --------   --------
  Continuing operations combined ratios,
    net of reinsurance..................       112.2%        95.6%       118.8%       100.7%      93.6%      89.6%     104.4%
                                          ==========   ==========   ==========   ==========   ========   ========   ========
FINANCIAL POSITION:
  Total cash and investments
    Carrying value......................  $  791,826   $  764,521   $  763,171   $  754,652   $529,515   $419,943   $362,133
    Market value........................     791,986      764,296      763,339      754,745    529,650    419,053    370,437
  Total assets..........................   1,205,022    1,119,383    1,222,406    1,093,773    749,104    627,855    602,023
  Long-term debt........................     121,750      123,750      121,750      128,250         --         --         --
  Claim and claim adjustment expense
    liability...........................     713,473      611,105      728,421      590,595    443,600    412,666    386,194
  Total liabilities.....................     958,001      841,740      970,060      825,881    508,214    479,543    466,139
  Net stockholder's equity..............     247,021      277,643      252,346      267,892    240,890    148,312    135,884

                         BUSINESS INSURANCE GROUP, INC.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis provides information that BIG's management believes to be relevant for an understanding of BIG's combined results of operations and financial condition. The discussion should be read in conjunction with the consolidated financial statements and the notes thereto.

THREE MONTHS ENDED MARCH 31, 1998 AS COMPARED TO THREE MONTHS ENDED MARCH 31,
1997

     Gross premiums written for the quarter ended March 31, 1998 and 1997 were $153.9 million and $165.6 million, respectively. The $11.7 million decline in gross premiums written was the result of a $15.0 million decline in gross premiums written in the California marketplace. The premium reduction in the California marketplace was precipitated by an underwriting and pricing criteria change implemented effective January 1, 1998. The decrease in gross premiums written in California was somewhat offset by a $3.3 million increase in gross premiums written outside of California. Despite BIG's decline in gross premiums written, its net premiums written increased $11.1 million. The increase in net premiums written for the quarter ended March 31, 1998 was the result of the expiration of an aggregate excess of loss reinsurance treaty on January 1, 1998, and the cancellation of a quota-share reinsurance treaty on July 1, 1997. During the quarter ended March 31, 1997, $15.0 million of premiums were ceded under the aggregate excess of loss reinsurance treaty, and $11.3 million of premiums were ceded under the 7.5% quota-share reinsurance treaty. As neither the aggregate excess of loss reinsurance treaty or the quota-share reinsurance treaty were in force during the quarter ended March 31, 1998, no such comparable cession occurred.

     Net claim and claim adjustment expense increased $30.3 million or 36.1% to $114.3 million for the quarter ended March 31, 1998, as compared to $84.0 million for the same period in 1997. The net claim and claim adjustment expense ratio increased to 81.9% for the quarter ended March 31, 1998, from 69.2% for the quarter ended March 31, 1997. The increase in claim and claim adjustment expenses and expense ratio was primarily due to two factors. The first factor was the expiration of BIG's aggregate excess of loss reinsurance treaty on January 1, 1998. During the quarter ended March 31, 1997, BIG ceded $18.6 million of claims and claim adjustment expenses, while no comparable cession occurred during the quarter ended March 31, 1998. The second factor is the continued increase in the severity of BIG's California workers' compensation claims. The increase in the California workers' compensation claim severity is believed by BIG's management to be caused by two principal factors: first, legal decisions in late 1996 that permit injured workers to provide greater direction in their treatments; and second, increased claims and legal costs associated with a change in the permanent disability rating schedules effective April 1997.

     Underwriting and general and administrative expenses, excluding policyholder dividends, increased $7.6 million or 24.1% to $39.1 million for the quarter ended March 31, 1998, as compared to the same period in 1997. The expense increase is attributable to a $3.1 million decrease in ceding commissions, which offset the expenses, as a result of the July 1, 1997 cancellation of the quota-share reinsurance treaty. The remaining $4.5 million expense variation is due to increased general and administrative expenses in order to provide policyholder services related to the 1996 and 1997 premium growth of BIG's non-California operations and the associated cost of supporting these operations.

     There were no material policyholder dividends recorded in either period.

     Net investment income was relatively unchanged between the first quarter of 1998 and the first quarter of 1997. Although BIG experienced an increase in average assets available for investment from the first quarter of 1997 to the first quarter of 1998, the increase in investments held was offset by an overall decline in bond yields.

     Interest expense increased $0.2 million between the first quarter of 1998 and the first quarter of 1997 on reduced average principal balance. The reduction in principal was offset during the first quarter of 1998 by a higher interest rate charged BIG by FHC on its credit facility (the "FHC Credit Facility"). FHC increased BIG's interest rate to 7.75% from 6.75% in 1997, effective January 1, 1998.

YEAR ENDED DECEMBER 31, 1997 AS COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Gross premiums written for the years ended December 31, 1997 and 1996 were $668.9 million and $641.1 million, respectively. This increase in gross premiums written represents an increase of $27.8 million or 4.3% for the 1997 calendar year as compared to the 1996 calendar year. Gross premiums written relating to states other than California increased $42.2 million or 28.8% to $188.5 million in 1997, as BIG experienced premium growth through BICO's nationwide operations. Offsetting this increase was a decline of $14.4 million, or 2.9% of premiums written in California. The 2.9% decrease reflects the continued price competition in the California workers' compensation insurance marketplace since the advent of open rating in January 1995. Net premiums written increased $36.5 million or 7.4% to $526.9 million for the year ended December 31, 1997, as compared to the year ended December 31, 1996. The increase in net premiums reflects the increase in gross premiums and a decrease in the quota-share ceding percentage from 30% for the second six months of 1996 to 7.5% for the first six months of 1997. The decrease in the quota-share ceding percentage resulted in $68.3 million in additional net premiums. Partially offsetting these increases is a reinsurance charge of $93.5 million related to an aggregate excess of loss treaty purchased by BIG in 1997. Net premiums earned increased $34.5 million or 7.2% to $515.3 million for the year ended December 31, 1997, as compared to the year ended December 31, 1996.

     Net claim and claim adjustment expenses increased $61.3 million or 16.1% to $443.2 million for the year ended December 31, 1997, as compared to $381.9 million for the year ended December 31, 1996. This increase is primarily attributable to the increase in the claim and claim adjustment expense ratio to 86.0% in 1997 as compared to 79.4% in 1996. The 1997 increase is primarily due to an increase in the estimates for accident year 1996 and prior loss and loss adjustment expenses incurred, which estimates were increased by $75.2 million in 1997. The cause of the increase in the accident year 1996 and prior estimates was in part due, BIG's management believes, to a 1996 court ruling that gave the treating physician expanded authority in determining the level of disability of the injured worker. The impact of this court ruling is believed to be the primary cause of increased claim severity. In addition, changes to the California permanent disability rating schedules in April 1997 adversely affected average claim severity in California, thereby contributing to the higher 1997 accident year claim and claim adjustment cost expense ratio compared to 1996.

     Underwriting and general and administrative expenses, excluding policyholder dividends, increased $60.6 million or 56.3% to $168.2 million for the year ended December 31, 1997, as compared to the same period in 1996. The underwriting expense ratio was 32.6% in calendar year 1997 as compared to 22.4% in 1996. The expense increase is attributable to a $33.5 million decrease in ceding commissions as a result of the reduced quota-share reinsurance ceding percentage in 1997, and approximately $20 million of the expense resulted from the growth in BIG's non-California operations, as BIG fully developed its expense infrastructure during 1997 to support the higher in force premium levels for policies issued during 1995 and 1996.

     Policyholder dividends increased to $0.8 million for the year ended December 31, 1997, as compared to a credit to expense of $5.2 million for the same period in 1996. The increase primarily resulted from BIG's issuing participating workers' compensation insurance policies in a limited number of states where dividends play an important role in the marketing of policies, compared to BIG's reduction of its California policyholder dividend liability by $6.0 million in 1996.

     Net investment income increased $4.2 million or 12.6% to $37.5 million for the year ended December 31, 1997, as compared to 1996. BIG's average invested assets increased to $758.9 million in 1997 from $642.1 million in 1996. The investment income increase was due to higher investable assets as BIG borrowed $130.0 million in mid-1996 under the FHC Credit Facility and contributed $120.0 million of the proceeds to the statutory policyholders' surplus of CalComp and BICO.

     Net capital gains increased $6.3 million to $7.2 million for the year ended December 31, 1997, from $0.9 million for 1996. The increase is due to BIG's decision to take advantage of the decreases in long-term interest rates throughout 1997 and increases in the market value of its bond portfolio. BIG sold $350.9 million of available-for-sale bonds in 1997, primarily during the fourth quarter of 1997, realizing investment gains of $7.2 million.

     Interest expense increased 92.3% to $8.3 million for the year ended December 31, 1997, as compared to the year ended December 31, 1996. The higher interest expense is primarily due to incurring a full year of interest expense on funds borrowed in mid-1996 from the FHC Credit Facility.

YEAR ENDED DECEMBER 31, 1996 AS COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Gross premiums written increased $219.7 million or 52.1% to $641.1 million in 1996 from 1995. In California, BIG's premiums increased $102.2 million or 26.0% to $494.7 million. Additionally, in 1996, BIG experienced very strong growth in its non-California operations. BIG's non-California gross premiums written increased $117.5 million to $146.4 million. This level of growth was consistent with BIG's change in its strategic plan regarding geographic diversification. Net premium written increased $93.3 million or 23.5% to $490.4 million, reflecting the increase in gross premium written, partially off-set by an increase in premium ceded to reinsurers. The increase in premium ceded was the result of BIG entering into a 30% quota-share treaty effective July 1, 1996. Net premium earned increased $89.8 million or 23.0% to $480.8 million in 1996 from 1995. The change in net premium earned is consistent with the changes affecting net premium written.

     Net claim and claim adjustment expenses increased $136.4 million or 55.6% to $381.9 million in 1996 from $245.5 million for the year ended December 31, 1995. The increase in claim and claim adjustment expenses occurred primarily due to BIG's growth in gross premium written and a $20.1 reserve strengthening recorded in 1996 for accident year 1995. However, BIG recorded a $26.9 million decrease in claim and claim adjustment expense in 1995 for accident years 1994 and prior.

     Underwriting and general and administrative expenses, excluding policyholder dividends, decreased $7.3 million or 6.4% to $107.6 million in 1996 as compared to $114.9 million in 1995. The underwriting expense ratio decreased to 22.4% in calendar year 1996 as compared to 29.4% in 1995. The lower underwriting and general and administrative expenses was due to ceding commissions of $28.7 million recorded in 1996 under the quota-share reinsurance treaty effective July 1, 1996. The other reason for the lower expense ratio was due to an increase in gross premiums earned in states outside California, as BIG did not have its operating infrastructure fully in place until 1997 to support the higher premium volume of non-California policies issued in 1995 and 1996.

     Policyholder dividend expense decreased $10.7 million for the year ended 1996 as compared to the same period in 1995. This decrease is due primarily to the fact that in California prior to open rating, policyholder dividends served both as an economic incentive to employers for safe operations and as a means of price differentiation. As a result of consumers' preference for the lowest price at a policy's inception under open rating, dividends are no longer a significant factor. Therefore, BIG discontinued its payment of dividends in the state of California and reduced its outstanding policyholder dividend liability by $6.0 million in 1996.

     Net investment income increased $9.3 million or 38.8% to $33.3 million for the year ended December 31, 1996 as compared to 1995. BIG's average invested assets increased to $642.1 million in 1996 from $474.7 million in 1995. The increased investment income in 1996 is due to higher invested assets produced from net cash flows from operations during the year of $104.8 million and funds borrowed under the FHC Credit Facility in May and August of 1996, totalling a net amount of $128.2 million.

LIQUIDITY AND CAPITAL RESOURCES

     BIG's cash inflows are generated from cash collected from policies sold, investment income generated from its exiting portfolio, and sales and maturities of investments. BIG's cash outflows consist primarily of payments for policyholders' claims, operating expenses, and debt service. For its insurance operations, BIG must have available cash and liquid assets to meet obligations to policyholders and claimants in accordance with contractual obligations in addition to meeting ordinary operating costs. Absent adverse material changes in the workers' compensation insurance market, management believes BIG's present cash resources are sufficient to meet its needs for the foreseeable future. BIG believes that it has adequate short-term investments and readily marketable investment-grade securities to cover both claim payments and expenses.

     During the year ended December 31, 1997, operating activities provided the Company with $7.9 million of cash versus $104.8 million for the year ended December 31, 1996. The decrease in cash generation is due primarily to reinsurance payments of $93.5 million under an aggregate excess of loss reinsurance treaty that commenced on January 1, 1997. At December 31, 1997, BIG had total cash and cash equivalents of $98.1 million in an investable asset portfolio of $763.2 million. Of the fixed income portfolio, 76.9% was rated "AA" or better and 95.7% was rated "A" or better.

     BIG generated $65.7 million in cash from investing activities during the year ended December 31, 1997, as compared to a use of cash of $237.2 million in 1996. The Company's cash and cash equivalents position increased in 1997 as a result of the sales of bonds available for sale as BIG repositioned its portfolio during the fourth quarter to take advantage of a decline in long-term interest rates.

     BIG used $1.3 million in financing activities in 1997 with the repayment of $6.5 million of debt to FHS and the excess of book value over net asset acquired related to the purchase of Christania General Insurance Corporation (renamed Commercial Compensation Insurance Company), offset by a $10.8 million dividend received from BIG's non-insurance subsidiaries. The non-insurance subsidiaries are not part of the Acquisition transaction with Superior National and will remain subsidiaries of FHS.

     BIG is party to several leases principally associated with BIG's home and regional office space. Such leases contain provisions for scheduled lease charges and escalations in base rent over the lease term. BIG's minimum lease commitment with respect to these leases in 1998 is $8.9 million. These leases expire between 1998 and 2005.

     The effect of inflation on the revenues and net income of BIG during the years ended December 31, 1997, 1996, and 1995 was not significant.

PRIMARY DIFFERENCES BETWEEN GAAP AND SAP

     The financial statements contained herein for BIG have been prepared in conformity with GAAP as opposed to SAP prescribed or permitted for insurance companies by regulatory authorities. For a discussion of the differences between GAAP and SAP, see "Superior National -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Primary Differences Between GAAP and SAP."

YEAR 2000 STRATEGY

     A significant percentage of the software that runs most of the computers in the United States and the rest of the world relies on two-digit date codes to perform computations and decision making functions. For insurance policies with an expiration date of January 1, 2000 or later, these computer programs may fail from an inability to interpret date codes properly, misinterpreting "00" as the year 1900 rather than 2000. BIG is currently upgrading its computer software to address the Year 2000 problem, which it believes will be completed by August 1998, prior to issuing policies with a Year 2000 expiration date. Upon the completion of such upgrade, BIG believes that its computer systems will be fully Year 2000 compliant; there can be no assurance, however, that BIG will complete the computer upgrade before issuing policies with a Year 2000 expiration date or that such upgrade will successfully prevent any Year 2000 problems from occurring. BIG does not expect the cost associated with its Year 2000 project to be material.

SUPPLEMENTARY DATA

     Summarized quarterly financial data for 1998, 1997, and 1996 is as follows:

                                                                THREE MONTHS ENDED
                                                  ----------------------------------------------
                                                  MARCH 31,    JUNE 30,    SEPT. 30,    DEC. 31,
                                                  ---------    --------    ---------    --------
                                                                  (IN THOUSANDS)
1998
Earned premiums.................................  $139,612     $     --    $     --     $     --
Income before income taxes, preferred securities
  dividends and accretion and extraordinary
  items.........................................  $ (9,575)    $     --    $     --     $     --
Net income (loss)...............................  $ (4,181)    $     --    $     --     $     --
1997
Earned premiums.................................  $121,388     $124,894    $127,084     $141,906
Income before income taxes, preferred securities
  dividends and accretion and extraordinary
  items.........................................  $ 13,547     $  5,017    $ 10,571     $(87,399)
Net income (loss)...............................  $ 10,801     $  4,934    $  8,919     $(54,071)
1996
Earned premiums.................................  $126,212     $140,288    $109,475     $104,853
Income before income taxes, preferred securities
  dividends and accretion and extraordinary
  items.........................................  $ 19,718     $ 21,859    $ 23,251     $(36,494)
Net income (loss)...............................  $ 13,830     $ 15,877    $ 17,344     $(21,651)

NEW ACCOUNTING STANDARDS

     The FASB has recently adopted a number of new standards. The impact of these new standards did not have a material effect on BIG's results. BIG has not yet determined the impact of SFAS 130. For a discussion of the new standards, see "Superior National -- Management's Discussion and Analysis -- New Accounting Standards."

                         BUSINESS INSURANCE GROUP, INC.

                                    BUSINESS

OVERVIEW

     BIG, a wholly owned indirect subsidiary of FHS, is an insurance holding company that writes workers' compensation and group health insurance, principally in California, with regional and branch operations throughout the continental United States. BIG has four insurance subsidiaries: CalComp, BICO, CBIC, and CCIC. Some members of BIG's current senior management team established BIG, formerly Business Insurance Corporation, in 1987, and in 1988 purchased CalComp from Hanover Insurance Company ("Hanover"). BIG was subsequently acquired in 1993 by FHC. Based on available data on 1997 direct written premium, BIG ranks as the largest private sector writer of workers' compensation insurance in California.

     BIG currently conducts its insurance operations through its four wholly owned subsidiaries. CalComp, a specialty workers' compensation carrier writing business primarily in California, is the largest of these and is licensed in 12 states. BICO, acquired in February 1995, is licensed in 49 states and the District of Columbia and writes workers' compensation insurance primarily in states other than California. CBIC was acquired in January 1995 and writes single source workers' compensation and employee group health insurance in California. CCIC is licensed in 40 states and was acquired in May 1997 to create a broader range of products and pricing plans.

     Of the $647.4 million of BIG's direct written premium in 1997, $465.0 million was written in California; $20.4 million, $19.4 million, $18.9 million, $16.9 million, and $13.4 million in direct premium was written in Georgia, Texas, Louisiana, Colorado, and Oregon, respectively; and the remaining 14.4% of direct premium was written in other states. The premium outside of California primarily was written through BICO.

MARKETING

     BIG has developed an extensive nationwide presence through 16 regional offices and 21 branch offices, with eight regional offices and two branch offices in California. BIG has historically expanded into a new region by establishing a branch office with a few employees specializing in marketing, underwriting, and loss control. As the branch office grew and there were demonstrated needs for further infrastructure to support growth, resources were added and certain branches became regional offices. Regional offices have additional local management and support the growth of additional branch offices. BIG's expanding presence outside of California is indicated by the growth in direct written premium outside of California from $27.1 million in 1995 to $182.4 million in 1997. As of June 1, 1998, BIG employed a staff of approximately 270 outside California.

     BIG markets its products through a distribution network of approximately 1,700 producers. Of these, over 1,300 are located in California, and approximately 400 are outside California.

     BIG markets its policies through major national brokers as well as through small- to medium-sized producers focusing on regional customers. The top ten producers accounted for 18.5% of direct written premium in fiscal 1997, and the top 50 producers accounted for 42.9%. Of the top 50 producers for BIG in California and Arizona, 8 are also among the top 50 producers for Superior National.

     BIG enters into brokerage contracts with producers as opposed to agency relationships. Certain states require that all appointments be made through an agency contract. No agent in these states has the ability to bind BIG to issue policies, and the same basic contract that is used for brokerage appointments is also used for agency appointments. BIG also has relationships with certain other producers ("Program Administrators") that have the ability to bind BIG to issue coverage to a customer based on its program administration agreement with BIG. These agreements call for override commissions to be paid to the Program Administrators and most of the Program Administrators' agreements provide for direct premium billing to policyholders. These agreements may be cancelled by BIG if the Program Administrator violates the terms of the agreement with no recourse whatsoever. All new and renewal policyholder applications (other than those handled under a program administration agreement) must be submitted to BIG for approval. BIG is not committed to accept a fixed portion of any producer's business, but must accept all policies written consistent with the underwriting and pricing templates of the program administration agreements. BIG also has in force a variety of override, contingency, and profit-sharing commission agreements with certain of its producers in order to encourage a certain level of pricing and profitability.

     CalComp focuses on the California workers' compensation market. The regional offices and BIG's national account marketing group focus on accounts with estimated annual premiums ("EAP") over $25,000. Overall, BIG's average policy size of $16,165 generated $562.3 million in EAP as of December 31, 1997. Within California, the average policy size of $15,708 generated $404.6 million in EAP, and outside of California the average policy size was $17,471 and generated an EAP of $157.7 million. Policies with over $25,000 in EAP at inception as of March 31, 1998 accounted for 73.7% of BIG's combined EAP.

     Producer commissions are generally determined by negotiation and are dependent on the size and profit potential of the producer's accounts. BIG's average direct commission rate was 9.5% for the year ended December 31, 1997, 11.0% for the year ended December 31, 1996, and 14.0% for the year ended December 31, 1995. The reduction in the average direct commission rate from 1995 to 1996 was due to policies with an expiration date after January 1, 1995, in which higher commissions were paid to brokers in an effort to increase market share to position themselves for the start of open rating on January 1, 1995. The reduction from 1996 to 1997 was due to an increase in BIG's national business, which has a lower commission rate than California, lowering the average direct commission rate.

UNDERWRITING

     BIG's workers' compensation underwriting is conducted almost entirely through regional and branch offices nationwide. As a policy matter, BIG does not write policies in employment classifications that represent historically higher risk exposure, particularly those risks in the classifications generally considered specialized workers' compensation insurance.

     For new and renewal policies effective on or after January 1, 1998, BIG filed a rate increase in California. In March 1998, BIG management implemented a program to increase rates on policies with unacceptable hazard grade and loss ratio combinations. In the first and the second quarters of 1998, BIG experienced a substantial reduction in premium due to the non-renewal of these accounts. Reduction in premium related in part to changes in pricing. Additionally, a reduction by A.M. Best of BIG's rating and the uncertainty related to the sale of BIG by FHS contributed to the loss of business in 1998. See " -- Ratings." Following the execution of the Acquisition Agreement, BIG modified the March 1998 pricing program to be more competitive and to stem the loss of premium. BIG also implemented the Quota-Share Arrangement treaty effective May 1, 1998.

     BIG offers a number of alternative pricing plans for its customers, including retrospectively rated policies, deductible plans, contingent surcharge plans, and, only outside of California, dividend plans for customers. Retrospective rating results in a return of premium to customers if certain loss criteria are achieved. Deductible plans offer customers lower premiums in exchange for the customers' participating in the first layer of losses. Contingent surcharge plans add additional premium at specified dates after expiration of the policy if the account exceeds an expected loss ratio. The surcharge premium is subject to return if the loss ratio is reduced in future periods.

     In many states, workers' compensation insurers issue participating policies, which allow the insurer to declare and pay dividends to a policyholder after expiration of the policy. Although policyholder dividends are no longer an important component of the workers' compensation insurance marketplace in California, they remain a significant tool for BIG to obtain and retain business outside of California. In 1997, BIG paid $1.2 million in policyholder dividends, and participating policies represented 2.1% of BIG's workers' compensation policies overall, 8.2% outside of California. Policyholder dividends may be computed as a flat rebate to the policyholder upon achievement of certain loss ratios or expense factors, or, more commonly, reflect an amount that is not guaranteed but is determined based on the insurer's view of a number of related factors including loss ratio, the class of business, geographic location and premium payment history of the policyholder, risk and expense factors, competition in the marketplace, and the overall financial condition of the insurer.

LOSS CONTROL

     BIG has a loss control department that seeks to control claims before they occur, and loss control has formed a key component of BIG's business strategy. BIG has specialized employer and employee safety management schools that are unique in the industry. In addition, BIG utilizes comprehensive reports to track loss control results and key factors in reducing claims. The loss control unit had approximately 100 employees at June 1, 1998. BIG requires that every regional and branch office be staffed with a loss control specialist from the time it is established. The employer safety management school involves approximately 28 employees, and all but two of these specialists are based in California.

CLAIM MANAGEMENT

     BIG's claims department is organized on the basis of claim supervisory units consisting of four to six claims examiners, each responsible for 150 - 170 claims; one claims assistant for each claims examiner; one file clerk for each supervisory unit; and one data entry clerk/processor for each supervisory unit. A vocational rehabilitation specialist is utilized in each unit to evaluate vocational rehabilitation plans and attend formal and informal rehabilitation planning conferences. Claims examiners are responsible for vocational rehabilitation plan approval and statutory filings. Each claims unit also employs a specialist to handle settlement negotiations. BIG's claims handling policy includes contacting the injured worker within 24 hours of notification of the injury, obtaining a recorded statement during the initial claimant contact, and maintaining monthly contact while the injured worker is receiving total disability payments. BIG uses third party administrators for the handling of claims and loss control services that are associated with captive programs, representing approximately 5% of BIG's EAP as of December 31, 1997.

     Since 1992, BIG has maintained a Special Investigations Unit ("SIU") to handle potentially fraudulent claims. The group consists of former law enforcement officers and medical and claims experts, and provides training to employees and customers in areas of fraud recognition, trends, and legal updates. Through 1997, the SIU was responsible for 241 referrals to insurance departments and district attorneys, 80 criminal cases filed, 23 arrests, and 14 convictions.

CLAIM AND CLAIM ADJUSTMENT EXPENSE RESERVES

     BIG's claim and claim adjustment expense reserves are established in a manner similar to Superior National's. See "Superior National -- Business" and "Risk Factors -- Uncertainty Associated with Estimating Reserves for Unpaid Claim and Claim Adjustment Expense."

     The following table provides a reconciliation of the beginning and ending claim and claim adjustment expense reserves of BIG for each of the years in the three-year period ended December 31, 1997, computed in accordance with GAAP.

       RECONCILIATION OF LIABILITY FOR CLAIM AND CLAIM ADJUSTMENT EXPENSE

                                                                YEAR ENDED DECEMBER 31,
                                                          -----------------------------------
                                                            1997         1996         1995
                                                          ---------    ---------    ---------
                                                                    (IN THOUSANDS)
Beginning reserve, gross of reinsurance.................  $ 590,595    $ 443,600    $ 412,666
Less: Reinsurance recoverable on unpaid losses..........   (121,170)     (76,154)     (90,326)
                                                          ---------    ---------    ---------
Beginning reserve, net of reinsurance...................    469,425      367,446      322,340
Provision for net claim and claim adjustment expenses:
  For claims occurring in current year..................    367,971      361,750      272,388
  For claims occurring in prior years...................     75,233       20,147      (26,866)
                                                          ---------    ---------    ---------
  Total claim and claim adjustment expenses.............    443,204      381,897      245,522
                                                          ---------    ---------    ---------
Payments for net claim and claim adjustment expense:
  Attributable to insured events incurred in current
     year...............................................   (135,202)    (106,757)     (71,899)
  Attributable to insured events incurred in prior
     years..............................................   (255,877)    (173,161)    (128,517)
                                                          ---------    ---------    ---------
  Total claim and claim adjustment expense payments.....   (391,079)    (279,918)    (200,416)
                                                          ---------    ---------    ---------
Ending reserves, net of reinsurance.....................    521,550      469,425      367,446
Reinsurance recoverable on unpaid losses................    206,871      121,170       76,154
                                                          ---------    ---------    ---------
Ending reserves, gross of reinsurance...................  $ 728,421    $ 590,595    $ 443,600
                                                          =========    =========    =========

     In 1997, claim and claim adjustment expenses incurred in prior years increased by $75.2 million due primarily to unfavorable development of the 1996 and 1995 accident years. The cause of the increase in the accident year 1996 and prior estimates was in part due, BIG's management believes, to a 1996 court ruling that gave the treating physician expanded authority in determining the level of disability of the injured worker. The impact of this court ruling is believed to be the primary cause of increased claim severity. In addition, changes to the California permanent disability rating schedules in April 1997 adversely affected average claim severity in California, thereby contributing to the higher 1997 accident claim and claim adjustment cost expense ratio compared to 1996.

     In 1996, BIG experienced adverse loss development related to accident year 1995. The increases for prior accident year claim and claim adjustment expense reserves is primarily attributable to increases in BIG's average claim severity. On a per claim basis, the average gross case loss reserve for the 1995 accident year increased 55.2% from 1995 to 1996, and the average gross case loss paid for the 1995 accident year increased 37.8% from 1995 to 1996.

     In 1995, BIG experienced favorable loss development on net claim and claim adjustment expense reserves estimated on December 31, 1994. The decrease in prior accident year claim and claim adjustment expense reserves is primarily attributable to reductions in the estimates for the 1993 and 1994 accident years. The favorable impact of the reforms passed by the California State Legislature in 1993 related to fraudulent claims, as well as the impact from BIG's continued use of managed care techniques, including network utilization and medical case management, also contributed to the reduction in the prior year loss estimates.

     The following table discloses the development of net workers' compensation claim and claim adjustment expense reserves of BIG from December 31, 1987 through December 31, 1997.

         ANALYSIS OF NET CLAIM AND CLAIM ADJUSTMENT EXPENSE DEVELOPMENT

                                                        YEAR ENDED DECEMBER 31,
                           ----------------------------------------------------------------------------------
                            1987      1988      1989       1990       1991       1992       1993       1994
                           -------   -------   -------   --------   --------   --------   --------   --------
                                                             (IN THOUSANDS)
Liability for unpaid
  losses and loss
  adjustment expenses....  $53,170   $55,089   $76,296   $158,268   $206,993   $219,464   $268,191   $322,394
Paid (cumulative) as of:
  One year later.........   14,186    11,649    20,541     59,110    103,361    106,693    115,189    129,284
  Two years later........   21,998    20,780    36,151    106,334    167,932    191,397    184,304    204,245
  Three years later......   27,849    28,389    44,665    130,826    211,087    233,537    214,676    243,210
  Four years later.......   33,527    31,492    50,240    146,186    233,168    249,012    226,187
  Five years later.......   35,630    34,015    53,896    154,514    241,693    252,921
  Six years later........   37,448    35,975    56,301    161,152    244,308
  Seven years later......   39,121    37,374    58,577    164,606
  Eight years later......   40,346    38,970    59,858
  Nine years later.......   41,854    39,780
  Ten years later........   42,637
Liability re-estimated as
  of:
  One year later.........   53,321    51,147    75,988    160,141    218,747    251,012    262,032    295,856
  Two years later........   51,382    51,991    65,376    162,040    242,231    257,134    256,132    270,293
  Three years later......   54,349    43,651    61,098    172,981    242,533    262,582    250,238    296,016
  Four years later.......   47,241    41,513    66,135    172,269    245,877    268,031    254,791
  Five years later.......   46,116    44,701    66,174    173,581    249,220    270,478
  Six years later........   47,011    45,364    66,569    174,892    257,332
  Seven years later......   47,928    45,452    66,963    175,053
  Eight years later......   47,883    45,541    67,786
  Nine years later.......   47,839    46,906
  Ten years later........   49,371
Redundancy
  (deficiency)...........  $ 3,799   $ 8,183   $ 8,510   $(16,785)  $(50,339)  $(51,014)  $ 13,400   $ 26,378
Net reserve -- end of
  period..........................................................................................   $322,394
Reinsurance recoverable
  on unpaid losses and
  loss adjustment
  expenses........................................................................................     90,366
                                                                                                     --------
Gross reserve -- end
  of period.......................................................................................   $412,760
                                                                                                     ========
Net re-estimated reserve --
  end of period...................................................................................   $296,016
Re-estimated reinsurance
  recoverable.....................................................................................     91,848
                                                                                                     --------
Gross re-estimated
  reserve -- end of
  period..........................................................................................    387,864
                                                                                                     --------
Gross cumulative
  redundancy (deficiency).........................................................................    $24,896
                                                                                                     ========

                              YEAR ENDED DECEMBER 31,
                           ------------------------------
                             1995       1996       1997
                           --------   --------   --------
                                   (IN THOUSANDS)
Liability for unpaid
  losses and loss
  adjustment expenses....  $367,061   $469,258   $521,550
Paid (cumulative) as of:
  One year later.........   173,161    255,856
  Two years later........   288,885
  Three years later......
  Four years later.......
  Five years later.......
  Six years later........
  Seven years later......
  Eight years later......
  Nine years later.......
  Ten years later........
Liability re-estimated as
  of:
  One year later.........   387,426    544,491
  Two years later........   410,082
  Three years later......
  Four years later.......
  Five years later.......
  Six years later........
  Seven years later......
  Eight years later......
  Nine years later.......
  Ten years later........
Redundancy
  (deficiency)...........  $(43,021)  $(75,233)
Net reserve -- end of
  period.................  $367,061   $469,258   $521,550
Reinsurance recoverable
  on unpaid losses and
  loss adjustment
  expenses...............    76,309    121,326    206,871
                           --------   --------   --------
Gross reserve -- end
  of period..............  $443,370   $590,584   $728,421
                           ========   ========   ========
Net re-estimated reserve
  end of period..........  $410,082   $544,679
Re-estimated reinsurance
  recoverable............    83,202    134,668
                           --------   --------
Gross re-estimated
  reserve -- end of
  period.................   493,284    679,347
                           --------   --------
Gross cumulative
  redundancy (deficiency)  $(49,914)  $(88,763)
                           ========   ========

     The first line of the preceding table depicts the estimated liability for unpaid claim and claim adjustment expense recorded on the balance sheets of BIG at the indicated balance sheet dates. This liability represents the estimated amount of claim and claim adjustment expense for claims arising during all years prior to the indicated balance sheet date that are unpaid as of that balance sheet date, net of reinsurance recoverables, including losses that have been incurred but not yet reported. The table also shows the re-estimated liability as of the end of each succeeding year through the latest balance sheet date, and the cumulative payments made for such claims, at annual intervals after the initial indicated balance sheet date. The claim and claim adjustment expense liability estimates change as more information becomes known about the frequency and severity of claims for each year. A net reserve redundancy or deficiency is displayed for each balance sheet date in the center of the table when the initial liability estimate is greater (or less) than the re-estimated liability at the latest balance sheet date. A gross-of-reinsurance redundancy (deficiency) is displayed for each of the years ended December 31, 1994, 1995, and 1996 at the bottom of the table.

     The net reserve deficiencies associated with the years ended December 31, 1987, 1988, and 1989 were due to CalComp's reassessment of the outstanding reserve liability of all open claims at December 31, 1988, after BIG acquired CalComp from Hanover in December, 1988. The net deficiencies associated with reserves as of December 31, 1990, 1991, and 1992 were due to unexpected increases in claims costs resulting from increased litigation in the California workers' compensation system, an economic recession in California, and workers' compensation laws that at the time effectively encouraged workers to file unwarranted psychiatric stress and fraudulent claims. The net redundancies associated with the years ended December 31, 1993 and 1994 occurred as a result of significant reforms in the California workers' compensation laws that became effective January 1, 1993 and an improvement in the California economy that were not anticipated when reserves were established. The net reserve deficiencies associated with the years ended December 31, 1995 and 1996 occurred as a result of unexpected increases in severity affecting claims occurring in 1995 and 1996.

     BIG's experience with net reserve deficiencies occurring for the years ended December 31, 1990 through 1992, 1995, and 1996 and net redundancies occurring for the years ended December 31, 1993 and 1994 is believed by BIG to be consistent with the results experienced by the California workers' compensation industry during the same time periods. The underlying improvement in claims frequency and severity during the years ended December 31, 1993 and 1994 that caused BIG to develop net redundant reserves is also consistent with industry experience. The net reserve deficiencies occurring for the years ended December 31, 1995 and 1996 resulted from unexpected increases in claims severity, consistent, BIG believes, with some California workers' compensation insurers' experience. The direct net-of-reinsurance redundancies displayed at the bottom of the table reflect BIG's per risk excess of loss, quota-share, and aggregate excess of loss reinsurance, the effects of which were to reduce BIG's net redundancies/deficiencies due to the cession of a portion of BIG's development.

     Currently, BIG's management prepares on a monthly basis a comprehensive analysis of workers' compensation experience, and the process of estimating claim and claim adjustment expense liabilities is continually modified to consider additional information regarding trends in pricing, frequency, and severity. Further, conditions and trends that have historically affected BIG's claims may not necessarily be indicative of conditions and trends that will affect future claims, and it is not appropriate to extrapolate future reserve redundancies or deficiencies based on the data set forth above.

     By frequently reviewing reserves, management is generally able to detect trends in claim and claim adjustment expenses and take appropriate actions in a timely manner to avoid having to increase reserves substantially at a later date. See "Risk Factors -- Uncertainty Associated with Estimating Reserves for Unpaid Claim and Claim Adjustment Expense."

REINSURANCE

     Under reinsurance agreements, BIG reinsures certain workers' compensation risks with other insurance companies. Reinsurance contracts do not relieve BIG from its obligations to policyholders, and failure of reinsurers to honor their obligations could result in losses to BIG. See "Risk Factors -- Importance of Reinsurance." BIG has regularly evaluated the financial condition of its reinsurers. Based on that evaluation, BIG's management believes the reinsurers are creditworthy and that any potential losses on these agreements will not have a material impact on the consolidated financial statements. At December 31, 1997, there were no disputes related to BIG's reinsurance agreements.

     BIG has a treaty with Gen Re providing for an aggregate unsecured recoverable for losses, paid and unpaid, including incurred but not reported loss adjustment expense, and unearned premiums in excess of 3% of the Company's surplus at December 31, 1996, of $122.2 million, and December 31, 1997, of $194.5 million.

     BIG maintains specific excess of loss reinsurance on workers' compensation policies, which provides coverage in excess of $1,000,000 per occurrence for accident years 1996 through 1998, in excess of $500,000 per occurrence for accident years 1994 and 1995, in excess of $350,000 per occurrence for accident years 1992 and 1993, and in excess of $250,000 per occurrence for accident years 1989 through 1991. The agreements provide coverage up to a maximum of $200 million per occurrence, including BIG's retention.

     In addition, BIG also purchased several pro rata reinsurance agreements wherein the reinsurer assumed a proportional amount of net premiums earned and related losses. The quota-share percentage ranged from 5% to 40% (5% at June 30, 1994). As of July 1, 1994 the quota-share agreement was terminated, and this treaty was commuted in 1997. Effective July 1, 1996, BIG entered into a 30% quota-share treaty to cede a proportional amount of net premiums earned and related loss and loss adjustment expenses incurred. The 30% ceding rate is applicable from July 1, 1996 to December 31, 1996. Effective January 1, 1997, the quota-share reinsurance ceding rate was reduced to 7.5% through June 30, 1997. The quota-share treaty contains a provisional ceding commission, which adjusts based on actual reported loss experience on the subject business. BIG stopped ceding under the quota share treaty effective July 1, 1997.

     BIG entered into an aggregate excess of loss reinsurance agreement ("First Aggregate Treaty") with Gen Re effective January 1, 1997. Under the terms of the First Aggregate Treaty, $32.0 million of premiums were ceded to Gen Re and $37.3 million of losses and allocated loss adjustment expenses were ceded to Gen Re. Effective July 1, 1997 a second six-month Aggregate Treaty was entered into with Gen Re ("Second Aggregate Treaty"). Under the terms of the Second Aggregate Treaty, $61.5 million of premiums were ceded to Gen Re and $75.0 million of losses and allocated loss adjustment expenses were ceded to Gen Re. The First and the Second Aggregate Treaties are expected to be commuted at or prior to the Closing.

     Effective May 1, 1998, BIG entered into two additional reinsurance agreements. One is an excess of loss reinsurance arrangement whereby losses in excess of $500,000, per occurrence, are ceded. The other is a Quota-Share Arrangement identical to Superior Pacific's whereby all policies with estimated annual premium at inception of $25,000 or more are ceded to the reinsurer. See "Superior National -- Business -- Reinsurance."

     In connection with the Acquisition, FHC will fulfill the Loss Reserves Guarantee by causing BIG to obtain a binding commitment for an aggregate excess of loss reinsurance agreement with a third-party reinsurer. The agreement will provide $150.0 million of adverse loss development indemnification on BIG's December 31, 1997 claim and claim adjustment expense reserves. In addition, FHC has caused BIG further to obtain a binding commitment for a second aggregate excess of loss reinsurance agreement providing $25.0 million of adverse loss development indemnification for claims that occur during the period from January 1, 1998 until the Closing.

COMBINED CARE BENEFITS

     BIG, through CBIC in California and through BICO in Utah, markets a program of "24-hour care," providing the insureds' employees with workers' compensation and group health benefits. The intent of the program is to provide the insured with "one-stop shopping," so that the same medical provider who handles illness off the job can treat workplace injuries as well. Additionally, the insureds obtain centralized claims service on both health and workers' compensation benefits. The combined care benefits product generated $7.5 million in premium in 1997, or 1.2% of BIG's overall direct written premium.

INVESTMENTS

     After the close of the Acquisition, BIG's invested cash will be invested in a manner consistent with Superior Pacific's investment guidelines described in "Superior National -- Business -- Investments."

     The amount and types of investments that may be made by BIG are regulated under the California Insurance Code and rules and regulations promulgated by the DOI, and are similarly regulated by the States of Delaware and New York. As of December 31, 1997, approximately 98% of BIG's investment portfolio was held in fixed income securities, of which 93% are rated "A" or better and 89% are invested in municipal securities. BIG maintains a minimum rating requirement of "BBB." As of December 31, 1997, the average duration of BIG's portfolio was 3.88 years, the market value of the portfolio was $625.4 million, and its book value was $617.7 million.

INFORMATION SERVICES

     BIG uses a proprietary policy and claims administration system that was developed in 1990. The system issues multistate policies for most non-monopolistic states. Policies are issued, billed, endorsed, and final audited through the system. Agency and direct billing are also supported by the system. All functions except for premium audit and credit and collections are decentralized through the system and may be carried out in any office that has proper authorization. The claims system enforces benefit limits and vocational rehabilitation benefits, and automatically places claims on diaries and produces required notices. BIG is currently upgrading its computer software to address the Year 2000 problem, which BIG believes will be completed by August 1998, prior to issuing policies with a Year 2000 expiration date. Upon the completion of such upgrade, BIG believes that its computer systems will be 100% Year 2000 compliant; there can be no assurance, however, that BIG will complete the computer upgrade before issuing policies with a Year 2000 expiration date or that such upgrade will successfully prevent any Year 2000 problems from occurring. See "Business Insurance Group, Inc. -- Management's Discussion and Analysis of Financial Condition and Results of Operations."

     BIG operates a client/server wide area network ("WAN") in a Windows environment. This system shares a similar technical background with the Company's, which will make a conversion to the Company's computer system easier than if BIG utilized a mainframe system.

COMPETITION

     Within California, BIG and Superior National compete for the same accounts and face similar issues. See "Superior National Business -- Competition."

     Nationally, several of the largest and best known multi-line insurance carriers seek to obtain accounts for their workers' compensation arms in direct competition with BIG. These carriers include Liberty Mutual, American International Group and the Travelers Group. Many competing carriers have higher A.M. Best ratings, enhancing their competitive position. Thus, BIG competes with better capitalized and higher rated insurance concerns to write workers' compensation insurance for the nation's largest industrial and service companies. Additionally, many large companies self-insure for workers' compensation where permitted by local regulations.

     The workers' compensation market is commodity-oriented, highly fragmented, and reflective of intense price competition. Nevertheless, because each risk is unique in terms of insurance exposure, different insurers can develop widely divergent estimates of prospective losses. Most insurers attempt to segment classes within markets so that they target the more profitable sub-classes with lower, although adequate, rates given the estimated profitability of the segment. In some cases, no statistics are available for the sub-classes involved, and the insurer implements discounted rate structures based solely on theoretical judgment. Finally, different insurers have widely divergent internal expense positions, due to distribution methods, economies of scale, and efficiency of operations. Therefore, although workers' compensation insurance is a commodity, the price of insurance does not necessarily reflect commodity pricing. BIG's existing and prospective customer bases are vulnerable to competition, especially from larger insurers that at any time are capable of penetrating BIG's markets with products priced at levels substantially below BIG's.

RATINGS

     A.M. Best has currently assigned a "B++" (Very Good) rating to BIG, a rating it was assigned in February 1998. The "B++" rating marks a downgrade from the "A-" (Excellent) rating BIG had held from 1993 through 1998. The following factors were relevant in A.M. Best's decision to downgrade the rating: BIG's projected 1997 underwriting loss and reduced capital position following the announcement that it would increase its loss reserves in response to adverse loss development on its most recent accident years, the continued uncertainty related to the pricing environment in BIG's core California market, BIG's aggressive premium growth over the past few years, the potential for further adverse loss development impacting future earnings, the capital position of BIG, and the uncertainty regarding BIG's future ownership. In February 1998, the "B++" rating was placed under review by A.M. Best with negative implications. In May 1998, however, following announcement of the Acquisition, A.M. Best stated BIG's "B++" rating was under review with developing (a change from negative) implications.

     A.M. Best's ratings are based upon an evaluation of an insurer's: (i) financial strength (leverage/ capitalization, capital structure/holding company, quality, appropriateness of reinsurance program, adequacy of loss/ policy reserves, quality, diversification of assets, and liquidity); (ii) operating performance (profitability, revenue composition, and management experience and objectives); and (iii) market profile (market risk, competitive market position, spread of risk, and event risk) subject to confirmation of A.M. Best procedure. A rating of "B++" from A.M. Best is considered by A.M. Best to be a "secure rating." BIG is currently rated "BBB" by S&P, a claims paying rating it has held since 1995. Such ratings are subject to change and are not recommendations to buy, sell, or hold securities.

     One factor in an insurer's ability to compete effectively is its A.M. Best rating because some customers and insurance brokers require certain ratings as a prerequisite for writing business with an insurance company. The reduction of BIG's A.M. Best rating in February 1998 may have had an adverse effect on BIG's competitive position in the nationwide workers' compensation insurance market.

     A.M. Best often follows a practice of assigning an equal rating to all insurers within an affiliated group of companies. If this practice is followed with respect to Superior National's insurance subsidiaries after the Acquisition, there can be no assurance that Superior Pacific's "B+" A.M. Best rating will not be assigned to the BIG Insurance Subsidiaries. Such a rating would reflect a further downgrade of BIG's rating and would likely have a material adverse effect on Superior National's competitive position and results of operations.

REGULATION

     BIG and its insurance subsidiaries, like Superior National and its insurance subsidiaries, are subject to extensive governmental regulation and supervision. See "Superior National -- Business -- Regulation." Moreover, outside of California, workers' compensation insurers may be required to participate in assigned risk plans that provide coverage to individuals or entities unable to obtain coverage from existing insurers in those states. The net profit or loss incurred in administration of these plans is allocated back to participant insurers based on each insurer's relative market share in each state. In addition to DOI regulation, BICO is subject to regulation by the Delaware Department of Insurance, and CCIC is subject to regulation by the New York Department of Insurance.

      California law also limits the ability of the BIG Insurance Subsidiaries to pay stockholder dividends to BIG. See "Superior National -- Business -- Regulation." Based upon restrictions presently in effect, the maximum amount available for payment of dividends by the BIG Insurance Subsidiaries during 1998 without prior regulatory approval is approximately $21.3 million. In ordinary circumstances, following a change in control BIG's subsidiaries would have a two-year moratorium on payment of dividends. Superior National expects to obtain a waiver of such restrictions.

     The NAIC's RBC formulae are also applied to BIG's subsidiaries. See "Superior National -- Business -- Regulation." As of December 31, 1997, all of the BIG Insurance Subsidiaries engaged in continuing operations that exceed all RBC levels requiring any regulatory intervention.

     Like Superior National, based on its 1997 statutory financial statement, CBIC was within the usual range of eleven of the twelve IRIS tests, CalComp and CCIC were within the usual range of nine of the twelve IRIS tests, and BICO was within the usual range of six of the twelve IRIS tests. CBIC was outside the range of the one-year reserve development to surplus test. CalComp was outside of the usual range of the tests measuring two-year overall operating ratio, one-year reserve development to surplus, and two-year reserve development to surplus. CCIC was outside the usual range of tests measuring change in net writings, two-year overall operating ratio, and investment yield. BICO was outside of the usual range of the tests measuring net premiums to surplus, change in net writings, two-year overall operating ratio, change in surplus, agents' balances to surplus, and one-year reserve development to surplus.

     As a result of the statutory financial results filed by BICO for the year ended December 31, 1997, and BICO's only passing six of the twelve IRIS tests for 1997, insurance regulators in certain states in which

BICO is licensed have requested an explanation for the 1997 financial results as filed. Two states, Minnesota and North Carolina, accounting for $662,000 in direct written premium in 1997 (representing 0.1% of BIG's total direct written premium), summarily restricted BICO's issuance of new workers' compensation policies based on BICO's reported financial results. In responding to the various regulatory authorities, BICO has replied by stating that the reason for the reduced 1997 income and policyholders' surplus result was due to BICO's increased percentage of the BIG intercompany pooling reinsurance agreement effective January 1, 1997. In 1996, BICO's reinsurance pooling percentage was 15%. In 1997, the percentage was increased to 25%. On a consolidated basis, BIG reported an increase to its estimate for the 1996 accident year loss and loss adjustment expenses by $53.2 million in its 1997 financial statements. BICO's proportionate share of this adverse prior accident year development increased BICO's 1997 calendar year loss before income taxes by $5.3 million. In addition, the higher percentage of the 1997 accident year results accounted for another $2.1 million of losses, for a total of $7.4 million on a pre-tax basis. BICO's response to regulators also disclosed: the May 5, 1998 announcement of the sale of BIG and its four insurance subsidiaries from FHC to Superior, and the Loss Reserves Guarantee in favor of Superior National in the amount of $175.0 million, obtained at FHC's cost through the purchase of reinsurance (See
"-- Reinsurance"). In addition, effective May 1, 1998, BIG entered into two new reinsurance treaties: the first is a specific excess of loss agreement for losses between $0.5 million and $1.0 million, per occurrence; and the second is the Quota-Share Arrangement whereby BIG will cede 100% of the gross premiums earned on accounts with an estimated annual premium at inception greater than $25,000, and 100% of the net losses and allocated loss adjustment expenses incurred on those associated policies for claims with an accident date of May 1, 1998 and subsequent. BIG will also recognize a 33.5% ceded commission of premiums ceded under this agreement. Pursuant to the Acquisition Agreement, BIG and Superior National are jointly discussing these financial and regulatory issues with regulators. Additionally, Zurich Centre Group LLC has agreed to purchase BICO from Superior National after the Closing.

     The California DOI Triennial Examination for CalComp, which covered the five years ended December 31, 1995, was completed in 1997. As of December 31, 1995, CalComp reported policyholders' surplus of $151.6 million. Based on the Triennial Examination, the California DOI reported CalComp's statutory surplus at $103.7 million, a difference of $47.9 million from the surplus reported by CalComp. The entire difference between CalComp's reported surplus and the surplus balance per the DOI exam was included and accounted for in CalComp's statutory financial statements for the year ended December 31, 1996. Of the $47.9 million difference, $10.0 million was due to the non-admission of a promissory note due CalComp from FHC, $27.2 million was due to an increase to CalComp's claim and claim adjustment expenses, including $6.8 million related to the statutory excess reserve liability, and $10.7 million was due to other miscellaneous adjustments. During 1996, CalComp made the necessary adjustments to its internal control structures and its policies and procedures to address the issues raised by the DOI in connection with the Triennial Examination. Triennial Examinations as of December 31, 1995 were also completed for BICO and CBIC by the Delaware Department of Insurance and DOI, respectively. BICO's reported surplus at December 31, 1995 of $7.2 million was reduced by $0.7 million by Delaware to $6.5 million. The BICO surplus adjustment was primarily related to a federal income tax recoverable of $0.5 million deemed to be non-admitted for statutory accounting purposes. The DOI made no surplus adjustments to CBIC's reported statutory policyholder surplus balance of $7.4 million at December 31, 1995.

MANAGEMENT

     As of the date hereof, the management of BIG is as follows:

                                                                                      YEAR JOINED
             NAME                AGE                       TITLE                          BIG
             ----                ---                       -----                      -----------
Maurice A. Costa...............  50    Chairman, President and Chief Executive           1988
                                       Officer
Robert P. White................  51    Senior Vice President-Field Operations            1988
Dana P. Brown..................  53    Senior Vice President-Chief Information           1988
                                       Officer
Jacqueline Andersen-McAuley....  41    Senior Vice President-Underwriting                1997
Paul W. Souza..................  38    Vice President-Finance and Treasurer              1995
Gregory L. Johnson.............  50    Vice President-Marketing                          1988
Robert A. Kamrath..............  53    Vice President-Administration                     1996
Deborah Day, M.D., MPH.........  45    Medical Director                                  1997
Trecia M. Nienow, Esq. ........  37    Corporate Counsel and Secretary                   1997

     Maurice A. Costa was a founder of the company that acquired CalComp from Hanover in December 1988. He has been Chairman, President, and Chief Executive Officer since November 1993, and has directed the operations of BIG since 1988. Mr. Costa has more than 29 years of insurance industry experience having worked for Industrial Indemnity Company from 1969 to 1988 in various claims, underwriting, and management positions, including Division Manager from 1983 to 1988.

     Robert P. White was a founder of the company that acquired CalComp from Hanover in December 1988. He has been Senior Vice President -- Field Operations since 1993 and, since 1988, has held various management positions with BIG including Southern California Division Manager and Division Manager of Special Programs, and was responsible for the expansion into states outside of California. He has more than 24 years of insurance industry marketing and underwriting experience, having worked for Industrial Indemnity Company from 1977 to 1988, including as Division Manager from 1980 to 1988, and prior to that with Royal Globe Insurance Company and Insurance Company of North America.

     Dana P. Brown was a founder of the company that acquired CalComp from Hanover in December 1988. Mr. Brown has 21 years of insurance industry information services and data processing experience having held similar positions at Employee Benefits Insurance Company from 1976 to 1982. Following the acquisition by the predecessor to FHS, Mr. Brown became Senior Vice President of Information Technology for FHC in 1994 and subsequently returned to BIG in his current position in 1996. Mr. Brown has a Doctorate in Physics from the University of California.

     Jacqueline Andersen-McAuley joined BIG as Senior Vice
President -- Underwriting in July 1997, having most recently held the position of Executive Vice President -- Workers' Compensation at Golden Eagle Insurance Company, where she was employed from 1991 to 1997 and was responsible for workers' compensation underwriting, loss control, and claims operations. Ms. McAuley has more than 19 years of insurance industry experience in claims and marketing with Guarantee National Insurance Company, Occidental Fire and Casualty Insurance Company, National Farmers Union Insurance Company, and State Farm Insurance Company. She also owned and operated a fire and casualty insurance brokerage firm in California and Wyoming from 1985 to 1991.

     Paul W. Souza has been Vice President -- Finance and Treasurer since 1995 and had been previously employed as a Vice President and Controller from 1989 to 1991. Mr. Souza has 16 years of insurance accounting, finance, and premium accounting/collection experience, having worked for Fireman's Fund Insurance Company and Beaver Insurance Company. Mr. Souza was employed by the Pac Rim where he was Vice President and Treasurer, from 1991 to 1995.

     Gregory L. Johnson has been employed by BIG since 1988 in various positions including Regional Manager and Northern California Division Manager prior to assuming the position of Vice President -- Marketing in 1995. Mr. Johnson has more than 23 years of insurance industry experience, having worked for Industrial Indemnity Company from 1970 to 1973 and 1985 to 1988, which included a Marketing Manager position. Mr. Johnson has held marketing positions with Employee Benefits Insurance Company, Mission Insurance Company, and Insurance Company of the West.

     Robert A. Kamrath joined BIG in 1996 as Vice President -- Administration. Mr. Kamrath served in the U.S. Navy for 30 years in various command positions including Captain of Submarines and Surface Ships. He also held the position of Chief of Staff of the Naval Base of Charleston, South Carolina, where he provided management oversight to a combined military and civilian workforce of 20,000. Prior to joining BIG, he worked for Tracor Applied Services as a Director. Mr. Kamrath has a M.S. in Systems Engineering from George Mason and a M.S. in Management from the Naval Post Graduate School.

     Deborah Day, M.D., MPH joined BIG in 1997 as Medical Director. Dr. Day has over 13 years of experience in Occupational and Environmental Medicine as a Clinician and as Medical Director for the UCLA self-insured workers' compensation program from 1988 to 1992, where she was responsible for developing treatment protocols and return-to-work programs. Prior to joining BIG, Dr. Day was employed by Zenith National Insurance Company as Medical Director from 1992 to 1997, including a role in the management and development of their Single Point product. Dr. Day is a member of the American College of Physicians and the American College of Occupational and Environmental Medicine.

     Trecia M. Nienow, Esq. joined BIG as Corporate Counsel and Secretary in 1997 from FHS, where she had been employed in the corporate tax and law departments since 1992. Since 1993, Ms. Nienow has provided compliance, licensing, and general corporate legal support to BIG. Ms. Nienow is licensed by the State Bar of California and holds a Master of Laws in Taxation.

EMPLOYEES

     As of June 1, 1998, BIG had approximately 1,225 employees, none of whom was covered by a collective bargaining agreement.

BUSINESS PROPERTIES

     BIG's principal executive offices are located in Rancho Cordova, California and are subject to a lease that expires in 2005. All of the facilities housing BIG's 37 branch and regional offices in 42 states are leased, with lease expiration dates ranging from 1998 to 2005. Nine of these facilities lease space from FHS or its affiliates, and at nine facilities, Superior National has agreed to provide FHS or its affiliates with subleases after the Closing.

     The address for BIG's principal executive office is 11171 Sun Center Drive, Rancho Cordova, California 95670, and the telephone number is (916) 853-7540.

LEGAL PROCEEDINGS

     BIG and its subsidiaries are parties to various legal proceedings, all of which are considered routine and incidental to the business of BIG and are not material to the financial condition and operation of the business. Neither BIG nor any of its subsidiaries is a party to any litigation expected to have a material adverse effect upon BIG's business and financial position.

     BIG, like Superior National, is subject to class action litigation filed against all workers' compensation insurers in California, related principally to claims paying practices. Such litigation is being vigorously contested by BIG. Although the likelihood of a material adverse result in such matters is regarded by the defendants as low, there can be no assurance that, should a trial be held, the class plaintiffs will not receive a substantial award.

                        DESCRIPTION OF THE SENIOR NOTES

GENERAL

     The Senior Notes will be issued pursuant to an Indenture (the "Indenture")
between the Company and                      , as trustee (the "Trustee"). The
terms of the Senior Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Senior Notes are subject to all such terms, and holders of Senior Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the proposed form of Indenture is available as set forth under "Available Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

     The Senior Notes will be senior unsecured obligations of the Company, senior in right of payment to the Senior Subordinated Notes and to all other present or future subordinated Indebtedness of the Company and pari passu in right of payment with all existing and future senior Indebtedness. The Senior Notes will be effectively subordinated to all existing and future secured indebtedness of the Company, to the extent of the value of the assets securing such Indebtedness and the Senior Notes will be structurally subordinated to Indebtedness of the Company's Subsidiaries.

     Restrictions in the Indenture on the ability of the Company and its Subsidiaries to incur additional Indebtedness, to make Asset Sales, to enter into transactions with Affiliates and to enter into mergers, consolidations or sales of all or substantially all of its assets, may make more difficult or discourage a takeover of the Company whether favored or opposed by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford holders of Senior Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

PRINCIPAL, MATURITY AND INTEREST

     The Senior Notes will be limited in aggregate principal amount to $110.0
million and will mature on                    . Interest on the Senior Notes
will accrue at the rate of      % per annum and will be payable semi-annually in
arrears on          15 and            15 to holders of record on the immediately
preceding          and            . Interest on the Senior Notes will accrue
from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Senior Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Senior Notes at their respective addresses set forth in the register of holders of Senior Notes. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Senior Notes will be issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

     The Company shall have the right to redeem the Senior Notes, in whole or in
part, at any time or from time to time after             , upon not less than
thirty or more than sixty days' notice, at the Redemption Prices (as defined in the Indenture) (expressed as a percentage of principal amount) set forth below plus accrued and unpaid interest to the Redemption Date (as defined in the Indenture) (subject to the right of holders of record on the relevant Regular Record Date (as defined in the Indenture) to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date) if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

                        YEAR                  PERCENTAGE OF PRINCIPAL AMOUNT
                        ----                  ------------------------------


     In the event of any redemption in part, the Company shall not be required to (i) issue, register the transfer of or exchange any Senior Note during a period beginning at the opening of business fifteen days before any selection for redemption of Senior Notes and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of Senior Notes to be so redeemed or (ii) register the transfer of or exchange any Senior Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Senior Note being redeemed in part.

CERTAIN COVENANTS

  Limitation on Restricted Payments

     (a) The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, make any Restricted Payment if at the time the Company or such Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom), (2) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Incurrence of Indebtedness," or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit), (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees), and (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary), subsequent to the Issue Date, of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange).

     (b) The provisions of the foregoing paragraph (a) shall not prohibit: (i) any purchase or redemption of stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or any employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause
(3)(B) of paragraph (a) above, (ii) any purchase, repurchase, redemption, defeasance, or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to the covenant described under "-- Limitation on Incurrence of Indebtedness;" provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments; or (iii) dividends paid within sixty days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments.

  Limitation on Incurrence of Indebtedness

     (a) The Company shall not, and shall not permit any Subsidiary to, Incur, directly or indirectly, any Indebtedness unless, on the date of such Incurrence (and after giving effect thereto), the Consolidated Coverage Ratio exceeds 2.0 to 1.

     (b) The foregoing limitations contained in paragraph (a) do not apply to the Incurrence of any of the following Indebtedness: (1) Indebtedness owed to and held by a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to another Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the Company, (2) the Senior Notes, (3) the Senior Subordinated Notes, (4) Indebtedness incurred, in each case, to provide all or a portion of the purchase price or cost of construction of an asset or, in the case of a sale/leaseback transaction, to finance the value of such asset owned by the Company or a Subsidiary, in an aggregate principal amount which, together with all other such Indebtedness outstanding on the date of such Incurrence (other than Indebtedness permitted by paragraph (a) or clause (1) or (7) of this paragraph (b)), does not exceed $10.0 million, (5) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (2) or (4) of this paragraph (b), (6) Indebtedness under a reverse repurchase program or other derivative instrument if such Indebtedness is secured only by an Investment by the Company or its Subsidiaries (or the proceeds of the sale of such an Investment), provided such Indebtedness has a term of 90 days or less, (7) customer deposits and advance payments received from customers for goods or services purchased in the ordinary course of business, and (8) Indebtedness in an aggregate principal amount which, together with all other Indebtedness of the Company and its Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by paragraph (a) or clauses (1) through (7) of this paragraph (b)), does not exceed $5.0 million.

     (c) For purposes of determining compliance with the foregoing covenant, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

  Limitation on Restrictions on Distributions from Subsidiaries

     The Company shall not, and shall not permit any Subsidiary to, voluntarily create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary (other than SPCC or SBL) (a) to pay dividends or make any other distributions on its Capital Stock to the Company or any other Subsidiary or pay any Indebtedness owed to the Company or any other Subsidiary, (b) to pay any management fees or billing fees to the Company or any other Subsidiary, (c) to make any loans or advances to the Company or any other Subsidiary or (d) transfer of any of its property or assets to the Company or any other Subsidiary, except: (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, (ii) any encumbrance or restriction with respect to a Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Subsidiary on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company) and outstanding on such date, (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) above or this clause
(iii) or contained in any amendment to an agreement referred to in clause (i) or
(ii) above or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the holders of Senior Notes than encumbrances and restrictions with respect to such Subsidiary contained in such agreements, (iv) any such encumbrances or restriction consisting of customary non-assignment provisions in leases governing leasehold interests or in licensing agreements to the extent such provisions restrict the transfer of the lease or the property leased thereunder or the licensing agreement or the rights licensed thereunder, (v) in the case of clause (d) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages, and (vi) any restrictions with respect to a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Subsidiary pending the closing of such sale or disposition.

  Limitation on Sales of Assets and Subsidiary Stock

     (a) The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, consummate any Asset Disposition unless (i) the Company or such Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors or such Subsidiary as the case may be, of the shares and assets subject to such Asset Disposition and at least 75% of the consideration thereof received by the Company or such Subsidiary is in the form of cash, cash equivalents or Marketable Securities and (ii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Subsidiary, as the case may be) (A) first, to the extent the Company elects to prepay, repay, redeem, or purchase Pari Passu Indebtedness or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within eighteen months from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets within eighteen months from the later of the date of such Asset Disposition or the receipt of such Net Available Cash and (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the Senior Notes to purchase Senior Notes pursuant to and subject to the conditions contained in the Indenture; provided, however, that in connection with any prepayment, repayment, or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, or purchased. Notwithstanding the foregoing provisions of this paragraph, the Company and the Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this paragraph exceeds $5.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Permitted Investments.

     For the purposes of this covenant, the following are deemed to be cash or cash equivalents: (x) the assumption of Indebtedness of the Company or any Subsidiary and the release of the Company or such Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by the Company or any Subsidiary from the transferee that are promptly converted by the Company or such Subsidiary into cash.

     (b) In the event of an Asset Disposition that requires the purchase of the Senior Notes pursuant to clause (a)(ii)(C) above, the Company will be required to purchase Senior Notes tendered pursuant to an offer by the Company for the Senior Notes at a purchase price of 101% of their principal amount (without premium) plus accrued but unpaid interest, in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. The Company shall not be required to make such an offer to purchase Senior Notes pursuant to this covenant if the Net Available Cash available therefor is less than $5.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to any subsequent Asset Disposition).

     (c) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

  Limitation on Affiliate Transactions

     (a) The Company shall not, and shall not permit any Subsidiary to, enter into any transaction (including the purchase, sale, lease, or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") (other than reinsurance with an Affiliate in the ordinary course of business) if such Affiliate Transaction involves an amount in excess of $0.5 million unless the terms thereof (i) are set forth in writing and (ii) have been approved by a majority of the disinterested members of the Board of Directors of the Company or such Subsidiary.

     (b) The provisions of paragraph (a) above shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "-- Limitation on Restricted Payments," (ii) transactions or payments pursuant to any employee arrangements or employee or director benefit plans entered into by the Company or any of its Subsidiaries in the ordinary course of business of the Company or such Subsidiary, (iii) any Affiliate Transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries, and
(iv) the sale of BICO to Zurich or an affiliate of Zurich in accordance with the terms of the letter of intent signed in June 1998.

  Limitation on Mergers, Acquisitions and Sales of Assets

     The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the Surviving Person), or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of its properties and assets in one or more related transactions, to another Person unless (i) the Surviving Person is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, (ii) the Surviving Person (if other than the Company) assumes all the obligations of the Company under the Senior Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, (iii) at the time of and immediately after such transaction, no Default or Event of Default shall have occurred and be continuing, (iv) the Surviving Person will have Consolidated Net Worth (immediately after the transaction) equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction, (v) at the time of such transaction and after giving pro forma effect thereto, the Surviving Person would be permitted to incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of the covenant described under "Limitation on Incurrence of Indebtedness," and (vi) the Company delivers to the Trustee an Officers' Certificate, and an Opinion of Counsel, each stating that such consolidation, merger, or transfer and such supplemental indenture, if any, complies with the Indenture.

CHANGE OF CONTROL

     The Indenture provides that upon the occurrence of a Change of Control (the definition of which does not include transactions with IP or certain parties related to IP), each holder of Senior Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Senior Notes pursuant to the offer described below (the "Change of
Control Offer") at an offer price in cash equal to      % of the aggregate
principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior Notes pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Notes as a result of a Change of Control.

     The Change of Control Offer will remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Change of Control Offer Period"). No later than five Business Days after the termination of the Offer Period (the "Change of Control Purchase Date"), the Company will purchase all Senior Notes tendered in response to the Change of Control Offer. Payment for any Senior Notes so purchased will be made in the same manner as interest payments are made.

     If the Change of Control Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Senior Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender Senior Notes pursuant to the Change of Control Offer.

     On the Change of Control Purchase Date, the Company will, to the extent lawful, (1) accept for payment all Senior Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Notes or portions thereof so tendered, and (3) deliver or cause to be delivered to the Trustee the Senior Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Senior Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each holder of Senior Notes so tendered the Change of Control Payment for such Senior Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Senior Note equal in principal amount to any unpurchased portion of the Senior Notes surrendered, if any; provided that each such new Senior Note will be in a principal amount of $1,000 or an integral multiple thereof.

     Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of Senior Notes to require that the Company repurchase or redeem the Senior Notes in the event of a takeover, recapitalization, or other restructuring.

     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this covenant by virtue thereof.

     Future indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of the Trust Preferred Securities to exchange the Trust Preferred Securities for Senior Subordinated Notes and their right to require the Company to redeem the Senior Subordinated Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders of Senior Notes following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Senior Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Senior Notes.

EVENTS OF DEFAULT

     The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Event of Default" with respect to the Senior Notes: (i) failure for thirty days to pay interest on the Senior Notes when due, (ii) failure to pay principal of or premium, if any, on the Senior Notes when due, whether at maturity, upon redemption, by judicial declaration or otherwise, (iii) failure to observe or perform, in any material respect, any other covenant contained in the Indenture for ninety days after notice as provided in the Indenture, (iv) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Subsidiary (or the payment of which is guaranteed by the Company or any Subsidiary), whether such Indebtedness or Guarantee now exists or is incurred after the Issue Date, if (A) such default results in the acceleration of such Indebtedness prior to its express maturity or shall constitute a default in the payment of such Indebtedness and (B) the principal amount of any such Indebtedness that has been accelerated or not paid at maturity when added to the aggregate principal amount of all other such Indebtedness, at such time, that has been accelerated or not paid at maturity, exceeds $10.0 million, (v) failure by the Company or any Subsidiary to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days, or (vi) certain events in bankruptcy, insolvency, or reorganization of the Company.

     The Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Senior Notes may declare the principal of and interest on the Senior Notes due and payable immediately on the occurrence of an Event of Default; provided, however, that, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding Senior Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see "-- Modification of the Indenture."

     Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of Senior Notes unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the Senior Notes then outstanding will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

     No holder of any Senior Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and, unless the holders of at least 25% in aggregate principal amount of the Senior Notes then outstanding shall also have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Senior Notes a direction inconsistent with such request and shall have failed to institute such proceeding within sixty days. However, such limitations do not apply to a suit instituted by a holder of a Senior Note for enforcement of payment of the principal of and premium, if any, or interest on such Senior Notes on or after the respective due dates expressed in such Senior Note.

     The holders of a majority in aggregate outstanding principal amount of the Senior Notes affected thereby may, on behalf of the holders of all Senior Notes, waive any past default, except a default in the payment of principal, premium, if any, or interest. The Company is required to file annually with the Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants under the Indenture.

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting the Company and the Trustee, with consent of the holders of not less than a majority in principal amount of the Senior Notes, to modify the Indenture or any supplemental indenture, provided that no such modification may, without the consent of the holder of each outstanding Senior Note affected thereby, (i) extend the Stated Maturity of any Senior Note, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, except as otherwise stated herein, or reduce any premium payable upon the redemption thereof, (ii) change the place or currency of payment of principal of, or any premium or interest on, any Senior Note, (iii) impair the right to institute suit for the enforcement of any payment on or with respect to any Senior Note, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any Senior Note, or (v) reduce the percentage in principal amount of Senior Notes the holders of which are required to consent to any modification or amendment of the Indenture.

     In addition, the Company and the Trustee may execute, without the consent of any holder of Senior Notes, any supplemental indenture to cure any ambiguities, comply with the Trust Indenture Act and for certain other customary purposes; provided that any such action does not materially adversely affect the interests of the holders of the Senior Notes.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Senior Notes ("Legal Defeasance") except for (i) the rights of holders of outstanding Senior Notes to receive payments in respect of the principal of, premium, if any, and interest on such Senior Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Senior Notes concerning issuing temporary Senior Notes, registration of Senior Notes, mutilated, destroyed, lost, or stolen Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust,
(iii) the rights, powers, trusts, duties, and immunities of the Trustee, and the Company's obligations in connection therewith, and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations will not constitute a Default or Event of Default with respect to the Senior Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation, and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Senior Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Senior Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Senior Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Senior Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company will have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Senior Notes will not recognize income, gain, or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company will have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Senior Notes will not recognize income, gain, or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(iv) no Default or Event of Default will have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that on the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Senior Notes over the other creditors of the Company with the intent of defeating, hindering, delaying, or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

GOVERNING LAW

     The Indenture and the Senior Notes will be governed by, and construed in accordance with, the laws of the State of New York.

INFORMATION CONCERNING THE TRUSTEE

     The Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Senior Notes, unless offered reasonable indemnity by such holder against the costs, expenses, and liabilities which might be incurred thereby. The Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

CERTAIN DEFINITIONS

     As used in the Indenture:

     "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business, (ii) the Capital Stock of a Person that becomes a Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Subsidiary; provided that any such Subsidiary described in clauses (ii) or (iii) above is primarily engaged in a Related Business.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person; provided, however, that an Affiliate of the Company shall not be deemed to include the Trust. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "-- Certain
Covenants -- Limitation on Restricted Payments," "-- Certain
Covenants -- Limitation on Affiliate Transactions," and "-- Certain
Covenants -- Limitations on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Asset Disposition" means any sale, lease, transfer, or other disposition (or series of related sales, leases, transfers, or dispositions) by the Company or any Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of any Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Subsidiary),
(ii) all or substantially all the assets of any division or line of business of the Company or any Subsidiary, or (iii) any other assets of the

Company or any Subsidiary outside of the ordinary course of business of the Company or such Subsidiary (other than, in the case of (i), (ii) and (iii) above, (x) the sale of BICO to Zurich or its affiliates, (y) a disposition by a Subsidiary to the Company or by the Company or a Subsidiary to a Wholly Owned Subsidiary, and (z) for purposes of the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments").

     "Associates" means each of CentreLine, Centre Re, III, IIA, and any person or entity that controls, is under common control with, or is controlled by IP or such persons or entities, and all individuals who are officers, directors, or control persons of any such entities, including IP.

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Board of Directors" means, with respect to the Company or a Subsidiary, as the case may be, the Board of Directors (or other body performing functions similar to any of those performed by a Board of Directors).

     "Business Day" means any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed, or (iii) a day on which the corporate trust office of the Trustee, or, with respect to the Preferred Securities, the principal office of the Preferred Trustee under the Declaration, is closed for business.

     "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participation, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Change of Control" means any transaction or series of transactions in which any Person or group (within the meaning of Rule 13d-5 under the Exchange Act and Section 13(d) and 14(d) of the Exchange Act) other than the Company and its Subsidiaries or IP or its Associates acquires all or substantially all of the Company's assets or becomes the direct or indirect "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), by way of merger, consolidation, other business combination, or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all options and warrants had been exercised) entitled to vote in the election of directors of the Company or the Surviving Person (if other than the Company).

     "Change of Control Triggering Event" means a Change of Control.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if the Company or any Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased, or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period the Company or any Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Subsidiary repaid, repurchased, defeased, or otherwise discharged with respect to the Company and its continuing Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Subsidiary to the extent the Company and its continuing Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such period the Company or any Subsidiary (by merger or otherwise) shall have made an Investment in any Subsidiary (or any Person which becomes a Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period, and (4) if since the beginning of such period any Person (that subsequently became a Subsidiary or was merged with or into the Company or any Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment, or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of twelve months).

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Subsidiaries, (i) interest expense attributable to capital leases, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest expenses, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs associated with Hedging Obligations (including amortization of fees), (vii) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary, (viii) interest incurred in connection with Investments in discontinued operations, (ix) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Subsidiary, and (x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

     "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income of any Person if such Person is not a Subsidiary, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Subsidiary to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income; (ii) any net income (or loss) of any Person acquired by the

Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income of any Subsidiary that is not a Wholly Owned Subsidiary if such Subsidiary is subject to contractual, governmental, or regulatory restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to the Company, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Subsidiary during such period to the Company or another Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Subsidiary that is not a Wholly Owned Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain (but not loss) realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries (including pursuant to any sale and leaseback arrangement) that is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person; (v) extraordinary gains or losses; and (vi) the cumulative effect of a change in accounting principles.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the Company's most recently ended fiscal quarter for which internal financial statements are available prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Currency Agreement" means any foreign currency exchange contract, currency swap agreement, or other similar agreement or arrangement designed and entered into to protect the Company or any Subsidiary against fluctuations in currency exchange rates.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default (as defined herein).

     "Disqualified Stock" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is Convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is convertible or exchangeable for Indebtedness or Disqualified Stock, or
(iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Senior Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Senior Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and "-- Change of Control."

     "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income: (a) all income tax expense of the Company and its Subsidiaries, (b) depreciation expense, and (c) amortization expense, in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary that is not a Wholly Owned Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules, and governmental regulations applicable to such Subsidiary or its stockholders.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "GAAP" means generally accepted accounting principals in the United States of America as in effect as of the Issue Date, including those set forth (i) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) in such other statements by such other entity as approved by a significant segment of the accounting profession, and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep well, to purchase assets, goods, securities, or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" means any Person Guaranteeing any obligation.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Incur" means issue, assume, Guarantee, incur, or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition, or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is responsible or liable, (ii) all Capital Lease Obligations of such Person, (iii) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (other than (x) customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business, (y) trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof, and (z) obligations incurred under a pension, retirement, or deferred compensation program or arrangement regulated under the Employee Retirement Income Security Act of 1974, as amended, or the laws of a foreign government), (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bank guaranty, banker's acceptance, or similar credit transaction (other than obligations with respect to letters of credit and bank guaranties (A) issued to guaranty or support the payment of performance bonds, workers' compensation claims relating to the Company's employees, insurance claims, and contested appeals and compliance with operational and regulatory obligations incurred in the ordinary course of business and (B) securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit), (v) the amount of all obligations of such Person with respect to the redemption, repayment, or other repurchase of any Disqualified Stock or, with respect to any subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends),

(vi) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee, (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured, and (viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     "Insurance Subsidiary" means any Subsidiary, whether now owned or hereafter acquired, that is authorized or admitted to carry on or transact the business of selling, issuing, or underwriting insurance or reinsurance, in any state.

     "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, or other financial agreement or arrangement designed and entered into to protect the Company or any Subsidiary against fluctuations in interest rates.

     "Invested Assets" means the amount on a consolidated basis of a Person's Investments as reflected on such Person's most recent quarterly balance sheet prepared in accordance with GAAP.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness, or other similar instruments issued by such Person.

     "Investment-Grade Securities" means: (i) U.S. Government Obligations; (ii) any certificate of deposit, maturing not more than 270 days after the date of acquisition, issued by, or time deposit of, a commercial banking institution that has combined capital and surplus of not less than $100.0 million or its equivalent in foreign currency, whose debt is rated at the time as of which any investment therein is made, "A" (or higher) according to S&P or Moody's, or if neither S&P nor Moody's shall then exist or if the debt of such bank has not been rated by S&P or Moody's, the equivalent of such rating by any other internationally recognized securities rating agency; (iii) commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Issuer) with a rating, at the time as of which any investment therein is made, of "A-1" (or higher) according to S&P or "P-1," (or higher) according to Moody's, or if neither S&P nor Moody's shall then exist, the equivalent of such rating by any other internationally recognized securities rating agency; (iv) any banking acceptances, any private loans or any money market deposit accounts, in each case, issued or offered by any commercial bank having capital and surplus in excess of $100.0 million or its equivalent in foreign currency, whose debt or credit paying ability is rated at the time as of which any investment therein is made, "A" (or higher) according to S&P or Moody's or if neither S&P nor Moody's shall then exist or if the debt or credit paying ability of such bank has not been rated by S&P or Moody's, the equivalent of such rating by any other internationally recognized securities rating agency; (v) any other debt securities or debt instruments with a rating of "BBB-1" or higher by S&P, "Baa-3," or higher by Moody's, Class "2" or higher by the NAIC or the equivalent of such rating by S&P, Moody's or the NAIC, or if none of S&P, Moody's and the NAIC shall then exist or if such security has not been rated by S&P, Moody's or the NAIC, the equivalent of such rating by any other internationally recognized securities rating agency; and (vi) any fund investing exclusively in investments of the types described in clauses (i) through (v) above.

     "Issue Date" means the date on which the Senior Notes are originally issued.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Marketable Securities" means securities listed on a national securities exchange which have a minimum weekly trading volume of at least 100,000 shares.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) in each case net of (i) all legal, title, and recording tax expenses, commissions, and other fees and expenses incurred, and all federal, state, provincial, foreign, and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, and (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Subsidiary after such Asset Disposition.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant, and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Non-Investment Grade Investments" means any Investments (including, without limitation, debt securities, equity securities, real estate investments, and real estate loans) other than Investment Grade Securities.

     "Pari Passu Indebtedness" means any Indebtedness of the Company that is pari passu in right of payment to the Senior Notes. Pari passu means equal to and without preference, each to the other.

     "Permitted Investment" means an Investment by the Company or any Subsidiary in (i) a Person that will, upon the making of such Investment, be or become a Subsidiary; provided, however, that the primary business of such Subsidiary is a Related Business, (ii) a Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Subsidiary; provided, however, that such Person's primary business is a Related Business, (iii) Temporary Cash Investments, (iv) any demand deposit account with an Approved Lender, (v) receivables owing to the Company or any Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Subsidiary deems reasonable under the circumstances, (vi) payroll, travel, and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business, (vii) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Subsidiary,
(viii) stock, obligations, or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Subsidiary, or in satisfaction of judgments, (ix) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock," (x) any Affiliate (the primary business of which is a Related Business) that is not a Subsidiary (other than the Company); provided, all such Investments outstanding at any one time under this clause (x) shall not exceed $3.0 million, (xi) Investments by the Insurance Subsidiaries in Investment Grade Securities, (xii) Investments by the Insurance Subsidiaries in Non-Investment Grade Securities; provided that on the date such Investment is made, the fair market value of such Investment when taken with all other such Investments shall not exceed in the aggregate 15% of the total Invested Assets of the Insurance Subsidiaries taken as a whole (except that investments permitted to be classified as part of the workers' compensation deposit under California Insurance Code Section 11715 and the regulations promulgated thereunder shall not be classified as Non-Investment Grade for purposes of determining the percentage of Non-Investment Grade Securities held); provided further that such Investment in other Investment Grade Securities and Non-Investment Grade Securities in any single issuer, together with all other investments in the same issuer, as determined at the date such Investment is made and after giving effect thereto, shall not exceed in the aggregate those percentages of the total Invested Assets of the Insurance Subsidiaries permitted by state law or regulations (as they may be amended from time to time) determined as of the end of the preceding calendar quarter, and (xiii) Investments in an aggregate amount not to exceed $20.0 million at any one time outstanding.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government, or any agency, instrumentality, or political subdivision thereof, or any other entity.

     "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "Principal" of a Senior Note means the principal of the Senior Note plus the premium, if any, payable on the Senior Note which is due or overdue or is to become due at the relevant time.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease, or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Subsidiary existing on the Issue Date or incurred in compliance with the Indenture including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced, and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accrued value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Subsidiary that Refinances Indebtedness of another Subsidiary.

     "Related Business" means the business of providing workers' compensation insurance and any business related, ancillary or complementary to such business of the Company or its Subsidiaries.

     "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock)) and dividends or distributions payable solely to the Company or a Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation), (ii) the purchase, redemption, or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Subsidiary held by any Affiliate of the Company (other than a Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock),
(iii) the purchase, repurchase, redemption, defeasance, or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment, or scheduled sinking fund payment of any Subordinated Obligation (other than the purchase, repurchase, or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment, or final maturity, in each case due within one year of the date of acquisition), or (iv) the making of any Investment in any Person (other than a Permitted Investment).

     "SEC" means the Securities and Exchange Commission.

     "S&P" means Standard & Poor's Corporation and its successors.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Senior Notes pursuant to a written agreement to that effect.

     "Subsidiary" means any corporation, association, partnership, business trust, or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or by one or more Subsidiaries, or by the Company and one or more Subsidiaries.

     "Surviving Person" means, with respect to any Person involved in any merger, consolidation, or other business combination or the sale, assignment, transfer, lease, conveyance, or other disposition of all or substantially all of such Person's assets, the Person formed by or surviving such transaction or the Person to which such disposition is made.

     "Temporary Cash Investments" means any of the following: (a) U.S. Government Obligations, (b) time deposits and certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of any United States commercial bank of recognized standing (y) having capital and surplus in excess of $500.0 million and (z) whose short-term commercial paper rating from S&P is at least A-l or the equivalent thereof or from Moody's is at least P-l or the equivalent thereof (any such bank being an "Approved Lender"), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by an Approved Lender (or by the parent company thereof) and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by a Person with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500.0 million for (i) U.S. Government Obligations, (ii) time deposits or certificates of deposit described under subsection (b) above, or (iii) commercial paper or other notes described under subsection (c) above, in which, in each such case, such bank, trust company, or dealer shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (e) obligations of any State of the United States or any political subdivision thereof, the interest with respect to which is exempt from federal income taxation under Section 103 of the Code, having a long term rating of at least AA- or Aa-3 by S&P or Moody's, respectively, and maturing within three years from the date of acquisition thereof, (f) Investments in municipal auction preferred stock (i) rated AAA (or the equivalent thereof) or better by S&P or Aaa (or the equivalent thereof) or better by Moody's and (ii) with dividends that reset at least once every 365 days and (g) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, in each case which are administered by reputable financial institutions having capital of at least $100,000,000 and the portfolios of which are limited to Investments of the character described in clauses (a), (b), (c), (e) and (f) above.

     "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America the timely payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933), as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depositary receipt.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof.

     "Wholly Owned Subsidiary" means a Subsidiary all the Capital Stock (other than directors' qualifying shares and shares held by other Persons, to the extent such shares are required by applicable law to be held by a Person other than the Company or a Subsidiary) of which is owned by the Company or by one or more Wholly Owned Subsidiaries, or by the Company and one or more Wholly Owned Subsidiaries.

                                  UNDERWRITING

     Subject to the terms and conditions of an Underwriting Agreement, dated
                    , 1998 (the "Underwriting Agreement"), the Underwriters named below (the "Underwriters") have agreed to purchase from the Company the principal amount of Senior Notes set forth opposite its name below.

                                                               PRINCIPAL
                                                               AMOUNT OF
                        UNDERWRITERS                          SENIOR NOTES
                        ------------                          ------------
Donaldson, Lufkin & Jenrette Securities Corporation.........

                                                              ------------
          Total.............................................  $110,000,000
                                                              ============

     The Underwriting Agreement provides that the obligations of the Underwriters to purchase and accept delivery of the Senior Notes offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The Underwriters are obligated to purchase and accept delivery of all the Senior Notes offered hereby if any are purchased.

     The Underwriters initially propose to offer the Senior Notes in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain dealers at such price less
a concession not in excess of                % of the principal amount of the
Senior Notes. The Underwriters may allow, and such dealers may re-allow, to
certain other dealers a concession not in excess of           % of the principal
amount of the Senior Notes. After the initial offering of the Senior Notes, the public offering price and other selling terms may be changed by the Underwriters at any time without notice.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Senior Notes are a new issue of securities with no established trading market. The Company does not intend to apply for listing of the Senior Notes on any securities exchange or Nasdaq. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Senior Notes; however, they are not obligated to do so, and they may discontinue any such market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Senior Notes.

     Other than in the United States, no action has been taken by the Company or the Underwriters that would permit a public offering of the Senior Notes in any jurisdiction where action for that purpose is required. The Senior Notes offered hereby may not be offered or sold, directly or indirectly, nor may this Prospectus or any other offering material or advertisements in connection with the offer and sale of the Senior Notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this Prospectus comes are advised to inform themselves about and to observe any restrictions relating to the Offering and the distribution of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Senior Notes offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

     In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of the Senior Notes. Specifically, the Underwriters may overallot the Offering, creating a syndicate short position. The Underwriters may bid for and purchase Senior Notes in the open market to cover such syndicate short position or to stabilize the price of the Senior Notes. These activities may stabilize or maintain the market price of the Senior Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end either of these activities at any time.

                                 LEGAL MATTERS

     The validity of the Senior Notes will be passed upon for the Company by Riordan & McKinzie, a Professional Corporation, Los Angeles, California. A principal of Riordan & McKinzie is the beneficial owner of 3,000 shares of Common Stock of the Company. In addition, principals of Riordan & McKinzie have made commitments to an investment fund that will, among other investments, make a commitment of capital to IP II. It is anticipated that as a result of IP II's investment in the Company the aggregate market value of the indirect interests of the firm's principals in the Common Stock will exceed $50,000. Certain matters will be passed upon by the Underwriters by Simpson Thacher & Bartlett, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Superior National and Pac Rim as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, have been included herein and elsewhere in this Prospectus and the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of such firm as experts in accounting and auditing.

     The combined financial statements of the insurance operations of BIG as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in this Prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.

                                                              PAGE
                                                              ----
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF SUPERIOR
  NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES...........  F-1
INDEPENDENT AUDITORS' REPORT................................  F-3
AUDITED CONSOLIDATED FINANCIAL STATEMENTS:
  Consolidated Balance Sheets as of December 31, 1997 and
     1996...................................................  F-4
  Consolidated Statements of Operations for the years ended
     December 31, 1997, 1996 and 1995.......................  F-5
  Consolidated Statements of Changes in Stockholders' Equity
     for the years ended December 31, 1997, 1996 and 1995...  F-6
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1997, 1996 and 1995.......................  F-7
  Notes to Consolidated Financial Statements................  F-8
FINANCIAL STATEMENTS SCHEDULES:
  Schedule I:  Condensed Financial Information of the
               Registrant, Superior National Insurance
               Group, Inc...................................  F-29
  Schedule II:  Valuation and Qualifying Accounts and
                Reserves....................................  F-33
  Schedule V:  Supplemental Insurance Information,
               Reinsurance and Supplemental Property and
               Casualty Insurance Information...............  F-34
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:
  Condensed Consolidated Balance Sheets as of March 31, 1998
     (unaudited) and December 31, 1997......................  F-37
  Condensed Consolidated Statements of Income for the three
     months ended March 31, 1998 (unaudited) and March 31,
     1997 (unaudited).......................................  F-38
  Condensed Consolidated Statement of Changes in
     Stockholders' Equity for the three months ended March
     31, 1998 (unaudited) and year ended December 31,
     1997...................................................  F-39
  Condensed Consolidated Statements of Cash Flows for the
     three months ended March 31, 1998 (unaudited) and March
     31, 1997 (unaudited)...................................  F-40
  Notes to Condensed Consolidated Financial Statements
     (unaudited)............................................  F-41

    THE INSURANCE OPERATIONS OF BUSINESS INSURANCE GROUP, INC

INDEX TO COMBINED FINANCIAL STATEMENTS OF THE INSURANCE
  OPERATIONS OF BUSINESS INSURANCE GROUP, INC...............  F-44
INDEPENDENT AUDITORS' REPORT................................  F-45
COMBINED FINANCIAL STATEMENTS:
  Combined Balance Sheets as of December 31, 1997 and
     1996...................................................  F-46
  Combined Statements of Operations for the years ended
     December 31, 1997, 1996 and 1995.......................  F-47
  Combined Statements of Stockholder's Equity for the years
     ended December 31, 1997, 1996
     and 1995...............................................  F-48
  Combined Statements of Cash Flows for the years ended
     December 31, 1997, 1996 and 1995.......................  F-49
  Notes to Combined Financial Statements....................  F-50
UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS:
  Condensed Combined Balance Sheets as of March 31, 1998
     (unaudited) and December 31, 1997......................  F-65
  Condensed Combined Statement of Operations for the three
     months ended March 31, 1998 and 1997...................  F-66
  Condensed Combined Statement of Changes in Stockholder's
     Equity for the three months ended March 31, 1998
     (unaudited) and year ended December 31, 1997...........  F-67
  Condensed Combined Statements of Cash Flows for the three
     months ended March 31, 1998 (unaudited) and March 31,
     1997 (unaudited).......................................  F-68
  Notes to Condensed Combined Financial Statements..........  F-69

                                                              PAGE
                                                              ----
                   PAC RIM HOLDING CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS:
INDEPENDENT AUDITORS' REPORT................................  F-70
  Consolidated Balance Sheets as of December 31, 1996
     (restated) and 1995....................................  F-71
  Consolidated Statements of Operations for the years ended
     December 31, 1996 (restated), 1995, and 1994...........  F-72
  Consolidated Statements of Stockholders' Equity for the
     years ended December 31, 1996 (restated), 1995, and
     1994...................................................  F-73
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1996 (restated), 1995, and 1994...........  F-74
  Notes to Consolidated Financial Statements................  F-75

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Superior National Insurance Group, Inc.:

     We have audited the consolidated financial statements of Superior National Insurance Group, Inc. and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedules as listed in the accompanying index. These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Superior National Insurance Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                          KPMG PEAT MARWICK LLP

Los Angeles, California
March 27, 1998

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                                                1997         1996
                                                              ---------    ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                   SHARE DATA)
                                       ASSETS
Investments:
  Bonds and Notes
    Available-for-sale, at market (cost: 1997, $203,373;
     1996, $46,549).........................................  $205,214     $ 46,330
  Equity securities, at market
    Common stock (cost: 1997, $1,356; 1996, $1,199).........     1,526        1,173
  Cash and Invested cash (Restricted cash: 1997, $651; 1996,
    $297)...................................................    35,376      100,487
  Restricted investment.....................................        --        1,450
                                                              --------     --------
         TOTAL INVESTMENTS..................................   242,116      149,440
Reinsurance recoverable:
  Paid and unpaid claims and claim adjustment expenses......    53,082       25,274
  Premiums receivable (less allowance for doubtful accounts
    of $800 in 1997 and $300 in 1996).......................    24,364        9,390
  Earned but unbilled premiums receivable...................    12,524        5,251
  Accrued investment income.................................     2,661        1,035
  Deferred policy acquisition costs.........................     5,879        3,042
  Deferred income taxes.....................................    12,200        9,520
  Funds held by reinsurer...................................     5,152        1,948
  Receivable from reinsurer.................................        --       93,266
  Prepaid reinsurance premiums..............................     1,598        1,039
  Goodwill..................................................    35,887           --
  Prepaid and other.........................................    21,106        7,364
                                                              --------     --------
         TOTAL ASSETS.......................................  $416,569     $306,569
                                                              ========     ========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Claims and claim adjustment expenses......................  $201,255     $115,529
  Unearned premiums.........................................    12,913        9,702
  Reinsurance payable.......................................     3,412          874
  Long-term debt............................................        30       98,961
  Policyholder dividends....................................     1,370           --
  Capital lease obligation..................................     7,626           --
  Accounts payable and other liabilities....................    28,868       12,741
                                                              --------     --------
         TOTAL LIABILITIES..................................   255,474      237,807
1994 PREFERRED SECURITIES ISSUED BY AFFILIATE; authorized
  1,100,000 shares; issued and outstanding 1,013,753 shares
  in 1996...................................................        --       23,571
COMPANY-OBLIGATED TRUST PREFERRED SECURITIES OF SUBSIDIARY
  TRUST HOLDING SOLELY SENIOR SUBORDINATED NOTES OF SNIG;
  $1,000 face per share; issued and outstanding 105,000
  shares in 1997............................................   101,277           --
                                STOCKHOLDERS' EQUITY
Common stock, $0.01 par value; authorized 25,000,000 shares;
  issued and outstanding 5,871,279 shares in 1997 and
  3,446,492 shares in 1996..................................        59           34
Paid-in capital excess of par...............................    34,242       15,988
Unrealized (loss) gain on investments, net of taxes.........     1,327         (162)
Paid-in capital -- warrants.................................     2,206        2,206
Retained earnings...........................................    21,984       27,125
                                                              --------     --------
         NET STOCKHOLDERS' EQUITY...........................    59,818       45,191
                                                              --------     --------
         TOTAL LIABILITIES, PREFERRED SECURITIES AND NET
          STOCKHOLDERS' EQUITY..............................  $416,569     $306,569
                                                              ========     ========

          See accompanying notes to consolidated financial statements.

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                1997       1996       1995
                                                              --------    -------    -------
                                                                  (IN THOUSANDS, EXCEPT
                                                                     PER SHARE DATA)
REVENUES:
  Premiums written, net of reinsurance ceded................  $136,929    $87,715    $89,139
  Net change in unearned premiums...........................     3,991        933        596
                                                              --------    -------    -------
  Net premiums earned.......................................   140,920     88,648     89,735
  Net investment income.....................................    12,674      7,769      9,784
                                                              --------    -------    -------
        TOTAL REVENUES......................................   153,594     96,417     99,519
                                                              --------    -------    -------
EXPENSES:
  Claims and claim adjustment, net of reinsurance recoveries of $32,383, $6,064 and $2,418 in 1997, 1996 and 1995
    respectively............................................    90,447     55,638     53,970
  Commissions, net of reinsurance ceding commissions of
    $4,868, $2,030 and $1,350 in 1997, 1996 and 1995
    respectively............................................    13,838     10,426     11,881
  Policyholder dividends....................................        --     (5,927)    (5,742)
  Interest..................................................     6,335      7,527      9,619
  General and administrative
    Underwriting............................................    23,857     23,712     17,566
    Other...................................................       817       (186)       536
    Goodwill................................................     1,039         --         --
                                                              --------    -------    -------
        TOTAL EXPENSES......................................   136,333     91,190     87,830
                                                              --------    -------    -------
Income before income taxes, preferred securities dividends
  and accretion, discontinued operations, and extraordinary
  items.....................................................    17,261      5,227     11,689
Income tax expense (benefit)................................     6,437      1,597        (12)
                                                              --------    -------    -------
Income before preferred securities dividends and accretion,
  discontinued operations and extraordinary items...........    10,824      3,630     11,701
Preferred Securities dividends and accretion, net of income
  tax benefit of $1,260, $858 and $767 in 1997, 1996 and
  1995 respectively.........................................    (2,445)    (1,667)    (1,488)
Trust Preferred Securities dividends and accretion, net of
  income tax benefit of $321 in 1997........................      (624)        --         --
Loss from operations of discontinued property and casualty
  operations, net of income tax benefit of $5,070 in 1995...        --         --     (9,842)
Extraordinary loss on retirement of long-term debt, net of
  income tax benefit of $5,315..............................   (10,317)        --         --
Extraordinary loss on retirement of long-term debt, net of
  income tax benefit of $785................................    (1,524)        --         --
Extraordinary loss on redemption of Pac Rim's outstanding
  debentures, net of income tax benefit of $327.............      (635)        --         --
Extraordinary loss on retirement of preferred securities,
  net of income tax benefit of $134.........................      (259)        --         --
Extraordinary loss on early retirement of Imperial Bank loan
  net of income tax benefit of $83..........................      (161)        --         --
                                                              --------    -------    -------
        NET (LOSS) INCOME...................................  $ (5,141)   $ 1,963    $   371
                                                              ========    =======    =======
BASIC EARNINGS PER SHARE:
  Income before preferred securities dividends and
    accretion, and extraordinary items......................  $   2.06    $  1.06    $  3.41
  Preferred securities dividends and accretion..............     (0.58)     (0.49)     (0.43)
  Discontinued operations...................................        --         --      (2.87)
  Extraordinary items.......................................     (2.46)        --         --
                                                              --------    -------    -------
        NET (LOSS) INCOME...................................  $  (0.98)   $  0.57    $  0.11
                                                              ========    =======    =======
DILUTED EARNINGS PER SHARE:
  Income before preferred securities dividends and
    accretion, and extraordinary items......................  $   1.54    $  0.75    $  2.97
  Preferred securities dividends and accretion..............     (0.44)     (0.34)     (0.38)
  Discontinued operations...................................        --         --      (2.50)
  Extraordinary items.......................................     (1.84)        --         --
                                                              --------    -------    -------
        NET INCOME..........................................  $  (0.74)   $  0.41    $  0.09
                                                              ========    =======    =======

          See accompanying notes to consolidated financial statements.

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                      NET
                                                    UNREALIZED    UNREALIZED
                                 COMMON STOCK          GAIN       GAIN (LOSS)
                             --------------------     (LOSS)     ON AVAILABLE-    PAID IN                    TOTAL
                              SHARES     $.01 PAR   ON EQUITY      FOR-SALE      CAPITAL --   RETAINED   STOCKHOLDERS'
                              ISSUED      VALUE     SECURITIES    INVESTMENTS     WARRANTS    EARNINGS      EQUITY
                             ---------   --------   ----------   -------------   ----------   --------   -------------
                                                     (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
Balance at December 31,
  1994.....................  3,429,873   $15,941         --         $(2,574)       $2,206     $24,791       $40,364

Net Income.................         --        --         --              --            --         371           371
Unrealized gain on equity
  securities...............         --        --          2              --            --          --             2
Change in unrealized loss
  on available-for-sale
  investments, net of
  taxes....................         --        --         --           2,741            --          --         2,741
Stock issued under stock
  option plan..............        500         2         --              --            --          --             2
                             ---------   -------       ----         -------        ------     -------       -------
Balance at December 31,
  1995.....................  3,430,373    15,943          2             167         2,206      25,162        43,480
                             ---------   -------       ----         -------        ------     -------       -------

Net Income.................         --        --         --              --            --       1,963         1,963
Unrealized gain on equity
  securities...............         --        --        (19)             --            --          --           (19)
Change in unrealized loss
  on available-for-sale
  investments, net of
  taxes....................         --        --         --            (312)           --          --          (312)
Stock issued under a stock
  option plan..............      3,100        12         --              --            --          --            12
Common stock issued under a
  stock incentive plan.....     13,019        67         --              --            --          --            67
                             ---------   -------       ----         -------        ------     -------       -------
Balance at December 31,
  1996.....................  3,446,492    16,022        (17)           (145)        2,206      27,125        45,191
                             ---------   -------       ----         -------        ------     -------       -------

Net Loss...................         --        --         --              --            --      (5,141)       (5,141)
Unrealized gain on equity
  securities...............         --        --        129              --            --          --           129
Change in unrealized gain
  on available-for-sale
  investments, net of
  taxes....................         --        --         --           1,360            --          --         1,360
Common stock issued........  2,390,438    18,000         --              --            --          --        18,000
Stock issued under a stock
  option plan..............     22,127       105         --              --            --          --           105
Common stock issued under a
  stock incentive plan.....     12,222       174         --              --            --          --           174
                             ---------   -------       ----         -------        ------     -------       -------
Balance at December 31,
  1997.....................  5,871,279   $34,301       $112         $ 1,215        $2,206     $21,984       $59,818
                             =========   =======       ====         =======        ======     =======       =======

          See accompanying notes to consolidated financial statements.

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                1997       1996       1995
                                                              --------   --------   ---------
                                                                  (AMOUNTS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income.........................................  $ (5,141)  $  1,963   $     371
                                                              --------   --------   ---------
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:
    Amortization of bonds and preferred stock...............    (1,073)    (1,581)     (3,575)
    Amortization of long-term debt..........................        68         --          --
    Loss/(gain) on sale of investments......................        98        (31)        525
    Gain on sale of Centre Re investments...................        --     (2,036)     (4,891)
    Amortization of goodwill................................     1,039         --          --
    Extraordinary loss......................................    12,896         --          --
    Interest expense on long-term debt......................     3,581         --          --
    Preferred securities dividends and accretion............     3,069      2,526       2,255
    (Increase) decrease in reinsurance balances
     receivable.............................................   (23,789)    14,339      28,516
    (Increase) decrease in premiums receivable..............    (1,848)     2,184       6,901
    (Increase) decrease in earned but unbilled premiums
     receivable.............................................    (3,131)    (2,101)      3,336
    (Increase) decrease in accrued investment income........      (986)       792        (491)
    (Increase) decrease in deferred policy acquisition
     costs..................................................    (2,837)      (262)        125
    Decrease in income taxes receivable.....................        --         --       1,721
    Decrease (increase) in deferred taxes...................     6,433        735      (5,853)
    Increase in funds held by reinsurer.....................    (3,204)      (976)       (972)
    Increase in prepaid reinsurance premiums................    (2,406)      (287)        (88)
    Decrease (increase) in other assets.....................     1,637     (1,287)     (1,413)
    Decrease in claims and claim adjustment expense
     reserves...............................................   (24,523)   (25,966)    (29,763)
    Decrease in unearned premium reserves...................    (3,648)      (645)       (508)
    Increase (decrease) in reinsurance payable..............     2,538        504      (2,835)
    Decrease in policyholder dividends payable..............        --     (8,094)    (10,970)
    Decrease in discontinued operations.....................        --         --      (4,223)
    (Decrease) increase in accounts payable and other
     liabilities............................................   (11,143)     5,321      (1,994)
                                                              --------   --------   ---------
    Total adjustments.......................................   (47,229)   (16,865)    (24,197)
                                                              --------   --------   ---------
        Net cash used in operating activities...............   (52,370)   (14,902)    (23,826)
                                                              --------   --------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Paid-in-capital -- stock options taken..................       279         79           2
    Proceeds from issuance of common stock..................    18,000         --          --
    Proceeds from Trust Preferred Securities net of $3.7
     million issuance.......................................   101,272         --          --
    Long-term debt -- Chase Manhattan Bank..................    41,257         --          --
    Retirement of long-term debt -- Chase Manhattan Bank....   (44,000)        --          --
    Retirement of 1994 Preferred Securities.................   (27,668)        --          --
    Retirement of long-term debt............................    (7,250)    (2,660)     (1,200)
    Prepayment penalty on long-term debt....................      (244)        --          --
    Funding of discontinued operations......................    (4,357)        --          --
    Proceeds from Chase Financing...........................        --     93,091          --
                                                              --------   --------   ---------
        Net cash provided by (used in) financing
        activities..........................................    77,289     90,510      (1,198)
                                                              --------   --------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of bonds and notes:
    Investments available-for-sale..........................  (226,749)   (43,257)     (4,611)
    Investment funds withheld from reinsurers...............        --    (88,568)   (204,577)
  Purchases of common stock.................................    (1,496)      (513)       (680)
  (Increase) in receivable from reinsurer...................        --    (93,266)         --
  Purchase of Pacific Rim Holding Company...................   (44,016)        --          --
  Investments and cash allocated to discontinued
    operations..............................................        --         --      (1,581)
  Sales of bonds and notes: Investments
    available-for-sale......................................   109,082     25,343      17,643
  Maturities of bonds and notes:
    Investments held-to-maturity............................        --         --       2,250
    Investments available-for-sale..........................    15,042     12,771       3,035
  Sales and maturities of funds withheld from reinsurers....        --    206,548     191,238
  Sales of equity securities................................     1,197         --          --
  Net decrease in invested cash.............................    55,460        983      26,062
                                                              --------   --------   ---------
  Net cash (used in) provided by investing activities.......   (91,480)    20,041      28,779
                                                              --------   --------   ---------
  Net (decrease) increase in cash...........................   (66,561)    95,649       3,755
  Cash and invested cash at beginning of period.............   101,937      6,288       2,533
                                                              --------   --------   ---------
  Cash and invested cash at end of period...................  $ 35,376   $101,937   $   6,288
                                                              ========   ========   =========
  Supplemental disclosure of cash flow information:
    Cash paid during the year for income taxes..............  $      4   $      4   $       4
                                                              ========   ========   =========
    Cash paid during the year for interest..................  $  2,803   $    641   $     808
                                                              ========   ========   =========

          See accompanying notes to consolidated financial statements.

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the accounts of Superior National Insurance Group, Inc. ("SNIG") and all subsidiaries (together with SNIG, the "Company"). The Company's principal insurance subsidiaries (collectively referred to as "Superior Pacific"), Superior National Insurance Company ("SNIC") and Superior Pacific Casualty Company ("SPCC"), are licensed to write workers' compensation insurance and commercial property and casualty insurance in 20 states and the District of Columbia.

     During the third quarter of 1993, the Company adopted a plan to discontinue underwriting commercial property and casualty risks. Earned premiums reported in 1997, 1996, and 1995 reflect workers' compensation premiums from policies that were primarily located in California.

     The Company's consolidated financial statements have been prepared on the basis of generally accepted accounting principles that vary in certain respects from accounting practices prescribed or permitted by state insurance regulatory authorities. The results of all significant intercompany transactions have been eliminated.

     Certain reclassifications have been made to prior year financial statements to conform to the 1997 presentation.

  Acquisition

     On April 11, 1997, the Company acquired all of the outstanding stock of Pac Rim Holding Corporation ("Pac Rim") for aggregate consideration of $42.0 million in cash. This consideration resulted in payments of $20.0 million to Pac Rim stockholders, $20.0 million to Pac Rim's convertible debenture holders, and $2.0 million to Pac Rim's warrant and option holders. In addition, the Company incurred $2.0 million in transaction fees and related expenses. The Company financed the acquisition of Pac Rim through a $44.0 million term loan and the sale of $18 million of newly issued shares of common stock. The term loan was subsequently retired from funds raised from the sale of $105 million of 10.75% Trust Preferred Securities. As a result of the term loan's being retired the Company recorded an extraordinary loss, net of federal income taxes, of $1.5 million.

     The transaction resulted in $36.9 million in goodwill that is being amortized on a straight line basis over 27.5 years. The transaction was accounted for using the purchase method and the results of operations since the date of the acquisition have been included in operations. The transaction's designated accounting effective date is April 1, 1997.

     The balance sheet of Pac Rim at the acquisition date included the following assets: investments of $105,913, cash of $2,627, receivables of $17,268, and other assets of $22,272. Liabilities assumed in the acquisition included unearned premiums of $6,859, claims and claim adjustment expense reserves of $107,743, and other liabilities of $32,289.

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

     The unaudited pro forma condensed consolidated results of operations presented below assume the transaction occurred had the acquisition taken place at the beginning of each period presented.

                                                              PRO FORMA RESULTS FOR THE YEAR
                                                                    ENDED DECEMBER 31,
                                                              -------------------------------
                                                                  1997               1996
                                                              ------------       ------------
                                                                   (IN THOUSANDS, EXCEPT
                                                                      PER SHARE DATA)
Revenues....................................................    $174,550           $187,732
Loss before income taxes, preferred securities dividends and
  accretion, and extraordinary items........................    $   (253)          $(18,620)
Net (loss)..................................................    $(23,280)          $(23,226)
Basic earnings per share....................................    $  (4.43)          $  (3.01)
Diluted earnings per share..................................    $  (3.32)          $  (2.55)

     These unaudited pro forma results are not necessarily indicative of the results of operations that would have occurred had the acquisition taken place at the beginning of each period or of future operations of the combined companies.

  Reverse Stock Split

     Effective May 25, 1995, shareholders of SNIG approved a four-into-one reverse split of SNIG's common stock. The purpose of the reverse split was to increase the per-share price of the SNIG common stock in order to enhance public trading of the common stock upon the effectiveness of the Company's registration with the Securities and Exchange Commission. Consequently, the shares of common stock and stock options information included in the accompanying consolidated financial statements were prepared assuming the reverse stock split had been outstanding at the beginning of all periods presented.

  Cash and Invested Cash

     Cash includes currency on hand and demand deposits with financial institutions. Invested cash represents short-term, highly liquid investments, readily convertible to known amounts of cash and near maturity such that there is insignificant risk of changes in value because of changes in interest rates. Invested cash is carried at cost, which approximates market.

  Investments

     Investments in debt instruments consist primarily of bonds and collateralized mortgage obligations. Debt instruments and equities are classified as (i) "held-to-maturity" (carried at amortized cost); (ii) "trading" (carried at market with differences between cost and market being reflected in the results of operations); or (iii) if not otherwise classified, as "available-for-sale" (carried at market with differences between cost and market being reflected as a separate component of stockholders' equity, net of applicable income tax effect). The premiums and discounts on fixed maturities and collateralized mortgage obligations are amortized using the scientific method. Amortization and accretion of premiums and discounts on collateralized mortgage obligations are adjusted for principal paydowns and changes in expected maturities. Current market values of investments are obtained from published sources. Declines in market value that are considered other than temporary are charged to operations.

     The Company does not own any investments that qualify as derivatives as defined by Statement of Financial Accounting Standard No. 119, "Disclosure About Derivative Financial Investments and Fair Value of Financial Investments." Securities not designated as held-to-maturity have been designated as available-for-sale. The Company did not have any investments categorized as trading securities. For determining realized gains or losses on securities sold, cost is based on average cost.

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

     Investments in equity securities are carried at fair value. Unrealized gains or losses on equity securities are reflected, net of applicable tax, in stockholders' equity.

  Premiums Receivable

     Superior Pacific records premiums receivable for both billed and unbilled amounts. Unbilled premiums receivable, which are substantially all earned, primarily represent Superior Pacific's estimate of the difference between amounts billed on installment policies and the amount to be ultimately billed on the policy. Unbilled premiums receivable also include estimated billings on payroll reporting policies which were earned but not billed prior to year end. Superior Pacific uses its historical experience to estimate earned but unbilled amounts which are recorded as premiums receivable. These unbilled amounts are estimates, and while the Company believes such amounts are reasonable, there can be no assurance that the ultimate amounts received will equal the recorded unbilled amounts.

     The ultimate collectability of the unbilled receivables can be affected to a greater degree by general changes in the economy and the regulatory environment than billed receivables due to the increased time required to determine the billable amount. The Company attempts to consider these factors when estimating the receivable for unbilled premiums.

  Deferred Policy Acquisition Costs

     Acquisition costs, consisting principally of commissions, premium taxes, and certain marketing, policy issuance, and underwriting costs related to the production of SNIC's workers' compensation business, are deferred and amortized ratably over the terms of the policies. If recoverability of such costs is not anticipated, the amounts not considered recoverable are charged to income. In determining estimated recoverability, the computation gives effect to the premium to be earned, related investment income, claims and claim adjustment expenses, and certain other costs expected to be incurred as the premium is earned.

     Policy acquisition costs incurred and amortized into income are as follows:

                                                       1997        1996        1995
                                                     --------    --------    --------
Balance at beginning of year.......................  $  3,042    $  2,780    $  2,905
Cost deferred during the year......................    22,814      17,132      18,163
Amortization charged to expense....................   (19,977)    (16,870)    (18,288)
                                                     --------    --------    --------
Balance at end of year.............................  $  5,879    $  3,042    $  2,780
                                                     ========    ========    ========

  Claims and Claim Adjustment Expenses

     Claims and claim adjustment expenses are based on case-basis estimates of reported claims and on estimates, based on experience and industry data, for unreported claims and claim adjustment expenses. The provision for unpaid claims and claim adjustment expenses, net of estimated salvage and subrogation, has been established to cover the estimated net cost of incurred claims. The amounts are necessarily based on estimates, and accordingly, there can be no assurance the ultimate liability will not differ from such estimates.

     There is a high level of uncertainty inherent in the evaluation of the required claims and claim adjustment expense reserves. Management has selected ultimate claim and claim adjustment expenses that it believes will reasonably reflect anticipated ultimate experience. The ultimate costs of such claims are dependent upon future events, the outcomes of which are affected by many factors. Claims reserving procedures and settlement philosophy, current and perceived social and economic factors, inflation, current and future court rulings and jury attitudes, and many other economic, scientific, legal, political, and social factors all can have significant effects on the ultimate costs of claims. Changes in Company operations and management philosophy also may cause actual developments to vary from the past.

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

  Policyholder Dividends

     Prior to the inception of open rating in January 1995, policyholder dividends served both as an economic incentive to employers for safe operations and as a means of price differentiation; however, since open rating, the consumer's preference has been for the lowest net price at a policy's inception. This is evidenced by the decline in participating policies written by Superior Pacific as a percent of total policies from 24% of workers' compensation premiums in force at December 31, 1995 to 1% at December 31, 1996. A small increase in the percentage of participating policies to 3% at December 31, 1997 is attributable to policies written in Arizona. In 1995, as a result of the diminishing value of policyholder dividends, Superior Pacific's management declared a moratorium in the payment of policyholder dividends. In December 1996, the Company discontinued policyholder dividend payments. Estimated amounts to be returned to policyholders were accrued when the related premium was earned by Superior Pacific. Dividends were paid to the extent that a surplus was accumulated from premiums on workers' compensation policies.

  Premium Income Recognition

     Insurance premiums are earned ratably over the terms of the policies. Unearned premiums are computed on a daily pro-rata basis.

  Income Taxes

     The Company files a consolidated Federal income tax return which includes all qualifying subsidiaries.

     Deferred income taxes are provided for temporary differences between financial statement and tax return bases using the asset and liability method, in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under the asset and liability method, deferred taxes are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be settled. Tax rate changes are accounted for in the year in which the tax law is enacted.

  Earnings per Share ("EPS")

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 128, "Earnings per Share", which requires presentation of basic and diluted earnings per share for all publicly traded companies effective for fiscal years ending after December 15, 1997. Note 16 contains the required disclosures which make up the calculation of basic and diluted earnings per share. The required restatement of prior years earnings per share reflect an immaterial difference.

  Property, Equipment, Leasehold Improvements and Assets Under Capital Lease

     Property, equipment, and leasehold improvements are stated at cost, net of accumulated depreciation and amortization. The accumulated depreciation and amortization as of December 31, 1997 and 1996 was $2,207 and $4,289 respectively. Depreciation and amortization are provided principally on the straight-line method over the estimated useful lives of the assets, or, if less, the term of the lease. Property, equipment, and leasehold improvements are included as a component of "Prepaid and other assets" on the consolidated balance sheets.

  Use of Management Estimations

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets, liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements. The Company has provided such estimates for its workers' compensation claims and claim adjustment expenses; discontinued operations; policyholder dividends; earned but unbilled premiums; and deferred taxes balances in its financial

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES statements. While these estimates are based upon analyses performed by management, outside consultants, and actuaries, the amounts the Company will ultimately pay may differ materially from the amounts presently estimated.

  Stock-Based Compensation

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and Related Interpretations in accounting for its employee stock options.

  Business Relationships with Zurich

     Certain affiliates of Zurich Reinsurance Centre Holdings, Inc., a Delaware corporation ("Zurich"), collectively own approximately 45% of SNIG's common stock on a diluted basis, and approximately 36% of SNIG's issued and outstanding common stock on a non-diluted basis.

     In March 1992, the Company issued warrants (the "Warrants") to purchase 1,616,886 shares of Common Stock in connection with the sale of its 14.5% Senior Subordinated promissory notes in an aggregate principal amount of $11.0 million, which notes have since been redeemed. The Warrants are exercisable at $4.00 per share and expire April 1, 2002. International Insurance Investors, L.P. ("III"), an affiliate of Zurich, originally purchased 1,474,306 of such Warrants (which are held by International Insurance Advisers, Inc. pursuant to a revocable agency relationship) with the remaining 142,580 Warrants being issued to management. As of December 31, 1997 Warrants to purchase 1,566,465 shares of Common Stock were outstanding, as Warrants to purchase 50,421 shares of Common Stock held by management have since been retired upon the termination of their employment with the Company.

     In June 1994 in connection with a $20.0 million investment in the Company (and its affiliate, Superior National Capital, L.P.) by CentreLine Reinsurance Limited ("CentreLine"), an affilate of Zurich, the Company issued to CentreLine a warrant to purchase 579,356 shares of Common Stock at an exercise price of $5.20 per share, which expires April 1, 2002.

(2)  INVESTMENTS

     The amortized cost and market values of bonds and notes classified as available-for-sale at December 31, 1997 are as follows:

                                                         GROSS         GROSS
                                          AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                            COST         GAINS         LOSSES       VALUE
                                          ---------    ----------    ----------    --------
Available-for-sale:
  United States government agencies and
     authorities........................  $ 89,884       $  420        $(207)      $ 90,097
  Collateralized mortgage obligations...    72,478        1,100          (97)        73,481
  Corporate instruments.................    41,011          657          (32)        41,636
  State and political subdivisions......        --           --           --             --
                                          --------       ------        -----       --------
  Total available-for-sale..............  $203,373       $2,177        $(336)      $205,214
                                          ========       ======        =====       ========

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

     The market values of equity securities as of December 31, 1997 are as follows:

                                                           GROSS         GROSS
                                            AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                              COST         GAINS         LOSSES      VALUE
                                            ---------    ----------    ----------    ------
Equity Securities:
  Corporate Instruments...................   $1,356         $171          $(1)       $1,526
                                             ------         ----          ---        ------
  Total Equity Securities.................   $1,356         $171          $(1)       $1,526
                                             ======         ====          ===        ======

     The amortized cost and estimated market values of investments classified as available for sale at December 31, 1997 by contractual maturity are shown below. Expected maturities are likely to differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty. Mortgage-backed securities are included based upon the expected payout pattern and duration of the fixed income security. Changes in interest rates, investor expectations, and political agendas could cause the ultimate payout pattern to differ.

                                                               AVAILABLE FOR SALE
                                                              ---------------------
                                                              AMORTIZED      FAIR
                                                                COST        VALUE
                                                              ---------    --------
Due in one year or less.....................................  $ 25,044     $ 25,086
Due after one year through five years.......................    44,254       44,710
Due after five years through ten years......................    42,101       42,776
Due after ten years.........................................    91,974       92,642
                                                              --------     --------
Total.......................................................  $203,373     $205,214
                                                              ========     ========

     The amortized cost and market values of bonds and notes classified as available for sale at December 31, 1996 are as follows:

                                                          GROSS         GROSS
                                           AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                             COST         GAINS         LOSSES       VALUE
                                           ---------    ----------    ----------    -------
Available-for-sale:
  United States government agencies and
     authorities.........................   $22,596        $ 62         $(174)      $22,484
  Collateralized mortgage obligations....    12,989          --          (134)       12,855
  Corporate instruments..................     9,864          23           (20)        9,867
  State and political subdivisions.......     1,100          24            --         1,124
                                            -------        ----         -----       -------
  Total available-for-sale...............   $46,549        $109         $(328)      $46,330
                                            =======        ====         =====       =======

     The market value of equity securities as of December 31, 1996 are as follows:

                                                           GROSS         GROSS
                                            AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                              COST         GAINS         LOSSES      VALUE
                                            ---------    ----------    ----------    ------
Equity Securities:
  Corporate Instruments...................   $1,199         $73           $(99)      $1,173
                                             ------         ---           ----       ------
  Total Equity Securities.................   $1,199         $73           $(99)      $1,173
                                             ======         ===           ====       ======

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

     A summary of net investment income for the years ended December 31, are as follows:

                                                          1997       1996      1995
                                                         -------    ------    -------
Interest on bonds and notes............................  $ 9,124    $6,628    $ 9,310
Interest on invested cash..............................    4,068     1,609      1,297
Realized gains (losses)................................       44        31       (525)
Other..................................................      190        --         --
                                                         -------    ------    -------
Total investment income................................   13,426     8,268     10,082
Investment expense.....................................     (752)     (499)      (298)
                                                         -------    ------    -------
Net investment income..................................  $12,674    $7,769    $ 9,784
                                                         =======    ======    =======

     Realized gains (losses) on investments for the years ended December 31, are as follows:

                                                              1997    1996    1995
                                                              ----    ----    -----
Bonds and notes.............................................  $44     $31     $(525)
Equity securities...........................................   --      --        --
                                                              ---     ---     -----
Total.......................................................  $44     $31     $(525)
                                                              ===     ===     =====

     The changes in unrealized gains (losses) on debt instruments held as available-for-sale and equity security investments at December 31, are as follows:

                                                             1997     1996      1995
                                                            ------    -----    ------
Bonds and notes...........................................  $2,060    $(472)   $4,154
Equity securities.........................................     196      (29)        2
                                                            ------    -----    ------
Total.....................................................  $2,256    $(501)   $4,156
                                                            ======    =====    ======

     Proceeds from sales of bonds and notes held as available-for-sale for the years ended December 31, 1997, 1996, and 1995 were $109,082, $25,343, and
$17,643, respectively. Gross gains of $176 and gross losses of $132 were realized on those sales in 1997. Gross gains of $44 and gross losses of $13 were realized on those sales in 1996. Gross gains of $4 and gross losses of $529 were realized on those sales in 1995.

     Bonds and other securities with a market value of $180,447 at December 31, 1997, $127,112 at December 31, 1996 and $143,462 at December 31, 1995, were on deposit with various insurance regulatory authorities. Additionally, see Note
(7) regarding investments held related to reinsurance contracts.

(3)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table represents the carrying amounts and estimated fair values of the Company's financial liabilities at December 31, 1997 and 1996. Statement of Financial Accounting Standard No. 107, "Disclosure about Fair Value of Financial Instruments," ("SFAS 107") defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. Fair values with respect to investments are presented in Note (2) and the fair value of all other investments approximates their fair value.

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

     The carrying amounts shown in the table below are included in the Consolidated Balance Sheet under the indicated options:

                                                    1997                   1996
                                            --------------------    -------------------
                                            CARRYING      FAIR      CARRYING     FAIR
                                             AMOUNT      VALUE       AMOUNT      VALUE
                                            --------    --------    --------    -------
Financial liabilities:
Chase financing agreement.................  $     --    $     --    $91,681     $91,374
Imperial Bank debt........................  $     --    $     --    $ 7,250     $ 7,541
1994 Preferred Securities issued by
  affiliate...............................  $     --    $     --    $23,571     $19,998
Trust Preferred Securities issued by
  affiliate...............................  $101,277    $104,990    $    --     $    --

     Fair value is estimated based on the quoted market prices for similar issues or by discounting expected cash flows at the rates currently offered to the Company for debt of the same remaining maturities. However, there can be no assurances that in the event the assets and liabilities would be required to be liquidated that the amounts received or due would be the amounts reflected herein.

(4)  CLAIM AND CLAIM ADJUSTMENT EXPENSE RESERVES

     The activity in the claim and claim adjustment expense reserve account is summarized as follows:

                                                         YEARS ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1997        1996        1995
                                                     --------    --------    --------
                                                          (AMOUNTS IN THOUSANDS)
Beginning reserve, gross of reinsurance............  $115,529    $141,495    $171,258
Less: Reinsurance recoverable on unpaid losses.....    24,986      27,076      31,897
                                                     --------    --------    --------
Beginning reserve, net of reinsurance..............    90,543     114,419     139,361
Pac Rim reserves at acquisition....................   104,588          --          --
Provision for net claims and claim adjustment
  expenses
  For claims occurring in current year.............    95,826      57,614      58,842
  For claims occurring in prior years..............    (5,379)     (1,976)     (4,872)
                                                     --------    --------    --------
  Total claims and claim adjustment expenses.......    90,447      55,638      53,970
                                                     --------    --------    --------
Payments for net claims and claim adjustment
  expense:
  Attributable to insured events incurred in
     current year..................................   (37,945)    (19,816)    (19,732)
  Attributable to insured events incurred in prior
     years.........................................   (95,533)    (59,698)    (59,180)
                                                     --------    --------    --------
  Total claims and claim adjustment expense
     payments......................................  (133,478)    (79,514)    (78,912)
                                                     --------    --------    --------
Ending reserves, net of reinsurance................   152,100      90,543     114,419
Reinsurance recoverable on unpaid losses...........    49,155      24,986      27,076
                                                     --------    --------    --------
Ending reserves, gross of reinsurance..............  $201,255    $115,529    $141,495
                                                     ========    ========    ========

     During 1997, the Company continued to experience decreased frequency of claims and at the same time experienced an increase in claims severity for accident years 1995 and thereafter. The Company's net claim and claim adjustment expense ratio for accident year 1997 at the end of calendar year 1997 was 68.0%, versus 65.0% and 65.6% for accident years 1996 and 1995, at their respective calendar year ends.

     In 1997, the Company experienced approximately $5.4 million in favorable development on net claim and claim adjustment expense reserves estimated at December 31, 1996. This $5.4 million favorable development is the result of a $10.8 million favorable development on ceded reserves for accident years 1996 and prior. The $10.8 million favorable development on ceded reserves is attributable to SPCC and due to the post-acquisition

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES review of all open claim files and the subsequent adjustment to reserves, which caused many claims to have incurred claim and claim adjustment expenses in excess of the retention on SPCC's reinsurance treaties. The $10.8 million favorable development is offset by a $5.4 million adverse development on direct reserves attributable to the accident years 1995 and 1996.

     In 1996, the Company experienced approximately $2.0 million in favorable development on net claims and claim adjustment expense reserves estimated at December 31, 1995. This $2.0 million favorable development is the result of $8.4 million in favorable development on direct reserves for accident years 1994 and prior. The favorable development was offset in part by $4.1 million adverse development on direct reserves for accident year 1995, and $2.3 million adverse development on ceded reserves for accident years 1995 and prior. The Company's 1995 accident year net claims and claim adjustment expense ratio for accident year 1995 at the end of calendar year 1995 was 65.6%, verses 74.6% at the end of the 1996 calendar year. Offsetting the favorable development in large part was the re-estimation during 1995 of reinsurance receivables recorded at December 31, 1994, from approximately $66.2 million to approximately $59.9 million at December 31, 1995.

     During 1995, the Company experienced approximately $8.6 million of favorable development on direct claim and claim adjustment expense reserves estimated at December 31, 1994. Management believes the favorable development resulted from the Company's improved claims management controls and decreased claim severity, particularly in the medical component of the workers' compensation line.

(5)  DISCONTINUED OPERATIONS

     During the third quarter of 1993, the Company adopted a plan to discontinue underwriting commercial property and casualty risks. As a result, the Company recorded a pre-tax charge to income of $2,991 for estimated operating losses during the phase-out period.

     During the second quarter of 1995, the Company increased its reserves by approximately $15 million for discontinued operations for accident years 1994 and prior. This increase in claims and claim adjustment expense reserves from the original estimate at the measurement date resulted from increased frequency and severity of claims incurred from those years relative to previous expectations, which in turn caused an increase in the estimated ultimate claims and claim adjustment expense reserves related to 1994 and prior years.

     At December 31, 1997 and 1996, liabilities of discontinued operations relating to unpaid claim and claim adjustment expenses, off-set by certain assets, have been reclassified in the balance sheet. Management estimates the discontinued operations will be "run off" by the year 2000. The assets and liabilities of discontinued operations are summarized below.

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1996
                                                              -------    -------
Assets:
  Reinsurance recoverables..................................  $ 5,937    $ 8,604
  Deferred tax asset........................................   12,904         --
  Investments and other assets..............................       --     17,261
                                                              -------    -------
          Total Assets......................................  $18,841    $25,865
                                                              =======    =======
Liabilities:
  Claims and claim adjustment expense reserves..............  $18,686    $25,466
  Other liabilities.........................................      155        399
                                                              -------    -------
          Total Liabilities.................................  $18,841    $25,865
                                                              =======    =======

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

(6)  INCOME TAXES

     Total income tax expense (benefit) for the years ended December 31, 1997, 1996, and 1995 was allocated as follows:

                                                          1997       1996      1995
                                                         -------    ------    -------
Continuing operations..................................  $ 6,437    $1,597    $   (12)
Dividend accrued on preferred securities...............   (1,581)     (858)      (767)
Discontinued operations................................       --        --     (5,070)
Extraordinary items....................................   (6,643)       --         --
                                                         -------    ------    -------
          Total........................................  $(1,787)   $  739    $(5,849)
                                                         =======    ======    =======

     Income tax expense (benefit) from continuing operations for the years ended December 31, 1997, 1996, and 1995 is composed of the following amounts:

                                                              1997      1996     1995
                                                             ------    ------    ----
Current....................................................  $    4    $    4    $  4
Deferred...................................................   6,433     1,593     (16)
                                                             ------    ------    ----
          Total............................................  $6,437    $1,597    $(12)
                                                             ======    ======    ====

     Taxes computed at the statutory rate of 34% varied from the amounts reported in the consolidated statements of income at December 31, as follows:

                                                           1997      1996      1995
                                                          ------    ------    -------
Income taxes at statutory rates.........................  $5,869    $1,777    $ 3,974
Effect of tax-exempt interest...........................     (10)      (22)       (15)
Effect of meals and entertainment.......................      42        38         38
Effect of goodwill amortization.........................     353        --         --
Research and development credit.........................     179      (200)        --
Change in valuation allowance for tax assets............      --        --     (4,013)
Other...................................................       4         4          4
                                                          ------    ------    -------
          Total.........................................  $6,437    $1,597    $   (12)
                                                          ======    ======    =======

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, are presented below:

                                                                1997        1996
                                                              --------    --------
Deferred tax assets:
  Original issue discount...................................  $     --    $  5,764
  Net operating loss carryforward...........................    43,918      29,062
  Alternate minimum tax credit carryforward.................     1,035         701
  Loss reserve discounting..................................     7,787          --
  Unearned premium liability................................       878         660
  Policyholder dividends....................................       466          --
  Deferred gain on capital lease............................       546          --
  Unrealized loss on available-for-sale securities..........        --          84
  Research and development credit...........................        21         200
  Other.....................................................       403         281
                                                              --------    --------
  Total gross deferred tax assets...........................    55,054      36,752
  Less: Valuation allowance.................................    (8,129)         --
                                                              --------    --------
          Total.............................................    46,925      36,752
                                                              --------    --------
Deferred tax liabilities:
  Loss reserves.............................................        --      (9,139)
  Discontinued operations...................................    (3,039)     (1,245)
  Reinsurance experience refunds............................   (15,300)    (15,300)
  Deferred acquisition costs................................    (1,999)     (1,034)
  Direct collection allowance...............................      (799)       (510)
  Unrealized gain on available-for-sale investments.........      (684)         --
  Reinsurance payable.......................................        --          (4)
                                                              --------    --------
  Total gross deferred tax liabilities......................   (21,821)    (27,232)
                                                              --------    --------
     Net deferred tax asset.................................    25,104       9,520
  Net deferred tax asset allocated to discontinued
     operations.............................................   (12,904)         --
                                                              --------    --------
     Net deferred tax asset -- continuing operations........  $ 12,200    $  9,520
                                                              ========    ========

     Management believes it is more likely than not that the existing net deductible temporary differences will reverse during the periods in which the Company generates net taxable income. However, there can be no assurance the Company will generate any earnings or any specific level of continuing earnings in future years. Certain tax planning strategies could be implemented to supplement income from operations to fully realize recorded tax benefits.

     At December 31, 1997, the Company had a tax net operating loss carryforward of $130.2 million that begins to expire in the year 2006.

(7)  REINSURANCE

     Superior Pacific cedes claims and claim adjustment expenses to reinsurers under various contracts that cover individual risks, classes of business, or claims that occur during specified periods of time. Reinsurance is ceded on pro-rata, per-risk, excess-of-loss, and aggregate bases. These reinsurance arrangements provide greater diversification of risk and limit SNIC's claims arising from large risks or from hazards of an unusual nature. Superior Pacific is contingently liable to the extent that any reinsurer becomes unable to meet its

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES contractual obligations. Therefore, the Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risks arising from reinsurance activities and economic characteristics to minimize its exposure to significant losses from reinsurer insolvencies.

     As of December 31, 1997, SNIC was involved in a dispute with certain of its reinsurers, which, if not settled, may be resolved in arbitration. SNIC's dispute exists with its property and casualty reinsurers as to the existence of coverage related to a claim in the amount of $456. Management expects to recover the entire disputed amount from the reinsurers. At December 31, 1997, there were no disputes related to the workers' compensation operations.

     Effective June 30, 1991, SNIC entered into an aggregate excess of loss reinsurance contract ("1991 Contract") with Centre Reinsurance Limited ("Centre Re"). Under the 1991 Contract, SNIC purchased for $50 million reinsurance for claims and claim adjustment expenses incurred on or prior to June 30, 1991 to the extent that these amounts were unpaid at June 30, 1991. The coverage obtained amounted to $87.5 million in excess of SNIC's retention. Additionally, SNIC ceded approximately $69.1 million of earned premiums to Centre Re through December 31, 1992. Claims and claim adjustment expenses occurring prior to December 31, 1992 were ceded to Centre Re in the amount of $165.6 million under the 1991 Contract. Prospective cessions of premium and claims were terminated by mutual consent of SNIC and Centre Re effective December 31, 1992; however, all other terms of the 1991 Contract remained in effect until the treaty was commuted in June 1997.

     In 1996, as a result of the transaction entered into between the Company, Centre Re, and Chase Manhattan Bank (see Note 8), the reinsurance receivables related to the 1991 Contract no longer qualify as reinsurance receivables under the conditions established in SFAS 113. Therefore, in 1996 the receivables were reclassified as receivables from reinsurer on the balance sheet.

     Effective January 1, 1993, SNIC entered into an aggregate excess of loss reinsurance contract ("1993 Contract") with Centre Re. From SNIC's perspective, the 1993 Contract substantively operated as a one-year contract with at least four one-year options to renew that were exercisable solely at the Company's election during the first five years of the contract. Subsequent to January 1, 1998, the 1993 Contract could have been terminated by either SNIC or Centre Re upon 30 days notice. The 1993 Contract required the Company to cede not less than $15 million and not more than $20 million of premium to Centre Re with respect to any covered accident year. Claims and allocated claim adjustment expenses occurring during the accident year are ceded to Centre Re in excess of a variable percentage of earned premium (60%, 56.5%, and 57.5% for the 1995, 1994, and 1993 accident years, respectively) and are subject to a limit of 130% of ceded earned premium, such limit not to exceed $26 million for any accident year. Effective January 1, 1996, the 1993 Contract was canceled at the Company's election. In 1997, the Company paid $5.3 million related to the cancellation of the 1993 Contract.

     Effective January 1, 1994, SNIC entered into a quota-share reinsurance contract ("Quota-Share Contract") with Zurich Reinsurance (North America), Inc., ("ZRNA") an affiliate of Zurich. Under the Quota-Share Contract, ZRNA may provide Superior Pacific with an Assumption of Liability Endorsement facility ("ALE"), or, effective January 1, 1997, Superior Pacific may write directly on policy forms of ZC Insurance Company ("ZCIC"), an affiliate of Zurich (the "ZCIC Front"). The ceding rate under the Quota-Share Contract was 20% for 1994, and ZRNA and Superior Pacific mutually agreed to reduce the quota-share participation to 5% for 1995 and 1996. Further, Superior Pacific receives ceding commissions ranging between 22.5% and 24.5% for premiums ceded to ZRNA. The purpose of the ceding commission is to cover Superior Pacific's cost of acquiring new business and may be changed as a result of changes in market conditions on a quarterly basis.

     Effective January 1, 1997, the terms of the Quota-Share Contract were amended. Under the amended terms of the Quota-Share Contract, ZRNA increased its participation from 5% of premiums written in 1996

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES to 6.5% in 1997. In exchange for the increased participation, ZRNA will no longer receive a separate fee for policies written on ALEs, but will receive 2% of premiums written on ZCIC Front policies only.

     Superior Pacific entered into a reinsurance contract with Centre Re effective June 30, 1997, under which Centre Re assumed $10 million of reserves associated with claims open for future medical payments from Superior Pacific in consideration of $1 million in cash and the assignment of the rights of Superior Pacific's contribution and subrogation recoveries during the term of the contract. The contract is accounted for as a deposit, and no gain will be recognized until net cash payments from Centre Re are greater than Superior Pacific's $1 million premium.

     Superior Pacific's contracts are generally entered into on an annual basis. Superior Pacific has maintained reinsurance treaties with many reinsurers for a number of years. In general, Superior Pacific's reinsurance contracts are of the treaty variety, and cover underwritten risks specified in the treaties. Superior Pacific also from time to time purchases facultative reinsurance covering specific liabilities or policies underwritten. As of December 31, 1997, ZRC, General Reinsurance Corporation, and Allstate Insurance account for 24.5%, 21.6%, and 10.4%, respectively, of total amounts recoverable from all reinsurers on paid and unpaid claims and claim adjustment expenses.

     Amounts included in the income and expense accounts in continuing operations in connection with all ceded reinsurance at December 31, are as follows:

                                                        1997        1996       1995
                                                      --------    --------    -------
Net Premiums written:
  Premiums written..................................  $159,352    $ 99,282    $97,084
  Premiums ceded....................................   (22,423)    (11,567)    (7,945)
                                                      --------    --------    -------
     Net premiums written...........................  $136,929    $ 87,715    $89,139
                                                      ========    ========    =======
Net change in unearned premiums:
  Direct............................................  $ (3,649)   $   (645)   $  (381)
  Ceded.............................................      (342)       (288)      (215)
                                                      --------    --------    -------
     Net change in unearned premiums................  $ (3,991)   $   (933)   $  (596)
                                                      ========    ========    =======
Net claims and claim adjustment expenses:
  Claims and claim adjustment expenses..............  $122,830    $ 61,702    $56,388
  Reinsurance recoveries............................   (32,383)     (6,064)    (2,418)
                                                      --------    --------    -------
     Net claims and claim adjustment expenses.......  $ 90,447    $ 55,638    $53,970
                                                      ========    ========    =======

(8)  LONG-TERM DEBT

     The following is a summary of the Company's long-term debt balances at December 31:

                                                              1997     1996
                                                              ----    -------
Chase Financing Agreement -- 6.87% due through 2004.........  $--     $91,681
Imperial Bank debt -- 8.25% due through 2001................   --       7,250
Voting Notes due 2002.......................................   30          30
                                                              ---     -------
Balance at end of period....................................  $30     $98,961
                                                              ===     =======

     Effective June 30, 1994, the Company entered into a $10 million term loan agreement ("1994 Loan") with Imperial Bank, which was used to retire subordinated notes issued during 1992. This term loan was to be fully amortized over seven years with quarterly payments of $300 plus interest per quarter for years one and two, $350 plus interest per quarter for years three and four, and $400 plus interest per quarter for years five, six

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES and seven. Effective July 1, 1995, the borrowing rate was changed from Imperial Bank's prime rate plus one-half percent to a fixed rate of 8% per annum. Additionally, under the amended terms of the 1994 Loan, the Company could not prepay it until July 1, 1996.

     The Company adhered to certain requirements and provisions in compliance with the terms of the 1994 Loan. The provisions required SNIC to maintain certain financial ratios and SNIG to maintain Imperial Bank certificates of deposit in an amount equal to 20% of the Company's outstanding balance under the 1994 Loan. At December 31, 1996, the Imperial Bank certificates of deposit were $1.5 million, all of which was restricted. On April 11, 1997, the Company retired its outstanding 1994 Loan with Imperial Bank. As a result of the early extinguishment, the Company recognized an extraordinary loss of $0.2 million, net of a tax benefit of $0.1 million.

     During 1996, the Company entered into a financing transaction involving Centre Re and Chase. Chase extended a $93.1 million term loan (net of transaction costs). The Company used the proceeds from the financing to purchase from SNIC reinsurance receivables due from Centre Re. The principal balance of the loan was collateralized by receivables due from the reinsurer and amortized based upon the payout pattern of the underlying claims of the reinsurance receivables. In June 1997, the $93.1 million term loan was retired, offsetting the entire amount due against the reinsurance receivable balance. The retirement of this collateralized financing resulted in the Company's recognizing a $10.3 million extraordinary loss, net of income taxes.

     Voting notes ("Voting Notes") in the amount of $30 related to SNIG's 14.5% Senior Subordinated Series A and Series B Notes ("14.5% Senior Subordinated Notes") were still outstanding as of December 31, 1997. The 14.5% Senior Subordinated Notes were retired in 1994. The Voting Notes of $30 will mature in the year 2002. Warrants related to the 14.5% Senior Subordinated Notes remain outstanding and provide their holders the right to purchase 1,566,465 shares of SNIG common stock at a strike price of $4 per share. These warrants, which are currently exercisable and expire on April 1, 2002, are held by senior management and a nominee for III.

     The Company has an agreement with a national brokerage house to allow it to enter into $20 million of reverse repurchase transactions that must be secured by either U.S. treasuries, government agency bonds, or corporate debt. There were no outstanding transactions at December 31, 1997.

(9)  PREFERRED SECURITIES ISSUED BY AFFILIATES

     On June 30, 1994, SNIG completed the sale of $20 million of preferred securities and warrants to affiliates of Centre Re in a transaction approved by the shareholders and the California Department of Insurance ("DOI"). The preferred securities were subordinate to the 1994 Loan. A special purpose investment partnership, Superior National Capital, L.P. (the "Limited Partnership"), was formed in Bermuda to issue $20 million face amount of 9.7% redeemable preferred securities ("1994 Preferred Securities") to Centre Reinsurance Services (Bermuda) III, Limited in exchange for $18 million. CentreLine Reinsurance Limited paid the Company $2 million for warrants to purchase 579,357 shares of SNIG's common shares at $5.20 per share, representing a fully-diluted 10 percent interest in SNIG. The warrants may be exercised at any time and expire in 2002.

     In December 1997, SNIG formed a trust, whose sole purpose was to issue
10 3/4% Trust Preferred Securities (the "Trust Preferred Securities"), having an aggregate liquidation amount of $105 million, and to invest the proceeds thereof in an equivalent amount of 10 3/4% Senior Subordinated Notes due 2017 of the Company (the "Senior Subordinated Notes"). The Company owns directly all of the common securities issued by the Trust, which it purchased for an aggregate consideration of $3.25 million. The proceeds from the sale of the Trust Preferred Securities were used solely to purchase SNIG's Senior Subordinated Notes. In addition, the Company entered into several contractual undertakings, that when taken together, guarantee to the holders of the Trust Preferred securities an unconditional right to enforce the payment of the distributions

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES with respect to such securities. Holders of the Trust Preferred Securities are entitled to receive cumulative cash distributions at an annual rate of 10 3/4% of the stated liquidation amount of $1,000 per Trust Preferred Security, accruing from the date of original issuance of the Trust Preferred Securities and payable semi-annually, in arrears, commencing on June 1, 1998. The Company has the right to defer payments at any time or from time to time for a period not exceeding 10 consecutive semi-annual periods, provided that no extension period may extend beyond the stated maturity date. In the event there is a change in control, holders of the Trust Preferred Securities may redeem their securities at 101% of the principal.

     The Company used the net proceeds from the sale of the 10 3/4% Senior Subordinated Notes in the amount of approximately $101.2 million, (i) to repay outstanding debt, consisting of $40.8 million of bank debt and interest incurred in connection with the acquisition of Pac Rim that would have matured in April 2003, bearing an average effective interest rate of 10.2%, (ii) to redeem from an affiliate of Zurich $27.7 million Preferred of principal and interest, with an effective rate of 11.7%, of the 1994 Securities, and (iii) to make a $15 million capital contribution to SNIC. The remaining proceeds are invested in short-term, income-generating, investment-grade securities.

     The difference between the face value and the carrying value of the Trust Preferred Securities is amortized over their nineteen-year maturity using the scientific method. The amortization, net of tax benefits and accrued dividends, is charged to current year income after continuing operations, net of taxes.

     The following is a summary of the preferred securities balance as of December 31:

                                                                1997       1996
                                                              --------    -------
Beginning balance...........................................  $ 23,571    $21,045
Dividends and accretion.....................................     3,709      2,526
Retirement of 1994 Preferred Securities.....................   (27,275)        --
Issuance of Trust Preferred Securities......................   101,272         --
                                                              --------    -------
Balance at end of period....................................  $101,277    $23,571
                                                              ========    =======

(10)  STATUTORY SURPLUS AND DIVIDEND RESTRICTIONS

     SNIC and SPCC are domiciled in the State of California and prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by the DOI. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed.

     SNIC's statutory policyholders' surplus as reported to regulatory authorities was $71,663 and $51,998 at December 31, 1997, and 1996, respectively. SNIC's statutory net income, as reported to regulatory authorities, was $2,888, $791 and $1,050 for the years ended December 31, 1997, 1996, and 1995 respectively.

     SPCC's statutory policyholders' surplus as reported to regulatory authorities was $30,542 and $20,930 at December 31, 1997 and 1996, respectively. SPCC's statutory net income, as reported to regulatory authorities, was $(6,074), $(13,069), and $4,879 for the years ended December 31, 1997, 1996, and
1995 respectively.

     Insurance companies are subject to insurance laws and regulations established by the states in which they transact business. The laws of various states establish supervisory agencies with broad administrative and supervisory powers. Most states have also enacted legislation regulating insurance holding company systems, including acquisitions, extraordinary dividends, the terms of affiliate transactions, and other related matters. The Company and Superior Pacific have registered as holding company systems pursuant to such legislation in California. The NAIC has formed committees and appointed advisory groups to study and formulate regulatory proposals on such diverse issues as the use of surplus debentures and accounting for reinsurance

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES transactions. It is not possible to predict the future impact of changing state and federal regulation on the operations of the Company and Superior Pacific.

     The Risk Based Capital Model ("RBC") for property and casualty insurance companies was adopted by the NAIC in December 1993, and starting in 1995, companies were required to report their RBC ratios to the NAIC. SNIC and SPCC have calculated and met their RBC requirements.

     Insurance companies are also subject to restrictions affecting the amount of stockholder dividends and advances that may be paid within any one year without the prior approval of the DOI. The California Insurance Code provides that the maximum amount that may be paid as dividends on an annual noncumulative basis without prior notice to, or approval by, the DOI is the greater of (1) net income for the preceding year or (2) 10% of statutory surplus as regards policyholders as of the preceding December 31. At December 31, 1997, SNIC and SPCC could pay approximately $7.2 million and $3.1 million, respectively, in dividends and advances to the Company without the DOI's prior approval based on 10% of reported statutory surplus.

     In 1995, after receiving prior approval from the DOI, SNIC made an extraordinary dividend distribution to SNIG of 100% of its shares in Superior (Bermuda) Limited, which represented $15 million of SNIC's statutory capital and surplus.

(11)  EMPLOYEE BENEFIT PLANS

     SNIG has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its employee stock options. As discussed below in management's opinion, the alternative fair value accounting provided for under SFAS 123, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized.

     SNIG has two equity option plans, the 1986 Stock Option Plan ("1986 Plan") and the 1995 Stock Incentive Plan ("1995 Plan"). The terms of the 1986 Plan permit SNIG, at the Board of Directors' discretion, to grant options to its management to purchase up to 225,000 shares of common stock. Options granted under the 1986 Plan are not intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code ("Code"). The 1995 Plan permits the granting of both options that qualify for treatment as incentive stock options under Section 422 of the Code and options that do not qualify as incentive stock options. Under the 1995 Plan, officers and key employees of the Company may be granted options to purchase shares of SNIG common stock or may be given the opportunity to receive restricted stock of SNIG. Under the 1995 Plan, the aggregate number of shares of common stock that may be granted, either through the exercise of options or the issuance of restricted stock, is 625,000 shares. Under both plans, the exercise price of each option equals the market price of SNIG's stock on the date of grant and options have a maximum term of ten years. The Board of Directors may grant options at any point during a year and the options generally vest over five years.

     Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions. The risk free interest rate used in the calculation is the 10 year Treasury Note rate on the date the options were granted. The risk free interest rate range used for options granted during 1997, 1996, and 1995 was 5.8% to 6.9%, 6% to 6.79%, and 6% to 7.11%, respectively. The volatility factors for the expected market price of the common stock of 65%, 70%, and 77% were used for options granted in 1997, 1996, and 1995 respectively. A weighted average expected life of ten years was used as the Company has little history of options' being exercised prior to their expiration.

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that do not have vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the value of an estimate, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized into expense over the options' vesting period. The Company's pro forma information follows (in thousands except for earnings per share information):

                                                               1997       1996
                                                              -------    ------
Pro forma net income........................................  $(5,366)   $1,857
Pro forma earnings per share
  Basic.....................................................    (1.02)     0.54
  Diluted...................................................  $ (0.77)   $ 0.38

     A summary of the Company's stock option activity, and related information for the years ended December 31, follows:

                                         1997                         1996                         1995
                              --------------------------   --------------------------   --------------------------
                                            WEIGHTED-                    WEIGHTED-                    WEIGHTED-
                               NUMBER        AVERAGE        NUMBER        AVERAGE        NUMBER        AVERAGE
                              OF SHARES   EXERCISE PRICE   OF SHARES   EXERCISE PRICE   OF SHARES   EXERCISE PRICE
                              ---------   --------------   ---------   --------------   ---------   --------------
Stock options outstanding
  beginning of year.........   389,516        $ 5.13        252,500        $4.90         138,750        $4.47
Stock options granted.......   132,257         12.43        146,516         5.46         135,000         5.20
Stock options exercised.....   (22,127)         4.74         (3,100)        4.00            (500)        4.00
Stock options canceled......   (38,567)         5.94         (6,400)        4.61         (20,750)        4.00
                              --------                     --------                     --------
Stock options outstanding,
  end of year...............   461,079        $ 7.17        389,516        $5.13         252,500        $4.90
                              ========        ======       ========        =====        ========        =====
Exercisable at end of
  year......................   152,525            --        102,200           --          56,690           --
Weighted-average fair value
  of options granted during
  the year..................  $   9.76                     $   4.41                     $   4.40

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

     Exercise prices for options outstanding as of December 31, 1997 ranged from $4 to $14.875. The weighted-average remaining contractual life of those options is 8.3 years. Since the range of exercise prices is wide, the following is a summary of information for each exercise price range:

                                                                                        WEIGHTED-AVERAGE
                   NUMBER                         WEIGHTED-AVERAGE      NUMBER OF        EXERCISE PRICE
                 OF OPTIONS                          REMAINING       OPTIONS (SHARES)     OF CURRENTLY
EXERCISE PRICE    (SHARES)     WEIGHTED-AVERAGE   CONTRACTUAL LIFE      CURRENTLY         EXERCISABLE
     RANGE       OUTSTANDING    EXERCISE PRICE        (YEARS)          EXERCISABLE          OPTIONS
---------------  -----------   ----------------   ----------------   ----------------   ----------------
$ 4.00-$ 4.99      111,566          $ 4.54              7.56              48,261             $ 4.25
$ 5.00-$ 5.99      176,450            5.18              7.68              95,130               5.18
$ 6.00-$ 6.99       40,112            6.25              9.00               7,864               6.25
$ 7.00-$11.99       28,850           10.89              9.85                 770               7.70
$12.00-$12.99       81,851           12.16             10.00                 500              12.75
$13.00-$14.99       22,250           14.64             10.00                  --                 --
                   -------                                               -------
                   461,079          $ 7.17              8.30             152,525             $ 4.98
                   =======          ======             =====             =======             ======

     The following is a summary of the transactions under the 1986 Plan for the years ended December 31:

                                  1997                      1996                      1995
                         -----------------------   -----------------------   -----------------------
                          NUMBER       OPTION       NUMBER       OPTION       NUMBER       OPTION
                         OF SHARES      PRICE      OF SHARES      PRICE      OF SHARES      PRICE
                         ---------   -----------   ---------   -----------   ---------   -----------
Stock options
  outstanding beginning
  of year..............   120,000    $4.00-$5.20    127,500    $4.00-$5.20     138,750   $4.00-$5.20
Stock options
  granted..............        --             --         --             --      10,000          5.20
Stock options
  exercised............    (9,125)          4.00     (3,100)          4.00        (500)         4.00
Stock options
  canceled.............    (2,125)          4.00     (4,400)     4.00-5.20     (20,750)         4.00
                          -------                   -------                  ---------
Stock options
  outstanding, end of
  year.................   108,750    $4.00-$5.20    120,000    $4.00-$5.20     127,500   $4.00-$5.20
                          =======    ===========    =======    ===========   =========   ===========

     At December 31, 1997, 72,475 vested options were exercisable under the 1986 Plan. No additional options or purchase rights will be granted under the 1986 Plan.

     The following is a summary of the transactions under the 1995 Plan for the years ended December 31:

                                 1997                       1996                    1995
                       -------------------------   -----------------------   ------------------
                        NUMBER        OPTION        NUMBER       OPTION       NUMBER     OPTION
                       OF SHARES       PRICE       OF SHARES      PRICE      OF SHARES   PRICE
                       ---------   -------------   ---------   -----------   ---------   ------
Stock Options:
  Stock options
     outstanding
     beginning of
     year............   269,516      $5.20-$7.70    125,000          $5.20         --       --
  Stock options
     granted.........   132,257    11.375-14.875    146,516      5.20-7.70    125,000    $5.20
  Stock options
     exercised.......   (13,002)       4.87-7.70         --             --         --       --
  Stock options
     canceled........   (36,442)     4.87-12.125     (2,000)          5.20         --       --
                        -------                     -------                   -------
  Stock options
     outstanding end
     of year.........   352,329    $4.87-$14.875    269,516    $5.20-$7.70    125,000    $5.20
                        =======    =============    =======    ===========    =======    =====

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

                                 1997                       1996                    1995
                       -------------------------   -----------------------   ------------------
                        NUMBER        OPTION        NUMBER       OPTION       NUMBER     OPTION
                       OF SHARES       PRICE       OF SHARES      PRICE      OF SHARES   PRICE
                       ---------   -------------   ---------   -----------   ---------   ------
Restricted Options:
  Shares outstanding
     beginning of
     year............    69,265      $4.87-$6.25     36,350          $5.20         --      $--
  Shares granted.....    36,450           12.125     45,934      4.87-6.25     36,350     5.20
  Shares issued......   (12,222)     4.87-12.125    (13,019)     4.87-5.20         --       --
  Shares canceled....    (9,813)     4.87-12.125         --             --         --       --
                        -------                     -------                   -------
  Shares outstanding
     end of year.....    83,680    $4.87-$12.125     69,265    $4.87-$6.25     36,350    $5.20
                        =======    =============    =======    ===========    =======    =====

     At December 31, 1997, 80,050 vested options were exercisable under the 1995 Plan. Shares available for future grants under the 1995 Plan at December 31, 1997 were 188,991.

     Effective January 1, 1990, the Company implemented a 401(k) Plan ("Company Plan") which is available for substantially all employees and under which the Company matches a percentage of the participant's compensation. The employer contributions are discretionary and vest over a five year period. The employer contributions for plan years 1997, 1996, and 1995 were $186, $170, and $150, respectively.

     The Company has no formal post-employment retirement benefit plans; however, the Company has entered into severance contracts with certain former employees for which approximately $366, $48, and $322 of accrued expenses were recorded at December 31, 1997, 1996, and 1995, respectively.

     The Pac Rim Assurance Company 401(k) Plan ("Pac Rim Plan") permits employees of Pac Rim who attain the age of 21 and complete 30 days of employment to elect to make tax-deferred contributions of a specified percentage of their compensations during each year through payroll deductions. As of December 31, 1997, there were 38 participants in the Pac Rim Plan employed by the Company. Under the Pac Rim Plan, the Company, as successor to Pac Rim, has discretion to make additional contributions. The Company made a $200 discretionary employer contribution to the Pac Rim Plan in April 1997. The Company plans to merge the Pac Rim Plan into the Company Plan by the end of December 31, 1998.

(12)  COMMITMENTS

     The Company occupies offices under various operating leases and leases substantially all of its fixed assets through a capital lease. The future minimum lease payments at December 31, 1997, are as follows:

                               OPERATING       CAPITAL      INTEREST ON CAPITAL    TOTAL LEASE
                              COMMITMENTS    COMMITMENTS        COMMITMENTS        COMMITMENTS
                              -----------    -----------    -------------------    -----------
1998........................    $ 4,655        $1,659             $  685             $ 6,999
1999........................      4,681         2,005                552               7,238
2000........................      3,414         2,232                325               5,971
2001........................      3,083         1,797                 16               4,896
2002........................      1,279            --                 --               1,279
                                -------        ------             ------             -------
                                $17,112        $7,693             $1,578             $26,383
                                =======        ======             ======             =======

     Rental expenses totaled approximately $4,020, $1,918, and $1,772 for the years ended December 31, 1997, 1996, and 1995 respectively.

     Effective December 1, 1997, the Company entered into an $8,000 capital lease with BancBoston for substantially all of the property and equipment of both SNIC and SPCC acquired on or before March 31, 1997. The transaction resulted in a deferred gain of $1,651 that will be amortized over 36 months.

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

     In a transaction associated with the sale of the 14.5% Senior Subordinated Notes to III, the Company and SNIC agreed to pay International Insurance Advisors, Inc., agent for each of the III limited partners and for the general partner of III, a consulting fee in the amount of $250 beginning on April 1, 1993, and on each April 1 thereafter, to and including April 1, 1998. The retirement of the 14.5% Senior Subordinated Notes in 1994 did not affect the obligation of the Company and SNIC to pay the consulting fee.

(13)  LITIGATION

     The Company is subject to various litigation which arises in the ordinary course of business. Management is of the opinion that such litigation will not have a material adverse effect on the consolidated financial position of the Company or its consolidated results of operations.

(14)  PREPAID AND OTHER ASSETS

     A summary of prepaid and other assets at December 31, are as follows:

                                                               1997       1996
                                                              -------    ------
Furniture and fixtures, net.................................  $ 7,970    $1,260
Data processing equipment, net..............................       71     3,560
Prepaid and advances........................................    2,178     1,091
Funds due from lender.......................................    8,000        --
Other.......................................................    2,887     1,453
                                                              -------    ------
                                                              $21,106    $7,364
                                                              =======    ======

(15)  ACCOUNTS PAYABLE AND OTHER LIABILITIES

     A summary of accounts payable and other liabilities at December 31, are as follows:

                                                               1997       1996
                                                              -------    -------
Escheatment payable.........................................  $ 1,401    $   333
Rent and lease liability....................................      371        527
Accounts payable............................................   15,526      8,683
Liabilities associated with Pac Rim acquisition.............    7,608         --
Other liabilities...........................................    3,962      3,198
                                                              -------    -------
                                                              $28,868    $12,741
                                                              =======    =======

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

(16)  EARNINGS PER SHARE RECONCILIATION

     The following is an illustration of the reconciliation of the numerators and denominators of the basic and diluted earnings per share (EPS) computations:

                                    FOR THE YEAR ENDED 1997                      FOR THE YEAR ENDED 1996
                           ------------------------------------------   ------------------------------------------
                               INCOME          SHARES       PER SHARE       INCOME          SHARES       PER SHARE
                            (NUMERATOR)     (DENOMINATOR)    AMOUNT      (NUMERATOR)     (DENOMINATOR)    AMOUNT
                            -----------     -------------   ---------   --------------   -------------   ---------
                           (IN THOUSANDS)                               (IN THOUSANDS
BASIC EPS
 Income before items
   below.................     $ 10,824        5,249,736      $ 2.06        $ 3,630         3,432,679      $ 1.06
 Preferred Securities....       (3,069)                       (0.58)        (1,667)                        (0.49)
 Discontinued
   Operations............           --                           --             --                            --
 Extraordinary Items.....      (12,896)                       (2.46)            --                            --
                              --------                       ------        -------                        ------
 Net Income..............     $ (5,141)                      $(0.98)       $ 1,963                        $ 0.57
                              ========                       ======        =======                        ======
EFFECT OF DILUTIVE
 SECURITIES
 Options.................                       295,065                                      266,183
 Warrants................                     1,471,364                                    1,167,178
DILUTED EPS
 Income before items
   below.................     $ 10,824        7,016,165      $ 1.54        $ 3,630         4,826,040      $ 0.75
 Preferred Securities....       (3,069)                       (0.44)        (1,667)                        (0.34)
 Discontinued
   Operations............           --                           --             --                            --
 Extraordinary Items.....      (12,896)                       (1.84)            --                            --
                              --------                       ------        -------                        ------
Net Income...............     $ (5,141)                      $(0.74)       $ 1,963                        $ 0.41
                              ========                       ======        =======                        ======

                                    FOR THE YEAR ENDED 1995
                           ------------------------------------------
                               INCOME          SHARES       PER SHARE
                            (NUMERATOR)     (DENOMINATOR)    AMOUNT
                           --------------   -------------   ---------
                           (IN THOUSANDS)
BASIC EPS
 Income before items
   below.................     $11,701         3,429,915      $ 3.41
 Preferred Securities....      (1,488)                        (0.43)
 Discontinued
   Operations............      (9,842)                        (2.87)
 Extraordinary Items.....          --                            --
                              -------                        ------
 Net Income..............     $   371                        $ 0.11
                              =======                        ======
EFFECT OF DILUTIVE
 SECURITIES
 Options.................                        47,052
 Warrants................                       464,627
DILUTED EPS
 Income before items
   below.................     $11,701         3,941,594      $ 2.97
 Preferred Securities....      (1,488)                        (0.38)
 Discontinued
   Operations............      (9,842)                        (2.50)
 Extraordinary Items.....          --                            --
                              -------                        ------
Net Income...............     $   371                        $ 0.09
                              =======                        ======

     Options to purchase 1,250 shares at $14.81, 12,500 shares at $14.875, 7,250 shares at $14.25, and 1,250 shares at $14.31 were outstanding during the last quarter of 1997 but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares. The options, which expire in 2002, were still outstanding at the end of year 1997.

                                                                    SCHEDULE I.1

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                                 BALANCE SHEET

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1996
                                                              ---------    ---------
                                                              (AMOUNTS IN THOUSANDS,
                                                                EXCEPT SHARE DATA)
                                ASSETS
INVESTMENTS
Bonds and Notes:
  Available-for-sale, at market (cost: 1997, $7,539)........  $  7,533     $     --
  Cash and short-term instruments (certificates of deposit
     and other short-term instruments)......................     5,404        1,787
                                                              --------     --------
          TOTAL INVESTMENTS.................................    12,937        1,787
  Accrued investment income.................................        38            1
  Receivable from reinsurer.................................        --      110,527
  Investment in subsidiaries................................   168,856       72,788
  Intercompany receivable...................................        91           91
  Deferred income taxes.....................................     1,884        4,957
  Other.....................................................       174        1,087
                                                              --------     --------
          TOTAL ASSETS......................................  $183,980     $191,238
                                                              ========     ========
                 LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Long-term debt..............................................  $     30     $ 98,961
Intercompany liability......................................    21,462       23,465
Accounts payable and other liabilities......................     1,393           50
                                                              --------     --------
          TOTAL LIABILITIES.................................    22,885      122,476
                                                              --------     --------
1997 PREFERRED SECURITIES ISSUED BY AFFILIATE;
  authorized 105,000 shares in 1997.........................   101,277           --
1994 PREFERRED SECURITIES ISSUED BY AFFILIATE;
  authorized 1,100,000 shares: issued and outstanding
  1,013,753 shares in 1996..................................        --       23,571

                         STOCKHOLDERS' EQUITY
Common stock, $0.01 par value; authorized 25,000,000 shares:
  issued and outstanding 5,871,279 shares in 1997 and
  3,446,492 shares in 1996..................................        59           34
Paid-in capital excess of par...............................    34,242       15,988
Paid in capital -- warrants.................................     2,206        2,206
Unrealized gain on equity securities, net of taxes..........       112          (17)
Unrealized gain (loss) on available-for-sale investments,
  net of income taxes.......................................     1,215         (145)
Retained earnings...........................................    21,984       27,125
                                                              --------     --------
          TOTAL STOCKHOLDERS' EQUITY........................    59,818       45,191
                                                              --------     --------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $183,980     $191,238
                                                              ========     ========

                  See notes to condensed financial information

                                                                    SCHEDULE I.2

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                            STATEMENTS OF OPERATIONS

                                                                   TWELVE MONTHS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1997       1996       1995
                                                              --------    -------    -------
                                                                  (AMOUNTS IN THOUSANDS)
REVENUES:
  Net investment income.....................................  $   (112)   $    89    $   330
                                                              --------    -------    -------
          TOTAL REVENUES....................................      (112)        89        330
EXPENSES:
  Interest expense..........................................     5,965      1,465        804
  Other operating expenses..................................       518       (446)       304
                                                              --------    -------    -------
          TOTAL EXPENSES....................................     6,483      1,019      1,108
                                                              --------    -------    -------
LOSS BEFORE INCOME TAXES, PREFERRED SECURITIES DIVIDENDS AND
  ACCRETION, AND EXTRAORDINARY ITEMS........................    (6,595)      (930)      (778)
Income tax expense..........................................     8,246        858        767
                                                              --------    -------    -------
INCOME BEFORE PREFERRED SECURITIES DIVIDENDS AND ACCRETION,
  AND EXTRAORDINARY ITEMS...................................   (14,841)    (1,788)    (1,545)
Equity in net income of subsidiaries........................    25,709      5,418      3,404
1994 Preferred securities dividends and accretion, net of
  income tax benefit of $1,260 and $858 in 1997 and 1996,
  respectively..............................................    (2,445)    (1,667)    (1,488)
1997 Preferred securities dividends and accretion, net of
  income tax benefit of $321 in 1997........................      (624)        --         --
Extraordinary loss on retirement of long-term debt, net of
  income tax benefit of $5,338 in 1997......................   (10,361)        --         --
Extraordinary loss on retirement of long-term debt, net of
  income tax benefit of $785 in 1997........................    (1,524)        --         --
Extraordinary loss on redemption of Pac Rim's outstanding
  debentures, net of income tax benefit of $327 in 1997.....      (635)        --         --
Extraordinary loss on retirement of preferred securities,
  net of income tax benefit of $134 in 1997.................      (259)        --         --
Extraordinary loss on early retirement of Imperial Bank Loan
  net of income tax benefit of $83 in 1997..................      (161)        --         --
                                                              --------    -------    -------
          NET INCOME (LOSS).................................  $ (5,141)   $ 1,963    $   371
                                                              ========    =======    =======

                  See notes to condensed financial information

                                                                    SCHEDULE I.3

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                            STATEMENTS OF CASH FLOWS

                                                                   TWELVE MONTHS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1997       1996       1995
                                                              --------   ---------   -------
                                                                  (AMOUNTS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income.........................................  $ (5,141)  $   1,963   $   371
                                                              --------   ---------   -------
  Adjustments to reconcile net (loss) income to net cash
    used in operating activities:
    Amortization of bonds and preferred stock...............        --          --        (1)
    Loss on sale of investment..............................         7           5        --
    Income from subsidiaries................................   (25,709)     (5,418)   (3,404)
    Extraordinary loss......................................    12,940          --        --
    Interest expense on long-term debt......................     3,581          --        --
    Preferred securities dividends and accretion............     3,069       2,525     2,255
    Increase in current income taxes........................        --          --     1,721
    (Increase) decrease in accrued investment income........       (37)          8         1
    Decrease in deferred income taxes.......................     8,247          --        --
    (Increase) decrease in other assets.....................     2,209        (994)      (11)
    Increase in accounts payable and other liabilities......       446      19,334        78
                                                              --------   ---------   -------
      Total adjustments.....................................     4,753      15,460       639
                                                              --------   ---------   -------
      Net cash (used in) provided by operating activities...      (388)     17,423     1,010
                                                              --------   ---------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Paid-in-capital -- restricted stock.......................       279          78         2
  Proceeds from issuance of common stock....................    18,000          --        --
  Proceeds from 1997 Trust Preferred Securities.............   101,272          --        --
  Long-term debt -- Chase Manhattan Bank....................    41,257          --        --
  Retirement of long-term debt -- Chase Manhattan Bank......   (44,000)         --        --
  Retirement of 1994 Preferred Securities...................   (27,668)         --        --
  Retirement of long-term debt -- Imperial Bank.............    (7,250)     (1,250)   (1,200)
  Prepayment penalty on long-term debt......................      (244)         --        --
  Proceeds from Chase financing.............................        --      93,091        --
  Retirement of long-term debt -- Chase Financing...........        --      (1,410)       --
                                                              --------   ---------   -------
      Net cash provided by (used in) financing activities...    81,646      90,509    (1,198)
                                                              --------   ---------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of bonds and notes:
    Investments available-for-sale..........................    (7,539)         --    (1,496)
    Increase in receivable from reinsurer...................        --    (110,527)       --
  Purchase of Pacific Rim Holding Company...................   (44,016)         --        --
  Investment in subsidiary..................................    (1,175)         --        --
  Sales of bonds and notes: Investments available for
    sale....................................................        --       1,493        --
  Capital contribution to subsidiaries......................   (25,000)         --    (1,500)
  Net decrease in invested cash.............................        89          --        --
                                                              --------   ---------   -------
      Net cash used in investing activities.................   (77,641)   (109,034)   (2,996)
                                                              --------   ---------   -------
      Net increase (decrease) in cash.......................     3,617      (1,102)   (3,184)
  Cash and invested cash at beginning of period.............     1,787       2,889     6,073
                                                              --------   ---------   -------
  Cash and invested cash at end of period...................  $  5,404   $   1,787   $ 2,889
                                                              ========   =========   =======
  Supplemental disclosure of cash flow information:
    Cash paid during the year for income taxes..............  $      1   $       1   $     1
                                                              ========   =========   =======
    Cash paid during the year for interest..................  $  2,433   $     641   $   808
                                                              ========   =========   =======

                  See notes to condensed financial information

                                                                    SCHEDULE I.4

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                    NOTES TO CONDENSED FINANCIAL INFORMATION

1.  BASIS OF PRESENTATION

     In accordance with the requirements of Regulation S-X of the Securities and Exchange Commission, the financial statements of the registrant are condensed and omit many disclosures presented in the consolidated financial statements and the notes thereto.

2.  LONG TERM DEBT

     The following is a summary of the long-term debt balances at December 31:

                                                              1997     1996
                                                              ----    -------
Chase Financing Agreement -- 6.87% due through 2004.........  $--     $91,681
Imperial Bank Debt -- 8.25% due through 2001................   --       7,250
Voting Notes due 2002.......................................   30          30
                                                              ---     -------
Balance at end of period....................................  $30     $98,961
                                                              ===     =======

     The voting notes of $30 will mature in the year 2002.

3.  DIVIDENDS FROM SUBSIDIARIES

     During 1997, 1996, and 1995, there were no dividends paid to SNIG by its consolidated subsidiaries; however SNIC paid SNIG $2.9 million for its current income taxes.

4.  CONTINGENCIES

     The Company is subject to various litigation which arises in the ordinary course of business. Based upon discussions with counsel, management is of the opinion that such litigation will not have a material adverse effect on the consolidated financial position of the Company or its consolidated results of operations.

5.  RECONCILIATION -- RECEIVABLE FROM REINSURER

     The following is a reconciliation between the Condensed Financial Information of Registrant Balance Sheet and the Consolidated Balance Sheet for Receivable from reinsurer.

                                                                RECEIVABLE FROM
                                                                   REINSURER
                                                                ----------------
                                                                1997      1996
                                                                ----    --------
Balance per Consolidated Balance Sheet......................    $--     $ 93,266
Add: Elimination for Discontinued Operations................     --       17,261
                                                                ---     --------
Balance per Condensed Balance Sheet.........................    $--     $110,527
                                                                ===     ========

                                                                     SCHEDULE II

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

               COLUMN A                   COLUMN B            COLUMN C             COLUMN D    COLUMN E
               --------                  ----------   -------------------------   ----------   ---------
                                                              ADDITIONS
                                                      -------------------------
                                         BALANCE AT    CHARGED TO    CHARGED TO                 BALANCE
                                         BEGINNING       COSTS         OTHER                    AT END
                                         OF PERIOD    AND EXPENSES    ACCOUNTS    DEDUCTIONS   OF PERIOD
                                         ----------   ------------   ----------   ----------   ---------
                                                             (AMOUNTS IN THOUSANDS)
Year ended December 31, 1997
  Allowance for possible losses on
     premiums receivable...............     $300         $2,311           --       $(1,811)      $800
                                            ====         ======        =====       =======       ====
  Allowance for possible losses on
     reinsurance recoverable...........       --             --           --            --         --
                                            ====         ======        =====       =======       ====
Year ended December 31, 1996
  Allowance for possible losses on
     premiums receivable...............     $500         $1,369           --       $(1,569)      $300
                                            ====         ======        =====       =======       ====
  Allowance for possible losses on
     reinsurance recoverable...........       --             --           --            --         --
                                            ====         ======        =====       =======       ====
Year ended December 31, 1995
  Allowance for possible losses on
     premiums receivable...............     $900         $1,531           --       $(1,931)      $500
                                            ====         ======        =====       =======       ====
  Allowance for possible losses on
     reinsurance recoverable...........       --             --           --            --         --
                                            ====         ======        =====       =======       ====

                                                                    SCHEDULE V.1

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

                       SUPPLEMENTAL INSURANCE INFORMATION

            COLUMN A                COLUMN B        COLUMN C      COLUMN D     COLUMN E     COLUMN F    COLUMN G     COLUMN H
            --------               -----------   --------------   --------   ------------   --------   ----------   ----------
                                                 FUTURE POLICY                                                      BENEFITS,
                                    DEFERRED       BENEFITS,                 OTHER POLICY                            CLAIMS,
                                     POLICY      LOSSES, CLAIMS               CLAIMS AND                  NET       LOSSES AND
                                   ACQUISITION      AND LOSS      UNEARNED     BENEFITS     PREMIUM    INVESTMENT   SETTLEMENT
                                      COSTS         EXPENSES      PREMIUM      PAYABLE      REVENUE      INCOME      EXPENSES
                                   -----------   --------------   --------   ------------   --------   ----------   ----------
                                                                     (AMOUNTS IN THOUSANDS)
1997
  Workers' Compensation..........    $5,879         $201,255      $12,913       $   --      $140,920    $12,674      $90,447
                                     ======         ========      =======       ======      ========    =======      =======
1996
  Workers Compensation...........    $3,042         $115,529      $ 9,702       $   --      $ 88,648    $ 7,769      $55,638
                                     ======         ========      =======       ======      ========    =======      =======
1995
  Workers' Compensation..........    $2,780         $141,495      $10,347       $   --      $ 89,735    $ 9,784      $53,970
                                     ======         ========      =======       ======      ========    =======      =======

                                     COLUMN I     COLUMN J    COLUMN K
                                   ------------   ---------   --------
                                   AMORTIZATION
                                   OF DEFERRED
                                      POLICY        OTHER
                                   ACQUISITION    OPERATING   PREMIUMS
                                      COSTS       EXPENSES    WRITTEN
                                   ------------   ---------   --------
                                         (AMOUNTS IN THOUSANDS)
1997
  Workers' Compensation..........    $19,977       $25,909    $136,929
                                     =======       =======    ========
1996
  Workers Compensation...........    $16,870       $24,609    $ 87,715
                                     =======       =======    ========
1995
  Workers' Compensation..........    $18,288       $21,314    $ 89,139
                                     =======       =======    ========

                                                                    SCHEDULE V.2

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

                                  REINSURANCE

              COLUMN A                COLUMN B   COLUMN C      COLUMN D     COLUMN E     COLUMN F
              --------                --------   ---------   ------------   --------   -------------
                                                                                       PERCENTAGE OF
                                                 CEDED TO    ASSUMED FROM                 AMOUNT
                                       GROSS       OTHER        OTHER         NET         ASSUMED
                                       AMOUNT    COMPANIES    COMPANIES      AMOUNT       TO NET
                                      --------   ---------   ------------   --------   -------------
                                                          (AMOUNTS IN THOUSANDS)
Year ended December 31, 1997
  Premiums:
  Workers' compensation insurance...  $152,253    $22,081      $10,748      $140,920        7.6%
                                      --------    -------      -------      --------        ---
     Total premiums.................  $152,253    $22,081      $10,748      $140,920        7.6%
                                      ========    =======      =======      ========        ===
Year ended December 31, 1996
  Premiums:
  Workers' compensation insurance...  $ 97,270    $11,280      $ 2,658      $ 88,648        3.0%
                                      --------    -------      -------      --------        ---
     Total Premiums.................  $ 97,270    $11,280      $ 2,658      $ 88,648        3.0%
                                      ========    =======      =======      ========        ===
Year ended December 31, 1995
  Premiums:
  Workers' compensation insurance...  $ 96,630    $ 7,730      $   835      $ 89,735        0.9%
                                      --------    -------      -------      --------        ---
     Total premiums.................  $ 96,630    $ 7,730      $   835      $ 89,735        0.9%
                                      ========    =======      =======      ========        ===

                                                                    SCHEDULE V.3

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

            SUPPLEMENTAL PROPERTY AND CASUALTY INSURANCE INFORMATION

         COLUMN A             COLUMN B      COLUMN C     COLUMN D     COLUMN E   COLUMN F    COLUMN G          COLUMN H
         --------            -----------   ----------   -----------   --------   --------   ----------   ---------------------
                                                         DISCOUNT
                                                          IF ANY,
                                                         DEDUCTED
                                            RESERVES    IN RESERVES                                        CLAIMS AND CLAIM
                                           FOR UNPAID   FOR UNPAID                                        ADJUSTMENT EXPENSES
                              DEFERRED     CLAIMS AND   CLAIMS AND                                       INCURRED RELATED TO:
                               POLICY        CLAIMS        CLAIM                               NET       ---------------------
                             ACQUISITION   ADJUSTMENT   ADJUSTMENT    UNEARNED    EARNED    INVESTMENT    CURRENT      PRIOR
                                COSTS       EXPENSES     EXPENSES     PREMIUM    PREMIUM      INCOME       YEAR        YEAR
                             -----------   ----------   -----------   --------   --------   ----------   ---------   ---------
                                                                  (AMOUNTS IN THOUSANDS)
1997
  Workers' Compensation....    $5,879       $201,255      $   --      $12,913    $140,920    $12,674      $95,826     $(5,379)
                               ======       ========      ======      =======    ========    =======      =======     =======
1996
  Workers' Compensation....    $3,042       $115,529      $   --      $ 9,702    $ 88,648    $ 7,769      $57,614     $(1,976)
                               ======       ========      ======      =======    ========    =======      =======     =======
1995
  Workers' Compensation....    $2,780       $141,495      $   --      $10,347    $ 89,735    $ 9,784      $58,842     $(4,872)
                               ======       ========      ======      =======    ========    =======      =======     =======

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                                AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     ASSETS

                                                               MARCH 31,     DECEMBER 31,
                                                                 1998            1997
                                                              -----------    ------------
                                                              (UNAUDITED)        (*)
INVESTMENTS:
Bonds and notes:
  Available-for-sale, at market (cost: 1998, $208,077; 1997,
    $203,373)...............................................   $210,065        $205,214
Equity securities, at market (cost: 1998, $1,837; 1997,
  $1,356)...................................................      1,980           1,526
Cash and short-term instruments (Restricted cash: 1998,
  $159; 1997, $651).........................................     16,490          35,376
                                                               --------        --------
         Total investments..................................    228,535         242,116
Reinsurance recoverable:
  Paid claims and claim adjustment expense..................      2,295           3,927
  Unpaid claims and claim adjustment expense................     53,303          49,155
Premiums receivable (less allowance for doubtful accounts:
  1998 and 1997, $800)......................................     21,655          24,364
Earned but unbilled premiums receivable.....................     12,791          12,524
Accrued investment income...................................      2,331           2,661
Deferred policy acquisition costs...........................      5,987           5,879
Deferred income taxes (less valuation allowance of $8,129,
  1998 and 1997)............................................     12,428          12,200
Funds held by reinsurer.....................................      4,186           5,152
Prepaid reinsurance premiums................................      5,381           1,598
Goodwill....................................................     35,583          35,887
Prepaid and other...........................................     17,033          21,106
                                                               --------        --------
         Total assets.......................................   $401,508        $416,569
                                                               ========        ========

                          LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Claims and claim adjustment expenses........................   $180,333        $201,255
Unearned premiums...........................................     14,610          12,913
Reinsurance payable.........................................      7,383           3,412
Long-term debt..............................................         30              30
Policyholder dividends......................................      1,370           1,370
Capital lease...............................................      7,191           7,626
Accounts payable and other liabilities......................     27,492          28,868
                                                               --------        --------
         Total liabilities..................................    238,409         255,474
Company-obligated Trust Preferred Securities of Subsidiary
  Trust Holding solely Senior Subordinated Notes of SNIG;
  $1,000 face per share; issued and outstanding 105,000
  shares in 1997 and 1998...................................    101,291         101,277

                                  STOCKHOLDERS' EQUITY

Common stock, $0.01 par value; authorized 25,000,000 shares:
  issued and outstanding 5,874,379 shares in 1998; 5,871,279
  shares in 1997............................................         59              59
  Paid-in capital excess of par.............................     34,257          34,242
Paid in capital -- warrants.................................      2,206           2,206
Accumulated other comprehensive income:
  Unrealized gain on investments, net of taxes..............      1,407           1,327
  Retained earnings.........................................     23,879          21,984
                                                               --------        --------
         Total stockholders' equity.........................     61,808          59,818
                                                               --------        --------
         Total liabilities and stockholders' equity.........   $401,508        $416,569
                                                               ========        ========

---------------
* Derived from audited financial statements.

           See Notes to Condensed Consolidated Financial Statements.

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                                AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                   THREE MONTHS ENDED MARCH 31, 1998 AND 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              --------------------------
                                                                 1998           1997
                                                              -----------    -----------
                                                              (UNAUDITED)    (UNAUDITED)
REVENUES:
Premiums written, net of reinsurance ceded of $12,552 and
  $2,777 in 1998 and 1997, respectively.....................    $28,501        $20,003
Net change in unearned premiums.............................      2,086         (1,025)
                                                                -------        -------
Net premiums earned.........................................     30,587         18,978
Net investment income.......................................      4,253          2,086
                                                                -------        -------
          Total Revenues....................................     34,840         21,064
EXPENSES:
Claims and claim adjustment expenses, net of reinsurance
  recoveries of $7,694 and $2,768 in 1998 and 1997,
  respectively..............................................     18,288         10,271
Commissions, net of reinsurance ceding commissions of $3,252
  and $549 in 1998 and 1997, respectively...................      2,964          2,201
Interest expense............................................         --          1,727
General and administrative expenses
  Underwriting..............................................      7,027          4,803
  Other.....................................................        179            181
  Goodwill..................................................        304             --
                                                                -------        -------
          Total Expenses....................................     28,762         19,183
                                                                -------        -------
Income Before Income Taxes, Preferred Securities Dividends
  and Accretion.............................................      6,078          1,881
Income tax expense..........................................      2,311            671
                                                                -------        -------
Income Before Preferred Securities Dividends and
  Accretion.................................................      3,767          1,210
Preferred Securities dividends and accretion, net of income
  tax benefit of $234 in 1997...............................         --           (454)
Trust Preferred Securities dividends and accretion, net of
  income tax benefit of $964 in 1998........................     (1,872)            --
                                                                -------        -------
NET INCOME..................................................    $ 1,895        $   756
                                                                =======        =======
BASIC EARNINGS PER SHARE:
  Income Before Preferred Securities Dividends and
     Accretion..............................................    $  0.64        $  0.35
  Preferred securities dividends and accretion..............      (0.32)         (0.13)
                                                                =======        =======
NET INCOME..................................................    $  0.32        $  0.22
                                                                =======        =======
DILUTED EARNINGS PER SHARE:
  Income Before Preferred Securities Dividends and
     Accretion..............................................    $  0.48        $  0.23
Preferred securities dividends and accretion................      (0.24)         (0.09)
                                                                =======        =======
NET INCOME..................................................    $  0.24        $  0.14
                                                                =======        =======

           See Notes to Condensed Consolidated Financial Statements.

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                                AND SUBSIDIARIES

      CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                            ACCUMULATED
                                                        OTHER COMPREHENSIVE
                                                              INCOME
                                                        -------------------
                                                            UNREALIZED
                                 NUMBER OF                  GAIN (LOSS)       PAID IN                                   TOTAL
                                  SHARES      COMMON            ON            CAPITAL    COMPREHENSIVE   RETAINED   STOCKHOLDERS'
                                OUTSTANDING    STOCK        INVESTMENTS       WARRANTS      INCOME       EARNINGS      EQUITY
                                -----------   -------   -------------------   --------   -------------   --------   -------------
Balance at December 31,
  1996........................   3,446,492    $16,022         $ (162)          $2,206                    $27,125       $45,191
Comprehensive income
  Net income..................          --         --             --               --        (5,141)      (5,141)       (5,141)
                                                                                            -------
  Other comprehensive income,
    net of tax change in
    unrealized gain (loss) on
    investments...............          --         --          1,489               --         1,489           --         1,489
                                                                                            -------
  Other comprehensive
    income....................                                                                1,489
                                                                                            -------
Comprehensive income..........                                                              $(3,652)
                                                                                            =======
Common stock issued...........   2,390,438     18,000             --               --                         --        18,000
Stock issued under stock
  option plan.................      22,127        105             --               --                         --           105
Common stock issued under
  stock incentive plan........      12,222        174             --               --                         --           174
                                 ---------    -------         ------           ------                    -------       -------
Balance at December 31,
  1997........................   5,871,279     34,301          1,327            2,206                     21,984        59,818
                                 ---------    -------         ------           ------                    -------       -------
Comprehensive income
  Net income..................          --         --             --               --         1,895        1,895         1,895
                                                                                            -------
  Other comprehensive income,
    net of tax change in
    unrealized gain (loss) on
    investments...............          --         --             80               --            80           --            80
                                                                                            -------
  Other comprehensive
    income....................                                                                   80
                                                                                            -------
Comprehensive income..........                                                              $ 1,975
                                                                                            =======
Common stock issued...........          --         --             --               --                         --            --
Stock issued under stock
  option plan.................       3,100         15             --               --                         --            15
Common stock issued under
  stock incentive plan........          --         --             --               --                         --            --
                                 ---------    -------         ------           ------                    -------       -------
Balance at March 31, 1998.....   5,874,379    $34,316         $1,407           $2,206                    $23,879       $61,808
                                 =========    =======         ======           ======                    =======       =======

           See Notes to Condensed Consolidated Financial Statements.

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                                AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................  $  1,895    $    756
                                                              --------    --------
Adjustments to reconcile net (loss) income to net cash used
  in operating activities:
  Discount (amortization) of bonds and preferred stock......         2        (161)
  Amortization of capital lease obligation..................      (435)         --
  Gain on sale of investments...............................      (400)         (9)
  Amortization of Goodwill..................................       304          --
  Preferred securities dividends and accretion..............     1,872         687
  Increase in reinsurance balances receivable...............    (2,516)       (700)
  Decrease in premiums receivable...........................     2,709          72
  (Increase) decrease in earned but unbilled premiums
    receivable..............................................      (267)        801
  Decrease (increase) in accrued investment income..........       330        (106)
  Increase in deferred policy acquisition costs.............      (108)     (1,206)
  Decrease in deferred income taxes.........................     2,180         433
  Decrease (increase) in funds held by reinsurer............       966        (372)
  (Increase) decrease in prepaid reinsurance premiums.......    (3,783)        281
  Increase in other assets..................................    (3,927)       (658)
  Decrease in claims and claim adjustment expense
    reserves................................................   (20,922)     (8,771)
  Increase in unearned premium reserves.....................     1,697         744
  Increase (decrease) in reinsurance payable................     3,971        (258)
  (Decrease) increase in accounts payable and other
    liabilities.............................................    (4,197)        494
                                                              --------    --------
         Total adjustments..................................   (22,524)     (8,729)
                                                              --------    --------
    Net cash used in operating activities...................   (20,629)     (7,973)
                                                              --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Paid-in-capital -- restricted stock.......................        15          --
  Retirement of long-term debt -- Imperial Bank.............        --        (350)
  Funding of Discontinued Operations........................    (1,492)         --
  Retirement of long-term debt -- Chase Financing...........        --      (1,664)
                                                              --------    --------
    Net cash used in financing activities...................    (1,477)     (2,014)
                                                              --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of bonds and notes:
    Investments available-for-sale..........................   (58,436)    (21,297)
  Purchase of equity security...............................      (477)       (145)
    Increase in receivable from reinsurer...................        --       1,627
  Sale of property, plant and equipment.....................     8,000          --
  Sales of bonds and notes: Investments
    available-for-sale......................................    51,344       9,919
  Maturities of bonds and notes:
    Investments available-for-sale..........................     2,709       2,683
  Net decrease in invested cash.............................        80         243
                                                              --------    --------
    Net cash provided by (used in) investing activities.....     3,220      (6,970)
                                                              --------    --------
    Net decrease in cash....................................   (18,886)    (16,957)
Cash and invested cash at Beginning of Period...............    35,376     101,937
                                                              --------    --------
Cash and invested cash at End of Period.....................  $ 16,490    $ 84,980
                                                              ========    ========
Supplemental disclosure of cash flow information:
Cash paid during the year for income taxes..................  $    131    $      4
                                                              ========    ========
Cash paid during the year for interest......................  $     --    $    141
                                                              ========    ========

            See Notes to Condensed Consolidated Financial Statements

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                  (UNAUDITED)

NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.1  BASIS OF PRESENTATION

     Superior National Insurance Group, Inc. ("SNIG") is a holding company that through its wholly-owned subsidiaries, Superior National Insurance Company ("SNIC") and Superior Pacific Casualty Company ("SPCC"), is engaged in writing workers' compensation insurance principally in the States of California and Arizona, and until September 30, 1993, was engaged in writing commercial property and casualty insurance. The "Company" refers to SNIG and its subsidiaries.

     The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, including normally occurring accruals, considered necessary for a fair presentation have been included. Certain reclassifications of prior year amounts have been made to conform with the 1998 presentation. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the year ending December 31, 1998. These consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

A.2  ACQUISITION OF PAC RIM HOLDING CORPORATION

     On April 11, 1997, the Company completed its acquisition of Pac Rim Holding Corporation ("Pac Rim") and its wholly-owned subsidiary, The Pacific Rim Assurance Company, for total consideration of approximately $42.0 million in cash. This consideration resulted in payments of approximately $20.0 million to Pac Rim stockholders; $20.0 million to Pac Rim's convertible debenture holders; and $2.0 million to Pac Rim's warrant and option holders. In addition, the Company incurred $2.0 million in transaction fees and related expenses. The Pacific Rim Assurance Company was renamed Superior Pacific Casualty Company upon its acquisition by the Company. The Company financed the acquisition of Pac Rim through a $44.0 million term loan and the sale of $18.0 million in newly issued shares of common stock in a private transaction. Approximately $6.6 million of the loan proceeds was used to prepay SNIG's previously outstanding long-term debt, and approximately $10.0 million was contributed by SNIG to the capital of SPCC. The $44.0 million term loan was subsequently retired from funds raised from the sale of $105.0 million of 10.75% Trust Preferred Securities.

     The purchase of Pac Rim resulted in $36.9 million of goodwill that is being amortized on a straight line basis over 27.5 years. The transaction was accounted for using the purchase method and the results of operations since the date of acquisition have been included in operations. The designated accounting date of the purchase of Pac Rim is April 1, 1997.

     The balance sheet of Pac Rim at the acquisition date included the following assets: investments of $105.9 million, cash of $2.6 million, receivables of $17.3 million, and other assets of $22.3 million. Liabilities assumed in the acquisition included unearned premiums of $6.9 million, claim and claim adjustment expense reserves of $107.7 million and other liabilities of $32.3 million.

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                                AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                  (UNAUDITED)

A.3  EARNINGS PER SHARE ("EPS"); COMPREHENSIVE INCOME

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128 ("FAS No. 128"), "Earnings Per Share", which requires presentation of basic and diluted earnings per share for all publicly traded companies effective for fiscal years after December 15, 1997.

     The following is an illustration of the reconciliation of the numerators and denominators of the basic and diluted earnings per share (EPS) computations:

                                  THREE MONTHS ENDED MARCH 31, 1998            THREE MONTHS ENDED MARCH 31, 1997
                              ------------------------------------------   ------------------------------------------
                                  INCOME          SHARES       PER SHARE       INCOME          SHARES       PER SHARE
                               (NUMERATOR)     (DENOMINATOR)    AMOUNT      (NUMERATOR)     (DENOMINATOR)    AMOUNT
                              --------------   -------------   ---------   --------------   -------------   ---------
                              (IN THOUSANDS)                               (IN THOUSANDS)
BASIC EPS
  Income before items
    below...................     $ 3,767         5,874,054      $ 0.64         $1,210         3,446,735      $ 0.35
  Preferred Securities......      (1,872)                        (0.32)          (454)                        (0.13)
                                 -------                        ------         ------                        ------
  Net Income................     $ 1,895                        $ 0.32         $  756                        $ 0.22
                                 =======                        ======         ======                        ======
EFFECT OF DILUTIVE
  SECURITIES
  Options...................                       336,473                                      344,175
  Warrants..................                     1,571,087                                    1,455,609
DILUTED EPS
  Income before items
    below...................     $ 3,767         7,781,614      $ 0.48         $1,210         5,246,519      $ 0.23
  Preferred Securities......      (1,872)                        (0.24)          (454)                        (0.09)
                                 -------                        ------         ------                        ------
  Net Income................     $ 1,895                        $ 0.24         $  756                        $ 0.14
                                 =======                        ======         ======                        ======

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS 130 is effective for periods ending after December 15, 1997, including interim periods. SFAS No. 130 requires companies to report comprehensive income and its components in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital. Comprehensive income includes all changes in equity during a period except those resulting from investments by stockholders and distributions to stockholders. The Company has included the required disclosure of SFAS No. 130 in this filing.

A.4  CLAIM AND CLAIM ADJUSTMENT EXPENSE RESERVES

     The liability for unpaid claim and claim adjustment expenses is based on an evaluation of reported losses and on estimates of incurred but unreported losses. The reserve liabilities are determined using adjusters' individual case estimates and statistical projections, which can be affected by many external factors that are difficult to predict, including changes in the economy, trends in medical treatments and litigation, changes in regulatory environment, medical services, and employment rights. The liability is reported net of estimated salvage and subrogation recoverables. Adjustments to the liability resulting from subsequent developments or revisions to the estimate are reflected in results of operations in the period in which such adjustments become known. While there can be no assurance that reserves at any given date are adequate to meet the Company's obligations, the amounts reported on the balance sheet are management's best estimate of that amount.

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                                AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                  (UNAUDITED)

A.5  TRUST PREFERRED SECURITIES

     In December 1997, SNIG formed a trust, whose sole purpose was to issue 10 3/4% Trust Preferred Securities (the "Trust Preferred Securities"), having an aggregate liquidation amount of $105 million, and to invest the proceeds thereof in an equivalent amount of 10 3/4% Senior Subordinated Notes due 2017 of the Company (the "Senior Subordinated Notes"). The Company owns directly all of the common securities issued by the Trust, which it purchased for an aggregate consideration of $3.25 million. The proceeds from the sale of the Trust Preferred Securities were used solely to purchase SNIG's Senior Subordinated Notes in the aggregate principal amount of $108.25 million, which are the sole assets of the trust. In addition, the Company entered into several contractual undertakings, that when taken together, guarantee to the holders of the Trust Preferred Securities an unconditional right to enforce the payment of the distributions with respect to such securities.

NOTE B. DISCONTINUED OPERATIONS

     Outstanding discontinued operations claims and claim adjustment expense reserves were $12.1 million at March 31, 1998, which was consistent with management's expectations. Offsetting these liabilities are $11.4 million of deferred tax assets and $0.7 million of reinsurance recoverable on paid claim and claim adjustment expenses.

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

                               TABLE OF CONTENTS

                                                              PAGE
INDEPENDENT AUDITORS' REPORT................................  F-45
COMBINED FINANCIAL STATEMENTS:
  Combined Balance Sheets as of December 31, 1997 and
     1996...................................................  F-46
  Combined Statements of Operations for Each of the Three
     Years Ended December 31, 1997..........................  F-47
  Combined Statements of Stockholder's Equity for Each of
     the Three Years
     Ended December 31, 1997................................  F-48
  Combined Statements of Cash Flows for Each of the Three
     Years Ended December 31, 1997..........................  F-49
  Notes to Combined Financial Statements....................  F-50

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
  Business Insurance Group, Inc.:

     We have audited the accompanying combined balance sheets of the Insurance Operations of Business Insurance Group, Inc. (the "Company") as of December 31, 1997 and 1996 and the related combined statements of operations, stockholder's equity, and cash flows for each of the three years ended December 31, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Insurance Operations of Business Insurance Group, Inc. at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years ended December 31, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
San Francisco, California
June 19, 1998

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

                            COMBINED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                     ASSETS

                                                                 1997          1996
                                                              ----------    ----------
                                                                   (IN THOUSANDS)
Invested Assets:
  Bonds, available-for-sale, at fair value..................  $  611,163    $  671,629
  Bonds, held-to-maturity, at amortized cost................      14,059        15,978
  Real estate...............................................      29,821        31,184
  Note from parent..........................................      10,000        10,000
  Cash and cash equivalents.................................      98,128        25,861
                                                              ----------    ----------
         TOTAL INVESTED ASSETS..............................     763,171       754,652
Reinsurance recoverable:
  Paid loss and loss adjustment expenses....................      18,518        14,939
  Unpaid loss and loss adjustment expenses..................     206,871       121,170
Premiums receivable -- Net..................................      80,008        84,575
Earned but unbilled premiums receivable.....................      24,401        17,876
Accrued investment income...................................      10,605        12,812
Receivable from reinsurer...................................       4,132            --
Deferred policy acquisition costs...........................      23,841        19,946
Income taxes receivable from parent.........................      40,857        19,933
Deferred income taxes.......................................      15,807        14,665
Prepaid reinsurance premiums................................          --        10,659
Goodwill....................................................      14,266         9,964
Property and equipment -- Net...............................      14,556         9,922
Prepaid expenses and other assets...........................       5,373         2,660
                                                              ----------    ----------
         TOTAL ASSETS.......................................  $1,222,406    $1,093,773
                                                              ==========    ==========
                         LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
  Loss and loss adjustment expenses.........................  $  728,421    $  590,595
  Unearned premiums.........................................      45,004        44,010
  Reinsurance payable.......................................      28,027        35,478
  Long-term debt due to parent..............................     121,750       128,250
  Policyholder dividends....................................       3,015         3,385
  Accounts payable and other liabilities....................      43,843        24,163
                                                              ----------    ----------
         TOTAL LIABILITIES..................................     970,060       825,881
                                                              ----------    ----------
                                STOCKHOLDER'S EQUITY:
Unrealized gains on investments, net of deferred taxes......       4,870         1,799
Invested capital............................................     247,476       266,093
                                                              ----------    ----------
         Total Stockholder's Equity.........................     252,346       267,892
                                                              ----------    ----------
         TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY.........  $1,222,406    $1,093,773
                                                              ==========    ==========

                  See notes to combined financial statements.

           THE INSURANCE OPERATIONS OF BUSINESS INSURANCE GROUP, INC.

                       COMBINED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                               1997        1996        1995
                                                             --------    --------    --------
                                                                      (IN THOUSANDS)
REVENUES:
  Net premiums earned......................................  $515,272    $480,828    $390,974
  Net investment income....................................    37,548      33,317      24,005
  Net realized gain on investments.........................     7,176         892       1,667
  Other income.............................................     3,512       2,823         248
                                                             --------    --------    --------
          TOTAL REVENUES...................................   563,508     517,860     416,894
                                                             --------    --------    --------
EXPENSES:
  Loss and loss adjustment, net of reinsurance
     recoveries............................................   443,204     381,897     245,522
  Underwriting expenses....................................   168,187     107,640     114,918
  Policyholder dividends...................................       793      (5,250)      5,494
  Interest.................................................     8,326       4,330          --
  Goodwill.................................................     1,262         909         256
                                                             --------    --------    --------
          TOTAL EXPENSES...................................   621,772     489,526     366,190
                                                             --------    --------    --------
Income (Loss) Before Income Taxes..........................   (58,264)     28,334      50,704
Income Tax Benefit (Expense)...............................    28,847      (2,934)    (12,952)
                                                             --------    --------    --------
          NET INCOME (LOSS)................................  $(29,417)   $ 25,400    $ 37,752
                                                             ========    ========    ========

                  See notes to combined financial statements.

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

                  COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                            NET UNREALIZED                  TOTAL
                                                             GAIN (LOSS)     INVESTED   STOCKHOLDER'S
                                                            ON INVESTMENTS   CAPITAL       EQUITY
                                                            --------------   --------   -------------
                                                                     (AMOUNTS IN THOUSANDS)
Balance at December 31, 1994..............................     $(15,456)     $163,769     $148,313
Net income................................................                     37,752       37,752
Unrealized gain on available for sale investments, net of
  deferred taxes..........................................       16,791                     16,791
Capital contributions.....................................                     37,422       37,422
                                                               --------      --------     --------
Balance at December 31, 1995..............................        1,335       238,943      240,278
Net income................................................                     25,400       25,400
Capital contributions.....................................                      1,750        1,750
Unrealized gain on available for sale investments, net of
  deferred taxes..........................................          464                        464
                                                               --------      --------     --------
Balance at December 31, 1996..............................        1,799       266,093      267,892
Net loss..................................................                    (29,417)     (29,417)
Capital contributions.....................................                     10,800       10,800
Unrealized gain on available for sale investments, net of
  deferred taxes..........................................        3,071                      3,071
                                                               --------      --------     --------
Balance at December 31, 1997..............................     $  4,870      $247,476     $252,346
                                                               ========      ========     ========

                  See notes to combined financial statements.

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                1997       1996        1995
                                                              --------   ---------   ---------
                                                                   (AMOUNTS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $(29,417)  $  25,400   $  37,752
                                                              --------   ---------   ---------
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:
    Amortization of bond premium............................     1,813       4,261       4,933
    Depreciation of real estate.............................       658         813         323
    Depreciation on property, plant and equipment...........     2,876       2,558       1,129
    Loss (gain) on sale of investments......................    (7,256)       (597)     (1,228)
    Loss (gain) on sale of real estate......................        80        (295)       (439)
    Amortization of goodwill................................     1,262         909         256
    (Increase) decrease in reinsurance recoverables.........   (89,280)    (54,564)     23,028
    (Increase) decrease in premiums receivable..............     4,567     (28,118)    (11,408)
    (Increase) decrease in earned but unbilled
     receivables............................................    (6,525)     (2,289)     (9,865)
    (Increase) decrease in accrued investment income........     2,207       1,000      (7,178)
    (Increase) decrease in receivable from reinsurer........    (4,132)         --          --
    (Increase) decrease in deferred policy acquisition
     costs..................................................    (3,895)     (5,934)      1,222
    (Increase) decrease in income taxes receivable..........   (20,924)    (14,829)     (5,104)
    (Increase) decrease in deferred income taxes............    (2,808)      3,046        (973)
    (Increase) decrease in prepaid reinsurance premiums.....    10,659     (10,659)         11
    (Increase) decrease in prepaid and other assets.........    (2,713)     (5,286)      4,720
    Increase (decrease) in loss and loss adjustment
     expenses...............................................   137,826     147,146      30,783
    Increase (decrease) in unearned premium reserves........       994      20,198       6,103
    Increase (decrease) in reinsurance payable..............    (7,451)     33,192      (6,338)
    Increase (decrease) in policyholder dividend payable....      (370)     (6,086)    (12,086)
    Increase (decrease) in accounts payable and other
     liabilities............................................    19,680      (5,033)     10,209
                                                              --------   ---------   ---------
        Total adjustments...................................    37,268      79,433      28,098
                                                              --------   ---------   ---------
        Net cash provided by operating activities...........     7,851     104,833      65,850
                                                              --------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of bonds available for sale.....................  (280,184)   (350,311)   (155,958)
  Sales of bonds available for sale.........................   350,947     119,334      57,569
  Maturities of bonds held to maturity......................     1,801       1,248       7,258
  Purchases of property, plant and equipment................    (7,509)     (6,353)     (4,064)
  Purchases of real estate..................................       (13)     (1,647)    (34,916)
  Sales of real estate......................................       638         487      10,570
                                                              --------   ---------   ---------
        Net cash provided by (used in) investing
        activities..........................................    65,680    (237,242)   (119,541)
                                                              --------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from issuance of long-term debt................        --     130,000          --
    Principal payments on long-term debt....................    (6,500)     (1,750)         --
    Capital contributions...................................    10,800       1,750      37,422
    Excess of book value over net assets acquired...........    (5,564)         --      (6,109)
                                                              --------   ---------   ---------
        Net cash provided by (used in) financing
        activities..........................................    (1,264)    130,000      31,313
                                                              --------   ---------   ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........    72,267      (2,409)    (22,378)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............    25,861      28,270      50,648
                                                              --------   ---------   ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $ 98,128   $  25,861   $  28,270
                                                              ========   =========   =========

                  See notes to combined financial statements.

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

1. BASIS OF PRESENTATION

     Business Insurance Group, Inc. ("BIG"), is an insurance holding company and ultimately a wholly owned subsidiary of Foundation Health Systems, Inc. ("FHS"). BIG serves as the immediate parent company for four workers' compensation insurance subsidiary companies as well as certain non-insurance entities. On May 5, 1998, FHS entered into a definitive agreement to sell BIG and its four insurance subsidiaries [California Compensation Insurance Company ("CalComp"), Business Insurance Company ("BICO"), Combined Benefits Insurance Company ("CBIC"), and Commercial Compensation Insurance Company ("CCIC")] to Superior National Insurance Group, Inc. ("Superior") of Calabasas, California. The transaction, subject to customary closing conditions including regulatory approvals and a favorable vote from Superior's shareholders, is expected to close in the fourth quarter of 1998.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Combination -- The accompanying combined financial statements include the accounts of BIG and its insurance subsidiaries, CalComp, BICO, CBIC and CCIC (together with BIG, the "Company"). BIG is also the parent company of Foundation Integrated Risk Management Solutions, Inc. ("FIRMS"), which is a workers' compensation risk management and third party claims administrator, and Foundation Health Medical Resources Management ("ReviewCo.") which provides bill review, access to provider networks and other managed care service for workers' compensation carriers and third party administrators. FIRMS and ReviewCo. are not included in the sale to Superior. Therefore, for purposes of this report, the operations, assets and liabilities of these non-insurance subsidiaries are not included in the accompanying financial statements. Also, under the terms of the agreement with Superior, certain assets and liabilities (including the note from parent, long-term debt due to parent and other intercompany balances) will be settled at or prior to the closing of the transaction. In addition, investment real estate will be purchased by FHS at book value prior to or at the closing date of the transaction.

     For the periods presented, certain revenues, costs and expenses reflected in the combined financial statements include allocations to the Company by FHS and amounts charged or received through various transactions with affiliates (see Note 10). Management believes that the foregoing allocations and fees were made on a reasonable basis; however, they do not necessarily equal the costs which would have been incurred on a stand-alone basis.

     The financial information included herein does not necessarily reflect the financial position and results of operations in the future or what the financial position and results of operations would have been had the Company been a separate, stand-alone entity during the periods presented.

     The Company's combined financial statements have been prepared on the basis of generally accepted accounting principles. The results of all significant intercompany transactions have been eliminated.

     Cash and Cash Equivalents -- Cash includes currency on hand and demand deposits with financial institutions. Cash equivalents represent short-term, highly liquid investments, readily convertible to known amounts of cash and near maturity such that there is insignificant risk of changes in fair value because of changes in interest rates. Cash equivalents are carried at cost, which approximates fair value.

     Investments in debt instruments consist primarily of bonds. Debt instruments are classified as (i) "available-for-sale" (carried at fair value with differences between amortized cost and fair value being reflected as a separate component of stockholder's equity, net of applicable income tax effect); (ii) "held-to-maturity" (carried at amortized cost); or (iii) "trading" (carried at fair value with differences between cost and fair value being reflected in the results of operations). Securities not designated as held-to-maturity have

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

been designated as available-for-sale. The Company did not have any investments categorized as trading securities. For determining realized gains or losses on securities sold, cost is determined using the specific identification method. The premiums and discounts on fixed maturities are amortized using the effective yield method. Current fair values of investments are obtained from published sources. Declines in fair value that are considered other than temporary are charged to operations.

     Investment real estate which the Company has held for the production of income is carried at depreciated cost less any write-downs to fair value for impairment losses. Depreciation on real estate is computed using the straight-line method over the estimated lives of the properties.

     The Company does not own any investments that qualify as derivatives as defined by Statement of Financial Accounting Standard No. 119, Disclosure About Derivative Financial Investments and Fair Value of Financial Investments.

     Premiums Receivable -- The Company records premiums receivable for both billed and unbilled amounts. Unbilled premiums receivable primarily represent the Company's estimated billings on payroll reporting policies which were earned but not billed prior to year end. Unbilled premiums receivable also include estimates of the difference between amounts billed on installment policies and the amounts estimated to be ultimately billed on the policy. The Company uses its historical experience to estimate earned but unbilled amounts which are recorded as premiums earned. These unbilled amounts are estimates, and while the Company believes such amounts are reasonable, there can be no assurance that the ultimate amounts collected will equal the recorded unbilled amounts.

     The ultimate collectibility of the unbilled receivables can be affected to a significant degree by general changes in the economy and the regulatory environment due to the increased time required to determine the billable amount. The Company considers these factors when estimating the receivable for unbilled premiums. The allowance for doubtful accounts was $13,841 and $11,488 as of December 31, 1997 and 1996, respectively.

     Deferred Policy Acquisition Costs -- Acquisition costs, consisting principally of commissions, premium taxes, and certain marketing, policy issuance, and underwriting costs related to the production of the Company's workers' compensation business, are deferred and amortized ratably over the terms of the policies. If recoverability of such costs is not anticipated, the amounts not considered recoverable are charged against income. In determining estimated recoverability, the computation gives effect to the premium to be earned, related investment income, claims and claim adjustment expenses, and certain other costs expected to be incurred as the premium is earned.

     Policy acquisition costs incurred and amortized into income are as follows:

                                                   1997       1996       1995
                                                 --------   --------   --------
Balance at beginning of year...................  $ 19,946   $ 14,012   $ 15,234
Cost deferred during the year..................    40,069     35,926     24,561
Amortization charged to expense................   (36,174)   (29,992)   (25,783)
                                                 --------   --------   --------
Balance at end of year.........................  $ 23,841   $ 19,946   $ 14,012
                                                 ========   ========   ========

     Losses and loss adjustment expenses ("LAE") are estimates based on case-basis amounts of reported claims and unreported losses and loss adjustment expenses based on experience and industry data. The provision for unpaid losses and loss adjustment expenses, net of estimated salvage and subrogation, has been

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

established to cover the estimated net cost of incurred claims. The amounts are necessarily based on estimates, and accordingly, there can be no assurance the ultimate liability will not differ from such estimates.

     There is a high level of uncertainty inherent in the evaluation of the required losses and loss adjustment expense reserves. Management has selected ultimate losses and loss adjustment expenses that it believes will reasonably reflect anticipated ultimate experience. The ultimate costs of such claims are dependent upon future events, the outcomes of which are affected by many factors. Claims reserving procedures and settlement philosophy, current and perceived social and economic factors, inflation, current and future court rulings and jury attitudes, and many other economic, legal, political, and social factors all can have significant effects on the ultimate cost of claims. Changes in Company operations and management philosophy also may cause actual experience to vary from the historical trends.

     Policyholder Dividends -- Prior to the inception of open rating in California in January 1995, policyholder dividends served both as an economic incentive to employers for safe operations and as a means of price differentiation; however, since the start of open rating, the consumer's preference has been for the lowest net price at a policy's inception. This is evidenced by the decline in participating policies written by the Company as a percent of total policies from 20.9% of workers' compensation premiums in force at December 31, 1995 to 3.4% and 2.7% at December 31, 1996 and 1997, respectively. In 1995, as a result of the diminishing value of policyholder dividends, the Company's management declared a moratorium on the payment of policyholder dividends on California policies expiring between March 1, 1994 and December 31, 1995. In December 1996, the Company formally discontinued policyholder dividend payments on California policies expiring between March 1, 1994 and December 31, 1996. Estimated amounts to be returned to policyholders for non-California policies are accrued when the related premium is earned. For non-California business, dividends are paid to the extent that a surplus is accumulated from premiums on workers' compensation policies.

     Premium Income Recognition -- Insurance premiums are earned ratably over the terms of the policies. Unearned premiums are computed on a daily pro-rata basis.

     Income Taxes -- The Company files a consolidated federal income tax return which includes all qualifying subsidiaries, with FHS.

     Pursuant to a tax allocation agreement with FHS, the Company reflects a provision for income taxes under the liability method as if it were to file separate federal tax returns. In fiscal years in which the Company incurs net losses, FHS allocates a tax benefit to the Company based on an appropriate tax rate.

     Property, Equipment and Leasehold Improvements -- Property, equipment, and leasehold improvements are stated at cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the lesser of estimated useful lives of the various classes of assets or the lease term lives of the assets which range from 3 to 7 years.

     Expenditures for maintenance and repairs are expensed as incurred. Significant improvements which increase the estimated useful life of an asset are capitalized. Upon the sale or retirement of assets recorded cost and related accumulated depreciation are removed from the accounts, and any gain or loss on disposal is reflected in operations.

     Acquisitions and Related Goodwill -- In May 1997, Christiania General Insurance Corporation of New York (renamed Commercial Compensation Insurance Company) was purchased by the Company for $12,813, including goodwill of $5,564.

     In February 1995, London Guarantee and Accident Company of New York (renamed Business Insurance Company) was purchased by the Company for $13,201, including goodwill of $4,590.

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

     In January 1995, Foundation Health Benefit Life Insurance Company (renamed Combined Benefits Insurance Company) was purchased at book value by the Company for $7,950.

     Goodwill represents the excess of the cost of companies acquired over the fair value of their net assets at dates of acquisition and is being amortized on the straight-line method over a range of 20-40 years.

     Concentrations of Credit Risk -- Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, investments and premium receivables. All cash equivalents and investments are managed within established guidelines which limit the amounts which may be invested with one issuer. Concentrations of credit risk with respect to premium receivables are limited due to the large number of payers comprising the Company's customer base. The Company's ten largest employer groups accounted for 3.7% and 3.2% of receivables as of December 31, 1997 and 1996, respectively, and 1.9%, 2.5% and 5.4% of premium revenue for the years ended December 31, 1997, 1996 and 1995, respectively.

     Recently Issued Accounting Pronouncements -- During 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income, which requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from non-owner sources; SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas, and major customers; and SFAS No. 132, Employers' Disclosures About Pensions and Other Postretirement Benefits, which revises and standardizes pension and other benefit plan disclosures. Adoption of these statements will not impact the Company's combined financial position, results of operations or cash flows. These statements are effective for fiscal years beginning after December 15, 1997.

     Use of Management Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets, liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements. The Company has provided such estimates for its loss and loss adjustment expenses; policyholder dividends; allowance for doubtful accounts; deferred policy acquisition costs; earned but unbilled premiums; and deferred taxes balances in its financial statements. While these estimates are based upon analyses performed by management and outside actuaries, the amounts the Company will ultimately pay or collect may differ materially from the amounts presently estimated.

3. INVESTMENTS

     The amortized cost and fair values of bonds classified as available-for-sale and held-to-maturity at December 31, 1997 are as follows:

                                                              GROSS        GROSS
                                                AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                  COST        GAINS        LOSSES      VALUE
                                                ---------   ----------   ----------   --------
Available-for-sale:
  United States government agencies and
     authorities..............................  $ 43,454      $  233       $(102)     $ 43,585
  Collateralized mortgage obligations.........     2,999           1          --         3,000
  Corporate instruments.......................    16,263          52          --        16,315
  State and political subdivisions............   540,812       8,120        (779)      548,153
  Certificates of deposit.....................       110          --          --           110
                                                --------      ------       -----      --------
          Total available-for-sale............  $603,638      $8,406       $(881)     $611,163
                                                ========      ======       =====      ========

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                       GROSS        GROSS
                                                         AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                                                           COST        GAINS        LOSSES      VALUE
                                                         ---------   ----------   ----------   -------
Held-to-maturity:
  United States government agencies and authorities....   $   763       $ --         $ (2)     $   761
  Corporate instruments................................        24         --           --           24
  State and political subdivisions.....................    12,847        198          (28)      13,017
  Certificates of deposit..............................       425         --           --          425
                                                          -------       ----         ----      -------
          Total held-to-maturity.......................   $14,059       $198         $(30)     $14,227
                                                          =======       ====         ====      =======

     The amortized cost and estimated fair values of investments classified as available-for-sale and held-to-maturity at December 1, 1997 by contractual maturity are shown below. Expected maturities are likely to differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty. Mortgage-backed securities are included based upon the expected payout pattern and duration of the fixed income security.

                                                          AVAILABLE-FOR-SALE
                                                         ---------------------
                                                         AMORTIZED      FAIR
                                                           COST        VALUE
                                                         ---------    --------
Due in one year or less................................  $ 37,396     $ 37,426
Due after one year through five years..................   199,568      201,745
Due after five years through ten years.................   190,820      193,574
Due after ten years....................................   175,854      178,418
                                                         --------     --------
          Total........................................  $603,638     $611,163
                                                         ========     ========

                                                            HELD-TO-MATURITY
                                                          --------------------
                                                          AMORTIZED     FAIR
                                                            COST        VALUE
                                                          ---------    -------
Due in one year or less.................................   $ 2,749     $ 2,756
Due after one year through five years...................     6,402       6,437
Due after five years through ten years..................     3,508       3,590
Due after ten years.....................................     1,400       1,444
                                                           -------     -------
          Total.........................................   $14,059     $14,227
                                                           =======     =======

     The amortized cost and fair values of bonds classified as available-for-sale and held-to-maturity at December 31, 1996 are as follows:

                                                              GROSS        GROSS
                                                AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                  COST        GAINS        LOSSES      VALUE
                                                ---------   ----------   ----------   --------
Available-for-sale:
  United States government agencies and
     authorities..............................  $ 60,679      $   41      $  (828)    $ 59,892
  State and political subdivisions............   608,051       5,952       (2,376)     611,627
  Certificates of deposit.....................       110          --           --          110
                                                --------      ------      -------     --------
          Total available-for-sale............  $668,840      $5,993      $(3,204)    $671,629
                                                ========      ======      =======     ========

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                               GROSS        GROSS
                                                 AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                                                   COST        GAINS        LOSSES      VALUE
                                                 ---------   ----------   ----------   -------
Held-to-maturity:
  United States government agencies
     and authorities...........................   $   766       $ --         $(16)     $   750
  State and political subdivisions.............    14,787        151          (42)      14,896
  Certificates of deposit......................       425         --           --          425
                                                  -------       ----         ----      -------
          Total held-to-maturity...............   $15,978       $151         $(58)     $16,071
                                                  =======       ====         ====      =======

     A summary of net investment income for the years ended December 31 is as follows:

                                                         1997       1996       1995
                                                        -------    -------    -------
Interest on bonds and notes...........................  $35,009    $29,303    $20,492
Interest on cash and cash equivalents.................    2,791      2,681      3,478
Real estate rental income.............................    1,959      2,774        757
                                                        -------    -------    -------
          Total investment income.....................   39,759     34,758     24,727
Investment expense....................................   (2,211)    (1,441)      (722)
                                                        -------    -------    -------
Net investment income.................................  $37,548    $33,317    $24,005
                                                        =======    =======    =======

     Realized gains (losses) on investments for the years ended December 31 are as follows:

                                                              1997     1996     1995
                                                             ------    ----    ------
Bonds......................................................  $7,256    $597    $1,228
Real estate................................................     (80)    295       439
                                                             ------    ----    ------
          Total............................................  $7,176    $892    $1,667
                                                             ======    ====    ======

     The Company's investment real estate of $29,821 and $31,184 at December 31, 1997 and 1996, respectively, is held through direct ownership. The Company's investment real estate consists of commercial properties, land and construction in progress. In connection with the sale of the Company to Superior, FHS has agreed to purchase the investment real estate at current book value prior to or at the closing of the transaction.

     Proceeds from sales of bonds held as available-for-sale for the years ended December 31, 1997, 1996, and 1995 were $350,947, $119,334 and $57,569, respectively. Gross gains of $7,262 and gross losses of $6 were realized on those sales in 1997. Gross gains of $689 and gross losses of $92 were realized on those sales in 1996. Gross gains of $1,858 and gross losses of $630 were realized on those sales in 1995.

     Bonds and other securities with a fair value of $480,584, $405,167 and $340,676 at December 31, 1997, 1996 and 1995, respectively, were on deposit with various insurance regulatory authorities.

4. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value of cash equivalents, investments available-for-sale, note from parent and long-term debt due to parent approximate their carrying amounts in the financial statements and have been determined by the Company using available market information and appropriate valuation methodologies. The carrying amount of cash equivalents approximate fair value due to the short-term maturity of those instruments. The fair values of investments available-for-sale are estimated based upon quoted market prices

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

for the same or similar investments. In connection with the sale of the Company to Superior, the note from parent and the long-term debt due to parent will be settled at current book value; therefore, carrying amounts approximate fair values. Considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates are not necessarily indicative of the amounts the Company could have realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     The fair value estimates are based on pertinent information available to management as of December 31, 1997 and 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly.

5. LOSSES AND LOSS ADJUSTMENT EXPENSE RESERVES

     The activity in the losses and loss adjustment expense reserve account is summarized as follows:

                                                        YEAR ENDED DECEMBER 31,
                                                  -----------------------------------
                                                    1997         1996         1995
                                                  ---------    ---------    ---------
Beginning reserve, gross of reinsurance.........  $ 590,595    $ 443,600    $ 412,666
Less reinsurance recoverable on unpaid losses
  and LAE.......................................   (121,170)     (76,154)     (90,326)
                                                  ---------    ---------    ---------
     Beginning reserve, net of reinsurance......    469,425      367,446      322,340
                                                  ---------    ---------    ---------
Provision for net losses and loss adjustment
  expenses:
  For losses occurring in current year..........    367,971      361,750      272,388
  For losses occurring in prior years...........     75,233       20,147      (26,866)
                                                  ---------    ---------    ---------
          Total losses and loss adjustment
            expenses............................    443,204      381,897      245,522
                                                  ---------    ---------    ---------
Payments for net losses and loss adjustment
  expenses:
  Attributable to insured events incurred in
     current year...............................   (135,202)    (106,757)     (71,899)
  Attributable to insured events incurred in
     prior years................................   (255,877)    (173,161)    (128,517)
                                                  ---------    ---------    ---------
          Total loss and loss adjustment expense
            payments............................   (391,079)    (279,918)    (200,416)
                                                  ---------    ---------    ---------
Ending reserves, net of reinsurance.............    521,550      469,425      367,446
Reinsurance recoverable on unpaid losses and
  LAE...........................................    206,871      121,170       76,154
                                                  ---------    ---------    ---------
Ending reserves, gross of reinsurance...........  $ 728,421    $ 590,595    $ 443,600
                                                  =========    =========    =========

     In 1997, loss and LAE incurred in prior years increased by $75,233 due primarily to unfavorable development of the 1996 and 1995 accident years. This increase is primarily a result of a court ruling in late 1996 which expanded the presumption of the treating physician related to California workers' compensation workplace injuries in determining the disability of the injured worker. This has led to increased severity on partial permanent disability injuries.

     In 1996, the Company experienced $20,147 in adverse loss development on net loss and LAE reserves estimated at December 31, 1995. The increase for prior accident year loss and LAE reserves is primarily attributable to increases in the estimates for the 1995 accident year, primarily due to changes in the Company's average claim severity. On a per claim basis, the average gross case loss reserve for the 1995 accident year increased 55.2% from 1995 to 1996, and the average gross case loss paid for the 1995 accident year increased 37.8% from 1995 to 1996.

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

     In 1995, the Company experienced $26,866 in favorable loss development on net loss and LAE reserves estimated at December 31, 1994. The decrease in prior accident year loss and LAE reserves is primarily attributable to reductions in the estimates for the 1993 and 1994 accident years. The favorable impact of the reforms passed by the California State Legislature in 1993 related to fraudulent claims, as well as the impact from the Company's continued use of managed care techniques, including network utilization and medical case management, also contributed to the reduction in the prior year loss estimates.

6. INCOME TAXES

     Income tax expense (benefit) for the years ended December 31, 1997, 1996, and 1995 is composed of the following amounts:

                                                  1997       1996      1995
                                                --------    ------    -------
Current.......................................  $(26,039)   $ (112)   $16,619
Deferred......................................    (2,808)    3,046     (3,667)
                                                --------    ------    -------
          Total...............................  $(28,847)   $2,934    $12,952
                                                ========    ======    =======

     A reconciliation of the statutory federal income tax rate and the effective income tax rate is as follows for the years ended December'31:

                                                       1997     1996     1995
                                                       -----    -----    ----
Income taxes at statutory rates......................  (35.0)%   35.0%   35.0%
Effect of tax-exempt interest........................  (16.1)   (24.8)   (9.6)
Other................................................    1.6      0.2     0.1
                                                       -----    -----    ----
          Total......................................  (49.5)%   10.4%   25.5%
                                                       =====    =====    ====

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

     The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31 are presented below:

                                                           1997        1996
                                                         --------    --------
Deferred tax assets:
  Allowance for doubtful accounts......................  $  4,844    $  4,021
  Accrued compensation.................................       794         376
  Accrued expenses.....................................       577         512
  Loss reserve discounting.............................    27,678      23,745
  Unearned premium liability...........................     3,150       2,335
  Policyholder dividends...............................       912         984
  Other, net...........................................        40          11
                                                         --------    --------
          Total deferred tax assets....................    37,995      31,984
                                                         ========    ========
Deferred tax liabilities:
  Bond discount........................................      (453)       (752)
  Depreciable and amortizable property.................   (10,735)     (8,597)
  Policy acquisition costs.............................    (8,344)     (6,981)
  Unrealized gain on available-for-sale investments....    (2,656)       (989)
                                                         --------    --------
          Total deferred tax liabilities...............   (22,188)    (17,319)
                                                         --------    --------
Net deferred tax assets................................  $ 15,807    $ 14,665
                                                         ========    ========

7. REINSURANCE

     Under reinsurance agreements, the Company cedes various amounts of risk to other insurance companies. A contingent liability exists with respect to reinsured losses which would become an actual liability of the Company in the event that the reinsurers should be unable to meet the obligations assumed by them under the reinsurance agreements. The Company regularly evaluates the financial condition of its reinsurers. Based on this evaluation, management believes the reinsurers are creditworthy and that any potential losses on these arrangements will not have a material impact on the Company.

     Effective January 1, 1996, the Company's insurance subsidiaries, CalComp, BICO and CBIC, entered into a reinsurance pooling agreement. The agreement applies to calendar year 1996 and subsequent net premiums earned, accident year 1996 and subsequent net loss and loss adjustment expenses incurred, and underwriting expenses. Effective January 1, 1997, an additional affiliate, CCIC, became a member of the agreement. The pooling percentages at December 31 were as follows:

                                                              1997     1996
                                                              -----    -----
CalComp.....................................................   72.0%    83.5%
BICO........................................................   25.0     15.0
CBIC........................................................    1.5      1.5
CCIC........................................................    1.5       --
                                                              -----    -----
          Total.............................................  100.0%   100.0%
                                                              =====    =====

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

     CalComp acts as the lead company and assumes all gross business of the pooling participants, and cedes to the participants their percentage of the combined results. All authorized lines and types of business are subject to the pooling arrangement.

     Effective July 1, 1996, the Company entered into a quota share reinsurance agreement with General Reinsurance Corporation ("Gen Re") wherein Gen Re assumed a 30% share of net premiums and related losses and allocated loss adjustment expenses. Effective January 1, 1997, the quota share percentage on this agreement was reduced to 7.5%, and effective July 1, 1997, this agreement was terminated. Effective June 30, 1997, the Company commuted its 1990 - 1994 quota share reinsurance agreement with Gen Re. Under terms of the commutation, Gen Re paid $7,581 for ceded loss reserves of $7,259 and ceded loss adjustment expense reserves of $570 offset by a $248 return of ceded commissions.

     Effective January 1, 1997, the Company entered into a six-month aggregate excess of loss reinsurance agreement with Gen Re which provides coverage in excess of $1,000 per occurrence. The agreement contains two layers of coverage, the first, with a maximum of $37,250 in excess of the Company's retention of $153,500 and the second, with a maximum of $5,500 in excess of the Company's retention of $235,000. Premium for this coverage is based on the loss ratio and consists of a fixed premium of $2,000 plus a variable reinsurance premium equal to 14.6% of net loss sustained by the Company with a minimum of $28,000 and a maximum of $31,500.

     Effective July 1, 1997, a second six-month aggregate excess of loss agreement was entered into with Gen Re which provides coverage in excess of $1,000 per occurrence. The agreement also contains two layers of coverage, the first, with a maximum of $75,000 in excess of the Company's retention of $150,977 and the second, with a maximum of $13,000 in excess of the Company's retention of $251,251. Premium for this coverage is based on the loss ratio and consists of a fixed premium of $4,000 plus a variable reinsurance premium equal to 24.77% of net loss sustained by the Company with a minimum of $56,000 and a maximum of $60,500.

     The Company maintains specific excess reinsurance with various reinsurers which provides coverage in excess of $1,000 per occurrence for 1997 and 1996. The agreements provide coverage up to a maximum of $200,000 per occurrence, including the Company's retention for 1997 and 1996.

     In addition, effective April 1, 1995, the Company entered into an excess of loss treaty with FH Assurance Company ("FHAC"), an affiliated reinsurer. The treaty provides coverage for $100 in excess of $400 per occurrence for those policies written in California through December 31, 1996, and, nationwide, thereafter. Effective January 1, 1998, the treaty with FHAC was terminated.

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

     The effect of reinsurance on premiums written, change in unearned premiums and losses and LAE for each of the years ended December 31, are shown in the following tables.

                                             1997         1996         1995
                                           ---------    ---------    --------
Premiums written:
  Gross..................................  $ 668,906    $ 641,113    $421,422
  Ceded..................................   (141,981)    (150,746)    (24,345)
                                           ---------    ---------    --------
Net premiums written.....................  $ 526,925    $ 490,367    $397,077
                                           =========    =========    ========
Change in unearned premiums:
  Gross..................................  $     994    $  20,198    $  6,103
  Ceded..................................     10,659      (10,659)         --
                                           ---------    ---------    --------
Net change in unearned premiums..........  $  11,653    $   9,539    $  6,103
                                           =========    =========    ========
Losses and loss adjustment expenses:
  Losses and loss adjustment expenses....  $ 601,688    $ 468,533    $254,401
  Reinsurance recoveries.................   (158,484)     (86,636)     (8,879)
                                           ---------    ---------    --------
Net loss and loss adjustment expenses....  $ 443,204    $ 381,897    $245,522
                                           =========    =========    ========

     The Company has an aggregate unsecured recoverable for losses, paid and unpaid, including incurred but not reported, LAE and unearned premiums from individual reinsurers in excess of 3% of the Company's surplus at December 31 as follows:

                                                           1997        1996
                                                         --------    --------
General Reinsurance Corporation........................  $194,462    $122,205
                                                         ========    ========

     In connection with the sale of the Company to Superior, the Company has obtained a binding commitment for an Aggregate Excess of Loss reinsurance agreement with a third-party reinsurer. The agreement will provide $150,000 of adverse loss development indemnification on the Company's December 31, 1997 loss and LAE reserves.

     In addition, the Company has obtained a binding commitment for a second Aggregate Excess of Loss reinsurance agreement providing $25,000 of adverse loss development indemnification for claims which have occurred during the period from January 1, 1998 until the date at which the sale transaction closes.

8. PROPERTY AND EQUIPMENT

                                                            1997       1996
                                                           -------    -------
Property and equipment...................................  $20,826    $13,483
Leasehold improvements...................................    2,875      2,708
Accumulated depreciation.................................   (9,145)    (6,269)
                                                           -------    -------
Net property and equipment...............................  $14,556    $ 9,922
                                                           =======    =======

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

9. STATUTORY SURPLUS AND DIVIDEND RESTRICTIONS

     CalComp and CBIC are domiciled in the State of California, BICO is domiciled in the State of Delaware and CCIC is domiciled in the State of New York. Each entity prepares its statutory financial statements in accordance with accounting practices prescribed or permitted by the respective Departments of Insurance ("DOI"). Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed.

     CalComp's statutory policyholders' surplus as reported to regulatory authorities was $204,330 and $223,964 at December 31, 1997, and 1996, respectively. CalComp's statutory net income (loss), as reported to regulatory authorities, was $(17,607), $17,642, and $30,087 for the years ended December 31, 1997, 1996 and 1995, respectively.

     BICO's statutory policyholders' surplus as reported to regulatory authorities was $38,644 and $54,142 at December 31, 1997, and 1996, respectively. BICO's statutory net income (loss), as reported to regulatory authorities, was $(11,842), $1,180, and $(751) for the years ended December 31, 1997, 1996 and 1995, respectively.

     CBIC's statutory policyholders' surplus as reported to regulatory authorities was $8,402 and $7,942 at December 31, 1997, and 1996, respectively. CBIC's statutory net income, as reported to regulatory authorities, was $350, $925 and $ 59 for the years ended December 31, 1997, 1996 and 1995 respectively.

     CCIC's statutory policyholders' surplus as reported to regulatory authorities was $6,734 and $7,462 at December 31, 1997, and 1996, respectively. CCIC's statutory net income (loss), as reported to regulatory authorities, was $(918), $2,059, and $(2,286) for the years ended December 31, 1997, 1996 and
1995, respectively.

     Insurance companies are subject to insurance laws and regulations established by the states in which they transact business. The laws of various states establish supervisory agencies with broad administrative and supervisory powers. Most states have also enacted legislation regulating insurance holding company systems, including acquisitions, extraordinary dividends, the terms of affiliate transactions, and other related matters. CalComp, CBIC, BICO and CCIC have registered as holding company systems pursuant to such legislation in California, Delaware and New York. The NAIC has formed committees and appointed advisory groups to study and formulate regulatory proposals on such diverse issues as the use of surplus debentures and accounting for reinsurance transactions. It is not possible to predict the future impact of changing state and federal regulation on the operations of insurance entities.

     The Risk Based Capital Model ("RBC") for property and casualty insurance companies was adopted by the NAIC in December of 1993, and, starting in 1995, companies were required to report their RBC ratios to the NAIC. CalComp, BICO, CBIC and CCIC have calculated and met their RBC requirements.

     Insurance companies are also subject to restrictions affecting the amount of stockholder dividends and advances that may be paid within any one year without DOI prior approval. The California Insurance Code provides that the maximum amount that may be paid as dividends on an annual non-cumulative basis without prior notice to, or approval by, the DOI is the greater of (1) net income for the preceding year or (2) 10% of statutory surplus as of the preceding December 31. At December 31, 1997, CalComp and CBIC could pay stockholder dividends in 1998 of $20,433 and $840, respectively. The Delaware Insurance Code provides that an insurer may not declare or pay a dividend or other distribution from any source other than earned surplus, without DOI prior approval. At December 31, 1997, BICO had negative unassigned funds and as such, cannot

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

declare and pay any stockholders dividends in 1998 without the prior approval of the Delaware Commissioner of Insurance. The maximum amount of dividends which can be paid by State of New York insurance companies to stockholders without prior approval is subject to restrictions relating to statutory earned surplus. CCIC's statutory surplus at December 31, 1997, was $6,734. At December 31, 1997, CCIC had negative earned surplus and, as such, cannot declare and pay any stockholders dividends in 1998 without the prior approval of the New York Commissioner of Insurance. In May 1998, CCIC received a capital contribution of $1,500 from BIG.

10. TRANSACTIONS WITH AFFILIATES

     ReviewCo. (a non-insurance subsidiary) paid stockholder dividends which have been accounted for as capital contributions to BIG of $10,800, $1,750 and $0 in 1997, 1996 and 1995, respectively. ReviewCo. also paid BIG $57 under an Administrative Services Agreement effective in 1997.

     BIG's insurance subsidiaries entered into various agreements for Medical Bill Review Services with ReviewCo. wherein the companies utilize the services of ReviewCo. to provide managed care services and review of medical bills for duplicate, unauthorized and excessive charges. The amounts paid to ReviewCo. totaled $14,429, $12,263 and $6,010 in 1997, 1996 and 1995, respectively.

     CBIC entered into a Letter of Agreement by and on behalf of FHC and ReviewCo., effective July 1, 1995, wherein CBIC and FHC provide network access to their provider network to ReviewCo. in return for administrative services performed by ReviewCo. The net amounts paid by ReviewCo. totaled $1,590, $701 and $247 in 1997, 1996 and 1995, respectively.

     Effective October 1, 1997, BIG entered into an Administrative Services Agreement with FHS wherein FHS provides administrative and financial services to BIG and its subsidiaries. The amount paid to FHS in 1997 totaled $2,146.

     CalComp entered into a Loan Agreement with Foundation Health Corporation ("FHC"), the Company's immediate parent and a wholly-owned subsidiary of FHS, effective August 23, 1994, wherein it loaned FHC $10,000. The amounts paid for interest by FHC to CalComp were $775, $774 and $777 in 1997, 1996 and 1995, respectively.

     FHC made capital contributions of $35,000 and $2,422 to the Company in 1995.

     CalComp entered into an administrative services agreement with Foundation Health, a California Health Plan ("FHCA"), and affiliate, effective September 1, 1994, wherein the company provides certain non-discretionary support services to each other with regard to coverage issued under a jointly written Combined Care program. This agreement was superseded by an administrative services agreement between BIG, FHS and FHCA, effective October 1, 1997.

     BIG's insurance subsidiaries utilize the services of FIRMS to provide claims adjusting and administration services on some of its policies. The amounts paid to FIRMS totaled $512, $508 and $45 in 1997, 1996 and 1995, respectively.

     BIG utilizes the services of Axis Integrated Resources, Inc. ("AXIS") (formerly Claims Technical Services, Inc.), an affiliate, to provide temporary employment services. The amounts paid to AXIS totaled $660, $149 and $242 in 1997, 1996 and 1995, respectively.

     Foundation Health Corporation made loans to BIG totaling $130,000 in May ($75,000) and August ($55,000) of 1996. The notes accrue interest at an annual rate of 6.75% per annum. Interest paid on the notes

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

totaled $8,363 and $3,423 in 1997 and 1996, respectively. Principal payments were made on the notes in the amounts of $1,750, $4,500 and $2,000 in June 1996, February 1997 and June 1997, respectively. The balance of the two notes at December 31, 1997 and 1996 were $121,750 and $128,250, respectively. Interest payable on the notes at December 31, 1997 and 1996 was $870 and $907, respectively. Effective January 1, 1998, the annual interest rate on the notes was increased to 7.75%.

     CalComp purchased four health care centers and land from Foundation Health Medical Services ("FHMS") for $31,114 in 1995. Subsequent to the purchase, as of September 29, 1995, CalComp leased the care centers to Foundation Health Medical Group. Rental income earned on these properties from affiliates at December 31, 1997, 1996 and 1995 was $0, $2,773, and $755, respectively. In November 1996, in conjunction with the sale of FHC's physician practices and medical management company to FPA Medical Management, Inc. ("FPA"), an unaffiliated company, three properties previously leased to FHC were leased to FPA.

11. EMPLOYEE BENEFIT PLANS

     The Company's employees participated in the FHC 401(k) Plan (the "Plan"), a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code, until August 31, 1997. Effective September 1, 1997, the FHC Plan was merged into the FHS 401(k) Plan. Substantially all of the Company's employees are eligible to participate in the Plan. Under the Plan, the Company makes matching contributions equal to 50% of a participant's salary deferral up to a maximum of 6%, which is equal to a maximum of 3% of each participating employee's compensation. The Company's contribution to the Plan totaled $929, $742 and $608 for the years ended December 31, 1997, 1996 and 1995, respectively.

     Certain members of management and highly compensated employees participate in a deferred compensation plan which allows the participants to defer payment of up to 90% of their compensation. In connection with the FHC and Health Systems International, Inc. 1997 merger, the plan was frozen in May 1997, at which time each participant's account was credited with three times the 1996 Company match (or a lesser amount for certain prior participants) and each participant became 100% vested in all such contributions. The current provisions with respect to the form and timing of payments under the plan remain unchanged. The Company's expense relating to these benefits totaled $795, $652 and $605 for the years ended December 31, 1997, 1996 and 1995, respectively.

12. COMMITMENTS

     The Company is obligated under several non-cancellable operating leases for office facilities and certain equipment. These leases contain rent adjustment provisions to compensate the lessor for increases in operating costs.

     Future minimum lease payments under the operating leases are as follows:

1998.......................................................  $ 8,874
1999.......................................................    7,245
2000.......................................................    6,392
2001.......................................................    5,299
2002.......................................................    1,591
Thereafter.................................................    1,675
                                                             -------
          Total minimum lease payments.....................  $31,076
                                                             =======

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

     Rental expenses totaled approximately $8,696, $8,389, and $7,333 for the years ended December 31, 1997, 1996 and 1995 respectively.

13. LITIGATION

     In the ordinary course of its business, the Company is a party to claims and legal actions. The Company also undergoes regulatory audits with respect to operations. After consulting with legal counsel, management is of the opinion that any liability that may ultimately be incurred as a result of these claims, legal actions or audits will not have a material adverse effect on the financial position or results of operations of the Company.

14. PREPAID EXPENSES AND OTHER ASSETS

     A summary of prepaid and other assets at December 31 is as follows:

                                                          1997         1996
                                                         -------      -------
Deposits...............................................  $ 1,652      $ 1,193
Notes receivable.......................................    1,258           --
Prepaid expenses.......................................      681        1,448
Other..................................................    1,782           19
                                                         -------      -------
          Total........................................  $ 5,373      $ 2,660
                                                         =======      =======

15. ACCOUNTS PAYABLE AND OTHER LIABILITIES

     A summary of accounts payable and other liabilities at December 31 is as follows:

                                                          1997         1996
                                                         -------      -------
Premium taxes, regulatory and assessment fees..........  $ 8,905      $ 9,172
Payables to affiliates.................................   10,443        3,019
Accrued expenses and other payables....................   10,562        6,617
Payable for investments................................   10,430        3,049
Salary and related expenses............................    3,503        2,306
                                                         -------      -------
          Total........................................  $43,843      $24,163
                                                         =======      =======

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.
                       CONDENSED COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                               MARCH 31,     DECEMBER 31,
                                                                 1998            1997
                                                              -----------    ------------
                                                              (UNAUDITED)
ASSETS
INVESTMENTS:
Fixed maturities:
  Available for sale........................................  $  656,829      $  611,163
  Held to maturity..........................................      14,020          14,059
Real estate.................................................      29,658          29,821
Promissory note.............................................      10,000          10,000
Short-term investments......................................      96,649          68,558
                                                              ----------      ----------
          TOTAL INVESTMENTS.................................     807,156         733,601
Cash and cash equivalents...................................     (15,330)         29,570
Reinsurance receivable......................................     216,101         229,521
Premiums receivable.........................................      91,592          94,944
Less: Allowance.............................................     (15,686)        (14,936)
Earned but unbilled premiums................................      22,155          24,401
Accrued investment income...................................      11,092          10,605
Deferred policy acquisition costs...........................      24,681          23,841
Property & equipment, net...................................      15,557          14,556
Goodwill and other intangible assets, net...................      13,951          14,266
Deferred income taxes.......................................      17,793          15,807
Income taxes receivable.....................................      10,506          40,857
Other assets................................................       5,454           5,373
                                                              ----------      ----------
          TOTAL ASSETS......................................  $1,205,022      $1,222,406
                                                              ==========      ==========
LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES
Reserves for losses and loss expenses.......................  $  713,473      $  728,421
Unearned premium reserve....................................      49,469          45,004
Notes payable...............................................     121,750         121,750
Reinsurance payable.........................................      24,571          28,027
Accrued expenses and accounts payable.......................      30,307          30,900
Accrued dividends to policyholders..........................       2,823           3,015
Other liabilities...........................................      15,608          12,943
                                                              ----------      ----------
          TOTAL LIABILITIES.................................     958,001         970,060
STOCKHOLDER'S EQUITY:
Common stock and Invested capital...........................     167,416         167,416
Retained earnings...........................................      75,879          80,060
Unrealized investment holding gains (losses)................       3,726           4,870
                                                              ----------      ----------
          TOTAL STOCKHOLDER'S EQUITY........................     247,021         252,346
                                                              ==========      ==========
          TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY........  $1,205,022      $1,222,406
                                                              ==========      ==========

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

                   CONDENSED COMBINED STATEMENT OF OPERATIONS
                   THREE MONTHS ENDED MARCH 31, 1998 AND 1997
                                 (IN THOUSANDS)

                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              --------------------------
                                                                 1998           1997
                                                              (UNAUDITED)    (UNAUDITED)
REVENUES:
  Gross premiums earned.....................................   $146,512       $158,473
  Ceded premiums earned.....................................     (6,900)       (37,085)
                                                               --------       --------
          Net premiums earned...............................    139,612        121,388
  Net investment income.....................................      9,627          9,574
  Realized capital gains....................................        226             --
  Other income..............................................        166            853
                                                               --------       --------
          TOTAL REVENUE.....................................    149,631        131,815
EXPENSES:
  Losses and loss adjustment expenses incurred..............    114,286         83,967
  Other underwriting expenses...............................     39,055         31,406
  Dividends to policyholders................................        120             --
  Depreciation..............................................        883            699
  Amortization..............................................        309             68
  Interest expense..........................................      2,359          2,128
  Administrative expense....................................      2,194             --
                                                               --------       --------
          TOTAL COSTS AND EXPENSES..........................    159,206        118,268
INCOME BEFORE INCOME TAXES..................................     (9,575)        13,547
Provision for federal income tax expense....................     (5,394)         2,746
                                                               --------       --------
          NET INCOME........................................   $ (4,181)      $ 10,801
                                                               ========       ========
RATIOS TO NET PREMIUMS EARNED:
  Losses and loss adjustment expenses incurred..............       81.9%          69.2%
  Other underwriting expenses...............................       28.0%          25.9%
  Dividends to policyholders................................        0.1%           0.0%
  Depreciation..............................................        0.6%           0.6%
                                                               --------       --------
                                                                  110.6%          95.7%
                                                               ========       ========

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.
        CONDENSED COMBINED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              NET
                                                           UNREALIZED                            TOTAL
                                                           GAIN(LOSS)                        STOCKHOLDER'S
                                                         ON INVESTMENTS   INVESTED CAPITAL      EQUITY
Balance as at December 31, 1996........................       1,799            266,093          267,892
Net income (loss)......................................                        (29,417)         (29,417)
Capital contributions..................................                         10,800           10,800
Unrealized gain on available for sale investments, net
  of deferred taxes....................................       3,071                               3,071
                                                            -------           --------         --------
Balance as at December 1997............................     $ 4,870           $247,476         $252,346
                                                            -------           --------         --------
Net income (loss)......................................                         (4,181)          (4,181)
Unrealized gain (loss) on available for sale
  investments, net of deferred taxes...................      (1,144)                             (1,144)
                                                            -------           --------         --------
Balance as at March 31, 1998...........................     $ 3,726           $243,295         $247,021
                                                            =======           ========         ========

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

                  CONDENSED COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED MARCH 31,
                                                              ----------------------------
                                                                 1998              1997
                                                              ----------        ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................   $ (4,181)         $ 10,801
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities:
     Amortization of bonds..................................      1,189             1,035
     Depreciation on real estate............................        163               149
     Depreciation on property, plant & equipment............        883               699
     Loss (gain) on sale of investments.....................       (226)               --
     Amortization of goodwill and intangible assets.........        315               193
     (Increase) decrease in reinsurance recoverables........      9,288           (22,398)
     (Increase) decrease in premiums receivable.............      4,102             1,315
     (Increase) decrease in earned but unbilled
      receivables...........................................      2,246             1,795
     (Increase) decrease in accrued investment income.......       (487)            1,367
     (Increase) decrease in receivable from insurer.........      4,132                --
     (Increase) decrease in deferred policy acquisition
      costs.................................................       (840)           (3,618)
     (Increase) decrease in income taxes receivable.........     30,351              (576)
     (Increase) decrease in prepaid reinsurance premiums....         --             7,328
     (Increase) decrease in deferred income taxes...........     (1,354)              989
     (Increase) decrease in prepaid and other assets........        (81)              561
     (Increase) decrease in loss and loss adjustment
      expenses..............................................    (14,948)           21,467
     (Increase) decrease in unearned premium reserves.......      4,465             5,451
     (Increase) decrease in reinsurance payable.............     (3,456)           (2,228)
     (Increase) decrease in policyholder dividend payable...       (192)               --
     (Increase) decrease in accounts payable and other
      liabilities...........................................      2,072            (4,331)
                                                               --------          --------
          Total adjustments.................................     37,622             9,198
                                                               --------          --------
          Net cash provided by (used in) operating
            activities......................................     33,441            19,999
                                                               --------          --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of bonds available for sale.....................    (89,024)          (39,887)
  Sales of bonds available for sale.........................     40,620            23,314
  Maturities of bonds:
     Bonds held to maturity.................................         39                40
  Purchases of property, plant & equipment..................     (1,884)             (379)
  Purchases of real estate..................................          0            (1,287)
                                                               --------          --------
          Net cash provided by (used in) investing
            activities......................................    (50,249)          (18,199)
                                                               --------          --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on long-term debt......................         --            (4,500)
  Capital contributions.....................................         --             4,500
                                                               --------          --------
          Net cash provided by (used in) financing
            activities......................................         --                --
                                                               --------          --------
Net Increase (Decrease) in Cash and Cash Equivalents........    (16,808)            1,800
Cash and Cash Equivalents at Beginning of Quarter...........     98,128            25,861
                                                               --------          --------
Cash and Cash Equivalents at End of Quarter.................   $ 81,320          $ 27,661
                                                               ========          ========

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
                   THREE MONTHS ENDED MARCH 31, 1998 AND 1997
                                  (UNAUDITED)

NOTES A.1 SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES AND BASIS OF PRESENTATION

     Business Insurance Group, Inc. ("BIG"), is an insurance holding company and ultimately a wholly owned subsidiary of Foundation Health Systems, Inc. ("FHS"). BIG serves as the immediate parent company for four workers' compensation insurance subsidiary companies, as well as certain non-insurance entities. On May 5, 1998, FHS entered into a definitive agreement to sell BIG and its four insurance subsidiaries (California Compensation Insurance Company ("CalComp"), Business Insurance Company ("BICO"), Combined Benefits Insurance Company ("CBIC"), and Commercial Compensation Insurance Company ("CCIC")) to Superior National Insurance Group, Inc. ("Superior") of Calabasas, California. The transaction, subject to customary closing conditions including regulatory approvals and a favorable vote from Superior's shareholders, is expected to close in the fourth quarter of 1998.

     The accompanying combined financial statements include the accounts of BIG and its insurance subsidiaries, CalComp, BICO, CBIC and CCIC. BIG is also the parent company of Foundation Integrated Risk Management Solutions, Inc. ("FIRMS"), which is a workers' compensation risk management and third party claims administrator, and Foundation Health Medical Resources Management ("ReviewCo."), which provides bill review, access to provider networks and other managed care service for workers' compensation carriers and third party administrators. FIRMS and ReviewCo. are not included in the sale to Superior. Therefore, for the purposes of this report, the operations, assets and liabilities of these non-insurance subsidiaries are not included in the accompanying financial statements. Also, under the terms of the agreement with Superior, certain assets and liabilities (including the note from parent, long-term debt due to parent and other intercompany balances), will be settled at or prior to the closing of the transaction. In addition, investment real estate will be purchased by FHS at book value prior to or at the closing date of the transaction.

NOTE A.2 LOSSES AND LOSS ADJUSTMENT EXPENSES ("LAE")

     Losses and LAE are estimates on case-basis amounts of reported claims and unreported losses and loss adjustment expenses based on experience and industry data. The provision for unpaid losses and loss adjustment expenses, net of estimated salvage and subrogation, has been established to cover the estimated net cost of incurred claims. The amounts are necessarily based on estimates, and accordingly, there can be no assurance the ultimate liability will not differ from such estimates.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Superior National Insurance Group, Inc.:

We have audited the accompanying consolidated balance sheets of Pac Rim Holding Corporation and subsidiaries as of December 31, 1996 (as restated -- see Note 2) and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996 (restated as to 1996 -- see Note 2). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pac Rim Holding Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick, LLP

Los Angeles, California
August 28, 1997

                  PAC RIM HOLDING CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                     ASSETS

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                 1996         1995
                                                              ----------    --------
                                                              (RESTATED)
Investments:
  Bonds, available-for-sale at fair value (amortized cost
     $55,245 and $119,314)..................................   $ 54,759     $121,771
  Short-term investments (at cost, which approximates fair
     value).................................................     56,794        7,260
                                                               --------     --------
          Total investments.................................    111,553      129,031
Cash........................................................      1,731          773
Reinsurance recoverable on outstanding losses...............      3,124        3,884
Reinsurance receivable on paid losses.......................        785          184
Premiums receivable, less allowance for doubtful accounts of
  $2,516 (Restated) and $1,221..............................     14,278       11,616
Earned but unbilled premiums................................      4,142        4,880
Investment income receivable................................        609        2,207
Deferred policy acquisition costs...........................      1,065          974
Property and equipment, less accumulated depreciation and
  amortization of $4,978 and $3,803.........................      4,411        2,434
Unamortized debenture issue costs...........................      1,063        1,468
Federal income taxes recoverable............................         --        1,456
Deferred federal income taxes, net..........................      8,745        8,348
Prepaid reinsurance premiums................................        198          227
Other assets................................................      3,731        1,569
                                                               --------     --------
          Total Assets......................................   $155,435     $169,051
                                                               ========     ========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Reserve for losses and loss adjustment expenses.............   $100,588     $ 96,525
Convertible debentures payable, less unamortized discount of
  $1,059 and $1,393.........................................     18,941       18,607
Unearned premiums...........................................      6,917        5,715
Reserve for policyholder dividends..........................        364          381
Obligation under capital lease..............................      1,203           --
Accrued expenses and accounts payable.......................      8,148        3,668
                                                               --------     --------
          Total Liabilities.................................    136,161      124,896
Commitments and contingencies
Stockholders' Equity:
  Preferred Stock:
     $.01 par value -- shares authorized 500,000; none
      issued and outstanding................................         --           --
  Common Stock:
     $.01 par value -- shares authorized 35,000,000 issued
      and outstanding 9,528,200.............................         95           95
Additional paid-in capital..................................     29,624       29,624
Warrants....................................................      1,800        1,800
Unrealized gain (loss) on available-for-sale securities,
  net.......................................................       (324)       1,622
Retained earnings (deficit).................................    (11,921)      11,014
                                                               --------     --------
Net Stockholders' Equity....................................     19,274       44,155
                                                               --------     --------
          Total Liabilities and Stockholders' Equity........   $155,435     $169,051
                                                               ========     ========

                See notes to consolidated financial statements.

                  PAC RIM HOLDING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                                1996        1995       1994
                                                             ----------    -------    -------
                                                             (RESTATED)
REVENUES:
  Net premiums earned......................................   $ 82,654     $76,016    $92,894
  Net investment income....................................      7,013       8,089      6,514
  Realized capital gains...................................      1,640         453         --
  A&H commission income....................................          8          --         --
                                                              --------     -------    -------
          Total revenue....................................     91,315      84,558     99,408
COSTS AND EXPENSES:
  Losses and loss adjustment expenses......................     79,890      50,957     63,788
  Amortization of policy acquisition costs -- net..........     14,672      18,647     19,565
  Administrative, general, and other.......................     16,752      11,662     11,927
  Policyholder dividends...................................        (11)        132      1,301
  Interest expense.........................................      2,341       2,306        857
                                                              --------     -------    -------
          Total costs and expenses.........................    113,644      83,704     97,438
                                                              --------     -------    -------
Income (loss) before income taxes..........................    (22,329)        854      1,970
Income tax expense.........................................        606         279        812
                                                              --------     -------    -------
NET INCOME (LOSS)..........................................   $(22,935)    $   575    $ 1,158
                                                              ========     =======    =======
PER SHARE DATA:
  NET INCOME (LOSS) PRIMARY AND FULLY DILUTED..............   $  (2.41)    $   .06    $  0.12
                                                              ========     =======    =======

                See notes to consolidated financial statements.

                  PAC RIM HOLDING CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              (AMOUNTS IN THOUSANDS, EXCEPT FOR NUMBER OF SHARES)

                                                                                  UNREALIZED
                                                                                  GAIN (LOSS)
                                        COMMON STOCK                                  ON
                                     ------------------                           AVAILABLE-
                                      NUMBER              ADDITIONAL               FOR-SALE     RETAINED
                                        OF                 PAID-IN                SECURITIES,   EARNINGS
                                      SHARES     AMOUNT    CAPITAL     WARRANTS       NET       (DEFICIT)    TOTAL
                                     ---------   ------   ----------   --------   -----------   ---------   -------
Balance at January 1, 1994.........  9,528,200    $95      $29,624          --           --     $  9,281    $39,000
Unrealized gain on
  available-for-sale securities at
  January 1, 1994, net.............         --     --           --          --      $    96           --         96
Additional paid in
  capital-warrants.................         --     --           --      $1,800           --           --      1,800
Net income.........................         --     --           --          --           --        1,158      1,158
Change in unrealized loss of
  available-for-sale securities,
  net..............................         --     --           --          --       (4,877)          --     (4,877)
                                     ---------    ---      -------      ------      -------     --------    -------
Balance at December 31, 1994.......  9,528,200     95       29,624       1,800       (4,781)      10,439     37,177
                                     ---------    ---      -------      ------      -------     --------    -------
  Net income.......................         --     --           --          --           --          575        575
  Change in unrealized gain of
    available-for-sale securities,
    net............................         --     --           --          --        6,403           --      6,403
                                     ---------    ---      -------      ------      -------     --------    -------
Balance at December 31, 1995.......  9,528,200     95       29,624       1,800        1,622       11,014     44,155
                                     ---------    ---      -------      ------      -------     --------    -------
Net loss (Restated)................         --     --           --          --           --      (22,935)   (22,935)
Change in unrealized loss of
  available-for-sale securities,
  net..............................         --     --           --          --       (1,946)          --     (1,946)
                                     ---------    ---      -------      ------      -------     --------    -------
Balance at December 31, 1996,
  (Restated).......................  9,528,200    $95      $29,624      $1,800      $  (324)    $(11,921)   $19,274
                                     =========    ===      =======      ======      =======     ========    =======

                See notes to consolidated financial statements.

                  PAC RIM HOLDING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                 1996         1995       1994
                                                              ----------    --------    -------
                                                              (RESTATED)
OPERATING ACTIVITIES
  Net Income (loss).........................................   $(22,935)    $    575    $ 1,158
  Adjustments to reconcile net income (loss) to net cash
     provided (used) by operating activities:
     Depreciation and amortization..........................      2,001        1,421        930
     Provision for losses on premiums receivable............      1,295          150       (143)
     Provision for deferred income taxes....................        606        1,340      1,188
     Realized capital gains.................................     (1,640)        (453)        --
     Changes in:
       Reserve for losses and loss adjustment expenses......      4,063      (20,104)   (19,336)
       Unearned premiums....................................      1,202       (4,202)     1,655
       Reserve for policyholder dividends...................        (17)        (609)    (1,539)
       Ceded reinsurance payable............................         --           --       (252)
       Premiums receivable..................................     (3,219)         255      5,413
       Reinsurance recoverable..............................        159       (1,936)    13,044
       Aggregate excess of loss reinsurance recoverable.....         --           --     10,812
       Prepaid reinsurance premiums.........................         29          153      2,435
       Deferred policy acquisition costs....................        (91)       1,111       (953)
       Income taxes recoverable.............................      1,456       (1,013)     1,916
       Accrued expenses and accounts payable................      4,466          116        319
       Investment income receivable.........................      1,598          148     (1,372)
       Other assets.........................................     (2,162)         229        630
                                                               --------     --------    -------
          NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES..    (13,189)     (22,819)    15,905
                                                               --------     --------    -------
INVESTING ACTIVITIES
  Purchase of investments -- bonds..........................    (47,622)     (40,524)   (67,788)
  Sales of investments -- bonds.............................    104,172       61,343         --
  Maturity and calls of investments -- bonds................      9,080        1,028      7,228
  Additions to property and equipment.......................     (1,949)        (836)      (918)
                                                               --------     --------    -------
     NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES.......     63,681       21,011    (61,478)
                                                               --------     --------    -------
FINANCING ACTIVITIES
  Proceeds from issuance of convertible debentures..........         --           --     20,000
  Debenture issuance costs..................................         --           --     (2,025)
                                                               --------     --------    -------
     NET CASH PROVIDED BY FINANCING ACTIVITIES..............         --           --     17,975
                                                               --------     --------    -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............     50,492       (1,808)   (27,598)
Cash and cash equivalents at beginning of period............      8,033        9,841     37,439
                                                               --------     --------    -------
     CASH AND CASH EQUIVALENTS AT END OF PERIOD.............   $ 58,525     $  8,033    $ 9,841
                                                               ========     ========    =======
SUPPLEMENTAL DISCLOSURE:
  Interest paid.............................................   $  1,600     $  1,615    $   -0-
                                                               ========     ========    =======
  Income taxes paid.........................................   $    -0-     $     37    $   -0-
                                                               ========     ========    =======

     The Company entered into a capital lease during 1996, to acquire certain operating system hardware and software; the lease obligation at December 31, 1996 was $1,203,000.

                See notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  PAC RIM HOLDING CORPORATION AND SUBSIDIARIES
                               DECEMBER 31, 1996
                                   (RESTATED)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization: Pac Rim Holding Corporation ("Pac Rim Holding") is a holding company that was incorporated in 1987 in Delaware. The accompanying consolidated financial statements include the accounts and operations of the holding company and its subsidiary, The Pacific Rim Assurance Company ("Pacific Rim Assurance") and its subsidiary, Regional Benefits Insurance Services, Inc., (collectively referred to herein as "the Company"). All significant intercompany transactions and balances are eliminated in consolidation. Pacific Rim Assurance is engaged exclusively in the business of writing workers' compensation insurance in California, Arizona, Georgia, Alabama and Texas. Regional Benefits Insurance, Inc. ("RBIS") is an insurance agency.

     Sale of Pac Rim Holding: The previously announced acquisition of Pac Rim Holding by Superior National Insurance Group, Inc. ("SNTL") was completed on April 11, 1997. Pac Rim Holding was acquired for aggregate consideration of $42 million in cash. The $42 million payment by SNTL resulted in the payment of approximately $20 million ($2.105 per share) to Pac Rim Holding's common stockholders, $20 million to Pac Rim Holding's convertible debenture holders, and $2 million to Pac Rim Holding's warrant and option holders.

     Accounting Principles: The accompanying consolidated financial statements are presented on the basis of generally accepted accounting principles ("GAAP"), which differ in some respects from prescribed and permitted statutory accounting practices followed in reports to the Insurance Departments. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners, as well as state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. The principal differences relate to the non-admission of certain assets, examples are, deferred income taxes, deferred policy acquisition costs, earned but unbilled premiums, premiums receivable, and software.

     Earned Premiums: Earned premiums and the liability for unearned premiums are calculated by formula such that the premium written is earned pro rata over the term of the policy. The insurance policies currently written by the Company are for a period of one year or less. Premiums earned include an estimate for earned but unbilled premiums.

     Reserve for Losses and Loss Adjustment Expenses: The reserve for losses and loss adjustment expenses ("LAE") is based on the accumulation of cost estimates for each loss reported prior to the close of the accounting periods and provision for the probable cost of losses that have occurred but have not yet been reported. The Company does not discount such reserves for financial reporting purposes. The methods for making such estimates and for establishing the resulting liabilities are continually reviewed and updated and any adjustments resulting therefrom are included in current operations when determined. While the ultimate amount of losses incurred and the related expense is dependent on future developments, management is of the opinion that, given the inherent variability in any such estimates, the reserve for unpaid losses, and LAE is within a reasonable range of adequacy.

     Policy Acquisition Costs: Policy acquisition costs, such as commissions, premium taxes, and other underwriting costs related to the production and retention of business, are deferred and amortized as the related premiums are earned. Anticipated investment income is considered in determining the recoverability of this asset. Other policy acquisition costs that do not vary with the production of new business are expensed when incurred and are included in administrative, general, and other expenses.

     Policyholder Dividends: Certain policies written by the Company are eligible for policyholder dividends. An estimated provision for policyholder dividends is accrued as the related premiums are earned. Such

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS dividends do not become a legal liability of Pacific Rim Assurance unless, and until, declared by the board of directors.

     Investments: The Company has designated all of its portfolio as "available-for-sale" and accordingly, bonds are carried at market with the unrealized gain (loss) reflected in equity, net of the applicable income taxes. The cost of investments sold is determined by specific identification.

     Property and Equipment: Property and equipment is stated at cost. Depreciation of property and equipment is computed using the straight-line method over an estimated useful life of five years for financial reporting purposes. Leasehold improvements are amortized on the straight-line method over the life of the lease.

     Taxes: The Company recognizes deferred tax assets and liabilities based on the expected future tax consequences of existing differences between financial reporting and tax reporting bases of assets and liabilities and operating loss and tax credit carry forwards for tax purposes. The insurance subsidiary pays premium taxes on gross premiums written in California in lieu of state income taxes.

     Cash and Cash Equivalents: For purposes of the statements of cash flows, certificates of deposit and short-term investments with an original maturity of three months or less, at date of purchase, are considered to be cash equivalents.

     Stockholders' Equity: The issuance of the convertible debentures included issuing detachable warrants to purchase common stock (See Note 6). The value of these warrants was $1,800,000, which was recorded as warrants in the Consolidated Balance Sheets.

     Earnings Per Share: Net income (loss) per share is computed on the basis of the weighted average shares of common stock, plus common stock equivalent shares arising from the effect of the stock options, warrants, and convertible debentures to the extent they are dilutive. (See Notes 6 and 7). The number of shares used in the computation of primary and fully diluted earnings per share for the years ended December 31, 1996, 1995 and 1994 was 9,528,200.

     New Accounting Standards: In October 1995, FASB issued Statement No. 123, "Accounting For Stock-Based Compensation" which established a fair value based method of accounting for stock-based compensation plans. This statement is effective for financial statements with fiscal years beginning after December 15, 1995. The Company elected to continue accounting for stock-based compensation based on Accounting Principles Board (APB) No. 25; and thus, the Company adopted only the disclosure provision of FASB Statement No. 123.

     Fair Values of Financial Instruments: The carrying amounts of financial instruments, other than investment securities, approximate their fair values. For investment securities, the fair values for fixed maturity securities are based on quoted market prices. The carrying amounts and fair values for all investment securities are disclosed in Note 3.

     Reclassifications: Certain prior year amounts in the accompanying financial statements have been reclassified to conform with the 1996 presentation.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 -- RESTATEMENT OF 1996 FINANCIAL STATEMENTS

                                                                        NET
                                                                   STOCKHOLDERS'
                                                       NET LOSS       EQUITY
                                                       --------    -------------
                                                        (AMOUNTS IN THOUSANDS)
As originally stated at December 31, 1996............  $(15,900)      $26,309
Change in EBUB.......................................    (3,385)       (3,385)
Change in allowance for doubtful accounts............    (1,460)       (1,460)
Write-off of deferred merger expenses................      (479)         (479)
Additional accrued expenses and accounts payable.....    (1,278)       (1,278)
Write-off of gain contingencies......................      (433)         (433)
                                                       --------       -------
As restated at December 31, 1996.....................  $(22,935)      $19,274
                                                       ========       =======

     Earned But Unbilled Premiums: Earned but unbilled premiums ("EBUB") represent management's estimate of future additional or return premiums generated by interim and final audits of payroll and rate classification data associated with the Company's expired and inforce workers' compensation policies. EBUB is generally based upon estimated and actual payrolls and rates provided by policyholders, and historical billing patterns adjusted for changes in regulations, pricing, and billing practices and procedures. The Company's former management recorded $7.9 million in EBUB at December 31, 1996.

     Current management attempted to reconcile its estimates with that of prior management's recorded EBUB, and found prior management's methodology to be fundamentally flawed. In light of the flawed methodology used by prior management, current management reduced EBUB by $3.385 million.

     Premiums receivable: At December 31, 1996, the Company had recorded premiums receivable of $15.7 million, net of an allowance of doubtful accounts of $1.1 million. Further, included in the $15.7 million premiums receivable, net of the allowance for doubtful accounts were $1.6 million in premiums receivable that had been turned over to an attorney for collection.

     Based upon information contained in the December 31, 1996, 10-(K) and other sources available to prior management, it was apparent to current management that an additional allowance was required.

     Deferred merger expenses: GAAP provides that certain costs related to an acquisition of another company may be deferred by the acquiring Company. Costs related to the acquisition of the company being acquired may not be deferred. Pac Rim Holdings at December 31, 1996, had improperly deferred $0.479 million in legal and investment banking costs related to its acquisition by SNTL.

     Accrued expenses and accounts payable: At December 31, 1996, former management estimated it had unpaid liabilities of $7.3 million. The current management identified an additional $1.278 million in accrued liabilities and accounts payable relating to legal, commissions, and miscellaneous general and administrative expenses that were substantially known at year-end.

     Gain contingencies: GAAP does not provide for the recognition of a gain prior to its realization. At December 31, 1996, the Company recorded $433,000 in such contingent gains. These gains related to anticipated legal actions that had not gone to trial or had not been settled at December 31, 1996. Therefore, in accordance with GAAP these contingent gains were eliminated from the Consolidated Statements of Operations.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 -- INVESTMENTS

     Major categories of investment income, net of investment expenses, for 1996, 1995 and 1994 are summarized as follows (amounts in thousands):

                                                    YEAR ENDED DECEMBER 31,
                                                   --------------------------
                                                    1996      1995      1994
                                                   ------    ------    ------
Investment Income:
  U.S. Treasury and Other Governmental Agency
     Securities..................................  $4,065    $5,365    $5,508
  Money Market Funds.............................     418       309       291
  Funds Held by Reinsurer........................      --        --       169
  Corporate Bonds................................   2,762     2,655       700
  Tax-Exempt Bonds...............................      --         4       102
  Certificates of Deposit........................      31        22         9
                                                   ------    ------    ------
  Investment Income..............................   7,276     8,355     6,779
  Less: Investment Expenses......................     263       266       265
                                                   ------    ------    ------
Net Investment Income............................  $7,013    $8,089    $6,514
                                                   ======    ======    ======

     Proceeds from the sales of investments in bonds during 1996 were $104,172,000; gross gains of $1,888,000 and gross losses of $248,000 were realized on those sales. Proceeds from the sales of investments in bonds during 1995 were $61,343,000; gross gains of $657,000 and gross losses of $204,000 were realized on those sales. There were no sales of investments in bonds during 1994.

     The amortized cost and fair values of investments in debt securities are summarized as follows (amounts in thousands):

                                                         GROSS         GROSS
                                          AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                            COST         GAINS        (LOSSES)      VALUE
                                          ---------    ----------    ----------    --------
1996
U.S. Treasury and other governmental      $ 28,808       $    5        $(184)      $ 28,629
  agencies..............................
Corporates..............................    13,765            2         (204)        13,563
U.S. agencies...........................    12,341            8         (118)        12,231
Asset backed............................       331            5           --            336
                                          --------       ------        -----       --------
          Total.........................  $ 55,245       $   20        $(506)      $ 54,759
                                          ========       ======        =====       ========
1995
U.S. Treasury and other governmental      $ 68,963       $   17        $(157)      $ 68,823
  agencies..............................
Corporates..............................    33,793        1,886           --         35,679
U.S. agencies...........................    10,546          418           --         10,964
Asset backed............................     6,012          293           --          6,305
                                          --------       ------        -----       --------
          Total.........................  $119,314       $2,614        $(157)      $121,771
                                          ========       ======        =====       ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The amortized cost and fair value of debt securities at December 31, 1996, by contractual maturity are summarized as follows (amounts in thousands):

                                                          AMORTIZED     FAIR
                                                            COST        VALUE
                                                          ---------    -------
    Due in 1997.......................................     $10,701     $10,696
    Due 1998 - 2001...................................      44,544      44,063
                                                           -------     -------
                                                           $55,245     $54,759
                                                           =======     =======

     The expected maturities will differ from contractual maturities in the preceding table, because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties. At December 31, 1996, debt securities and short-term investments with a fair value of $105,301,000 were on deposit to meet the Company's statutory obligation under insurance department regulations.

NOTE 4 -- RESERVE FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

     The Company recognized adverse development during 1996, for the accident years 1995 and prior. Despite experiencing favorable trends in the overall frequency and severity of claims for the 1995 and 1996 accident years, the Company and its internal and independent actuaries observed development patterns in the 1990-1994 accident years that were volatile when compared to previous historical patterns. In particular, 1990-1992, were very difficult accident years to predict, due to the impact of fraud and stress claims from adverse economic conditions. The 1993-1994 accident years were very favorable transition years, following legislative reforms to the workers' compensation benefits system. Nevertheless, it was unclear how each of those years ultimately would develop, and how subsequent accident year patterns would thus be affected, given paid loss and case reserve activity during 1996.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The following table provides a reconciliation of beginning and ending loss and LAE reserves for the years 1996, 1995, and 1994. All reserve totals are net of reinsurance deductions. There are no material differences between the Company's reserves for losses and LAE calculated in accordance with GAAP and those reserves calculated based on statutory accounting practices.

       RECONCILIATION OF RESERVE FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

                                                YEAR ENDED DECEMBER 31,
                                           ----------------------------------
                                              1996         1995        1994
                                           ----------    --------    --------
                                           (RESTATED)
                                                 (AMOUNTS IN THOUSANDS)
Liability for losses and LAE, net of
  reinsurance recoverables on unpaid
  losses, at beginning of year...........   $ 92,641     $114,709    $111,109
Provisions for losses and LAE, net of
  reinsurance recoverable:
  Current accident year..................     62,244       49,962      60,989
  Prior accident years...................     17,646          995       2,799
                                            --------     --------    --------
Incurred losses during the current year,
  net of reinsurance recoverable.........     79,890       50,957      63,788
Losses and LAE payment for claims, net of
  reinsurance recoverable, occurring
  during:
  Current year...........................     16,398       13,473      13,641
  Prior years............................     58,669       59,552      46,547
                                            --------     --------    --------
                                              75,067       73,025      60,188
                                            --------     --------    --------
Liability for losses and LAE, net of
  reinsurance recoverable on unpaid
  losses, at end of year.................     97,464       92,641     114,709
Reinsurance recoverable, at end of
  year...................................      3,909        4,068       2,132
Less reinsurance recoverable on paid
  losses.................................       (785)        (184)       (212)
                                            --------     --------    --------
Reinsurance recoverable on unpaid losses,
  at end of year.........................      3,124        3,884       1,920
                                            --------     --------    --------
Liability for losses and LAE, gross of
  reinsurance recoverable on unpaid
  losses, at end of year.................   $100,588     $ 96,525    $116,629
                                            ========     ========    ========

     During 1991 through 1994, the Company, and the workers' compensation industry in California in general, went through a dramatically changing experience in losses and LAE incurred. During 1991 and 1992, the Company experienced a substantial number of claims related to adverse economic conditions, particularly for the 1990 and 1991 accident years.

     In addition, there were "stress and strain" claims that did not involve traumatic physical loss or injury, many of which were suspected by the Company to be fraudulently submitted.

     Throughout 1994, 1995 and 1996, the Company continued to experience a favorable trend in the frequency of new claims. The positive trends and experience related to new claims since the second half of 1992 have been consistent with favorable experience of other workers' compensation insurance specialty companies in California. In addition, the level of claims closed was in excess of the level of new claims reported during 1994 and 1995. As a result, the Company's estimate of loss and LAE reserves for the 1993, 1994, 1995 and 1996 accident years is based on substantially lower loss ratios than the 1991 and prior accident years. Nevertheless, despite improved frequency and lower overall loss and LAE ratios in those years, the volatile changes in legislative, economic, managed medical care, and litigation expense factors, affecting historical paid loss and case reserve development patterns, have made it more difficult to estimate the ultimate

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS dollar cost of those reported claims. Thus, the inherent variability has increased, and recognition of adverse development of prior years' estimates has occurred.

NOTE 5 -- REINSURANCE

     Under the Company's specific excess of loss reinsurance treaty, the reinsurers assume the liability on that portion of workers' compensation claims between $350,000 and $80,000,000 per occurrence.

     The components of net premiums written are summarized as follows (amounts in thousands):

                                                 YEAR ENDED DECEMBER 31,
                                            ---------------------------------
                                               1996        1995        1994
                                            ----------    -------    --------
                                            (RESTATED)
Direct....................................   $85,796      $75,553    $101,661
Assumed...................................     2,568          375         112
Ceded.....................................    (4,479)      (3,962)     (4,789)
                                             -------      -------    --------
Net premiums written......................   $83,885      $71,966    $ 96,984
                                             -------      -------    --------

     The components of net premiums earned are summarized as follows (amounts in thousands):

                                                 YEAR ENDED DECEMBER 31,
                                            ---------------------------------
                                               1996        1995        1994
                                            ----------    -------    --------
                                            (RESTATED)
Direct....................................   $84,916      $79,920    $100,008
Assumed...................................     2,247          209         110
Ceded.....................................    (4,509)      (4,113)     (7,224)
                                             -------      -------    --------
Net premiums earned.......................   $82,654      $76,016    $ 92,894
                                             -------      -------    --------

     The components of net losses and loss adjustment expenses are summarized as follows (amounts in thousands):

                                                  YEAR ENDED DECEMBER 31,
                                               ------------------------------
                                                1996        1995       1994
                                               -------    --------    -------
Direct.......................................  $79,840    $ 54,454    $64,700
Assumed......................................    1,559         188        149
Ceded........................................   (1,509)     (3,685)    (1,061)
                                               -------    --------    -------
Net losses and loss adjustment expenses......  $79,890    $ 50,957    $63,788
                                               -------    --------    -------

     A contingent liability exists to the extent that losses recoverable under a reinsurance treaty are not paid to the Company by the reinsurer.

NOTE 6 -- LONG TERM DEBT

     The Company had $20,000,000 in principal outstanding on its August 16, 1994, issue of Series A Convertible Debentures, with detachable warrants to purchase 3,800,000 shares of the Company's common stock, of which 90% were owned by PRAC, Ltd., a Nevada limited partnership. PRAC, Ltd. is controlled by Mr. Richard Pickup, a former director. Mr. Pickup controlled approximately 26% of the outstanding shares of the Company through various investment entities, which together were the Company's largest stockholder. The remaining 10% were held by the Company's primary reinsurer.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The Debentures carried an 8% rate of interest, payable semi-annually and were due on August 16, 1999. The Debentures were convertible at the holder's option, into shares of common stock at a conversion price of $2.75 per share. The Debentures were subject to automatic conversion if, after three years from issuance, the price of the Common Stock exceeds 150% of the conversion price for a period of 20 out of 30 consecutive trading days.

     The Debenture Agreement also provided for the issuance to the Investor of detachable warrants (the "Warrants") to acquire 1,500,000 shares of the Company's common stock at an exercise of $2.50 per share (the "Series 1 Warrants"), 1,500,000 shares at an exercise price of $3.00 per share (the "Series 2 Warrants"), and 800,000 shares at an exercise price of $3.50 per share (the "Series 3 Warrants"). The Warrants expired on August 16, 1999, and the exercise price of the Warrants was subject to downward adjustment in the event of adverse development in the Company's December 31, 1993 loss and allocated adjustment expense reserves related to the 1992 and 1993 accident years, measured as of June 30, 1997. Under the terms of the Debenture Agreement, the maximum adverse development that would impact the exercise price of the Warrants is $20,000,000. In the event that the adverse development of reserves for those periods exceeds $20,000,000, the exercise price of Series 1 Warrants would be reduced to $0.01, and the exercise price of the Series 2 Warrants would be reduced to $1.39 per share.

     The Debenture Agreement includes covenants, which provide, among other things, the Company maintain at least $32,200,000 in total stockholders' equity. At December 31, 1996, the Company was not in compliance with certain of the covenants. In April 1997, the debentures were repaid and the warrants purchased in connection with the acquisition of the Company by SNTL.

     The Debentures are carried on the balance sheet net of unamortized discount of $1,059,000 at December 31, 1996. The effective average interest rate of this debt after consideration of debt issuance costs and discount was 13.3%.

     During 1996, the Company completed design and implementation of an enhancement to it's electronic data processing system. That system created electronic files of claim and policyholder information, which substantially decreases the need to access paper files and allows for more efficient handling of claims and other underwriting activities. The project included an investment in electronic data processing equipment, as well as software. The investment was financed through a capital lease obligation covering a period of 36 months. The lease contains a bargain purchase option at the end of the lease term. The total cost of the equipment and software, $1,203,000, has been included in property and equipment, and the present value of the capital lease obligation has been recorded as a liability. Minimum lease payments are as follows (amounts in thousands):

                        YEAR                          AMOUNT
                        ----                          ------
1997................................................   $504
1998................................................    504
1999................................................    307

NOTE 7 -- STOCK OPTIONS

     The Company has stock option plans that provide for options to purchase Pac Rim Holding common stock at a price not less than fair values as of the date of the grant. The options under those plans are

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS exercisable over a period of up to ten years, at which time they expire. A summary of the activity in the stock option plans is as follows:

                                                            STOCK OPTIONS
                                                   --------------------------------
                                                    SHARES          PRICE RANGE
                                                   ---------        -----------
Outstanding at January 1, 1994...................  1,214,000    $1.00    -   $11.41
  Granted........................................    500,000     2.75    -     5.50
  Exercised......................................         --
  Cancelled......................................   (736,375)    2.50    -    11.41
                                                   ---------
Outstanding at December 31, 1994.................    977,625     1.00    -     8.50
  Granted........................................     65,000     2.50    -     3.19
  Exercised......................................         --
  Cancelled......................................    (85,000)    3.25    -     8.50
                                                   ---------
Outstanding at December 31, 1995.................    957,625     1.00    -     8.50
  Granted........................................         --       --            --
  Exercised......................................         --       --            --
  Cancelled......................................    (52,750)    2.50    -     8.50
                                                   ---------
Outstanding at December 31, 1996.................    904,875     1.00    -     8.50
                                                   =========

     Under the 1988 stock option plan, 510,125 shares of common stock are available for future grants of options. As of December 31, 1996, options to purchase 676,000 shares of the Company's common stock at a price range of $1.00 to $8.50 were vested and were exercisable under the Company's stock option plan. Subject to certain conditions, such as continued employment, the exercise of the options is not restricted. The options expire at various dates through 2003. The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company's net income (loss) and earnings (loss) per share would not have been materially different from that reported.

     Certain current officers and directors of the Company purchased as aggregate of 136,000 shares of common stock at a purchase price of $1.00 per share pursuant to the Pac Rim Holding 1987 Stock Purchase Plan (the "Stock Purchase Plan"). The Stock Purchase Plan was terminated in 1988. Shares purchased pursuant to the Stock Purchase Plan may be repurchased by Pac Rim Holding in the event that the purchaser's service to the Company terminates prior to specified points of time.

NOTE 8 -- COMMITMENT AND CONTINGENCIES

     The Company currently leases office facilities in Woodland Hills, and Fresno, California as well as Phoenix, Arizona under noncancellable operating leases that are subject to escalation clauses. Minimum rental commitments on the operating leases are as follows (amounts in thousands):

                        YEAR                          AMOUNT
                        ----                          ------
1997................................................  2,430
1998................................................  2,381
1999................................................  2,297
2000................................................  2,269
2001................................................  2,226
All Years Thereafter................................    742

     Rent expense for 1996, 1995 and 1994, was $2,468,000, $2,461,000 and
$2,491,000, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The Company is a party to two industrywide lawsuits, involving two medical facilities. This litigation claims the insurance industry conspired to delay payments of claims. While the ultimate outcome of this litigation is uncertain, management believes that such litigation will not have a material adverse financial effect on the Company's financial position and results of operations.

     In addition, in the ordinary course of business, the Company is named as a defendant in legal proceedings relating to policies of insurance that have been issued and other incidental matters. Management does not believe that any such litigation, taken as a whole, will have a material adverse financial effect on the Company's financial position and results of operations.

NOTE 9 -- REGULATORY MATTERS

     Under regulatory restrictions the ability of Pacific Rim Assurance to pay dividends to its stockholders is limited. Generally, dividends payable during a twelve month period, without prior regulatory approval, is limited to the greater of net income for the preceding year or 10% of policyholders' surplus as of the preceding December 31. The payment of dividends without prior California Insurance Department ("DOI") approval can only be paid out of "earned surplus". Under these provisions, Pacific Rim Assurance paid $1,100,000 in dividends in 1996 to Pac Rim Holding.

     As reported to insurance regulatory authorities, statutory-basis capital and surplus of Pacific Rim Assurance at December 31, 1996 and 1995, was $27,216,000 and $46,549,000, respectively, and the net income (loss) amounted to $(13,069,000), $4,879,000, and $(2,878,000) for 1996, 1995, and 1994,
respectively. At December 31, 1996, Pacific Rim Assurance had a deficit balance of $(17,202,000) in its earned surplus account. Accordingly, Pacific Rim Assurance cannot pay dividends to its parent during 1997, without prior DOI approval.

     Subsequent to Pacific Rim Assurance filing its 1995 annual statement with regulatory authorities, the DOI issued its triennial report for the three years ended December 31, 1995. As a result of the DOI's triennial report the Company was required to reduce its statutory surplus by $27 million, leaving Pacific Rim Assurance with a statutory surplus of $19 million at December 31, 1995. Pacific Rim Assurance did not reflect or only partially reflected the DOI required adjustments in their 1996 annual statement. The following table summarizes the amounts required to be recorded and the amounts reflected in the Pacific Rim Assurance 1996 annual statement. As the table reflects, Pacific Rim Assurance's statutory surplus would have been reduced by an additional $4.626 million.

                                                                   REDUCTION IN
                                                                 SURPLUS RECORDED
                                        REDUCTION IN SURPLUS      IN THE ANNUAL            UNRECORDED
                                          PER EXAMINATION           STATEMENT         REDUCTIONS IN SURPLUS
                                        --------------------    ------------------    ---------------------
Premiums and agents' balances due in
  the course of collections...........        $ 2,918                $ 2,918                     --
Federal income tax recoverable........          1,318                  1,318                     --
Electronic data processing
  equipment...........................          1,626                     --                 $1,626
Loss and Loss Adjustment Expense......         21,500                 18,500                  3,000
                                              -------                -------                 ------
Total.................................        $27,362                $22,736                 $4,626
                                              =======                =======                 ======

     The Risk Based Capital Model (RBC) for property and casualty companies was adopted by the National Association of Insurance Commissioners in December 1993, requiring companies to calculate and report their RBC ratios annually. RBC is a company's statutory surplus adjusted through a formula for trends in premiums written and claims activities, credit risk, asset risk, and underwriting risk. The Company's total adjusted capital is compared to its authorized control level. Pacific Rim Assurance previously reported that it had met its RBC requirements for 1996.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     As a result of the adjustments discussed in Note 2 that have been recorded as part of this restatement and adjustments indicated to be recorded as a result of the DOI's triennial examination not reflected in its 1996 annual statement filed with the DOI and other regulatory bodies, the RBC level of Pacific Rim Assurance would have placed it in an action level. Depending upon the action level that Pacific Rim Assurance would be categorized as, the DOI could have required it to develop a rehabilitation plan, restrict or eliminate its ability to write additional premiums, require additional surplus to be raised or take other actions considered necessary. As a result of SNTL's acquisition of Pacific Rim Assurance with the DOI's approval and SNTL's contribution of $10 million to its surplus, Pacific Rim Assurance's adjusted statutory capital exceeds the minimal RBC level.

NOTE 10 -- INCOME TAXES

     The components of the provision for total income tax expense are summarized as follows (amount in thousands):

                                                  YEAR ENDED DECEMBER 31,
                                              -------------------------------
                                                 1996        1995       1994
                                              ----------    -------    ------
                                              (RESTATED)
Current.....................................     $  0       $(1,061)   $ (376)
Deferred....................................      606         1,340     1,188
                                                 ----       -------    ------
          Total.............................     $606       $   279    $  812
                                                 ----       -------    ------

     A reconciliation of income tax computed at the U.S. federal statutory tax rates to total income tax expense is as follows (amounts in thousands):

                                                     YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                       1996       1995    1994
                                                    ----------    ----    ----
                                                    (RESTATED)
Federal statutory rate............................   $(7,592)     $290    $670
Increase (decrease) in taxes resulting from:
  Valuation allowance.............................     8,129        --      --
  Tax-exempt interest.............................        --        (1)    (30)
  Other...........................................        69       (10)    172
                                                     -------      ----    ----
          Total tax expense.......................   $   606      $279    $812
                                                     =======      ====    ====

     At December 31, 1996, the Company has an alternative minimum tax credit of $334,000 for tax purposes. Alternative minimum tax credits may be carried forward indefinitely to offset future regular tax liabilities. At December 31, 1996, the Company has a tax net operating loss of $23,403,000 (restated) which can be used to offset taxable income in future years, of which $2,676,000 expires in 2010 and $20,727,000 (restated) expires in 2011.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are summarized as follows (amounts in thousands):

                                                               DECEMBER 31,
                                                           --------------------
                                                              1996        1995
                                                           ----------    ------
                                                           (RESTATED)
Deferred tax assets
  Discounting of loss reserves.........................     $ 7,273      $7,189
  Unearned premiums....................................         470         373
  Allowance for doubtful accounts......................         855         415
  Rental expense.......................................         512         518
  Unrealized loss of securities........................         167          --
  Net operating loss carry forward.....................       7,957         910
  Alternative minimum tax credit carry forward.........         334         334
  Policyholder dividends...............................         121          --
  Other -- net.........................................          21          93
                                                            -------      ------
Total deferred tax assets..............................      17,710       9,832
Less: Valuation allowance..............................       8,129          --
Deferred tax liabilities:
  Deferred policy acquisition..........................         362         331
  Earned but unbilled premiums.........................         282         165
  Prepaid insurance....................................          56          86
  Unrealized gain on securities........................          --         835
  Other -- net.........................................         136          67
                                                            -------      ------
Total deferred tax liabilities.........................     $   836      $1,484
                                                            -------      ------
Net deferred tax assets................................     $ 8,745      $8,348
                                                            =======      ======

     There were no taxes paid in 1995 and 1996.

     Because of the significant operating loss during 1996, management believed that it was prudent to record a valuation allowance of $8.1 million. Management believes that it is more likely than not the net deductible temporary differences not supported by the valuation allowance will reverse during periods in which the Company generates net taxable income. However, there can be no assurance the Company will generate any earnings or any specific level of continuing earnings in future years. Certain tax planning strategies could be implemented to supplement income from operations to fully realize recorded benefits.

NOTE 11 -- DISCLOSURE OF CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES

  Nature of Operations

     During the year ended December 31, 1996, the Company wrote 88% of its business in the state of California. The workers' compensation industry in the state of California has seen many changes to regulations in the past few years including the adoption of open rating. The Company cannot predict what regulatory changes will be made in the future; therefore, the Company cannot with certainty predict what material effects any potential changes will have on the Company.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     At December 31, 1996, 35% of the Company's premiums in force had been generated by its five highest producing agencies and brokerage firms, two of which accounted for 17% of total premiums in force at that date.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Loss and Loss Adjustment Expenses

     Loss and loss adjustment expenses are based on case-basis estimates of reported claims and on estimates, based on experience and industry data, for unreported loss and loss adjustment expenses. The provision for unpaid loss and loss adjustment expenses, net of estimated salvage and subrogation, has been established to cover the estimated net cost of incurred claims. The amounts are necessarily based on estimates, and accordingly, there can be no assurance the ultimate liability will not differ from such estimates.

     There is a high level of uncertainty inherent in the evaluation of the required loss and loss adjustment expense reserves. Management has selected ultimate loss and loss adjustment expense that it believes will reasonably reflect anticipated ultimate experience. The ultimate costs of such claims are dependent upon future events, the outcomes of which are affected by many factors. Claims reserving procedures and settlement philosophy, current and perceived social and economic factors, inflation, current and future court rulings and jury attitudes, and many other economic, scientific, legal, political, and social factors all can have significant effects on the ultimate costs of claims. Changes in Company operations and management philosophy also may cause actual developments to vary from the past.

NOTE 12 -- RELATED PARTY TRANSACTIONS

     The Company had a five-year employment contract with its former president that expired on August 16, 1997. Under the provisions of the contract, the President received annual compensation of $400,000 and a possible bonus, based on achievement by the Company of various earnings-based performance criteria. The agreement also provided for the payment of certain other fringe benefits.

     The Company loaned to the former President $150,000 annually in 1991, 1992, 1993. As of December 31, 1996 and 1995, the loan balance was $450,000. The loan bore interest at 6.3% on the principal amount, which was secured by the President's pledge of shares of the Company's common stock, and payable in full by February 16, 1998. As of December 31, 1996, the loan was secured by shares of the Company's common stock with a market value equal to 100% of the principal balance. The loan was eliminated on April 11, 1997, in conjunction with the purchase of Pac Rim Holding.

     The Company granted the former President options to purchase 250,000 shares of the Company's common stock at an exercise price of $2.75 per share and 250,000 shares at $5.50 per share.

     The Company used the law firm of Barger & Wolen for legal services. Dennis
W. Harwood was a member of the Company's Board of Directors, and Richard D. Barger was a member of Pacific Rim Assurance's Board of Directors, as well as being a partner with Barger & Wolen. During 1996, the Company paid Barger & Wolen $711,000 for legal services. The fees paid for these services were charged to the Company at the normal rates charged to the firm's other clients.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The Company also used the legal services of The Busch Firm. Timothy R. Busch, former Chairman of the Company's Board of Directors, is a partner in The Busch Firm. During 1996, the Company paid the Busch Firm $20,000 for legal services. The fees paid for these services are charged to the Company at the normal rates charged to the firm's other clients.

NOTE 13 -- 401(K) PLAN

     The Pacific Rim Assurance Company 401(K) Plan (the "Plan") permits employees of the Company who attain the age of 21 and complete 30 days of employment to elect to make tax-deferred contributions of a specified percentage of their compensations during each year through payroll deductions. Under the Plan, the Company has discretion to make additional contributions. The Company has not yet made any discretionary employer contributions to the plan.

                                    GLOSSARY

DEFINED TERMS AND SELECTED INSURANCE TERMS

Acquisition...................   The acquisition of BIG and its insurance
                                 subsidiaries by the Company pursuant to the Acquisition Agreement.

Acquisition Agreement.........   The Purchase Agreement dated as of May 5, 1998
                                 between the Company and FHC.

Admitted assets...............   Assets recognized and accepted by state
                                 insurance regulatory authorities for their purposes in determining the financial condition of an insurance company.

ALE...........................   Assumption of Liability Endorsement

A.M. Best.....................   A.M. Best Company, Inc.

Associate.....................   A person or entity that controls, is under
                                 common control with, or is controlled by another person, and all individuals who are officers, directors, or control persons of any of such entities. IP's Associates include
                                 CentreLine, Centre Re, III, and IIA.

BICO..........................   Business Insurance Company, a wholly owned
                                 insurance subsidiary of BIG.

BIG...........................   Business Insurance Group, Inc., a Delaware
                                 corporation, and, where the context indicates, its wholly owned insurance subsidiaries.

BIG Insurance Subsidiaries....   BICO, CalComp, CCIC, and CBIC.

Bishop Estate.................   Estate of Bernice P. Bishop, a limited partner
                                 of III.

Board or Board of Directors...   Board of directors of the Company.

CalComp.......................   California Compensation Insurance Company, a
                                 wholly owned insurance subsidiary of BIG.

CBIC..........................   Combined Benefits Insurance Company, a wholly
                                 owned
                                 subsidiary of BIG.

CCIC..........................   Commercial Compensation Insurance Company, a
                                 wholly owned insurance subsidiary of BIG.

Centre Re.....................   Centre Reinsurance Limited.

CentreLine....................   CentreLine Reinsurance Limited, a Bermuda
                                 Corporation.

CentreLine Warrant............   A warrant exercisable to purchase 579,356
                                 shares of Common Stock at $5.20 per share that was issued in connection with a $20.0 million investment in the Company (and its affiliate, Superior National Capital, L.P.) by CentreLine and a second Centre Re affiliate, Centre
                                 Reinsurance Services (Bermuda) III Limited.

Chase.........................   The Chase Manhattan Bank.

Claim and claim adjustment
expenses......................   The estimated ultimate cost of claims, whether
                                 reported or unreported, charged against
                                 earnings when claims occur, including the estimated expenses of settling claims (claim adjustment expenses).

Closing.......................   Consummation of the Acquisition, the Equity
                                 Financings, and the Senior Notes Offering, which are conditioned on each other and are to occur simultaneously.

Closing Date..................   Date on which the Stock Offering, the Senior
                                 Notes Offering, the IP Stock Issuance, and the
                                 Acquisition all will be consummated.

Code..........................   Internal Revenue Code of 1986, as amended.

Combined ratio................   The sum of the expense ratio, the loss ratio,
                                 and the policyholder dividend ratio. A combined ratio under 100% generally indicates an underwriting profit, and a combined ratio over 100% generally indicates an underwriting loss.

Commission....................   Securities and Exchange Commission (also
                                 referred to as the "SEC").

Commitment Fee Warrants.......   Warrants to purchase 734,000 shares of Common
                                 Stock at $16.75 per share that will be issued to IP and an affiliate of Zurich as payment for the Standby Commitment

Common Stock..................   Common Stock of the Company.

Company.......................   Superior National Insurance Group, Inc., a
                                 Delaware corporation and its subsidiaries (also referred to as "Superior National").

CSMP..........................   Claim Severity Management Program.

DOI...........................   California Department of Insurance.

EBITDA........................   Earnings before interest, taxes, minority
                                 interest, depreciation, and amortization.

Employee Participation........   The offering of non-transferable Rights to
                                 holders of options and grants of Restricted
                                 Stock as part of the Stock Offering.

Equity Financings.............   The Stock Offering, the Standby Commitment, and
                                 the IP Stock Issuance.

Exchange Act..................   Securities Exchange Act of 1934, as amended.

Expense ratio.................   The ratio of underwriting expenses to net
                                 premiums earned.

FASB..........................   Financial Accounting Standards Board.

FHC...........................   Foundation Health Corporation, a Delaware
                                 corporation, a subsidiary of FHS and the immediate parent of BIG.

FHS...........................   Foundation Health Systems, Inc., the insurance
                                 holding company that is the ultimate parent of BIG.

GAAP..........................   Generally accepted accounting principles.

Gen Re........................   General Reinsurance Corporation.

IBNR..........................   A reserve for incurred but not yet reported
                                 claims.

IIA...........................   International Insurance Advisors, Inc., a New
                                 York corporation, investment advisors to III.

III...........................   International Insurance Investors, L.P., a
                                 Bermuda limited partnership.

IP............................   IP Bermuda, IP Delaware, and IP II,
                                 collectively.

IP Bermuda....................   Insurance Partners Offshore (Bermuda), L.P., a
                                 Bermuda limited partnership.

IP Delaware...................   Insurance Partners, L.P., a Delaware limited
                                 partnership.

IP II.........................   Insurance Partners II, L.P., a Delaware limited
                                 partnership, and/or Insurance Partners II
                                 Private Fund, L.P., a Delaware limited
                                 partnership, collectively.

IP Stock Issuance.............   The Company's issuance and sale of 5,611,940
                                 shares of Common Stock for $16.75 per share, aggregating approximately $94.0 million, in a private transaction pursuant to the Stock
                                 Purchase Agreement.

IPA...........................   Insurance Partners Advisors, L.P.

IRIS..........................   The NAIC's Insurance Regulatory Information
                                 System, developed to assist state insurance departments in assessing the financial health of insurance companies through application of financial ratios.

Loss ratio....................   The ratio of claims and claim adjustment
                                 expenses to net premiums earned.

Loss Reserves Guarantee.......   FHC's guarantee of BIG's claim and claim
                                 adjustment expense reserves, covering $150.0 million in reserves for losses incurred prior to December 31, 1997 and an additional $25.0 million for losses incurred through the Closing.

Moody's.......................   Moody's Investor Services, Inc.

NAIC..........................   National Association of Insurance
                                 Commissioners.

Nasdaq........................   The Nasdaq National Market.

Net Premiums Earned...........   The portion of net premiums written applicable
                                 to the insurance coverage provided in any particular accounting period.

Net Premiums Written..........   Premiums retained by an insurance company after
                                 deducting premiums on business reinsured with others.

1996 Stock Purchase
Agreement.....................   The Stock Purchase Agreement dated September
                                 17, 1996, as amended and restated February 17, 1997, pursuant to which IP Delaware, IP
                                 Bermuda, TJS and members of the Company's management purchased Common Stock in connection with the Company's acquisition of Pac Rim.

NOLs..........................   Net Operating Loss Carryforwards under the
                                 Code.

Open rating...................   The elimination of required minimum workers'
                                 compensation premium rates in California, instituted in January 1995.

P&C...........................   Property and casualty insurance.

Pac Rim.......................   Pac Rim Holding Corporation, and where the
                                 context requires, its subsidiaries including
                                 The Pacific Rim Assurance Company.

Pac Rim Transaction...........   The Company's April 1997 acquisition of Pac Rim
                                 and its subsidiary, The Pacific Rim Assurance
                                 Company (subsequently renamed Superior Pacific
                                 Casualty Company).

Participating policies........   Policies that provide for the discretionary
                                 payment of dividends to policyholders (as a refund of premiums).

Persistency risk..............   The risk that insureds will not renew upon
                                 expiration of a policy and will select a different carrier.

Policy acquisition costs......   Agents' or brokers' commissions, premium taxes,
                                 marketing, underwriting, and other expenses associated with the production of business.

Policyholder dividend ratio...   The ratio of policyholder dividends incurred to
                                 net premiums earned. Policyholder dividends are amounts refunded by an insurance company to policyholders.

Policyholders' surplus........   The amount remaining after all liabilities are
                                 subtracted from all admitted assets, applying statutory accounting principles. This sum is regarded as financial protection to policyholders in the event an insurance company suffers unexpected or catastrophic losses.

Quota-Share Arrangement.......   Either of the substantially identical
                                 three-year quota-share reinsurance treaties entered into by the Company and BIG.

RBC...........................   Risk-based capital.

Reinsurance...................   An agreement whereby an insurer transfers
                                 ("cedes") a portion of the insurance risk to a reinsurer in exchange for the payment of a premium. Reinsurance can be effected by "treaties," which automatically cover all risks of a defined category, amount, and type, or by "facultative reinsurance," which is negotiated between an original insurer and the reinsurer on an individual, contract-by-contract basis.

REM...........................   Risk Enterprise Management Limited, a Zurich
                                 affiliate, which provides claim severity management services to Superior Pacific.

Restricted Stock..............   Restricted Common Stock issued pursuant to the
                                 Company's stock incentive plans.

Rights........................   Subscription rights granted in respect of each
                                 share of Common Stock, option or warrant held, with each Right entitling the holder thereof to purchase one share of Common Stock for $16.75.

Rights Offering...............   The Company's distribution to existing
                                 stockholders (excluding IP Delaware and IP
                                 Bermuda) and warrant holders (excluding those exercising their preemptive rights to purchase shares under the terms of the IP Stock
                                 Issuance) of transferable Rights, the proceeds of which, upon exercise, will be used to acquire BIG.

S&P...........................   Standard & Poor's Corporation.

SAP...........................   Statutory Accounting Practices. An accounting
                                 method prescribed or permitted by state
                                 insurance regulators, which differs from GAAP principally in the following respects: (a) premium income is taken into operations over the periods covered by the policies, whereas the related acquisition and commission costs are expensed when incurred; (b) deferred income taxes are not recognized under SAP; (c) certain assets such as agents' balances over ninety days due and prepaid expenses are nonadmitted assets for statutory reporting purposes; (d) policyholder dividends are accrued when declared; (e) the cash flow statement is not consistent with classifications and the presentation under GAAP; (f) bonds are recorded at amortized cost, regardless of trading activities; (g) loss and loss adjustment expense reserves and unearned premium reserves are stated net of reinsurance; and (h) minimum statutory reserves for losses in excess of Company's estimates are required.

SEC...........................   Securities and Exchange Commission (also
                                 referred to as the "Commission").

Securities Act................   Securities Act of 1933, as amended.

Senior Notes..................   The Company's   % Senior Notes due 20  .

Senior Notes Indenture........   The indenture pursuant to which the Senior
                                 Notes will be issued.

Senior Notes Offering.........   The Company's offering of its Senior Notes in
                                 the aggregate principal amount of $110.0 million, the net proceeds of which will be used, among other things, to acquire BIG.

Senior Subordinated Notes.....   The Senior Subordinated Notes issued by the
                                 Company to the Trust, in exchange for the proceeds of the Trust's issuance of the Trust
                                 Preferred Securities.

Service.......................   Internal Revenue Service.

Service Agreements............   Long-term agreements that the Company and BIG
                                 will enter into with various subsidiaries of FHC that are not being purchased in the Acquisition, covering such services as medical bill review, PPO utilization, certain managed care services, claim negotiation and review, recruitment of employees, placement of temporary workers, and transitional corporate administrative services.

SNIC..........................   Superior National Insurance Company, a wholly
                                 owned insurance subsidiary of the Company.

SPCC..........................   Superior Pacific Casualty Company, a wholly
                                 owned insurance subsidiary of the Company.

Standby Commitment............   Commitment of IP to purchase at the
                                 Subscription Price up to 6,328,358 shares of Common Stock in an amount equal to the number of shares of Common Stock necessary to bring the total proceeds of the Equity Financings to $200.0 million.

State Fund....................   California State Compensation Insurance Fund, a
                                 quasi-public insurer required to provide insurance to all applicants.

Stock Offering................   The Company's offering of approximately $107.9
                                 million of Common Stock, consisting of the Rights Offering and the Employee Participation.

Stock Purchase Agreement......   The Stock Purchase Agreement dated as of May 5,
                                 1998 among the Company, IP Delaware, IP
                                 Bermuda, and Capital Z Partners Ltd., general partner of IP II (which subsequently assigned its interest to IP II).

Subordinated Indenture........   Indenture relating to the Senior Subordinated
                                 Notes.

Subscription Price............   $16.75 per share.

Subsidiaries..................   The direct and indirect subsidiaries of the
                                 Company, including, after the Acquisition, BIG.

Superior National.............   Superior National Insurance Group, Inc., a
                                 Delaware corporation, and its subsidiaries
                                 (also referred to as the "Company").

Superior Pacific..............   SNIC and SPCC, together.

TJS...........................   TJS Partners, L.P., a New York limited
                                 partnership.

Treaty........................   A reinsurance agreement. See "Reinsurance,"
                                 above.

Triennial Examination.........   A regularly scheduled triennial review of the
                                 operations and financial condition of a
                                 regulated California insurance company by the DOI as required under various provisions of the California Insurance Code.

Trust.........................   Superior National Capital Trust I, a subsidiary
                                 of the Company.

Trust Preferred Securities....   $105 million in 10 3/4% Trust Preferred
                                 Securities issued by the Trust on December 3, 1997. Superior National simultaneously issued the Senior Subordinated Notes which were purchased by the Trust with the proceeds of the Offering, and provided certain guarantees in favor of the holders of the Trust Preferred
                                 Securities.

Underwriting..................   The process whereby an insurer reviews
                                 applications submitted for insurance coverage, determines whether it will accept all or part of the coverage requested, and determines the premiums to be charged.

Underwriting expenses.........   The aggregate of commissions and other policy
                                 acquisition costs, as well as the portion of administrative, general, and other expenses attributable to the underwriting operations.

Underwriting profit (loss)....   The excess (deficiency) resulting from the
                                 difference between net premiums earned and the sum of claims and claims adjustment expenses, underwriting expenses, and policyholder dividends.

Unpaid claim and claim
adjustment expenses...........   An estimate of claims that have occurred, both
                                 reported and unreported (including claim adjustment expenses), and have been charged against earnings but remain unpaid.

Voting Notes..................   14.5% Senior Subordinated Voting Notes issued
                                 by the Company on March 31, 1992, and due April
                                 1, 2002.

WCIRB.........................   California Workers' Compensation Insurance
                                 Rating Bureau.

Zurich........................   Zurich Centre Group Holdings, Limited, a
                                 Bermuda corporation.

ZRNA..........................   Zurich Reinsurance (North America), Inc. a
                                 Zurich affiliate.

1986 Plan.....................   The Company's 1986 Non-Statutory Stock Option
                                 and 1986 Non-Statutory Stock Purchase Plan.

1995 Plan.....................   The Company's 1995 Stock Incentive Plan.

14.5% Notes...................   14.5% Senior Subordinated Promissory Notes
                                 issued by the Company in 1992 and redeemed in 1994.

------------------------------------------------------
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  NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                              PAGE
Available Information.......................    2
Prospectus Summary..........................    3
Risk Factors................................   14
Use of Proceeds.............................   24
Capitalization..............................   24
Acquisition of Business Insurance Group,
  Inc.......................................   25
Unaudited Pro Forma Financial Information...   28
Superior National Insurance Group, Inc.
  Selected Consolidated Financial Data......   34
Superior National Management's Discussion
  and Analysis of Financial Condition and
  Results of Operations.....................   37
Superior National Business..................   46
Superior National Management................   68
Security Ownership of Certain Beneficial
  Owners and Management.....................   76
Certain Relationships and Related
  Transactions..............................   84
Business Insurance Group, Inc. Selected
  Combined Financial Data...................   89
Business Insurance Group, Inc. Management's
  Discussion and Analysis of Financial
  Condition and Results of Operations.......   90
Business Insurance Group, Inc. Business.....   95
Description of the Senior Notes.............  107
Underwriting................................  125
Legal Matters...............................  126
Experts.....................................  126
Index to Consolidated Financial
  Statements................................  F-1
Glossary....................................  G-1

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------------------------------------------------------
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                                  $110,000,000

                               SUPERIOR NATIONAL
                             INSURANCE GROUP, INC.

                                    % SENIOR NOTES
                           DUE

                                     [LOGO]

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the sale and distribution of the Senior Notes being registered. In the case of printing, legal and accounting fees, the expenses and costs reflect estimates of the amount of such expenses attributable to this Offering, and not to the Acquisition or other related financing transactions. All of the amounts shown are estimated except the registration fee of the Securities and Exchange Commission and the NASD filing fee.

                            ITEM                               AMOUNT
                            ----                              --------
Securities and Exchange Commission registration fee.........  $ 32,450
NASD filing fee.............................................    11,500
Blue Sky fees and expenses..................................     5,000
Printing expenses...........................................   100,000
Legal fees and expenses.....................................   250,000
Accounting fees and expenses................................   125,000
Trustee fees................................................    25,000
Miscellaneous...............................................    51,050
                                                              --------
          Total.............................................  $600,000
                                                              ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law"), Article VI of the By-laws of the Company, a copy of which is incorporated by reference as Exhibit 3.2 to this Registration Statement (the "By-laws"), provides that the Company shall indemnify and hold harmless to the fullest extent authorized by applicable law, including the Delaware Corporation Law, any person made a party or threatened to be made a party to or involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (provided that any such party shall only be so indemnified in connection with any such action, suit or proceeding commenced by such party if such commencement was authorized by the Board of Directors of the Company) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all expense, liability and loss (including attorneys' fees) reasonably incurred or suffered by such person in connection therewith. If a claim under the foregoing provision of the By-laws is not paid in full by the Company within sixty days after its receipt of a written claim, the claimant may bring suit against the Company to recover the unpaid amount of the claim, and if successful, in whole or in part, the claimant is entitled to the expenses of prosecuting such claim. In any such action, the Company shall have the burden of proving that the claimant is not entitled to the requested indemnification under applicable law.

     Pursuant to Section 102(b)(7) of the Delaware Corporation Law, Article Eleventh of the Certificate of Incorporation of the Company (the "Certificate of Incorporation") provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for a breach of his duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

     The foregoing discussion of the By-laws, Certificate of Incorporation and the Delaware Corporation Law is not intended to be exhaustive and is qualified in its entirety by the By-laws, Certificate of Incorporation and the relevant provisions of applicable law, including the Delaware Corporation Law.

     Reference is made to the Underwriting Agreement (attached hereto as Exhibit
1) under which the Underwriters have agreed to indemnify the directors and officers of the Company against certain liabilities, including those arising under the Securities Act, with respect to the Preliminary Prospectus and the Prospectus relating to the Stock Offering.

     Reference is also made to the Dealer Manager Agreement (attached as Exhibit
99.7 to this Registration Statement), the Acquisition Agreement (incorporated by reference herein as Exhibit 2.2), the 1996 Stock Purchase Agreement (incorporated by reference herein as Exhibit 10.22), the Stock Purchase Agreement (incorporated by reference herein as Exhibit 10.56), the Registration Rights Agreement (incorporated by reference herein as Exhibit 10.23 to this Registration Statement) and the Registration Rights Agreement (incorporated by reference herein as Exhibit 10.24 to this Registration Statement), each of which provides for indemnification by certain parties thereto of the directors and officers of the Company, against certain liabilities, including those arising under the Securities Act, with respect to the subject matter thereof.

     The directors and officers of the Company and its subsidiaries are insured under certain insurance policies against claims made during the period of the policies against liabilities arising out of claims for certain acts in their capacities as directors and officers of the Company and its subsidiaries.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted with respect to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     All securities of the Company sold by the Company within the past three years that were not registered under the Securities Act have previously been disclosed.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

     The following Exhibits are attached to, or incorporated by reference in, this Registration Statement.

EXHIBIT
NUMBER                           DESCRIPTION
1        Underwriting Agreement by and between the Company and the
         Underwriters with respect to the Senior Notes(8)
2.1      Amended and Restated Agreement and Plan of Merger, dated as of February 17, 1997, among the Company, SNTL Acquisition
         Corp., and Pac Rim Holding Corporation****
2.2      Purchase Agreement dated as of May 5, 1998 by and between
         FHC and the Company(6)
3.1      Certificate of Incorporation of the Company, as currently in effect++
3.2      Bylaws of the Company, as currently in effect++
4.1      Amended and Restated Declaration of Trust of the Trust,
         dated as of December 3, 1997, including the Trust's
         Certificate of Trust and the forms of Trust Common
         Securities, Trust Preferred Securities, and Exchange Trust
         Preferred Securities(4)
4.3      Senior Subordinated Indenture, including forms of the Senior
         Subordinated Notes and Exchange Senior Subordinated Notes,
         dated as of December 3, 1997, between the Company and
         Wilmington Trust Company, as trustee, providing for the sale by the Company to the Trust of the Senior Subordinated
         Notes(4)
4.4      Guarantee Agreement, dated as of December 3, 1997, between the Company and Wilmington Trust Company, as trustee, with respect to the Trust Preferred Securities(4)
4.5      Guarantee Agreement with Respect to Common Securities, dated as of December 3, 1997, by the Company(4)

EXHIBIT
NUMBER                           DESCRIPTION
4.6      Form of Exchange Guarantee Agreement between the Company and
         Wilmington Trust Company, as trustee, with respect to the
         Exchange Trust Preferred Securities(4)
4.7      Senior Notes Indenture, including forms of the Senior Notes,
         dated as of             , 1998, between the Company and
                   , as Trustee(8)
5        Opinion of Riordan & McKinzie as to legality of the Senior
         Notes being offered
10.1     Employment Agreement, dated June 1, 1997, by and between Mr.
         William L. Gentz, President and Chief Executive Officer of
         the Company, and the Company+++++
10.2     Employment Agreement, dated February 17, 1997, by and
         between Mr. Arnold J. Senter, Executive Vice President and
         Chief Operating Officer of the Company, and the Company+
10.3     Employment Agreement, dated June 1, 1997, by and between Mr.
         J. Chris Seaman, Executive Vice President and Chief
         Financial Officer of the Company, and the Company+++++
10.4     1986 Non-Statutory Stock Option and 1986 Non-Statutory Stock
         Purchase Plan***
10.5     1995 Stock Incentive Plan***
10.6     Aggregate Excess of Loss Cover entered into on the 30th day of August 1991, between Centre Reinsurance Limited (Centre
         Re) and the Company, as amended*
10.7     Multi-year Prospective Accident Year Stop Loss Reinsurance
         Contract effective the 1st of January 1993, between Centre
         Reinsurance International Company and the Company (the "1993
         Centre Re Contract")*
10.8     Letter dated March 28, 1996 from the Company canceling the
         1993 Centre Re Contract effective January 1, 1996***
10.9     Workers' Compensation and Employers' Liability Quota Share
         Insurance Contract No. 30006A, effective January 1, 1994,
         between the Company and Zurich Reinsurance Centre, as
         amended (the "ZRC Contract")*
10.10    Addendum No. 4 to the ZRC Contract effective as of January
         1, 1996***
10.11    Addendum No. 1 to the Retrocession Agreement (an ancillary agreement to the ZRC Contract) effective as of January 1,
         1996***
10.12    Lease, dated 27th day of October 1988, by and between
         Corporate Center at Malibu Canyon, a California Limited
         Partnership and the Company, relating to the lease of the
         Company's home office and Calabasas Branch Facilities*
10.13    Lease, dated 27th of July 1993, by and between TOMOE
         Investment and Development, Inc. and the Company, relating to the lease of its South San Francisco Facility*
10.14    Lease, dated 14th of November 1991, by and between Dean
         Witter Reynolds and the Company relating to the lease of its
         Fresno Facilities*
10.15    Lease, dated 23rd of February 1993, by and between Shaw
         Avenue Associates, a California Limited Partnership, and the
         Company relating to the lease of its Fresno Facilities*
10.16    Lease, dated 14th of February 1994, by and between Contra
         Costa County Employees Retirement Association and the
         Company relating to its Sacramento Facility*
10.17    Agreement in Principle, dated 29th of March 1994, by and
         between the Company and Centre Reinsurance Limited or one of its affiliates*
10.18    Limited Partnership Agreement of Superior National Capital,
         L.P. with certificate of Limited Partnership and Certificate of Exempted Partnership, all as filed on the 28th of June
         1994, with the Registrar of Companies of Bermuda*
10.19    Termination and Release Agreement, dated as of December 3,
         1997, among the Company, Superior Pacific Insurance Group,
         Inc., the subsidiaries of the Company signatories thereto,
         The Chase Manhattan Bank, and certain financial institutions with respect to the Credit Agreement dated as of April 11,
         1997(4)
10.20    Purchase warrant, dated as of the 30th of June 1994,
         entitling Centreline Reinsurance Limited to purchase 579,356 shares of Common Stock*
10.21    Form of Common Stock Purchase Warrant, held by those members of the Company's management and other parties set forth on the schedule attached thereto, to purchase an aggregate of
         1,566,465 shares of the Company common stock(4)
10.22    Stock Purchase Agreement, dated as of September 17, 1996, as amended and restated effective as of February 17, 1997,
         among the Company, Insurance Partners, L.P., Insurance
         Partners Offshore (Bermuda), L.P., TJS Partners, L.P., and
         certain members of the Company's management****

EXHIBIT
NUMBER                           DESCRIPTION
10.23    Registration Rights Agreement, dated as of April 11, 1997, among the Company, Insurance Partners, L.P., and Insurance
         Partners Offshore (Bermuda), L.P.+++
10.24    Registration Rights Agreement, dated as of December 3, 1997, among the Company, the Trust, and the Initial Purchasers
         named therein(4)
10.25    Letter Agreement, dated November 25, 1996, among the Company and the shareholders and holders of warrants party thereto, relating to such warrants and certain registration rights+++
10.26    Agreement with Prime Advisors regarding investment
         Management Services provided to the Company dated April 12,
         1997+++
10.27    Addendum No. 2 to the Retrocession Agreement between
         Superior National Insurance Company and Zurich Reinsurance
         Centre, Inc. effective January 1, 1997(4)
10.28    State of California Department of Insurance Amended
         Certificate of Authority+++++
10.29    The Pacific Rim Assurance Company 401(k) Plan (incorporated by reference from Exhibit 10.11 of Pac Rim Holding
         Corporation's Registration Statement on Form S-1)(1)
10.33    Office Space Lease, dated February 11, 1991, between Rancon
         Realty Fund V and The Pacific Rim Assurance Company(1)
10.34    Office building lease, dated January 21, 1992, between The
         Pacific Rim Assurance Company and Trizec Warner, Inc. for
         office space in Woodland Hills, California, and related
         Guaranty of Pac Rim Holding Corporation(1)
10.35    Addendum No. 2, dated as of September 2, 1992, of Office
         Building Lease between The Pacific Rim Assurance Company and
         Trizec Warner, Inc.(1)
10.36    Office Building Lease, dated October 2, 1992, between The
         Pacific Rim Assurance Company and Richard V. Gunner & George
         Andros, for office space in Fresno, California(1)
10.37    Sublease, dated February 3, 1994, between The Pacific Rim
         Assurance Company and the Federal Emergency Management
         Agency, for office space in Woodland Hills, California(1)
10.38    Sublease, dated February 25, 1994, between The Pacific Rim
         Assurance Company and The Money Store, for office space in
         Woodland Hills, California(1)
10.39    Lease Amendment #1, dated April 1, 1993, to the Office
         Property Lease between Rancon Realty Fund V and The Pacific
         Rim Assurance Company(1)
10.40    Sublease, dated May 1, 1994, between The Pacific Rim
         Assurance Company and Group Data Services, Incorporated(1)
         10.41 Office lease between L.A.X. Business Center and Pac
         Rim Holding Corporation dated June 1, 1995(1)
10.42    Certificate of Authority from Department of Insurance, State of Arizona to transact the business of Casualty With
         Workers' Compensation Insurance(1)
10.43    Certificate of Authority from Department of Insurance, State of Texas to transact the business of casualty with workers'
         compensation insurance(1)
10.44    Sublease, dated August 15, 1995, between The Pacific Rim
         Assurance Company and the General Services Administration(1)
10.45    Sales, License and Service Agreement, dated November 14,
         1995, between Macess Corporation and The Pacific Rim
         Assurance Company for equipment purchases, software license, and professional prepaid support and software maintenance(1)
10.47    Certificate of Authority from the State of Georgia Office of
         Commissioner of Insurance, to transact the business of
         Property and Casualty (including Workers' Compensation)(1)
10.48    Producer agreement, dated May 15, 1996, between Regional
         Benefits Insurance Services, a subsidiary of Superior
         Pacific Casualty Company, and Hull & Co., Inc.(2)
10.49    Producer agreement, dated May 15, 1996, between Regional
         Benefits Insurance Services, and Gulf Atlantic Management
         Group, Inc.(2)
10.50    Office lease, dated May 20, 1996, between Gulf Atlantic
         Investment Group, Inc. and Regional Benefits Insurance
         Services, Inc.(2)
10.51    Employment Agreement between Pac Rim Holding Corporation and
         Stanley Braun, dated April 15, 1994, as amended March 27,
         1995, and March 30, 1996(3)
10.52    Third Amendment to Employment Agreement, dated as of April
         10, 1997, between Pac Rim Holding Corporation and Stanley
         Braun.++++
10.53    Agreement for Services between REM and SNIC, relating to the
         Claim Severity Management Program(5)

EXHIBIT
NUMBER                           DESCRIPTION
10.54    Average Existing Claim Severity Agreement, effective
         December 31, 1997, between ZRNA and Superior Pacific(5)
10.55    Lease, dated October 29, 1997, between Property California
         OB One Corporation and SNIC, relating to the lease of its
         Pleasanton, California, facility(5)
10.56    Stock Purchase Agreement, dated as of May 5, 1998, among the
         Company, IP Delaware, IP Bermuda, and Capital Z Partners
         Ltd., with forms of a Registration Rights Agreement and
         Common Stock Purchase Warrant exercisable to purchase an
         aggregate of 734,000 shares of Common Stock attached as
         exhibits thereto(6)
10.57    Voting Agreement, dated as of May 5, 1998, between FHC and
         Insurance Partners, L.P.(6)
10.58    Voting Agreement, dated as of May 5, 1998, between FHC and
         Insurance Partners Offshore (Bermuda), L.P.(6)
10.59    Voting Agreement, dated as of May 5, 1998, between FHC and
         Mr. Thomas J. Jamieson(6)
10.60    Voting Agreement, dated as of May 5, 1998, between FHC and
         Jaco Oil Company(6)
10.61    Form of Voting Agreement, dated as of May 5, 1998, between
         FHC and the other parties set forth on the schedule attached thereto(6)
10.62    Retainer and Consulting Agreement dated as of December 31,
         1997 between the Company, SNIC, SPCC, and REM
10.63    Workers' Compensation Quota Share Large Account Business
         Reinsurance Contract, effective February 1, 1998, issued to the Company
12       Computation of Ratio of Earnings to Fixed Charges and
         Preferred Dividends and EBITDA calculations
21       Subsidiaries of the Company(4)
23.1     Consent of KPMG Peat Marwick LLP
23.2     Consent of Deloitte & Touche LLP
24       Power of Attorney (filed on page II-4 hereof).
25.1     Form T-1 Statement of Eligibility of Trustee under Senior
         Notes Indenture(8)
27.1     Financial Data Schedule -- Company -- Fiscal Year ended
         December 31, 1997(5)
27.2     Financial Data Schedule -- Company -- Quarter ended March
         31, 1997(6)
27.3     Financial Data Schedule -- BIG -- Fiscal Year ended December
         31, 1997
27.4     Financial Data Schedule -- BIG -- Quarter ended March 31,
         1998
27.5     Financial Data Schedule -- Pac Rim -- Fiscal Year ended
         December 31, 1996(7)
99.1     Form of Stock Subscription Agreement to be used in the
         Employee Participation(8)
99.2     Form of Securities Pledge Agreement to be used in the
         Employee Participation(8)
99.3     Form of Promissory Note to be used in the Employee
         Participation(8)
99.7     Dealer Manager Agreement(8)

------------------------------
* Previously filed as an exhibit to the Company's Registration Statement on Form 10, as filed with the Securities and Exchange Commission ("SEC") on May 1, 1995 (File No. 0-25984).

** Previously filed as an exhibit to Amendment No. 2 to the Company's Registration Statement on Form 10/A, as filed with the SEC on November 1, 1995 (File No. 0-25984).

*** Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as filed with the SEC on March 29, 1996.

**** Previously filed as an exhibit to the Company's statement on Schedule 13D, as filed with the SEC on February 27, 1997.

+ Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as filed with the SEC on March 10, 1997.

++ Previously filed as an exhibit to the Company's Current Report on Form 8-K, as filed with the SEC on April 24, 1997.

+++ Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, as filed with the SEC on May 15, 1997.

++++ Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, as filed with the SEC on August 14, 1997.

+++++ Previously filed as an exhibit to the Company's Quarterly Report on Form
      10-Q for the quarter ended September 30, 1997, as filed with the SEC on November 13, 1997.

(1) Incorporated by reference from the Exhibits to the Annual Report on Form 10-K of Pac Rim Holding Corporation for the year ended December 31, 1995.

(2) Previously filed with the Quarterly Report on Form 10-Q of Pac Rim Holding Corporation, for the quarter ended June 30, 1996.

(3) Previously filed as Exhibit K to Annex C of the Company's Proxy Statement on Schedule 14A dated March 10, 1997.

(4) Previously filed as an exhibit to the Company's and the Trust's Registration Statement on Form S-4 (Registration No. 333-43505) on December 30, 1997.

(5) Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as filed with the SEC on March 31, 1998.

(6) Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, as filed with the SEC on May 15, 1998.

(7) Previously filed as an exhibit to the Company's Current Report on Form 8-K/A, as filed with the SEC on September 5, 1997.

(8)   To be filed by amendment.

     (b) FINANCIAL STATEMENT SCHEDULES

     Schedule I: Condensed Financial Information of Registrant, Superior National Insurance Group, Inc.

     Schedule II: Valuation and Qualifying Accounts and Reserves

     Schedule V: Supplemental Insurance Information, Reinsurance and Supplemental Property and Casualty Insurance Information

     Schedules other than those referred to above have been omitted because they are not applicable or not required or because the information is included elsewhere in the Financial Statements or the notes thereto.

ITEM 17. UNDERTAKINGS

     1. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     2. The Registrant hereby undertakes that:

          (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time is was declared effective.

          (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, on the 6th day of July, 1998.

                                          SUPERIOR NATIONAL INSURANCE
                                          GROUP, INC.

                                          By: /s/ J. CHRIS SEAMAN

                                            ------------------------------------
                                            J. Chris Seaman
                                            Executive Vice President and
                                            Chief Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Chris Seaman and William L. Gentz, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1993, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                        NAME                                          TITLE                    DATE

                  /s/ WILLIAM GENTZ                      Director, President and Chief     July 6, 1998
-----------------------------------------------------    Executive Officer (Principal
                    William Gentz                        Executive Officer)

                 /s/ J. CHRIS SEAMAN                     Director, Executive Vice          July 6, 1998
-----------------------------------------------------    President and Chief Financial
                   J. Chris Seaman                       Officer (Principal Financial
                                                         Officer and Principal Accounting
                                                         Officer)

                /s/ STEVEN D. GERMAIN                    Director                          July 6, 1998
-----------------------------------------------------
                  Steven D. Germain

               /s/ CRAIG F. SCHWARBERG                   Director                          July 6, 1998
-----------------------------------------------------
                 Craig F. Schwarberg

               /s/ THOMAS J. JAMIESON                    Director                          July 6, 1998
-----------------------------------------------------
                 Thomas J. Jamieson

                        NAME                                          TITLE                    DATE
                 /s/ GORDON E. NOBLE                     Director                          July 6, 1998
-----------------------------------------------------
                   Gordon E. Noble

                /s/ C. LEN PECCHENINO                    Director                          July 6, 1998
-----------------------------------------------------
                  C. Len Pecchenino

                 /s/ ROBERT A. SPASS                     Director                          July 6, 1998
-----------------------------------------------------
                   Robert A. Spass

                /s/ BRADLEY E. COOPER                    Director                          July 6, 1998
-----------------------------------------------------
                  Bradley E. Cooper

                /s/ STEVEN B. GRUBER                     Director                          July 6, 1998
-----------------------------------------------------
                  Steven B. Gruber

                /s/ ROGER W. GILBERT                     Director                          July 6, 1998
-----------------------------------------------------
                  Roger W. Gilbert

                                 EXHIBIT INDEX

                                                                           SEQUENTIALLY
EXHIBIT                                                                      NUMBERED
NUMBER                       DESCRIPTION OF DOCUMENT                           PAGE
   1       Underwriting Agreement by and between the Company and the
           Underwriters with respect to the Senior Notes(8)............
   2.1     Amended and Restated Agreement and Plan of Merger, dated as of February 17, 1997, among the Company, SNTL Acquisition
           Corp., and Pac Rim Holding Corporation****..................
   2.2     Purchase Agreement dated as of May 5, 1998 by and between
           FHC and the Company(6)......................................
   3.1     Certificate of Incorporation of the Company, as currently in effect++....................................................
   3.2     Bylaws of the Company, as currently in effect++.............
   4.1     Amended and Restated Declaration of Trust of the Trust,
           dated as of December 3, 1997, including the Trust's
           Certificate of Trust and the forms of Trust Common
           Securities, Trust Preferred Securities, and Exchange Trust
           Preferred Securities(4).....................................
   4.3     Senior Subordinated Indenture, including forms of the Senior
           Subordinated Notes and Exchange Senior Subordinated Notes,
           dated as of December 3, 1997, between the Company and
           Wilmington Trust Company, as trustee, providing for the sale by the Company to the Trust of the Senior Subordinated
           Notes(4)....................................................
   4.4     Guarantee Agreement, dated as of December 3, 1997, between the Company and Wilmington Trust Company, as trustee, with respect to the Trust Preferred Securities(4)................
   4.5     Guarantee Agreement with Respect to Common Securities, dated as of December 3, 1997, by the Company(4)...................
   4.6     Form of Exchange Guarantee Agreement between the Company and
           Wilmington Trust Company, as trustee, with respect to the
           Exchange Trust Preferred Securities(4)......................
   4.7     Senior Notes Indenture, including forms of the Senior Notes,
           dated as of             , 1998, between the Company and    ,
           as Trustee(8)...............................................
   5       Opinion of Riordan & McKinzie as to legality of the Senior
           Notes being offered.........................................
  10.1     Employment Agreement, dated June 1, 1997, by and between Mr.
           William L. Gentz, President and Chief Executive Officer of
           the Company, and the Company+++++...........................
  10.2     Employment Agreement, dated February 17, 1997, by and
           between Mr. Arnold J. Senter, Executive Vice President and
           Chief Operating Officer of the Company, and the Company+....
  10.3     Employment Agreement, dated June 1, 1997, by and between Mr.
           J. Chris Seaman, Executive Vice President and Chief
           Financial Officer of the Company, and the Company+++++......
  10.4     1986 Non-Statutory Stock Option and 1986 Non-Statutory Stock
           Purchase Plan***............................................
  10.5     1995 Stock Incentive Plan***................................
  10.6     Aggregate Excess of Loss Cover entered into on the 30th day of August 1991, between Centre Reinsurance Limited (Centre
           Re) and the Company, as amended*............................
  10.7     Multi-year Prospective Accident Year Stop Loss Reinsurance
           Contract effective the 1st of January 1993, between Centre
           Reinsurance International Company and the Company (the "1993
           Centre Re Contract")*.......................................
  10.8     Letter dated March 28, 1996 from the Company canceling the
           1993 Centre Re Contract effective January 1, 1996***........

                                                                           SEQUENTIALLY
EXHIBIT                                                                      NUMBERED
NUMBER                       DESCRIPTION OF DOCUMENT                           PAGE
  10.9     Workers' Compensation and Employers' Liability Quota Share
           Insurance Contract No. 30006A, effective January 1, 1994,
           between the Company and Zurich Reinsurance Centre, as
           amended (the "ZRC Contract")*...............................
  10.10    Addendum No. 4 to the ZRC Contract effective as of January
           1, 1996***..................................................
  10.11    Addendum No. 1 to the Retrocession Agreement (an ancillary agreement to the ZRC Contract) effective as of January 1,
           1996***.....................................................
  10.12    Lease, dated 27th day of October 1988, by and between
           Corporate Center at Malibu Canyon, a California Limited
           Partnership and the Company, relating to the lease of the
           Company's home office and Calabasas Branch Facilities*......
  10.13    Lease, dated 27th of July 1993, by and between TOMOE
           Investment and Development, Inc. and the Company, relating to the lease of its South San Francisco Facility*...........
  10.14    Lease, dated 14th of November 1991, by and between Dean
           Witter Reynolds and the Company relating to the lease of its
           Fresno Facilities*..........................................
  10.15    Lease, dated 23rd of February 1993, by and between Shaw
           Avenue Associates, a California Limited Partnership, and the
           Company relating to the lease of its Fresno Facilities*.....
  10.16    Lease, dated 14th of February 1994, by and between Contra
           Costa County Employees Retirement Association and the
           Company relating to its Sacramento Facility*................
  10.17    Agreement in Principle, dated 29th of March 1994, by and
           between the Company and Centre Reinsurance Limited or one of its affiliates*.............................................
  10.18    Limited Partnership Agreement of Superior National Capital,
           L.P. with certificate of Limited Partnership and Certificate of Exempted Partnership, all as filed on the 28th of June
           1994, with the Registrar of Companies of Bermuda*...........
  10.19    Termination and Release Agreement, dated as of December 3,
           1997, among the Company, Superior Pacific Insurance Group,
           Inc., the subsidiaries of the Company signatories thereto,
           The Chase Manhattan Bank, and certain financial institutions with respect to the Credit Agreement dated as of April 11,
           1997(4).....................................................
  10.20    Purchase warrant, dated as of the 30th of June 1994,
           entitling Centreline Reinsurance Limited to purchase 579,356 shares of Common Stock*.....................................
  10.21    Form of Common Stock Purchase Warrant, held by those members of the Company's management and other parties set forth on the schedule attached thereto, to purchase an aggregate of
           1,566,465 shares of the Company common stock(4).............
  10.22    Stock Purchase Agreement, dated as of September 17, 1996, as amended and restated effective as of February 17, 1997,
           among the Company, Insurance Partners, L.P., Insurance
           Partners Offshore (Bermuda), L.P., TJS Partners, L.P., and
           certain members of the Company's management****.............
  10.23    Registration Rights Agreement, dated as of April 11, 1997, among the Company, Insurance Partners, L.P., and Insurance
           Partners Offshore (Bermuda), L.P.+++........................
  10.24    Registration Rights Agreement, dated as of December 3, 1997, among the Company, the Trust, and the Initial Purchasers
           named therein(4)............................................
  10.25    Letter Agreement, dated November 25, 1996, among the Company and the shareholders and holders of warrants party thereto, relating to such warrants and certain registration
           rights+++...................................................
  10.26    Agreement with Prime Advisors regarding investment
           Management Services provided to the Company dated April 12,
           1997+++.....................................................

                                                                           SEQUENTIALLY
EXHIBIT                                                                      NUMBERED
NUMBER                       DESCRIPTION OF DOCUMENT                           PAGE
  10.27    Addendum No. 2 to the Retrocession Agreement between
           Superior National Insurance Company and Zurich Reinsurance
           Centre, Inc. effective January 1, 1997(4)...................
  10.28    State of California Department of Insurance Amended
           Certificate of Authority+++++...............................
  10.29    The Pacific Rim Assurance Company 401(k) Plan (incorporated by reference from Exhibit 10.11 of Pac Rim Holding
           Corporation's Registration Statement on Form S-1)(1)........
  10.33    Office Space Lease, dated February 11, 1991, between Rancon
           Realty Fund V and The Pacific Rim Assurance Company(1)......
  10.34    Office building lease, dated January 21, 1992, between The
           Pacific Rim Assurance Company and Trizec Warner, Inc. for
           office space in Woodland Hills, California, and related
           Guaranty of Pac Rim Holding Corporation(1)..................
  10.35    Addendum No. 2, dated as of September 2, 1992, of Office
           Building Lease between The Pacific Rim Assurance Company and
           Trizec Warner, Inc.(1)......................................
  10.36    Office Building Lease, dated October 2, 1992, between The
           Pacific Rim Assurance Company and Richard V. Gunner & George
           Andros, for office space in Fresno, California(1)...........
  10.37    Sublease, dated February 3, 1994, between The Pacific Rim
           Assurance Company and the Federal Emergency Management
           Agency, for office space in Woodland Hills, California(1)...
  10.38    Sublease, dated February 25, 1994, between The Pacific Rim
           Assurance Company and The Money Store, for office space in
           Woodland Hills, California(1)...............................
  10.39    Lease Amendment #1, dated April 1, 1993, to the Office
           Property Lease between Rancon Realty Fund V and The Pacific
           Rim Assurance Company(1)....................................
  10.40    Sublease, dated May 1, 1994, between The Pacific Rim
           Assurance Company and Group Data Services, Incorporated(1)
           10.41 Office lease between L.A.X. Business Center and Pac
           Rim Holding Corporation dated June 1, 1995(1)...............
  10.42    Certificate of Authority from Department of Insurance, State of Arizona to transact the business of Casualty With
           Workers' Compensation Insurance(1)..........................
  10.43    Certificate of Authority from Department of Insurance, State of Texas to transact the business of casualty with workers'
           compensation insurance(1)...................................
  10.44    Sublease, dated August 15, 1995, between The Pacific Rim
           Assurance Company and the General Services
           Administration(1)...........................................
  10.45    Sales, License and Service Agreement, dated November 14,
           1995, between Macess Corporation and The Pacific Rim
           Assurance Company for equipment purchases, software license, and professional prepaid support and software
           maintenance(1)..............................................
  10.47    Certificate of Authority from the State of Georgia Office of
           Commissioner of Insurance, to transact the business of
           Property and Casualty (including Workers'
           Compensation)(1)............................................
  10.48    Producer agreement, dated May 15, 1996, between Regional
           Benefits Insurance Services, a subsidiary of Superior
           Pacific Casualty Company, and Hull & Co., Inc.(2)...........
  10.49    Producer agreement, dated May 15, 1996, between Regional
           Benefits Insurance Services, and Gulf Atlantic Management
           Group, Inc.(2)..............................................
  10.50    Office lease, dated May 20, 1996, between Gulf Atlantic
           Investment Group, Inc. and Regional Benefits Insurance
           Services, Inc.(2)...........................................
  10.51    Employment Agreement between Pac Rim Holding Corporation and
           Stanley Braun, dated April 15, 1994, as amended March 27,
           1995, and March 30, 1996(3).................................

                                                                           SEQUENTIALLY
EXHIBIT                                                                      NUMBERED
NUMBER                       DESCRIPTION OF DOCUMENT                           PAGE
  10.52    Third Amendment to Employment Agreement, dated as of April
           10, 1997, between Pac Rim Holding Corporation and Stanley
           Braun.++++..................................................
  10.53    Agreement for Services between REM and SNIC, relating to the
           Claim Severity Management Program(5)........................
  10.54    Average Existing Claim Severity Agreement, effective
           December 31, 1997, between ZRNA and Superior Pacific(5).....
  10.55    Lease, dated October 29, 1997, between Property California
           OB One Corporation and SNIC, relating to the lease of its
           Pleasanton, California, facility(5).........................
  10.56    Stock Purchase Agreement, dated as of May 5, 1998, among the
           Company, IP Delaware, IP Bermuda, and Capital Z Partners
           Ltd., with forms of a Registration Rights Agreement and
           Common Stock Purchase Warrant exercisable to purchase an
           aggregate of 734,000 shares of Common Stock attached as
           exhibits thereto(6).........................................
  10.57    Voting Agreement, dated as of May 5, 1998, between FHC and
           Insurance Partners, L.P.(6).................................
  10.58    Voting Agreement, dated as of May 5, 1998, between FHC and
           Insurance Partners Offshore (Bermuda), L.P.(6)..............
  10.59    Voting Agreement, dated as of May 5, 1998, between FHC and
           Mr. Thomas J. Jamieson(6)...................................
  10.60    Voting Agreement, dated as of May 5, 1998, between FHC and
           Jaco Oil Company(6).........................................
  10.61    Form of Voting Agreement, dated as of May 5, 1998, between
           FHC and the other parties set forth on the schedule attached thereto(6)..................................................
  10.62    Retainer and Consulting Agreement dated as of December 31,
           1997 between the Company, SNIC, SPCC, and REM...............
  10.63    Workers' Compensation Quota Share Large Account Business
           Reinsurance Contract, effective February 1, 1998, issued to the Company.................................................
  12       Computation of Ratio of Earnings to Fixed Charges and
           Preferred Dividends and EBITDA calculations.................
  21       Subsidiaries of the Company(4)..............................
  23.1     Consent of KPMG Peat Marwick LLP
  23.2     Consent of Deloitte & Touche LLP
  24       Power of Attorney (filed on page II-4 hereof)...............
  25.1     Form T-1 Statement of Eligibility of Trustee under Senior
           Notes Indenture(8)..........................................
  27.1     Financial Data Schedule -- Company -- Fiscal Year ended
           December 31, 1997(5)........................................
  27.2     Financial Data Schedule -- Company -- Quarter ended March
           31, 1997(6).................................................
  27.3     Financial Data Schedule -- BIG -- Fiscal Year ended December
           31, 1997....................................................
  27.4     Financial Data Schedule -- BIG -- Quarter ended March 31,
           1998........................................................
  27.5     Financial Data Schedule -- Pac Rim -- Fiscal Year ended
           December 31, 1996(7)........................................
  99.1     Form of Stock Subscription Agreement to be used in the
           Employee Participation(8)...................................
  99.2     Form of Securities Pledge Agreement to be used in the
           Employee Participation(8)...................................
  99.3     Form of Promissory Note to be used in the Employee
           Participation(8)............................................
  99.7     Dealer Manager Agreement(8).................................

------------------------------
* Previously filed as an exhibit to the Company's Registration Statement on Form 10, as filed with the Securities and Exchange Commission ("SEC") on May 1, 1995 (File No. 0-25984).

** Previously filed as an exhibit to Amendment No. 2 to the Company's Registration Statement on Form 10/A, as filed with the SEC on November 1, 1995 (File No. 0-25984).

*** Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as filed with the SEC on March 29, 1996.

**** Previously filed as an exhibit to the Company's statement on Schedule 13D, as filed with the SEC on February 27, 1997.

+ Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as filed with the SEC on March 10, 1997.

++ Previously filed as an exhibit to the Company's Current Report on Form 8-K, as filed with the SEC on April 24, 1997.

+++ Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, as filed with the SEC on May 15, 1997.

++++ Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, as filed with the SEC on August 14, 1997.

+++++ Previously filed as an exhibit to the Company's Quarterly Report on Form
      10-Q for the quarter ended September 30, 1997, as filed with the SEC on November 13, 1997.

(1) Incorporated by reference from the Exhibits to the Annual Report on Form 10-K of Pac Rim Holding Corporation for the year ended December 31, 1995.

(2) Previously filed with the Quarterly Report on Form 10-Q of Pac Rim Holding Corporation, for the quarter ended June 30, 1996.

(3) Previously filed as Exhibit K to Annex C of the Company's Proxy Statement on Schedule 14A dated March 10, 1997.

(4) Previously filed as an exhibit to the Company's and the Trust's Registration Statement on Form S-4 (Registration No. 333-43505) on December 30, 1997.

(5) Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as filed with the SEC on March 31, 1998.

(6) Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, as filed with the SEC on May 15, 1998.

(7) Previously filed as an exhibit to the Company's Current Report on Form 8-K/A, as filed with the SEC on September 5, 1997.

(8)   To be filed by amendment.